     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1996


                                                      REGISTRATION NO. 333-03735
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          ADVANCED RADIO TELECOM CORP.
              (Currently Advanced Radio Technologies Corporation)
             (Exact name of registrant as specified in its charter)

             DELAWARE                                4812                               52-1348016
  (State or Other Jurisdiction of        (Primary Standard Industrial                (I.R.S. Employer
  Incorporation or Organization)          Classification Code Number)               Identification No.)

                           --------------------------

                                                            VERNON L. FOTHERINGHAM
                                                            CHIEF EXECUTIVE OFFICER
        ADVANCED RADIO TELECOM CORP.                     ADVANCED RADIO TELECOM CORP.
     500 108TH AVENUE, N.E., SUITE 2600               500 108TH AVENUE, N.E., SUITE 2600
         BELLEVUE, WASHINGTON 98004                       BELLEVUE, WASHINGTON 98004
               (206) 688-8700                                   (206) 688-8700
 (Address, Including Zip Code, and Telephone        (Name, Address, Including Zip Code, and
Number, Including Area Code, of Registrant's        Telephone Number, Including Area Code,
        Principal Executive Offices)                         of Agent for Service)

                           --------------------------

                                   COPIES TO:

        JAMES KARDON, ESQ.                   JOHN D. WATSON, ESQ.             W. THEODORE PIERSON, JR., ESQ.
         HAHN & HESSEN LLP                     LATHAM & WATKINS                   PIERSON & BURNETT, LLP
         350 FIFTH AVENUE                1001 PENNSYLVANIA AVE., N.W.         1667 K. STREET, N.W., SUITE 801
     NEW YORK, NEW YORK 10118               WASHINGTON, D.C. 20004                WASHINGTON, D.C. 20006
          (212) 736-1000                        (202) 637-2200                        (202) 466-3044

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED MAXIMUM
                                                           PROPOSED MAXIMUM     AGGREGATE
        TITLE OF EACH CLASS OF              AMOUNT TO       OFFERING PRICE       OFFERING         AMOUNT OF
      SECURITIES TO BE REGISTERED         BE REGISTERED      PER UNIT (1)       PRICE (1)      REGISTRATION FEE
Units (2)..............................       Units               $            $175,000,000        $60,345
Senior Discount Notes due 2006.........        (2)               N/A               N/A               (3)
Warrants to Purchase Common Stock......        (2)               N/A               N/A               (3)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(2) The Units will consist of an aggregate principal amount at maturity of Senior Discount Notes due 2006 and Warrants to purchase shares of Common Stock to raise an aggregate of $175,000,000 gross proceeds.

(3) As such securities are to be provided without additional cost to purchasers, no registration fee is required with respect thereto.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          ADVANCED RADIO TELECOM CORP.
                             CROSS-REFERENCE SHEET
           PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION
           IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

                  ITEM AND CAPTION IN FORM S-1                                    CAPTION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page of Prospectus; Outside Back
                                                                   Cover Page of Prospectus
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page of Prospectus; Risk Factors;
                                                                   Underwriting
       6.  Dilution.............................................  Not Applicable
       7.  Selling Security Holders.............................  Not Applicable
       8.  Plan of Distribution.................................  Outside Front Cover Page of Prospectus; Underwriting
       9.  Description of Securities to be Registered...........  Outside Front Cover Page of Prospectus; Prospectus
                                                                   Summary; Description of Units; Description of Notes;
                                                                   Description of Warrants; Description of Capital
                                                                   Stock; Certain Federal Income Tax Considerations
      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts
      11.  Information with Respect to the Registrant...........  Prospectus Summary; Risk Factors; The Company;
                                                                   Dividend Policy; Capitalization; Selected Historical
                                                                   Combined and Pro Forma Financial Data; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations; Business; Management;
                                                                   Principal Stockholders; Certain Transactions;
                                                                   Description of Units; Description of Notes;
                                                                   Description of Warrants; Description of Capital
                                                                   Stock; Description of Certain Indebtedness;
                                                                   Financial Statements.
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 23, 1996

                                                                  [LOGO]
PROSPECTUS
                          $175,000,000 GROSS PROCEEDS
                          ADVANCED RADIO TELECOM CORP.
                                  UNITS CONSISTING OF
                         SENIOR DISCOUNT NOTES DUE 2006
                AND WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                               ------------------

    Advanced  Radio  Telecom  Corp.,  a  Delaware  corporation  ("ART"  or   the
"Company"),  is hereby offering          units (the "Units"), each consisting of
$1,000 principal amount at maturity of Senior Discount Notes due 2006 (the "Notes") and one warrant (collectively the "Warrants") to purchase shares of common stock, par value $.001 per share (the "Common Stock"), of the Company. The Notes and the Warrants will not be separable until the earlier of (i)
           , 1997 and (ii) such date as the Underwriters (as defined) may, in their discretion, deem appropriate. Concurrently with the offering of the Units (the "Unit Offering"), the Company is offering, pursuant to a separate prospectus, 7,500,000 shares of its Common Stock (the "Common Stock Offering" and, together with the Unit Offering, the "Offerings"). The Unit Offering is conditioned upon the consummation of the Common Stock Offering.


    The issue price of the Units will be $    per Unit. The Notes will mature on
           , 2006. The issue price of the Notes represents a yield to maturity of % (computed on a semi-annual bond equivalent basis) calculated from
           ,  1996.  The Notes  will  accrete at  a  rate of       %, compounded
semiannually, to an aggregate principal amount of $    million by              ,
2001.  Cash interest will  not accrue on the  Notes prior to             , 2001.
Commencing             , 2002, cash interest on the Notes will be payable, at  a
rate  of      % per annum,  semiannually in  arrears on each                 and
           . See "Description of Notes" and "Certain Federal Income Tax Considerations."


    The  Notes will be redeemable  at the option of the  Company, in whole or in
part, at any time on or  after              , 2001 at the redemption prices  set
forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, in the event that the Company receives net proceeds from the sale of its Common Stock in one or more Equity Offerings (as defined) or investments by one or more Strategic Equity Investors (as defined) on or
prior to            , 1999, the Company may, at its option, use all or a portion of any such net proceeds to redeem up to a maximum of 33 1/3% of the initially outstanding aggregate principal amount at maturity of the Notes at a redemption price equal to % of the Accreted Value (as defined) of the Notes; PROVIDED that not less than 66 2/3% of the initially outstanding aggregate principal amount at maturity of the Notes remain outstanding following such redemption. See "Description of Notes -- Redemption -- Optional Redemption." Upon the occurrence of a Change in Control (as defined), the Company is obligated to make an offer to purchase all outstanding Notes at a price of (i) 101% of the
Accreted Value thereof, if such purchase is prior to            , 2001, or  (ii)
101% of the principal amount at maturity thereof, plus accrued interest thereon,
if  any, to the date of purchase,  if such purchase is on or  after            ,
2001. See "Description of Notes -- Certain Covenants -- Change in Control." There can be no assurance that the Company will have sufficient funds available at the time of any Change in Control to purchase all Notes tendered. See "Risk Factors."



    The Notes will represent unsecured, senior obligations of the Company, will rank PARI PASSU in right of payment with all existing and future unsecured, senior indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. At March 31, 1996, on a pro forma basis after giving effect to indebtedness incurred after March 31, 1996, the Offerings and the application of the net proceeds therefrom, the aggregate principal amount of indebtedness of the Company (excluding trade payables, other accrued liabilities, deferred taxes and the Notes) was approximately $3.4 million, which consisted of the EMI Note (as defined) and the Equipment Note (as defined) and all of which ranked PARI PASSU with the Notes. $1.9 million of such indebtedness constituted secured indebtedness which would effectively rank senior to the Notes with respect to the assets securing such indebtedness. Although the Indenture (as defined) will limit the ability of the Company and its subsidiaries to incur additional indebtedness, including senior indebtedness, the Indenture will permit the Company to incur a substantial amount of secured indebtedness, including vendor indebtedness and indebtedness under the Credit Facility (as defined), which, if incurred, will effectively rank senior to the Notes with respect to the assets securing such indebtedness. See "Risk Factors -- Possible Incurrence of Substantial Secured Indebtedness," "Description of Notes" and "Description of Certain Indebtedness."



    Each Warrant will entitle the holder thereof, subject to certain conditions, to purchase shares of Common Stock at an exercise price of $ per share, subject to adjustment under certain circumstances. Upon exercise, the holders of Warrants would be entitled, in the aggregate, to purchase approximately 3.7 million shares of Common Stock, representing approximately 6.0% of the outstanding Common Stock on a fully-diluted basis on the date hereof, after giving effect to the Offerings and the CommcoCCC Acquisition. The aggregate number of Warrants and shares of Common Stock underlying the Warrants set forth herein is an estimate only and is subject to change prior to issuance. The Warrants will be exercisable at any time on or after the Separation Date. Unless
earlier  exercised,  the Warrants  will expire  on                  ,  2006. See
"Description of Warrants."


    There is no existing trading market for the Units, the Notes or the Warrants, and the Company does not intend to list the Units, the Notes or the Warrants on any securities exchange. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "ARTT." See "Risk Factors -- Absence of Public Market; Possible Volatility of Stock Price."

    AN INVESTMENT IN THE UNITS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE UNITS.
                             ---------------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS
    THE   SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES
      COMMISSION  PASSED   UPON  THE   ACCURACY   OR  ADEQUACY   OF   THIS
       PROSPECTUS.  ANY  REPRESENTATION  TO THE  CONTRARY  IS  A CRIMINAL
       OFFENSE.

                                    PRINCIPAL AMOUNT          PRICE TO       UNDERWRITERS'     PROCEEDS TO
                                AT MATURITY OF THE NOTES      PUBLIC(1)       DISCOUNT(2)     COMPANY(1)(3)
Per Unit.....................              %                      %                %                %
Total........................              $                      $                $                $

(1) Plus accrued original issue  discount, if any, on the  Notes from          ,
    1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $        .
                         ------------------------------

    The Units are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that
delivery of the Units will be made in  New York, New York on or about          ,
1996.
                         ------------------------------
MERRILL LYNCH & CO.
                             MONTGOMERY SECURITIES
                                                               SMITH BARNEY INC.
                         ------------------------------

                 The date of this Prospectus is        , 1996.

                         [INSIDE FRONT COVER GATE FOLD]

                      38 GHz TECHNOLOGY PROVIDES SUPERIOR
                BANDWIDTH PER CHANNEL WHICH ALLOWS SIGNIFICANTLY
                          FASTER DATA TRANSFER RATES.

                   [GRAPHIC DISPLAYING BANDWIDTH PER CHANNEL
                  OF FREQUENCIES BETWEEN 530 KHz AND 38 GHz.]

                        [GRAPHIC DISPLAYING 38 GHz LINKS
                        BETWEEN METROPOLITAN FIBER RING,
              OFF-FIBER NET BUILDINGS AND ON-FIBER NET BUILDINGS.]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) THE COMPLETION OF THE PROPOSED MERGER (THE "MERGER"), AS A CONDITION OF THE OFFERINGS, OF A WHOLLY-OWNED SUBSIDIARY OF ADVANCED RADIO TECHNOLOGIES CORPORATION ("ART") WITH AND INTO ADVANCED RADIO TELECOM CORP. ("TELECOM"), (II) THE CONVERSION (THE "CONVERSION") OF ALL OUTSTANDING SHARES OF PREFERRED STOCK OF TELECOM INTO SHARES OF COMMON STOCK OF TELECOM PRIOR TO THE MERGER, (III) THE AMENDMENT OF ART'S CERTIFICATE OF
INCORPORATION TO CHANGE ITS NAME TO "ADVANCED RADIO TELECOM CORP.," (IV) THE 29,450.16 FOR ONE SPLIT OF THE COMMON STOCK EFFECTED IN JUNE 1996 AND (V) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IN THE COMMON STOCK OFFERING. FOLLOWING THE MERGER, TELECOM WILL BE A WHOLLY-OWNED SUBSIDIARY OF ART. AS USED IN THIS PROSPECTUS, THE TERMS "ART" OR THE "COMPANY" REFER EITHER TO ART ON A STAND-ALONE BASIS OR ON A COMBINED BASIS WITH TELECOM AS THE CONTEXT MAY REQUIRE. SEE "THE COMPANY." SEE "GLOSSARY" FOR THE DEFINITIONS OF CERTAIN TERMS AND ACRONYMS USED HEREIN.

                                  THE COMPANY

    Advanced Radio Telecom Corp. ("ART" or the "Company") provides wireless broadband telecommunications services using point-to-point microwave transmissions in the 37.0 to 40.0 gigahertz portion of the radio spectrum ("38 GHz"). The Company is seeking to address the growing demand for high speed, high capacity digital telecommunications services on the part of business and government end users who require cost effective, high bandwidth local access to voice, video, data and Internet services. Upon completion of its pending acquisition of 129 38 GHz wireless broadband authorizations (the "CommcoCCC Assets") from CommcoCCC, Inc. ("CommcoCCC"), the Company will own or manage a total of 237 authorizations granted by the Federal Communications Commission ("FCC") covering an aggregate population of approximately 143 million in 169 U.S. markets. ART's footprint will allow it to provide 38 GHz wireless broadband services in 47 of the top 50 markets and 82 of the top 100 markets. Presently, the Company owns or manages 108 authorizations (exclusive of the CommcoCCC Assets) that allow it to provide 38 GHz wireless broadband services in 89 markets. See "Risk Factors -- Risk of Non-Consummation of CommcoCCC Acquisition," "Business -- 38 GHz Wireless Broadband Licenses and Authorizations" and "-- Agreements Relating to Licenses and Authorizations -- CommcoCCC Acquisition."

    The ability to access and distribute information quickly has become critical to business and government users of telecommunications services. The proliferation of local area networks ("LANs"), rapid growth of Internet services, rising demand for video teleconferencing and other demand factors are significantly increasing the volume of broadband telecommunications traffic. The inability of the existing infrastructure to meet this demand is creating a "last mile" bottleneck in the copper wire networks of the incumbent local exchange carriers ("LECs"). This increasing demand, together with changes in the regulatory environment, are creating an opportunity to offer cost effective, high capacity last mile access using both wireline and wireless solutions. See "Business -- Telecommunications Industry Overview."

38 GHZ TECHNOLOGY

    The Company is positioned to solve the need for broadband last mile access, linking end users to competitive access providers ("CAPs"), inter-exchange carriers ("IXCs"), cellular and mobile radio service providers and Internet service providers ("ISPs") using 38 GHz technology. The Company's wireless broadband services are engineered to provide 99.999% availability, with better than a 10-13 (unfaded) bit error rate. This level of availability exceeds the performance of copper based networks and is a viable alternative to fiber optic based networks. See "Business -- The ART Solution." In addition, the Company believes that ART's last mile solution is competitively priced with most broadband wireline solutions. See "Business -- 38 GHz Technology" and "-- The ART Solution." The 38 GHz band provides for the following additional advantages as compared to other spectrum bands and wireline alternatives:

    - HIGH DATA TRANSFER RATES. The total amount of bandwidth for each 38 GHz channel is 100 MHz, which exceeds the bandwidth of any other present terrestrial wireless channel allotment and supports full broadband capability. For example, one 38 GHz DS-3 link at 45 Mbps today can transfer data at a rate which is over 1,500 times the rate of the fastest dial-up modem currently in use (28.8 Kbps) and over 350 times the rate of the fastest integrated services digital network ("ISDN") line currently in use (128 Kbps). In addition to accommodating standard voice and data requirements, 45 Mbps data transmission rates allow end users to receive real time, full motion video and 3-D graphics at their workstations and to utilize highly interactive applications on the Internet and other networks.

    - SIGNIFICANT CHANNEL CAPACITY. Because 38 GHz radio emissions have a narrow beam width, a relatively short range and in many instances the capability to intersect without creating interference, 38 GHz service providers can efficiently reuse their bandwidth within a licensed area, thereby increasing the number of customers to which such services can be provided. Management believes that by using technology currently employed by the Company it can serve virtually all of the immediately addressable market in its market areas.

    - RAPID DEPLOYMENT. 38 GHz technology can be deployed considerably more rapidly than wireline and other wireless technologies, generally within 72 hours after obtaining access to customer premises. In contrast to the relative ease of installing a 38 GHz transmission link, extending fiber or copper-based networks to reach new customers requires significant time and expense. In addition, unlike providers of point-to-point microwave service in other spectrum bands, a 38 GHz license holder can install and operate as many transmission links as it can engineer in the licensed area without obtaining additional approvals from the FCC. This is a substantial advantage over other portions of the microwave radio spectrum that must be licensed on a link-by-link basis following frequency coordination, which in total can take from three to five months.

    - EASE OF INSTALLATION. The equipment used for point-to-point applications in 38 GHz (I.E., antennae, transceivers and digital interface units) is smaller, less obtrusive and less expensive than that used for microwave equipment applications at lower frequencies, making it less susceptible to zoning restrictions. In addition, 38 GHz equipment can be easily redeployed to meet changing customer requirements.

    - ADDITIONAL ADVANTAGES OVER OTHER PORTIONS OF RADIO SPECTRUM. At frequencies above 38 GHz, point-to-point applications become less practical because attenuation increases and the maximum distance between transceivers accordingly decreases. Additionally, the FCC has specified the use of many portions of the spectrum for applications other than point-to-point, such as satellite and wireless cable services, and, accordingly, these portions of the radio spectrum often are not available for point-to-point applications. Finally, 38 GHz has characteristics which provide better signal quality and performance in inclement weather than those offered in other portions of the radio spectrum.

BUSINESS STRATEGY

    ART began providing 38 GHz wireless broadband services in the fourth quarter of 1995 and has generated only nominal revenues from such services to date. The Company is seeking to capitalize on its broad footprint of 38 GHz authorizations to become a leading provider of wireless broadband solutions to a diverse group of traditional and emerging telecommunications service providers and end users of telecommunications services. See "Business -- Business Strategy." The Company plans to implement the following strategic initiatives to achieve this objective:

    - EXPLOIT SPECTRUM POSITION IN KEY MARKETS. Upon completion of its pending acquisition of the CommcoCCC Assets, the Company will own or manage a total of 237 authorizations that will allow it to provide 38 GHz wireless broadband services in 169 U.S. markets. The Company currently owns or manages 108 authorizations (exclusive of the CommcoCCC Assets) that allow it to provide 38 GHz wireless broadband services in 89 markets, 73 of which are owned by the Company and the remaining 35 of which are managed by the Company through the Company's interests in or arrangements with other companies. The Company has agreed to acquire all of the authorizations which it currently manages but does not own. These spectrum assets provide the Company with the foundation on which to create a large scale commercial system of 38 GHz wireless broadband operations. As of June 28, 1996, the Company was operating revenue-generating, wireless broadband links in 15 cities. The Company plans to continue to build out its infrastructure and to intensify its marketing effort in its market areas in order to exploit the value inherent in its spectrum assets. The Company may seek to acquire additional spectrum rights in new and existing markets in order to expand its geographic footprint or enhance its services. See "Business -- Agreements Relating to Licenses and Authorizations."

    - MARKET INITIALLY AS A CARRIER'S CARRIER. The Company's initial target customers include CAPs, IXCs, cellular and mobile radio service providers and ISPs. The Company's wireless broadband services enable CAPs to extend their broadband services to locations where it is either not cost-efficient or too difficult to extend their fiber optic network due to physical limitations, franchise fees or other restrictions. The Company's services may also be attractive to certain LECs, which generally do not currently have broadband networks capable of reaching the majority of their customers. All telecommunications service providers can use the Company's services as alternate or redundant routes to increase network reliability. The Company has entered into a strategic distribution agreement (the "Ameritech Strategic Distribution Agreement") with Ameritech Corp. ("Ameritech") for delivery of the Company's wireless broadband services throughout Ameritech's midwest operating region and for certain large customers located outside its region. The Company currently provides
     services   to  Ameritech,  Bell  Atlantic  NYNEX  Mobile,  UUNet,  Electric
     Lightwave, NEXTLINK, American Personal Communications, American Show Management, Capital Area Internet Service, Brooks Fiber Communications and Western Wireless, among others. See "Business -- Customers and Applications." As regulatory and competitive conditions permit and as the Company's customer base and market presence develop, the Company expects that its market focus will expand from a wholesale "carrier's carrier" to include provision of services directly to commercial end users.

    - PURSUE OPPORTUNITIES TO PROVIDE VALUE-ADDED SERVICES. The Company has identified and plans to pursue additional market niches with immediate needs for reliable, high bandwidth last mile access services. For example, the market for Internet services urgently requires broadband "pipes" to facilitate high speed access for corporate users, and the Company is pursuing agreements to package its 38 GHz solutions with the services of leading ISPs. Other potential value-added uses include desktop videoconferencing, high resolution imaging for healthcare and law enforcement applications and video on demand. The Company may also decide to offer switched-based services to end users who desire a single source telecommunications solution.

    - MAINTAIN TECHNOLOGY LEADERSHIP IN SPECTRUM MANAGEMENT. The Company is currently developing proprietary site selection and network design software which it believes will provide for faster site development at a lower cost. In addition, through the Company's internal technology development efforts, as well as on-going participation in equipment manufacturers' research and development activities, the Company is seeking to achieve a competitive advantage through proprietary methods designed to increase the capacity and quality of its networks.

    - ESTABLISH AND EXPAND KEY STRATEGIC ALLIANCES. The Company has established and will seek to continue to establish key strategic alliances with major service providers, equipment manufacturers, systems integrators and enhanced service providers. Ameritech owns a 5.5% beneficial equity interest in the Company as of June 28, 1996 (4.3% after giving effect to the Common Stock Offering) and entered into the Ameritech Strategic Distribution Agreement in April 1996. The Company also has agreements with Harris Corporation, Farinon Division ("Harris") for marketing ART's 38 GHz services to PCS providers and with GTE Corporation ("GTE") for installation, field servicing and network monitoring. In addition, the Company is seeking to develop relationships with a number of equipment manufacturers focusing on 38 GHz technology development, wireless broadband standards and joint sales efforts. The Company plans to utilize strategic alliances to bundle its services with those of its partners, to provide for alternative distribution channels and to gain access to technological advancements. See "Business -- Strategic Alliances."

                                  THE OFFERING

THE UNITS


Gross Proceeds....................  $175,000,000.
Units Offered.....................  Units, each  consisting of  $1,000 principal  amount  at maturity of the Company's Senior Discount Notes due 2006
                                    and one Warrant to purchase       shares of Common Stock
                                    of  the Company. The Notes and  the Warrants will not be
                                    separable until the earlier  of (i)          , 1997  and
                                    (ii)  such  date  as  the  Underwriters  may,  in  their
                                    discretion, deem appropriate (the "Separation Date").
Issue Price.......................  $      per Unit.
Use of Proceeds...................  To fund capital expenditures, including the purchase  of
                                    equipment   and  the  acquisition  of  certain  spectrum
                                    rights,  to  repay  outstanding  indebtedness  and   for
                                    general  corporate  purposes, including  the  funding of
                                    operating cash flow  shortfalls, technology  development
                                    and  acquisitions  of  additional  spectrum  rights and,
                                    potentially, related businesses.
THE NOTES
Maturity Date.....................  , 2006.
Yield and Interest................  % (computed on a semi-annual bond equivalent basis) cal-
                                    culated from             , 1996. The Notes will  accrete
                                    at  a  rate of       %,  compounded semiannually,  to an
                                    aggregate  principal   amount  of   $       million   by
                                                , 2001. Cash interest will not accrue on the
                                    Notes  prior to           , 2001. Commencing           ,
                                    2002, cash interest on the  Notes will be payable, at  a
                                    rate  of    % per annum, semiannually in arrears on each
                                                and             . For United States  federal
                                    income  tax purposes,  purchasers of  the Notes  will be
                                    required to include amounts  in gross income in  advance
                                    of  the receipt of the cash payments to which the income
                                    is  attributable.  See   "Certain  Federal  Income   Tax
                                    Considerations."
Mandatory Redemption..............  None.
Optional Redemption...............  The  Notes  will  be  redeemable at  the  option  of the
                                    Company, in whole or  in part, at any  time on or  after
                                              ,  2001  at  the redemption  prices  set forth
                                    herein, plus accrued and unpaid interest, if any, to the
                                    date of redemption. In addition,  in the event that  the
                                    Company  receives  net  proceeds from  the  sale  of its
                                    Common  Stock  in  one  or  more  Equity  Offerings   or
                                    investments by one or more Strategic Equity Investors on
                                    or  prior to             , 1999, the Company may, at its
                                    option, use all or a portion of any such net proceeds to
                                    redeem up  to a  maximum  of 33  1/3% of  the  initially
                                    outstanding  aggregate principal  amount at  maturity of
                                    the Notes at  a redemption  price equal to     % of  the
                                    Accreted Value of the Notes; PROVIDED that not less than
                                    66  2/3%  of the  initially outstanding  aggregate prin-
                                    cipal amount at maturity of the Notes remain outstanding
                                    following such redemption. See "Description of Notes  --
                                    Redemption -- Optional Redemption."
Change in Control.................  Upon  the occurrence of a Change in Control, the Company
                                    is  obligated  to   make  an  offer   to  purchase   all
                                    outstanding Notes at

                                    a  price of (i)  101% of the  Accreted Value thereof, if
                                    such purchase is prior to               , 2001, or  (ii)
                                    101%  of the principal amount  at maturity thereof, plus
                                    accrued  interest  thereon,  if  any,  to  the  date  of
                                    purchase,  if such purchase is on or after             ,
                                    2001. See "Description of Notes -- Certain Covenants  --
                                    Change  in Control." There can  be no assurance that the
                                    Company will have sufficient funds available at the time
                                    of any Change in Control to purchase all Notes tendered.
                                    See "Risk Factors -- Risk of Inability to Satisfy Change
                                    in Control Offer."
Ranking...........................  The Notes will  represent unsecured, senior  obligations of the Company, will rank PARI PASSU in right of payment
                                    with   all   existing  and   future   unsecured,  senior
                                    indebtedness of  the Company  and  will rank  senior  in
                                    right of payment to all existing and future subordinated
                                    indebtedness of the Company. At March 31, 1996, on a pro
                                    forma basis after giving effect to indebtedness incurred
                                    after  March 31, 1996, the Offerings and the application
                                    of the net proceeds  therefrom, the aggregate  principal
                                    amount  of indebtedness of  the Company (excluding trade
                                    payables, other accrued liabilities, deferred taxes  and
                                    the   Notes)  was  approximately   $3.4  million,  which
                                    consisted of EMI Note and the Equipment Note and all  of
                                    which  ranked PARI PASSU with the Notes. $1.9 million of
                                    such indebtedness constituted secured indebtedness which
                                    would effectively rank senior to the Notes with  respect
                                    to  the assets securing  such indebtedness. Although the
                                    Indenture will limit the ability of the Company and  its
                                    subsidiaries   to  incur  additional  indebtedness,  the
                                    Indenture will permit the Company to incur a substantial
                                    amount  of   secured  indebtedness,   including   vendor
                                    indebtedness and indebtedness under the Credit Facility,
                                    which,  if incurred, will effectively rank senior to the
                                    Notes  with  respect   to  the   assets  securing   such
                                    indebtedness.  See "Risk Factors  -- Possible Incurrence
                                    of Substantial  Secured Indebtedness,"  "Description  of
                                    Notes" and "Description of Certain Indebtedness."
Original Issue Discount...........  The  Notes  are  being  offered  at  an  original  issue discount for United States federal income tax  purposes.
                                    Thus,  although cash interest will not be payable on the
                                    Notes prior to                  ,  2001, original  issue
                                    discount (I.E., the difference between the principal and
                                    interest  payable on  the Notes  and their  issue price)
                                    will accrue from the issue date of the Notes and will be
                                    included as interest income periodically (including  for
                                    periods  ending prior to              , 2001) in a Note-
                                    holder's gross income for  United States federal  income
                                    tax  purposes in advance of receipt of the cash payments
                                    to  which  the  income  is  attributable.  See  "Certain
                                    Federal Income Tax Considerations."
Certain Covenants.................  The  Indenture  will  contain  certain  covenants which, among other  things, will  restrict the  ability of  the
                                    Company  and its Restricted Subsidiaries (as defined) to
                                    (i) incur  indebtedness,  (ii)  pay  dividends  or  make
                                    distributions  in respect of the Company's capital stock
                                    or make certain other restricted payments, (iii)  create
                                    certain liens, (iv) enter into certain transactions with
                                    affiliates  or  related  persons,  (v)  conduct  certain
                                    businesses or (vi) sell certain assets. In addition, the
                                    Indenture will limit the

                                    ability of the Company to consolidate, merge or sell all
                                    or substantially all of its assets. These covenants  are
                                    subject  to important exceptions and qualifications. See
                                    "Description of Notes -- Certain Covenants."
THE WARRANTS
Warrants..........................  Warrants  which,  when  exercised,  would  entitle   the
                                    holders   thereof   to  purchase,   in   the  aggregate,
                                    approximately  3.7  million  shares  of  Common   Stock,
                                    representing   approximately  6.0%  of  the  outstanding
                                    Common Stock  on  a  fully-diluted  basis  on  the  date
                                    hereof,  after giving  effect to  the Offerings  and the
                                    CommcoCCC Acquisition. The aggregate number of  Warrants
                                    and  shares of Common Stock  underlying the Warrants set
                                    forth herein  is  an estimate  only  and is  subject  to
                                    change prior to issuance.
Registration Rights...............  The  Company has agreed, subject to certain limitations, that, from the  earlier of  the Separation  Date and  45
                                    days  after the occurrence of  a Change in Control until
                                    the expiration  of all  Warrants, it  will maintain  the
                                    effectiveness  of a registration  statement with respect
                                    to the issuance of the  Warrant Shares upon exercise  of
                                    the Warrants.
Separation Date...................  The  Notes and the Warrants  will not be separable until
                                    the earlier of (i)         , 1997 and (ii) such date  as
                                    the   Underwriters  may,   in  their   discretion,  deem
                                    appropriate.
Exercise..........................  Each Warrant will entitle the holder thereof, subject to
                                    certain conditions, to purchase        shares of  Common
                                    Stock  at an exercise price of $      per share, subject
                                    to adjustment under certain circumstances. The  Warrants
                                    will  be  exercisable  at  any  time  on  or  after  the
                                    Separation Date  and  prior  to the  expiration  of  the
                                    Warrants,  as set  forth below.  The exercise  price and
                                    number of shares of Common Stock issuable upon  exercise
                                    of  the Warrants will be subject to adjustment from time
                                    to time upon the occurrence of certain changes with  re-
                                    spect   to   the   Common   Stock,   including   certain
                                    distributions of shares  of Common  Stock, issuances  of
                                    options   or   convertible  securities,   dividends  and
                                    distributions  and  certain   changes  in  options   and
                                    convertible  securities of  the Company.  A Warrant does
                                    not entitle the holder thereof to receive any  dividends
                                    paid on shares of Common Stock.
Expiration........................  , 2006.


    For additional information concerning the Units, the Notes, the Warrants and the Common Stock, and the definitions of certain capitalized terms used above, see "Description of Units," "Description of Notes," "Description of Warrants" and "Description of Capital Stock."

                              CONCURRENT OFFERING

    Concurrently with the Unit Offering, the Company is offering, pursuant to a separate prospectus, 7,500,000 shares of Common Stock of the Company (the "Common Stock Offering" and, together with the Unit Offering, the "Offerings"). The Unit Offering is conditioned upon the consummation of the Common Stock Offering.

                                  RISK FACTORS

    An investment in the Units offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 11 for a discussion of certain factors which should be considered by prospective investors in evaluating an investment in the Units.

              SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA (1)

                                     YEAR ENDED DECEMBER 31, 1995                 THREE MONTHS ENDED MARCH 31, 1996
                             ---------------------------------------------  ---------------------------------------------
                              HISTORICAL                      PRO FORMA      HISTORICAL                      PRO FORMA
                             COMBINED (2)   PRO FORMA (3)  AS ADJUSTED (4)  COMBINED (2)   PRO FORMA (3)  AS ADJUSTED (4)
                             -------------  -------------  ---------------  -------------  -------------  ---------------
STATEMENT OF OPERATIONS
 DATA:
Operating revenue..........   $     5,793    $     5,793    $       5,793    $     9,620    $     9,620    $       9,620
Non-cash compensation
 expense...................     1,089,605      1,089,605        1,089,605      7,221,000      7,221,000        7,221,000
Depreciation and
 amortization..............        15,684         15,684        5,418,452         89,279         89,279        1,439,971
Interest, net..............       121,986      1,974,275       23,931,008        131,145        528,739        5,989,300
Net loss...................     3,234,843      5,087,132       30,609,692     10,694,588     11,092,182       17,444,199
Pro forma net loss per
 share of Common Stock
 (5).......................       --         $      0.16    $        0.55        --         $      0.35    $        0.31
Pro forma weighted average
 number of shares of Common
 Stock outstanding (5).....       --          31,651,605       55,651,605        --          31,651,605       55,651,605

OTHER FINANCIAL DATA:
EBITDA (6).................   $(1,936,141)   $(1,936,141)   $  (1,936,141)   $(2,156,893)   $(2,156,893)   $  (2,156,893)
Capital expenditures.......     3,585,144      3,585,144        3,585,144      2,861,241      2,861,241        2,861,241

                                                     AS OF                     AS OF MARCH 31, 1996
                                               DECEMBER 31, 1995   ---------------------------------------------
                                                   HISTORICAL       HISTORICAL                      PRO FORMA
                                                  COMBINED (2)     COMBINED (2)   PRO FORMA (3)  AS ADJUSTED (4)
                                               ------------------  -------------  -------------  ---------------

BALANCE SHEET DATA:
Working capital surplus (deficit)............     $ (3,008,510)     $(1,128,130)   $ 1,116,870    $ 214,516,870
Property and equipment, net..................        3,581,561        6,380,895      6,380,895        6,380,895
FCC licenses.................................        4,235,734        4,235,734      4,235,734      216,110,734
Total assets.................................        9,876,559       15,036,337     20,432,236      448,589,961
Short-term debt..............................          --               --           2,975,000         --
Long-term debt, including
 current portion.............................        6,450,000        5,483,082      7,394,521      163,211,439
Total stockholders' equity (deficit).........         (312,860)       5,339,738      5,849,198      230,675,005

- ------------------------------
(1) The unaudited summary historical and pro forma financial data were derived from, and should be read in conjunction with, the audited financial statements of ART and Telecom and the notes thereto, the unaudited interim condensed financial statements of ART and Telecom and the notes thereto, and the unaudited pro forma condensed financial statements of the Company and the notes thereto, included elsewhere in this Prospectus. The pro forma and pro forma as adjusted financial data are not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the three months ended March 31, 1996 and for the year ended December 31, 1995, nor do they purport to represent the Company's future financial position and results of operations.

(2) The unaudited summary financial data under the caption "Historical Combined" are presented as if the historical financial statements of ART and Telecom had been combined and reflect (i) the elimination of transactions and balances between ART and Telecom and (ii) the elimination of ART's investment in Telecom and Telecom's investment in ART.

(3) The unaudited summary financial data under the caption "Pro Forma" are presented as if the following transactions had occurred as of the beginning of the respective periods for the Statement of Operations Data and Other Financial Data and as of the balance sheet date for the Balance Sheet Data:
    (i) the March 8, 1996 issuance of the Bridge Notes (as defined) in connection with the Bridge Financing (as defined); (ii) the receipt of $2.2 million in cash proceeds from the issuance of the Equipment Note and Indemnity Warrants (as defined) in connection with the Equipment Financing (as defined), after deducting related fees and expenses of $225,000; (iii) the receipt of $3.0 million in cash proceeds from the CommcoCCC Notes (as defined) and CommcoCCC Warrants (as defined) in connection with the CommcoCCC Financing (as defined); (iv) the Conversion; and (v) the Merger, including the issuance of Common Stock to Telecom stockholders and the cancellation of all outstanding Telecom common stock. See "Certain Transactions."

(4) The unaudited summary financial data under the caption "Pro Forma As Adjusted" are presented as if the transactions referred to in (3) above and the following transactions had occurred as of the beginning of the respective periods for the Statement of Operations Data and Other Financial Data and as of the balance sheet date for the Balance Sheet Data: (i) the sale by the Company of 7,500,000 shares of Common Stock offered in the Common Stock Offering based on an assumed initial public offering price of $9.00 per share and the Units offered in the Unit Offering assuming $175.0 million of gross proceeds, and, in each case, after deducting the estimated underwriting discount and offering expenses, (ii) the receipt and application of the net proceeds therefrom to repay the Bridge Notes and the CommcoCCC Notes and to acquire the 50% ownership interest of ART West (as defined) held by Extended (as defined) for $6.0 million in cash and the DCT Assets (as defined) for $3.6 million in cash and (iii) the issuance of 16,500,000 shares of Common Stock based upon an assumed value of $9.00 per share in connection with the CommcoCCC Acquisition. See "Use of Proceeds."

(5) Pro forma net loss per share is computed based on the loss for the period divided by the weighted average number of shares of Common Stock outstanding during the period, including the Conversion, the Merger and the issuance of potentially dilutive instruments issued within one year prior to the Offerings at exercise prices below the assumed initial public offering price of $9.00 per share. Pro forma as adjusted net loss per share include the items noted above plus the issuance of 7,500,000 shares of Common Stock in the Common Stock Offering and the issuance of 16,500,000 shares of Common Stock in connection with the CommcoCCC Acquisition. In measuring the dilutive effect, the treasury stock method was used.

(6) EBITDA means loss before interest expense, income tax expense, depreciation and amortization expense, non-cash compensation expense and non-cash market development expense. Information with respect to EBITDA is included herein because a similar measure will be used in the Indenture (as defined) with respect to the computation of certain covenants. EBITDA is not intended to represent cash flows from operating activities, as determined in accordance with generally accepted accounting principles, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

                                  RISK FACTORS

    IN  ADDITION  TO THE  OTHER INFORMATION  CONTAINED  IN THIS  PROSPECTUS, THE
FOLLOWING  RISK  FACTORS  SHOULD  BE  CONSIDERED  CAREFULLY  IN  EVALUATING   AN
INVESTMENT IN THE UNITS OFFERED HEREBY.

                         BUSINESS AND REGULATORY RISKS

LIMITED OPERATIONS; HISTORY OF NET LOSSES

    Although the Company's business commenced in 1993, the Company has generated only nominal revenues from operations to date. The Company's primary activities have focused on the acquisition of wireless authorizations, the hiring of management and other key personnel, the raising of capital, the acquisition of equipment and the development of operating systems. As of June 28, 1996, the Company was operating revenue-generating, wireless broadband links in 15 cities using 38 GHz technology. Prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Common Stock offered hereby. The Company's ability to provide commercial service on a widespread basis and to generate positive operating cash flow will depend on its ability to, among other things, (i) deploy its 38 GHz technology on a market-by-market basis, (ii) attract and retain an adequate customer base, (iii) develop its operational and support systems and (iv) acquire appropriate sites for its operations. See "Business -- Business Strategy." Given the Company's limited operating history, there can be no assurance that it will be able to achieve these goals, to develop a sufficiently large revenue-generating customer base, to service its indebtedness or to compete successfully in the telecommunications industry.

    The development of the Company's business and the deployment of its services and systems will require significant capital expenditures, a substantial portion of which will need to be incurred before the realization of significant revenues. Together with the associated start-up operating expenses, these capital expenditures will result in negative cash flow until an adequate revenue generating customer base is established. On a historical combined basis for the year ended December 31, 1995 and the three-month period ended March 31, 1996, the Company reported net losses of $3.2 million and $10.7 million, respectively. On a combined historical basis, from inception through March 31, 1996, the Company reported net losses of $14.1 million. The financial statements of the Company included in this Prospectus have been prepared on a going concern basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Through 1997, the Company currently expects to incur capital expenditures of approximately $100.0 million as the development and expansion of its wireless broadband business continues. The Company expects to generate significant operating losses for at least the next several years. There can be no assurance that the Company will develop a revenue-generating customer base or will achieve or sustain profitability in the future.

EMERGING MARKET; UNCERTAIN ACCEPTANCE OF 38 GHZ SERVICES

    The Company has only recently begun to market its wireless broadband services to potential customers and has generated only nominal revenues to date. The provision of wireless broadband services on 38 GHz frequencies represents an emerging sector of the telecommunications industry, and the demand for such services is uncertain. Market acceptance may be adversely affected by historical perceptions of the unreliability and lack of security of previous microwave technologies using frequencies other than 38 GHz. See "Business -- 38 GHz Technology." There can be no assurance that substantial markets will develop for 38 GHz wireless broadband services, or, if such markets were to develop, that the Company would be able to attract and maintain a sufficient revenue-generating customer base or operate profitably.

    The Company's success in providing wireless broadband services is subject to certain factors beyond the Company's control. These factors include, without limitation, changes in general and local economic conditions, availability of equipment, changes in telecommunications service rates charged by other service providers, changes in the supply and demand for wireless broadband services, competition from wireline and wireless operators in the same market area, changes in the federal and state regulatory schemes affecting the operation of wireless broadband systems (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations) and changes in technology that have the potential of rendering obsolete the Company's wireless broadband equipment. In addition, the extent of the potential demand for wireless broadband services in the Company's market areas cannot be estimated with certainty. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations.

RISK OF NON-CONSUMMATION OF COMMCOCCC ACQUISITION


    On July 3, 1996, the Company entered into an agreement (the "CommcoCCC Agreement") to acquire the CommcoCCC Assets from CommcoCCC (the "CommcoCCC Acquisition") in exchange for 16,500,000 shares of Common Stock. See "Business
- -- Agreements Relating to Licenses and Authorizations -- CommcoCCC Acquisition." The CommcoCCC Acquisition is subject to various conditions including receipt of
FCC  and  other  approvals  (including  approval  under  the   Hart-Scott-Rodino
Antitrust Improvements Act of 1976, if required), receipt by CommcoCCC of an opinion as to the tax-free nature of the transaction, consummation of the Offerings on terms reasonably satisfactory to CommcoCCC, minimum population coverage requirements for the authorizations of ART and CommcoCCC, accuracy of representations and warranties except for breaches that do not have in the
aggregate  a  material  adverse  effect,  no  pending  or  threatened   material
litigation and other customary closing conditions. There can be no assurance that all such conditions will be satisfied. See "Business -- Agreements Relating to Licenses and Authorizations -- CommcoCCC Acquisition." In particular, to obtain FCC approval, the Company will need to demonstrate that the shareholders of CommcoCCC acquired the authorizations that are to be assigned to the Company with the intent of providing service to the public and not for the speculative purpose of reselling such authorizations and may need certain waivers or consents from the FCC. The FCC may be unwilling to grant its approval or may grant its approval subject to conditions that may be adverse to the Company. There can be no assurance that the FCC will grant such waivers or that there would not be substantial delays in its doing so. If the Company were unable to complete the CommcoCCC Acquisition for any reason, the Company's footprint would be considerably smaller than planned and the Company's growth could be limited.


COMPETITION

    The telecommunications services industry is highly competitive. The Company has only recently begun to market its wireless broadband services to potential customers and is currently providing services on a limited basis. In each market area in which the Company is authorized to provide services, the Company competes or will compete with several other service providers and technologies. The Company expects to compete primarily on the basis of wireless broadband service features, quality, price, reliability, customer service and rapid response to customer needs. The Company faces significant competition from other 38 GHz providers and incumbent LECs, such as the Regional Bell Operating Companies ("RBOCs"). The Company may also compete with CAPs, cable television operators, electric utilities, LECs operating outside their current local service areas and IXCs. There can be no assurance that the Company will be able to compete effectively in any of its market areas. See "Business -- Competition."

    COMPETITION FROM 38 GHZ SERVICE PROVIDERS. The Company faces competition from other 38 GHz service providers, such as WinStar Communications, Inc. ("WinStar") and BizTel Communications, Inc. ("BizTel"), within its market areas. In many cases, one or both of these service providers hold licenses to operate in other portions of the 38 GHz band in geographic areas which encompass or overlap the Company's market areas. In certain of the Company's market areas, other 38 GHz service providers may have a longer history of operations, a larger geographic footprint or substantially greater financial resources than the Company. WinStar commenced its 38 GHz operations approximately one year prior to the Company, has raised significant capital and has the competitive advantages inherent in being the first to market 38 GHz services. In addition to WinStar and BizTel, at least one other substantial entity, Milliwave, L.P. ("Milliwave"), and several dozen smaller ones have been granted 38 GHz authorizations in geographic regions in which the Company plans to operate. WinStar has recently entered into a definitive agreement with Milliwave to acquire Milliwave's 38 GHz licenses, subject to FCC approval, and has agreed to manage such licenses pending the consummation of  such  acquisition.  Due  to the  relative  ease  and  speed  of deployment of 38 GHz technology, the Company could face intense price competition and competition for customers (including other telecommunications service providers) from other 38 GHz service providers.

    The Company also faces potential competition from new entrants to the 38 GHz market, including LECs and other leading telecommunications companies. The NPRM (as defined) contemplates an auction of certain spectrum assets, including the lower fourteen proposed 100 MHz channels (which are similar to those used by the Company) and four proposed 50 MHz channels in the 38 GHz spectrum band, which have not been previously available for commercial use. See "-- Government Regulation." The grant of additional authorizations by the FCC in the 38 GHz band, or other portions of the spectrum with similar characteristics, could result in increased competition. The Company believes that, assuming that additional channels are made available as proposed by the NPRM, additional entities having greater resources than the Company could acquire authorizations to provide 38 GHz services. See "Business -- Government Regulation -- Federal Regulation -- FCC Rulemaking."

    COMPETITION FROM INCUMBENT LECS. The Company also faces significant competition from incumbent LECs, irrespective of whether they provide 38 GHz services. Incumbent LECs have long-standing relationships with their customers, generally own significant PCS or cellular assets, have the potential to subsidize competitive services with revenues from a variety of businesses and benefit from favorable federal and state policies and regulations. Regulatory decisions and recent legislation, such as the Telecommunications Act of 1996 (the "Telecommunications Act"), have partially deregulated the telecommunications industry and reduced barriers to entry into new segments of the industry. In particular, the Telecommunications Act, among other things, (i) enhances local exchange competition by preempting laws prohibiting competition in the local exchange market by requiring LECs to provide fair and equal standards for interconnection and by requiring incumbent LECs to provide unbundling of services and (ii) permits an RBOC to compete in the interLATA long distance service market once certain competitive characteristics emerge in such RBOC's service area. The Company believes that this trend towards greater competition will continue to provide opportunities for broader entrance into the local exchange markets. However, as LECs face increased competition, regulatory decisions are likely to provide them with increased pricing flexibility, which in turn may result in increased price competition. There can be no assurance that such increased price competition will not have a material adverse effect on the Company's results of operations.

    OTHER COMPETITORS. The Company may compete with CAPs for the provision of last mile access and additional services in most of its market areas. However, the Company believes that many CAPs may utilize 38 GHz transmission links to augment their own service offerings to IXCs and end users, and that the Company is well positioned to provide such 38 GHz services to CAPs. However, there can be no assurance that CAPs will utilize the Company's 38 GHz services or that CAPs will not seek to acquire their own 38 GHz licenses or use the 38 GHz licenses of other licensees. Furthermore, the ability of CAPs to compete in the local exchange market is limited by regulations relating to number portability, dialing parity and reasonable interconnection. The Telecommunications Act requires the FCC and the states to implement regulations that place CAPs on a more equal competitive footing with LECs. To the extent these changes are implemented, CAPs may be able to compete more effectively with LECs. However, there can be no assurance that CAPs or 38 GHz service providers, such as the Company, will be able to compete effectively for the provision of last mile access and other services.

    The Company may also face competition from cable television operators deploying cable modems, which provide high speed data capability over installed coaxial cable television networks. Although cable modems are not widely available currently, the Company believes that the cable industry may support the deployment of cable modems to residential cable customers through methods such as price subsidies. Notwithstanding the cable industry's interest in rapid deployment of cable modems, the Company believes that in order to provide broadband capacity to a significant number of business and government users cable operators will be required to spend significant time and capital in order to upgrade their existing networks to the next generation of hybrid fiber coaxial network architecture. However, there can be no assurance that cable television operators will not emerge as a source of competition to the Company.

    The Company may also face competition from electric utilities, LECs operating outside their current local service areas, IXCs and other providers. These entities provide transmission services using technologies which may enjoy a greater degree of market acceptance than 38 GHz wireless broadband technology in the provision of last mile broadband services. In addition, the Company may face competition from new market entrants using wireless, fiber optic and enhanced copper based networks to provide local service and from wireless cable providers and other service providers operating in frequencies other than 38 GHz.

    Many of the Company's competitors have long-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than the Company. As a result, these competitors may be able to more quickly develop and exploit new or emerging technologies, adapt to changes in customer requirements or devote greater resources to the marketing of their services than the Company. The consolidation of telecommunications companies and the formation of strategic alliances and cooperative relationships in the telecommunications and related industry, as well as the development of new technologies, could give rise to significant new competitors to the Company. In such case, there can be no assurance as to the degree to which the Company will be able to compete effectively.

GOVERNMENT REGULATION

    The telecommunications  services  offered  by the  Company  are  subject  to regulation by federal, state and local government agencies. At the federal level, the FCC has jurisdiction over the use of the electromagnetic spectrum (I.E., wireless services) and has exclusive jurisdiction over all interstate telecommunications services, that is, those that originate in one state and terminate in another state. State regulatory commissions have jurisdiction over intrastate communications, that is, those that originate and terminate in the same state. Municipalities may regulate limited aspects of the Company's business by, for example, imposing zoning requirements and requiring installation permits. See "Business -- Government Regulation."

    The Company is licensed by the FCC as a common carrier provider of facilities-based local telecommunications services. For many of its intrastate services, the Company will need to seek authorizations from the states, and in most cases, file tariffs. The Company is in the process of filing tariffs for some of its services with the FCC and with certain state authorities on an ongoing basis. Certain of its proposed services have not yet been permitted in most states. Although the Telecommunications Act requires the states to open up all of the Company's services to competition, there can be no assurance that this will occur on a timely basis. Challenges to its applications for authorizations or its tariffs by third parties could cause the Company to incur substantial legal and administrative expenses and time delay in implementing its business plan. Although many of the Company's applications for FCC authorizations were subject to challenge, the Company nonetheless was granted authorizations for a majority of its applications. The Company's remaining applications were either dismissed, voluntarily or involuntarily, or are currently pending before the FCC.

    Twenty of the Company's applications were dismissed by the FCC because they overlapped either with authorizations granted to third parties or with third party applications that held superior rights by virtue of the timing of their filing. Five of the Company's applications were dismissed voluntarily by the Company because they could not be granted under FCC policies. In one instance, the geographic area sought was larger than that permitted by the FCC's September 1994 Policy Statement. In the other four instances the dismissed applications overlapped with each other and thus could not be granted under then-existing FCC policies. None of the dismissals will impact the financial condition or operations of the Company because they have not been included in the Company's business plan. Some of the pending applications propose the same channel in part of the same geographic area as one or more applications filed by third parties and therefore could not be granted under the FCC rules generally prohibiting the grant of mutually-exclusive applications. Elimination of the conflicts generally would require dismissal of a majority of the applications as part of a settlement. All of the pending applications are subject to the freeze on the grant of additional authorizations pending completion of the NPRM, which proposes dismissal of all such applications. The Company's business plans do not assume that any of these pending applications will be granted. The Company does not believe that a failure to grant these applications will impair its ability to operate. See "Business -- Government Regulation."

    In its provision of local wireless broadband services, the Company currently is not subject to rate regulation by the FCC, but is subject to regulation by most states. Additionally, the Company is required to comply with all applicable local zoning and other laws governing the installation and operation of its wireless broadband services.

    Changes in existing laws and regulations, including those relating to the provision of wireless local telecommunications services via 38 GHz licenses, or any failure or significant delay in obtaining necessary regulatory approvals, could have a material adverse effect on the Company. On November 13, 1995, the FCC released an order barring the acceptance of new applications for 38 GHz authorizations. On December 15, 1995, the FCC announced the issuance of a notice of proposed rulemaking (the "NPRM"), pursuant to which it proposed to amend its current rules to provide for, among other things, (i) the adoption of an auction procedure for the issuance of authorizations in the 38 GHz band, including a possible auction of the lower fourteen 100 MHz channels (which are similar to those used by the Company) and the lower four 50 MHz channels in the 38 GHz band that have not been previously available for commercial use, (ii) the continuation of the 100 MHz-based channeling plan and licensing rules for point-to-point microwave operations in the lower 14 channels, (iii) licensing frequencies using predefined geographic service areas ("Basic Trading Areas"),
(iv) the imposition of substantially stricter construction requirements for authorizations that are not received pursuant to auctions as a condition to the retention of such authorizations and (v) the implementation of certain technical rules designed to avoid radio frequency interference among licensees. In addition, the FCC ordered that those applications subject to mutual exclusivity with other applicants or placed on public notice by the FCC after September 13, 1995 would be held in abeyance pending the outcome of the NPRM and might then be dismissed. Final rules issued in connection with the NPRM may require that 38 GHz service providers share other yet-to-be licensed portions of the 38 GHz band with other telecommunications service providers. The implementation of such a measure could materially affect the Company's ability to provide services to its customers by imposing power and other limitations upon existing operations. There can be no assurance that the final rules (if any) issued in connection with the NPRM will resemble the rules proposed in the NPRM. There also can be no assurance that any proposed or final rules will not have a material adverse effect on the Company. Statutes and regulations which may become applicable to the Company as it expands could require the Company to alter methods of operations at costs which could be substantial or otherwise limit the types of services offered by the Company.

    The Company manages the systems of ART West, DCT, Telecom One and CommcoCCC (during the pendency of certain acquisitions) pursuant to management agreements. See "Business -- Agreements Relating to Licenses and Authorizations." The Company believes that the provisions of these management agreements comply with the FCC's policies concerning licensee control of FCC-licensed facilities. Because the 38 GHz service is a new service, however, there is no FCC precedent addressing the limits of such management arrangements for this service. No assurance can be given that the management arrangements or proposed acquisitions will, if challenged, be found to satisfy the FCC's policies or what modifications, if any, may need to be made to satisfy those policies. If the FCC were to void or require modifications of the management arrangements, the operations of the Company could be adversely affected.

RISK OF FORFEITURE, NON-RENEWAL AND FLUCTUATION IN VALUE OF FCC LICENSES

    Upon completion of the CommcoCCC Acquisition, the Company will own or manage a total of 237 authorizations that will allow it to provide 38 GHz wireless broadband services in 169 U.S. markets. The Company currently owns or manages 108 authorizations (exclusive of the CommcoCCC Assets) that allow it to provide 38 GHz wireless broadband services in 89 markets, 73 of which are owned by the Company and the remaning 35 of which are managed by the Company through the Company's interests in or arrangements with other companies. Under the current FCC rules, the recipient of an authorization for 38 GHz microwave facilities is required to complete construction of such facilities within 18 months of the date of grant of the authorization (authorizations for facilities that are not constructed are referred to in this Prospectus as "construction permits" and authorizations for facilities that are constructed are referred to in this Prospectus as "licenses"). Upon completion of construction, the licensee is required to certify that the station is operational and ready to provide service to the public. Although under current FCC regulations the term "operational" is not defined, the industry custom is to establish at least one link between two transceivers in each market area for which a construction permit is held. In the event that the recipient fails to comply with the construction deadline, the construction permit is subject to forfeiture, absent an extension of the deadline. Of the 108 authorizations that the Company owns or manages (exclusive of the CommoCCC Assets), 77 are licenses. Under the terms of its remaining 31 construction permits, the Company must complete construction of facilities for the majority of such construction permits between mid-August and mid-September
1996. Under the terms of the CommcoCCC authorizations and the Company's management agreement with CommcoCCC, the Company must complete construction of facilities for eight construction permits by mid-September 1996, 39 construction permits by December 1996 and the remaining 82 construction permits between mid-April and mid-August 1997. The Company believes that, in light of current FCC practice, extensions of construction periods are highly unlikely. Although the Company believes that it can complete the construction of all of its own and CommcoCCC's facilities using the proceeds of the Offerings within respective time limits, there can be no assurance that it will be able to do so or that the Company will be able to comply with whatever more stringent construction requirements the FCC ultimately adopts as a result of the NPRM. As a result, some of the Company's construction permits could be subject to forfeiture, which could have a material adverse effect on the Company's development and results of operations. See "Business -- Government Regulation" and "-- 38 GHz Wireless Broadband Licenses and Authorizations."

    The FCC's current policy is to align the expiration dates of all 38 GHz licenses held by a particular licensee such that all such licenses mature concurrently and then to require renewal of all such licenses for a matching ten-year period. All of the 38 GHz licenses owned or to be acquired by the Company will expire in February 2001. Although the Company currently anticipates that its licenses will be renewed based upon the FCC's custom and practice in connection with other services which have established a presumption in favor of licensees that have complied with regulatory obligations during the initial license period, there can be no assurance that all or any of the licenses will be renewed upon expiration of their initial terms. In the event that the FCC does not renew one or more of the licenses, the Company's business and results of operations could be materially adversely affected.

    The Company plans to use its authorizations to develop wireless broadband systems in all of its market areas. In addition, a limited secondary market exists for 38 GHz authorizations, and the Company may from time to time purchase such authorizations. The value of authorizations held or acquired hereafter by the Company will depend upon the success of the Company's wireless broadband operations, fluctuations in the level of supply and demand for such authorizations and the telecommunications industry's response to the availability and efficacy of wireless broadband systems. In addition, federal and state regulations limit the ability of licensees to sell their authorizations. Assignments of authorizations and changes of control involving entities holding authorizations require prior FCC and, in some instances, state regulatory approval and are subject to restrictions and limitations on the identity and status of the assignee or successor. These regulatory restrictions on transfer of authorizations may adversely affect the value of the Company's authorizations.

MANAGEMENT OF GROWTH

    The Company is currently experiencing a period of rapid growth and is pursuing a business plan that, if successfully implemented, will result in expansion of its operations and the provision of 38 GHz services on a widespread basis over the next two to five years. The Company's success will depend on its ability to manage growth effectively, to enhance its operational and financial control and information systems and to attract, assimilate and retain additional qualified personnel. Failure by the Company to meet the demands of customers and to manage the expansion of its business and operations could have a material adverse effect on the Company's development and results of operations.

LINE OF SIGHT; ROOF RIGHTS; OTHER LIMITATIONS

    Wireless broadband services over 38 GHz frequencies require a direct line of sight between two transceivers comprising a link and are subject to distance and rain attenuation. The maximum length of a single link is generally limited to three to five miles, and, as a result, intermediate links (or "repeaters") are required to permit wireless broadband transmission to extend beyond this limit. In the absence of a direct line of sight, repeaters may be required to circumvent obstacles, such as buildings in urban areas or hills in rural areas. In addition, in areas of heavy rainfall, the intensity of rainfall and the size of raindrops can affect the transmission quality of 38 GHz services. Transmission links in these areas are engineered for shorter distances and greater power to maintain transmission quality. The use of intermediate links to overcome obstructions or rain fade increases the cost of service. While these increased costs may not be significant in all cases, such costs may render wireless broadband services uneconomical in certain circumstances.


    Due to line of sight limitations, the Company currently installs its transceivers and antennas on the rooftops of buildings and on other tall structures. Line of sight and distance limitations generally do not present problems in urban areas due to the ability of the licensee to select unobstructed structures from which to transmit and the concentration of customers within a limited area although the Company may have to install intermediate links. Line of sight and distance limitations in non-urban areas can arise due to lack of structures with sufficient height to clear local obstructions. The Company has generally been able to construct intermediary repeater links and other solutions to reduce line of sight and distance limitations in urban and non-urban areas; however, in a minority of instances the Company has encountered line of sight and distance limitations that could not be solved economically. In such instances, sales to certain potential customers have been or in the future may be adversely affected, and in some cases, the Company may determine to provide certain services on terms that are uneconomical in the near term as a result of these limitations. While the effect on the financial condition and results of operations of the Company resulting from such cases has been minimal to date, there can be no assurance that such limitations will not have a material adverse effect on the Company's future development and results of operations.



    In order to obtain the necessary access to install its transceivers and antennas, the Company generally must secure roof rights from the owners of each building or other structure on which its equipment is installed. Failure to obtain roof rights in a timely fashion may cause potential customers to use alternative providers of 38 GHz services or to refrain from using 38 GHz services altogether. There can be no assurance that the Company will succeed in obtaining the roof rights necessary to establish wireless broadband services to all potential customers in its market areas on favorable terms, if at all, or that delays in obtaining such rights will not have a material adverse effect on the Company's development and results of operations.


    The relative significance of the size of a market area served depends on the concentration within that area of potential customers. The Company's market areas were defined by the Company in preparing its FCC applications for 38 GHz licenses. The definitions of these areas were based on the Company's analysis of the then existing local demographic characteristics in each market, such as concentrations of employees and income levels. In certain of the Company's market areas, other 38 GHz service providers have larger geographic footprints or greater bandwidth. To the extent that the

Company's authorizations do not track the appropriate growth and development patterns of potential customers within its market areas or that other 38 GHz providers have greater geographic coverage or more bandwidth, the Company may have a competitive disadvantage.

RELIANCE ON EQUIPMENT SUPPLIERS; LACK OF INDUSTRY STANDARDS

    The Company currently purchases the majority of its telecommunications equipment pursuant to an agreement with P-Com, Inc. ("P-Com") and recently entered into an equipment purchase agreement with Harris. Any reduction or interruption in supply from either supplier could have a disruptive effect on the Company. Although six manufacturers currently produce or are developing equipment that will meet the Company's current and anticipated requirements, no industry standard or uniform protocol currently exists for 38 GHz equipment. Consequently, a single manufacturer's equipment must be used in establishing a link and generally will be used across an entire market area. As a result, the failure of the Company to procure sufficient equipment produced by a single manufacturer for service in a particular market area could adversely affect the Company's results of operations. See "Business -- Strategic Alliances."

DEPENDENCE ON THIRD PARTIES FOR MARKETING AND SERVICE

    The Company is partly dependent upon third parties for marketing its services and maintaining its operational systems. The Company recently entered into the Ameritech Strategic Distribution Agreement, which allows Ameritech to resell the Company's 38 GHz services to customers within Ameritech's midwestern region and to major Ameritech customers nationwide. The Company also has agreements with subsidiaries of GTE to provide field service and network monitoring and a joint marketing agreement with Harris. The failure of any of these third parties to perform or the loss of any of these agreements could have a material adverse effect on the Company's results of operations or its ability to service its customers. The Company plans to enter into sales and marketing agreements with other companies, and the failure to successfully implement these agreements could have an adverse effect on the Company's development and results of operations. See "Business -- Strategic Alliances."

ACQUISITION OF ADDITIONAL BANDWIDTH IN SELECTED AREAS

    Although the Company believes the 38 GHz authorizations it owns, manages or has agreed to acquire are sufficient in each of its markets to implement its current business strategy, the Company may seek to acquire or lease additional authorizations to expand its geographic footprint or to enhance its ability to provide service to its current target market or customers it may target in the future. The FCC has suspended granting additional licenses, subject to resolution of the NPRM. The Company does not believe that the FCC's suspension on acceptance of new applications will have a material effect on the Company's financial condition, results of operation and plans of expansion since the Company's business plan does not depend on the grant thereof. See "Business -- Government Regulation." However, the Company believes that additional channels may become available by virtue of (i) the obligations of other 38 GHz service providers as common carriers to make their services available and (ii) FCC auctions of and adoption of other licensing procedures for additional 38 GHz authorizations. Nevertheless, there can be no assurance that access to additional 38 GHz authorizations will be acquired on favorable terms, if at all. See "Business -- Business Strategy," "-- 38 GHz Wireless Broadband Licenses and Authorizations" and "-- Government Regulation."

NEW SERVICES; TECHNOLOGICAL CHANGE

    The telecommunications industry has been characterized by rapid technological advances, changes in end user requirements, frequent new service introductions, evolving industry standards and decreases in the cost of equipment. The Company expects these changes to continue, and believes that its long-term success will increasingly depend on its ability to exploit advanced technologies and anticipate or adapt to evolving industry standards. There can be no assurance that (i) the Company's wireless broadband services will not be outmoded by technology or services now existing or developed and implemented in the future, (ii) the Company will have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings, (iii) the Company's inventory of equipment will not be rendered obsolete or (iv) the cost of 38 GHz equipment will decline as rapidly as that of competitive alternatives. See "Business."

DEPENDENCE ON KEY EMPLOYEES

    The success of the Company is dependent, in part, on its ability to attract and retain qualified technical, marketing, sales and management personnel, especially the Company's executive officers. Competition for such personnel is intense, and the Company's inability to attract and retain additional key employees or the loss of one or more of its current key employees could have a material adverse affect on the Company's business and results of operations. The Company has employment agreements with each of its officers. See "Management."

                                FINANCIAL RISKS

SIGNIFICANT CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FINANCING

    Management anticipates that, based on its current plan of development, assuming that no material new acquisitions are consummated, the net proceeds of the Offerings, after the use of approximately $8.0 million to repay existing indebtedness and $9.6 million to complete pending acquisitions of certain spectrum rights will be sufficient to fund the operations and capital requirements of the Company for at least the next two years. See "Use of Proceeds." Management also believes that the Company's future capital needs will continue to be significant and that it will be necessary for the Company to seek additional sources of financing. The Company expects to incur capital expenditures of approximately $100.0 million through 1997 as the development and expansion of its wireless broadband business continues. The Company expects to generate significant operating losses for at least the next several years. The Company will require substantial investment capital for the continued development and expansion of its wireless broadband operations, the continued funding of related operating losses, and the possible acquisition of additional licenses, other assets or other businesses. On a historical combined basis, from its inception through March 31, 1996, the Company reported a net loss of $14.1 million. In addition, if (i) the Company's plan of development or projections change or prove to be inaccurate, (ii) the proceeds of the Offerings, together with other existing financial resources, prove to be insufficient to fund the Company for at least the next two years or (iii) the Company completes any material acquisitions not now under contract, the Company may be required to seek additional financing sooner than currently anticipated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company will be able to obtain any additional financing, or, if such financing is available, that the Company will be able to obtain it on acceptable terms. In the event that the Company fails to obtain additional financing, such failure could result in the modification, delay or abandonment of some or all of the Company's development and expansion plans. Any such modification, delay or abandonment is likely to have a material adverse effect on the Company's business, which could adversely affect the value of the Common Stock, the Notes and the Warrants and may limit the Company's ability to make principal and interest payments on its indebtedness.

POSSIBLE INCURRENCE OF SUBSTANTIAL SECURED INDEBTEDNESS

    The Notes will represent unsecured, senior obligations of the Company, will rank PARI PASSU in right of payment with all existing and future unsecured, senior indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. At March 31, 1996, on a pro forma basis after giving effect to indebtedness incurred after March 31, 1996, the Offerings and the application of the net proceeds therefrom, the aggregate principal amount of indebtedness of the Company (excluding trade payables, other accrued liabilities, deferred taxes and the Notes) was approximately $3.4 million, which consisted of the EMI Note and the Equipment Note and all of which ranked PARI PASSU with the Notes. $1.9 million of such indebtedness constituted secured indebtedness which would effectively rank senior to the Notes with respect to the assets securing such indebtedness. Although the Indenture will limit the ability of the Company and its subsidiaries to incur additional indebtedness, including senior indebtedness, the Indenture will permit the Company to incur a substantial amount of secured indebtedness, including vendor indebtedness and indebtedness under the Credit Facility, which, if incurred, will effectively rank senior to the Notes with respect to the assets securing such indebtedness. In addition, the Indenture will permit the subsidiaries of the Company (including any subsidiary holding all or any part of the Company's FCC licenses and authorizations) to guarantee the indebtedness of the Company under the Credit Facility on a secured basis (consistent with applicable FCC rules), which guarantees and security interests would effectively rank senior in right of payment to the Notes. In such a case, if the Company or any such subsidiary were to become insolvent or be liquidated or if any of such secured indebtedness were to be accelerated, the holders of such secured indebtedness would be entitled to payment in full out of the assets securing such indebtedness prior to payment to holders of the Notes. If the lenders party to, or the holders of, any such secured indebtedness were to foreclose on the collateral securing the Company's obligations to them, there can be no assurance that there would be sufficient assets remaining after payment of all such secured indebtedness to satisfy the claims of holders of the Notes in full. See "Description of Notes -- Certain Covenants" and "Description of Certain Indebtedness."


HIGH LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

    Following the Offerings, the Company will be highly leveraged and will have certain restrictions on its operations. As of March 31, 1996, on a pro forma basis after giving effect to the Equipment Financing, the CommcoCCC Financing, the Conversion, the Merger, the Offerings and use of the proceeds therefrom, and completion of the CommcoCCC Acquisition, all as if they had occurred on that date, the Company would have had approximately $163.2 million of total indebtedness and stockholders' equity of approximately $230.7 million. In addition, the accretion of the principal amount of the Notes over time (based on an assumed rate of accretion of 13.5%) will result in an increase in the total indebtedness represented by the Notes of approximately $161.3 million by
          , 2001. After giving effect to such transactions as if they had occurred at the beginning of the respective periods, the Company's pro forma earnings for the three months ended March 31, 1996 and the year ended December 31, 1995 would have been insufficient to cover fixed charges by approximately $17.9 million and $32.4 million, respectively.

    The indebtedness expected to be incurred as a result of the Unit Offering will have several important consequences to the holders of the Company's securities, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will ultimately be required to be dedicated to the payment of interest with respect to the Notes; (ii) the Company's flexibility may be limited in responding to changes in the industry and economic conditions generally; (iii) the Indenture relating to the Notes (the "Indenture") will contain numerous financial and other restrictive covenants, the failure to comply with which may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company; (iv) the ability of the Company to satisfy its obligations pursuant to such indebtedness will be dependent upon its future performance which, in turn, will be subject to management, financial, business and other factors affecting the business and operations of the Company; (v) the Company's ability to obtain any necessary financing in the future may be limited; (vi) the Company will be more highly leveraged than many of its competitors, which may put it at a competitive disadvantage and (vii) the Company's high leverage may make it more vulnerable in the event of an economic downturn or if the Company's cash flow does not significantly increase. Some of these factors are beyond the control of the Company. See "Unaudited Pro Forma Condensed Financial Statements," "Selected Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, although the Indenture will limit the ability of the Company and its subsidiaries to incur additional indebtedness, the Indenture will permit the Company to incur substantial additional indebtedness, which may or may not be secured, during the next few years to finance the construction of networks, the purchase of equipment and the introduction of new services. Additional indebtedness of the Company may rank PARI PASSU in right of payment with the Notes in certain circumstances. See "Description of Notes -- Certain

Covenants" and "Description of Certain Indebtedness -- Credit Facility." Any such indebtedness may contain covenants that may limit the Company's flexibility in responding to changes in industry and economic conditions generally. The debt service requirements of any additional indebtedness could make it more difficult for the Company to make principal and interest payments on the Notes and could exacerbate any of the foregoing consequences.

    There can be no assurance that the Company will be able to generate sufficient cash flow to meet required interest and principal payments associated with the Notes and its other indebtedness. If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the payment terms or to refinance all or a portion of its indebtedness, to sell assets or to obtain additional financing. If the Company is unable to refinance such indebtedness, substantially all of the Company's long-term debt would be in default and could be declared immediately due and payable. Furthermore, the Indenture contains numerous financial and operating covenants, including, among others, covenants restricting the ability of the Company and its subsidiaries to incur indebtedness or to create or suffer to exist certain liens. In the event the Company fails to comply with these various covenants, it could be in default under the Indenture. In the event of such default, substantially all of the Company's long-term debt could be declared immediately due and payable. See "Description of Notes -- Certain Covenants."

ORIGINAL ISSUE DISCOUNT

    The Notes will be issued at a substantial original issue discount from their principal amount at maturity. Consequently, purchasers of Notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. In addition, a portion of the purchase price for each Unit will be allocable to the Warrants for federal income tax purposes. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the purchasers of the Units resulting from the purchase, ownership or disposition thereof.

    If a bankruptcy case is commenced by or against the Company under Title 11 of the United States Code, as amended (the "Bankruptcy Code") after the issuance of the Units, the claim of a holder of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial public offering price of the Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not accrued as of such bankruptcy filing would constitute "unmatured interest." A holder of a Note will not have any claim with respect to that portion of the issue price of a Unit allocated to the Warrants issued as part of such Unit.

RISK OF INABILITY TO SATISFY CHANGE IN CONTROL OFFER

    Upon the occurrence of a Change in Control, the Company will be required to make an offer to purchase all of the outstanding Notes at a purchase price in cash equal to (i) 101% of the Accreted Value thereof, in the case of any such
purchase prior to       , 2001, or (ii) 101% of the principal amount at maturity
thereof, together  with accrued  and unpaid  interest, if  any, to  the date  of
purchase,  in the case of any such purchase on or after        , 2001. There can
be no assurance that the Company will have the funds necessary to effect such a purchase if such an event were to occur. In the event a Change in Control occurs at a time when the Company is unable to purchase the Notes, the Company could seek to refinance the Notes. If the Company is unsuccessful in refinancing the Notes, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Description of Notes -- Certain Covenants -- Change in Control."

                            LEGAL AND TRADING RISKS

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    There is currently no public market for the Units, the Notes or the Warrants. The Company does not intend to apply for listing of the Units, the Notes or the Warrants on any securities exchange or for quotation of the Units, the Notes or the Warrants on the Nasdaq National Market. The Company has been advised by the Underwriters that they presently intend to make a market in the Units, the Notes and the Warrants, as permitted by applicable laws and regulations, after the consummation of the sale of the Units; however, the Underwriters are not obligated to do so and any such market-making activity may be discontinued at any time without notice at the sole discretion of each Underwriter. Accordingly, there can be no assurance as to whether an active public market for the Units, the Notes or the Warrants will develop or, if a public market does develop, as to the liquidity of the trading market for the Units, the Notes or the Warrants. If an active public market does not develop, the market price and liquidity for the Units, the Notes or the Warrants may be adversely affected. See "Underwriting."

    Prior to the Offerings, there has been no public market for the Company's Common Stock. While the Common Stock (including the Warrant Shares) has been approved for quotation on the Nasdaq National Market, there can be no assurance that an active public trading market will develop or be sustained after the Offerings or that the initial public offering price will correspond to the price at which the Common Stock will trade in the public market thereafter. The Company believes that factors such as (i) announcements of developments related to the Company's business, (ii) announcements of new services by the Company or its competitors, (iii) developments in the Company's relationships with its suppliers or customers, (iv) fluctuations in the Company's results of operations, (v) a shortfall in revenues or earnings compared to analysts' expectations and changes in analysts' recommendations or projections, (vi) sales of substantial amounts of securities of the Company into the marketplace, (vii) regulatory developments affecting the telecommunications industry or 38 GHz services or (viii) general conditions in the telecommunications industry or the worldwide economy, could cause the price of the Company's Common Stock to fluctuate, perhaps substantially.

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    Upon consummation of the Offerings, the Company's executive officers, directors and their affiliates, as a group, will beneficially own approximately 28.3% of the Company's outstanding Common Stock (27.4% if the underwriters' over-allotment option is exercised in full and 19.3% upon consummation of the CommcoCCC Acquisition). In addition, upon completion of the CommcoCCC Acquisition,
Columbia Capital Corporation, as general partner of two of the stockholders of CommcoCCC, and Commco, L.L.C., the remaining stockholder of CommcoCCC, will beneficially own approximately 16.3% and 14.2%, respectively, of the Company's outstanding Common Stock (15.9% and 13.9%, respectively, if the underwriters' over-allotment option in the Common Stock Offering is exercised in full), and the Company has agreed to nominate one individual designated by the CommcoCCC Stockholders and acceptable to the Company as a director of the Company after the CommcoCCC Acquisition. As a result, these stockholders will have the ability to exercise significant influence over the Company and the election of its directors, the appointment of new management and the approval of any action requiring the approval of the holders of the Company's voting stock, including adopting certain amendments to the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. The directors elected by these stockholders will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. See "Principal Stockholders."

ABSENCE OF DIVIDENDS ON COMMON STOCK

    The Company has not paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain its earnings, if any, for use in the Company's growth and ongoing operations. In addition, the terms of the Indenture will restrict the ability of the Company to pay dividends on the Common Stock. See "Description of Notes -- Certain Covenants."

ANTITAKEOVER PROVISIONS; POSSIBLE FUTURE ISSUANCES OF PREFERRED STOCK

    The Company's Certificate of Incorporation and Bylaws and the provisions of the Delaware General Corporation Law (the "Delaware GCL") contain certain provisions which may have the effect of discouraging, delaying or making more difficult a change in control of the Company or preventing the removal of incumbent directors. The existence of these provisions may have a negative impact on the price of the Common Stock, the Units, the Notes and the Warrants, may discourage third party bidders from making a bid for the Company or may reduce any premiums paid to stockholders for their Common Stock. Furthermore, the Company is subject to Section 203 of the Delaware GCL, which could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Change in Control Provisions."

    The Company's Certificate of Incorporation also allows the Board of Directors to issue up to 10,000,000 shares of Preferred Stock and to fix the rights, privileges and preferences of such shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, any such issuance could be used to discourage, delay or make more difficult a change in control of the Company. See "Description of Capital Stock -- Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market following the Offerings could adversely affect the market price of the Common Stock. Upon consummation of the Offerings, the Company will have outstanding 37,586,498 shares of Common Stock, assuming no exercise of outstanding options, warrants, rights or other convertible securities, 30,086,498 of which will be subject to resale restrictions. Beginning 90 days after the date of this Prospectus, approximately 10,013,055 of the restricted shares of Common Stock will become available for sale in the public market pursuant to Rule 144 under the Securities Act, subject in certain cases to volume and other resale limitations under Rule 144. All of the restricted shares are subject to lock-up agreements with Montgomery Securities which expire 180 days after the date of this Prospectus or such earlier time as Montgomery Securities may, in its sole discretion, determine. See "Underwriting." The balance of the outstanding restricted shares of Common Stock (20,073,443 shares) will become available for sale in the public market under Rule 144 approximately two years after the date of this Prospectus. Upon the closing of the CommcoCCC Acquisition, 16,500,000 shares will be issued for the CommcoCCC Assets, which shares will become available for sale in the public market under Rule 144 two years after the date of consummation of the CommcoCCC Acquisition. Under a proposal currently pending before the Securities and Exchange Commission (the "Commission"), the date on which such shares of Common Stock will become available for sale under Rule 144 may be accelerated to one year after the date of this Prospectus (or one year after the date of the closing of the CommcoCCC Acquisition in the case of the 16,500,000 shares issued for the CommcoCCC Assets). Holders of 30,086,498 shares (46,586,498 shares upon consummation of the CommcoCCC Acquisition) of Common Stock and warrants to purchase 1,475,000 shares of Common Stock have contractual rights to have those shares registered with the Commission for resale to the public.

                                  THE COMPANY

    Advanced Radio Telecom Corp. provides wireless broadband telecommunications services using point-to-point microwave transmissions in the 37.0 to 40.0 gigahertz portion of the radio spectrum ("38 GHz"). The Company is seeking to address the growing demand for high speed, high capacity digital telecommunications services on the part of business and government end users who require cost effective, high bandwidth local access to voice, video, data and Internet services. The Company's last mile services are a complement and a viable alternative to fiber optic networks and offer rapidly deployable coverage throughout the 89 markets in which the Company is currently authorized by the FCC to provide services.

    The business of the Company is comprised of (i) the business of Advanced Radio Technologies Corporation ("ART" or the "Company"), a company organized by Vernon L. Fotheringham and W. Theodore Pierson, Jr. in 1993 for the purpose of acquiring 38 GHz licenses, and (ii) the business of Advanced Radio Telecom Corp. ("Telecom"), a corporation organized in Delaware in March 1995 under the name Advanced Radio Technology, Ltd. for the purposes of acquiring additional 38 GHz licenses and developing and operating the business of ART and Telecom on a joint basis. In April 1995, ART entered into the ART West Joint Venture Agreement (as defined) to apply for, acquire and develop 38 GHz operations in 13 states in the western United States. In November 1995, the Company completed the EMI Acquisition (as defined), pursuant to which it acquired thirty-two 38 GHz licenses and certain related assets in the northeast United States. In July 1996, the Company entered into the CommcoCCC Agreement to acquire the CommcoCCC Assets and other agreements to acquire authorizations it currently manages. Upon completion of these pending acquisitions, the Company will own or manage a total of 237 authorizations to provide 38 GHz wireless broadband services in 169 U.S. markets. See "Risk Factors -- Risk of Non-Consummation of CommcoCCC Acquisition," "Business -- Agreements Relating to Licenses and Authorizations -- ART West Joint Venture," "-- EMI Acquisition" and "-- CommcoCCC Acquisition."

    To date, the business of the Company has been operated and managed (including all FCC licenses and construction permits held by ART and Telecom) pursuant to a services agreement. On June 26, 1996, ART and Telecom entered into the Merger Agreement (as defined), pursuant to which a subsidiary of ART will merge with and into Telecom. The FCC has indicated that it will approve the Merger. Upon completion of the Merger, Telecom will become a wholly owned subsidiary of ART and change its name to "ART Licensing Corp.," and ART will change its name to "Advanced Radio Telecom Corp." See "Business -- Proposed Merger" and "Certain Transactions -- Merger." Prior to completion of the Merger, Telecom will manage the combined businesses of the Company in accordance with the terms of the existing services agreement. See "Business -- Agreements Relating to Licenses and Authorizations -- ART Services Agreement."

    DIGIWAVE, ART, OZ BOX and ADVANCED RADIO TELECOM are service marks of the Company. The Company's principal executive offices are located at 500 108th Avenue, N.E., Suite 2600, Bellevue, Washington 98004 and its telephone number is
(206) 688-8700.

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offerings are estimated to be approximately $231.0 million in the aggregate, giving effect to the sale by the Company of 7,500,000 shares of Common Stock offered in the Common Stock Offering, based on an assumed initial public offering price of $9.00 per share, and the Units offered in the Unit Offering, assuming $175,000,000 of gross proceeds, and, in each case, after deducting the estimated underwriting discount and offering expenses.

    Of the net proceeds, approximately $100.0 million is expected to be used for capital expenditures through December 31, 1997 and an additional $9.6 million will be used for the acquisition of certain spectrum rights from ART West and DCT. See "Business -- Agreements Relating to Licenses and Authorizations -- ART West Joint Venture" and "-- DCT System Purchase Agreements." Approximately $8.0 million will be used for the repayment of indebtedness, consisting of the Bridge Notes, which were issued on March 8, 1996 and which bear interest at 10% per annum, and the CommcoCCC Notes, which were issued on June 27 and July 3, 1996 and which bear interest at the prime rate. See "Certain Transactions,"
"Description  of  Certain  Indebtedness  --  Bridge  Notes"  and  "--  CommcoCCC
Financing." The expected amount of capital expenditures includes estimated construction costs under service agreements with CommcoCCC, ART West, DCT and Telecom One. See "Business -- Agreements Relating to Licenses and Authorizations." Such amount also includes the cost to complete construction of initial transmission facilities estimated at less than $5.0 million.


    The remainder of the net proceeds will be used for general corporate purposes, including the funding of operating cash flow shortfalls, technology development and acquisitions of additional spectrum rights and, potentially, related businesses. Although the Company considers potential acquisitions from time to time, no agreement, agreement in principle, understanding or other arrangement, other than the Extended Agreement (as defined), the DCT Agreements (as defined), the Telecom One Agreements (as defined) and the CommcoCCC Agreement, has been reached with respect to any acquisition. The Company anticipates that it will fund approximately an aggregate of $3.5 million for research and development activities and other investment upon the consummation of currently anticipated agreements with American Wireless (as defined), QuestTV (as defined) and Helioss (as defined). Although the Company does not have any other material commitments to fund research and development and to make investments in other companies, the Company expects to incur additional research and development expenses or to make other such investments from time to time. Management anticipates that, based on its current plan of development and assuming that no material new acquisitions or investments are consummated, the remaining net proceeds of the Offerings will be sufficient to fund the operations of the Company for the next two years. See "Risk Factors -- Significant Capital Requirements; Uncertainty of Additional Financing."


                                DIVIDEND POLICY

    The Company has not paid and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Company intends to retain its earnings, if any, for use in the Company's growth and ongoing operations. In addition, the terms of the Indenture will restrict the ability of the Company to pay dividends on the Common Stock. See "Description of Notes -- Certain Covenants."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1996 (i) on a historical combined basis, giving effect to the elimination of balances between ART and Telecom and the elimination of ART's investment in Telecom and Telecom's investment in ART, (ii) on a pro forma basis, giving effect to the Conversion, the Merger and certain other financing transactions occurring subsequent to March 31, 1996 as specified in Note 1 hereto, and (iii) on a pro forma as adjusted basis, giving effect to (A) the sale by the Company of 7,500,000 shares of Common Stock offered in the Common Stock Offering based on an assumed initial public offering price of $9.00 per share and the Units offered in the Unit Offering assuming $175.0 million of gross proceeds, and, in each case, after deducting the estimated underwriting discount and offering expenses, (B) the receipt and application of the net proceeds therefrom to repay the Bridge Notes and the CommcoCCC Notes and to acquire certain spectrum rights from ART West and DCT (See "Use of Proceeds") and (C) the issuance of 16,500,000 shares of Common Stock based upon an assumed value of $9.00 per share in connection with the CommcoCCC Acquisition. The capitalization information set forth in the table below is qualified by the more detailed information contained in, and should be read in conjunction with, the audited financial statements of ART and Telecom and the notes thereto, the unaudited interim condensed financial statements of ART and Telecom and the notes thereto and the unaudited pro forma condensed financial statements of the Company and the notes thereto, all appearing elsewhere in this Prospectus.

                                                                            AS OF MARCH 31, 1996
                                                            -----------------------------------------------------
                                                              HISTORICAL                            PRO FORMA
                                                               COMBINED        PRO FORMA (1)       AS ADJUSTED
                                                            ---------------  ------------------  ----------------
Cash and cash equivalents.................................  $     3,024,161  $     8,244,161     $    218,669,161
                                                            ---------------  ------------------  ----------------
                                                            ---------------  ------------------  ----------------
Short-term debt:
  CommcoCCC Notes.........................................  $            --  $     2,975,000     $             --
                                                            ---------------  ------------------  ----------------
                                                            ---------------  ------------------  ----------------
Long-term debt:
  Note payable to EMI.....................................  $     1,500,000  $     1,500,000     $      1,500,000
  Bridge Notes............................................        3,983,082        3,983,082                   --
  Equipment Note..........................................               --        1,911,439            1,911,439
  Senior Discount Notes offered hereby (2)................               --               --          159,800,000
                                                            ---------------  ------------------  ----------------
    Total long-term debt..................................        5,483,082        7,394,521          163,211,439
                                                            ---------------  ------------------  ----------------
Stockholders' equity:
  Telecom convertible serial preferred stock (3)..........              921               --                   --
  Common Stock (4)........................................           10,013           30,086               54,086
  Telecom common stock (5)................................           18,114               --                   --
  Additional paid-in capital..............................       19,375,335       19,883,757          245,727,482
  Deficit accumulated during the development stage........      (14,064,645)     (14,064,645)         (15,106,563)
                                                            ---------------  ------------------  ----------------
    Total stockholders' equity............................        5,339,738        5,849,198          230,675,005
                                                            ---------------  ------------------  ----------------
      Total capitalization................................  $    10,822,820  $    13,243,719     $    393,886,444
                                                            ---------------  ------------------  ----------------
                                                            ---------------  ------------------  ----------------

- ------------------------
(1) Reflects pro forma adjustments for the following transactions as if they had occurred as of March 31, 1996: (i) the receipt of $2.2 million in cash proceeds from the issuance of the Equipment Note and Indemnity Warrants in connection with the Equipment Financing, after deducting related expenses of $225,000; (ii) the receipt of $3.0 million in cash proceeds from the issuance of the CommcoCCC Notes and CommcoCCC Warrants in connection with the CommcoCCC Financing; (iii) the Conversion and (iv) the Merger, including the issuance of Common Stock to Telecom's stockholders and cancellation of all outstanding Telecom common stock. See "Certain Transactions."


(2) The Company anticipates gross proceeds from the Unit Offering of $175.0 million. The estimated value of the Warrants ($15.2 million based on an assumed issuance of Warrants to purchase an aggregate of 5% of Common Stock of the Company on a fully diluted basis after giving effect to the Offerings and the CommcoCCC Acquisition) has been reflected as both a debt discount and an element of additional paid-in capital.


(3) Consists of Telecom convertible serial preferred stock, $.001 par value per share: 10,000,000 shares authorized; historical combined -- 455,550 shares of Series A, 114,679 shares of Series B, 7,363 shares of Series C, 61,640 shares of Series D, 232,826 shares of Series E and 48,893 shares of Series F issued and outstanding; pro forma and pro forma as adjusted -- no shares issued and outstanding.

(4) Consists of Common Stock, $.001 par value per share: 100,000,000 shares authorized; historical combined -- 10,013,055 shares issued and outstanding; pro forma -- 30,086,498 shares issued and outstanding; pro forma as adjusted -- 54,086,498 issued and outstanding.

(5) Consists of Telecom common stock, $.001 par value per share: 60,000,000 shares authorized; historical combined -- 18,114,135 shares issued and outstanding; pro forma and pro forma as adjusted -- no shares issued and outstanding.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

THE COMPANY -- HISTORICAL COMBINED AND PRO FORMA DATA

    The unaudited selected historical combined and pro forma financial data presented below as of and for the three months ended March 31, 1996 and for the year ended December 31, 1995 and the unaudited historical combined financial data presented below as of December 31, 1995 were derived from the unaudited pro forma condensed financial statements of the Company included elsewhere in this Prospectus. For definitions of certain terms and more information about the transactions cited in the notes thereto, see "Certain Transactions."

    The unaudited selected historical combined and pro forma financial data should be read in conjunction with the audited financial statements of ART and Telecom, and the notes thereto, the unaudited condensed interim financial statements of ART and Telecom, and the notes thereto, and the unaudited pro forma condensed financial statements of the Company, and the notes thereto, included elsewhere in the Prospectus. The unaudited selected historical combined, pro forma and pro forma as adjusted financial data are not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the three months ended March 31, 1996 and as of and for the year ended December 31, 1995, nor do they purport to represent the Company's future financial position and results of operations.

                                           YEAR ENDED DECEMBER 31, 1995               THREE MONTHS ENDED MARCH 31, 1996
                               -----------------------------------------------------  ---------------------------------
                                 HISTORICAL                          PRO FORMA AS       HISTORICAL
                                COMBINED (1)     PRO FORMA (2)       ADJUSTED (3)      COMBINED (1)     PRO FORMA (2)
                               --------------  -----------------  ------------------  --------------  -----------------
STATEMENT OF OPERATIONS DATA:
Operating revenue............   $      5,793     $       5,793       $      5,793      $      9,620     $       9,620
Non-cash compensation
 expense.....................      1,089,605         1,089,605          1,089,605         7,221,000         7,221,000
Depreciation and
 amortization................         15,684            15,684          5,418,452            89,279            89,279
Interest, net................        121,986         1,974,275         23,931,008           131,145           528,739
Net loss.....................      3,234,843         5,087,132         30,609,692        10,694,588        11,092,182
Pro forma net loss per share
 of Common Stock (4).........             --   $          0.16    $          0.55                --   $          0.35
Pro forma weighted average
 number of shares of Common
 Stock outstanding (4).......             --        31,651,605         55,651,605                --        31,651,605
OTHER FINANCIAL DATA:
EBITDA (5)...................  $  (1,936,141 ) $    (1,936,141  ) $    (1,936,141   ) $  (2,156,893 ) $    (2,156,893 )
Capital expenditures.........      3,585,144         3,585,144          3,585,144         2,861,241         2,861,241
Ratio of earnings to fixed
 charges (6).................             --                --                 --                --                --


                                  PRO FORMA AS
                                  ADJUSTED (3)
                               ------------------
STATEMENT OF OPERATIONS DATA:
Operating revenue............     $      9,620
Non-cash compensation
 expense.....................        7,221,000
Depreciation and
 amortization................        1,439,971
Interest, net................        5,989,300
Net loss.....................       17,444,199
Pro forma net loss per share
 of Common Stock (4).........  $          0.31
Pro forma weighted average
 number of shares of Common
 Stock outstanding (4).......       55,651,605
OTHER FINANCIAL DATA:
EBITDA (5)...................  $    (2,156,893   )
Capital expenditures.........        2,861,241
Ratio of earnings to fixed
 charges (6).................               --

                                                AS OF                        AS OF MARCH 31, 1996
                                          DECEMBER 31, 1995   --------------------------------------------------
                                              HISTORICAL       HISTORICAL                        PRO FORMA AS
                                             COMBINED (1)     COMBINED (1)    PRO FORMA (2)      ADJUSTED (3)
                                          ------------------  -------------  ----------------  -----------------
BALANCE SHEET DATA:
Working capital surplus (deficit).......     $ (3,008,510)     $(1,128,130)    $  1,116,870      $ 214,516,870
Property and equipment, net.............        3,581,561        6,380,895        6,380,895          6,380,895
FCC licenses............................        4,235,734        4,235,734        4,235,734        216,110,734
Total assets............................        9,876,559       15,036,337       20,432,236        448,589,961
Short term debt.........................               --               --        2,975,000                 --
Long-term debt, including current
 portion................................        6,450,000        5,483,082        7,394,521        163,211,439
Deficit accumulated during the
 development stage......................       (3,370,057   )  (14,064,645 )    (14,064,645  )     (15,106,563  )
Total stockholders' equity (deficit)....         (312,860   )    5,339,738        5,849,198        230,675,005

ART -- HISTORICAL FINANCIAL DATA

    The selected historical financial data of ART below as of and for the years ended December 31, 1995 and 1994, and for the period from August 23, 1993 (date of inception) to December 31, 1993, were derived from and should be read in conjunction with the audited financial statements of ART and the related notes thereto, included elsewhere in this Prospectus. The selected financial data of ART below as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 were derived from and should be read in conjunction with the unaudited condensed interim financial statements of ART and the related notes thereto included elsewhere in this Prospectus.

                              AUGUST 23, 1993
                            (DATE OF INCEPTION)                YEAR ENDED                       THREE MONTHS ENDED
                                    TO           --------------------------------------  --------------------------------
                             DECEMBER 31, 1993   DECEMBER 31, 1994   DECEMBER 31, 1995   MARCH 31, 1995   MARCH 31, 1996
                            -------------------  ------------------  ------------------  ---------------  ---------------
STATEMENT OF OPERATIONS
 DATA:
Operating revenue.........       $      --           $  137,489         $         --        $      --      $          --
Depreciation and
 amortization.............             688                8,281               10,378               --              2,595
Net loss..................       $   6,594           $  128,620         $  1,267,655        $  41,753      $   3,654,775
Pro forma net loss per
 share of Common Stock
 (4)......................              --                   --         $       0.04               --      $        0.12
Pro forma weighted average
 number of shares of
 Common Stock outstanding
 (4)......................              --                   --           31,651,605               --         31,651,605
OTHER FINANCIAL DATA:
EBITDA (5)................         $(5,906)           $(115,964    )     $(1,151,699   )     $(40,878   )    $(3,582,833 )
Capital expenditures......              --                5,175                   --               --                 --
Ratio of earnings to fixed
 charges (6)..............              --                   --                   --               --                 --

                                                                                                              AS OF
                                                                AS OF DECEMBER 31,                          MARCH 31,
                                            -----------------------------------------------------------  ---------------
                                                   1993                 1994                1995              1996
                                            -------------------  ------------------  ------------------  ---------------
BALANCE SHEET DATA:
Working capital surplus (deficit).........       $  13,958           $  (76,556)        $   (976,563)     $    (494,630)
Property and equipment, net...............              --                3,448                1,723              1,292
FCC licenses..............................              --                   --                8,913              8,913
Total assets..............................          74,513               42,611            5,784,624          3,281,788
Long-term debt, including current
 portion..................................              --                   --            4,950,000                 --
Redeemable Preferred Stock................              --                   --               44,930             44,930
Deficit accumulated during the development
 stage....................................          (6,594     )       (135,214    )      (1,402,869   )     (5,057,644 )
Total stockholders' equity (deficit)......          54,542              (39,078    )        (404,481   )      2,736,258

TELECOM -- HISTORICAL FINANCIAL DATA

    The selected historical financial data of Telecom below as of December 31, 1995 and for the period from March 28, 1995 (date of inception) to December 31, 1995 were derived from and should be read in conjunction with the audited financial statements of Telecom and the related notes thereto included elsewhere in this Prospectus. The selected financial data of Telecom below as of and for the three months ended March 31, 1996 were derived from and should be read in conjunction with the unaudited condensed interim financial statements of Telecom and the related notes thereto, included elsewhere in this Prospectus.

                                                                                 MARCH 28, 1995
                                                                                    (DATE OF
                                                                                   INCEPTION)         THREE MONTHS
                                                                                       TO                ENDED
                                                                               DECEMBER 31, 1995     MARCH 31, 1996
                                                                               ------------------  ------------------
STATEMENT OF OPERATIONS DATA:
Operating revenue............................................................     $      5,793        $      9,620
Non-cash compensation expense................................................        1,089,605           7,221,000
Depreciation and amortization................................................            5,306              86,684
Net loss.....................................................................     $  2,981,073        $ 10,666,383
OTHER FINANCIAL DATA:
EBITDA.......................................................................     $ (1,798,327)       $ (2,156,794)
Capital expenditures.........................................................        3,585,144           2,861,241
Ratio of earnings to fixed charges (6).......................................               --                  --


                                                                                     AS OF               AS OF
                                                                                  DECEMBER 31,         MARCH 31,
                                                                                      1995                1996
                                                                               ------------------  ------------------
BALANCE SHEET DATA:
Working capital surplus (deficit)............................................      $(2,031,947)    $      (633,500   )
Property and equipment, net..................................................        3,579,838           6,379,603
FCC licenses.................................................................        4,226,821           4,226,821
Total assets.................................................................        9,830,615          15,254,980
Long-term debt...............................................................        6,500,000           5,483,082
Deficit accumulated during the development stage.............................       (2,981,073   )     (13,647,456   )
Total stockholders' equity (deficit).........................................         (119,922   )       5,560,881

- ------------------------------
(1) The unaudited selected financial data under the caption "Historical Combined" are presented as if the historical financial statements of ART and Telecom had been combined and reflect (i) the elimination of transactions and balances between ART and Telecom and (ii) the elimination of ART's investment in Telecom and Telecom's investment in ART.

(2) The unaudited selected financial data under the caption "Pro Forma" are presented as if the following transactions had occurred as of the beginning of the respective periods for the Statement of Operations Data and Other Financial Data and as of the balance sheet date for the Balance Sheet Data:
     (i) the March 8, 1996 issuance of the Bridge Notes in connection with the Bridge Financing; (ii) the receipt of $2.2 million in cash proceeds from the issuance of the Equipment Note and Indemnity Warrants in connection with the Equipment Financing, after deducting related fees and expenses of $225,000, (iii) the receipt of $3.0 million in cash proceeds from the issuance of the CommcoCCC Notes and CommcoCCC Warrants in connection with the CommcoCCC Financing, (iv) the Conversion and (v) the Merger, including the issuance of ART Common Stock to Telecom stockholders and the cancellation of all outstanding Telecom common stock. See "Certain Transactions."

(3) The unaudited selected financial data under the caption "Pro Forma As Adjusted" are presented as if the transactions referred to in (2) above and the following transactions had occurred as of the beginning of the respective periods for the Statement of Operations Data and Other Financial Data and as of the balance sheet date for the Balance Sheet Data: (i) the sale by the Company of 7,500,000 shares of Common Stock offered in the Common Stock Offering based on an assumed initial public offering price of $9.00 per share and the Units offered in the Unit Offering assuming $175.0 million of gross proceeds, and, in each case, after deducting the estimated underwriting discount and offering expenses, (ii) the receipt and application of the net proceeds therefrom to repay the Bridge Notes and the CommcoCCC Notes and to acquire the 50% ownership interest of ART West held by Extended for $6.0 million in cash and the DCT Assets for $3.6 million in cash and (iii) the issuance of 16,500,000 shares of Common Stock based upon an assumed value of $9.00 per share in connection with the CommcoCCC Acquisition. See "Use of Proceeds."

(4) Pro forma net loss per share is computed based on the loss for the period divided by the weighted average number of shares of Common Stock outstanding during the period including the Conversion, the Merger and the issuance of potentially dilutive instruments issued within one year prior to the Offerings at exercise prices below the assumed initial public offering price of $9.00 per share. In measuring the dilutive effect, the treasury stock method was used.

(5) EBITDA means loss before interest expense, income tax expense, depreciation and amortization expense, non-cash compensation expense and non-cash market development expense. Information with respect to EBITDA is included herein because a similar measure will be used in the Indenture with respect to the computation of certain covenants. EBITDA is not intended to represent cash flows from operating activities, as determined in accordance with generally accepted accounting principles, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(6) For the purposes of determining earnings coverage of fixed charges, net losses include fixed charges representing interest expense on all indebtedness (including the amortization of deferred debt issuance costs and original issue discount). For the purposes of the pro forma combined information, fixed charges include interest expense from the Bridge Financing, the Equipment Financing and the CommcoCCC Financing (including the amortization of deferred debt issuance costs and original issue discount) and the reversal of interest expense on the Advent Notes that were converted into Telecom Series E preferred stock. For the purposes of the Pro Forma As Adjusted information, fixed charges include interest on the Notes (including the amortization of deferred debt issuance costs and original issue discount) at an effective interest rate of 15.2%, offset by the reversal of interest expense on the Bridge Notes and the CommcoCCC Notes (including the amortization of deferred debt issuance costs and original issue discount) which are assumed to be repaid out of the proceeds therefrom. If the interest rate on the Notes were to change by 0.5%, interest expense would change by approximately $765,000 and $191,250 for the year ended December 31, 1995 and for the three months ended March 31, 1996, respectively. Earnings were deficient to cover fixed charges by the following amounts for the periods indicated:

The Company -- Historical Combined and Pro Forma
  Three months ended March 31, 1996
    Historical combined..............................................................  $10,694,588
    Pro forma........................................................................   11,092,182
    Pro forma as adjusted............................................................   17,903,435
  Year ended December 31, 1995
    Historical combined..............................................................    3,234,843
    Pro forma........................................................................    5,087,132
    Pro forma as adjusted............................................................   32,446,633
ART -- Historical
    Three months ended March 31, 1996................................................    3,654,775
    Three months ended March 31, 1995................................................       41,753
    Year ended December 31, 1995.....................................................    1,267,655
    Year ended December 31, 1994.....................................................      128,620
    August 23, 1993 (date of inception) to December 31, 1993.........................        6,594
Telecom -- Historical
    Three months ended March 31, 1996................................................   10,666,383
    March 28, 1995 (date of inception) to December 31, 1995..........................    2,981,073

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company provides wireless broadband telecommunications services using point-to-point microwave transmissions in the 38 GHz portion of the radio spectrum. The Company is seeking to address the growing demand for high speed, high capacity digital telecommunications services on the part of business and government end users who require cost effective, high bandwidth local access to voice, video, data and Internet services.

    To facilitate a meaningful comparison, the following discussion and analysis is based on the historical combined financial information of Advanced Radio Technologies Corporation ("ART") and Advanced Radio Telecom Corp. ("Telecom") as of all dates and for all periods ending after March 28, 1995, the date of Telecom's inception, and the historical financial statements of ART as of all dates and for all the periods ended prior to March 28, 1995. All of the above financial statements appear elsewhere in this Prospectus. The historical combined financial statements include the elimination of transactions and balances between the two entities as well as ART's investment in Telecom and Telecom's investment in ART.

    The following discussion includes certain forward-looking statements. For a discussion of important factors, including, but not limited to, continued development of the Company's business, actions of regulatory authorities and competitors, and other factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

OVERVIEW

    The Company's business commenced in 1993, and the Company has generated only nominal revenues from operations to date. The Company's primary activities have focused on the acquisition of wireless construction permits (authorizations for facilities that are not constructed) and licenses (authorizations for facilities that are constructed), the hiring of management and other key personnel, the raising of capital, the acquisition of equipment and the development of its operating and support systems and infrastructure. The Company has obtained radio spectrum rights under FCC issued licenses and construction permits throughout the United States by applying to the FCC directly and through the purchase of such rights held by others. The Company's ability to provide commercial services on a widespread basis and to generate positive operating cash flow will depend on its ability, among other things, to (i) deploy its 38 GHz technology on a market-by-market basis, (ii) attract and retain an adequate customer base, (iii) successfully develop and deploy its operational and support systems and (iv) acquire appropriate sites for its operations. Proper management of the Company's anticipated growth and quality of its service will require the Company to expand its technical, accounting and internal management systems at a pace consistent with the Company's planned business roll-out. This roll-out will require substantial capital expenditures. See "Liquidity and Capital Resources" and "Risk Factors."

    The Company has experienced significant operating and net losses and negative operating cash flow in connection with the development and deployment of its wireless broadband services and systems and expects to continue to experience net losses and negative operating cash flow until such time as it develops a revenue-generating customer base sufficient to fund operating expenses attributable to the Company's wireless broadband operations. See "Risk Factors." The Company expects to achieve positive operating margins over time by
(i) increasing the number of revenue generating customers and responding to growing demand for capacity among its customers without significantly increasing related hardware and roof rights costs and (ii) inducing other telecommunications service providers to utilize and market the Company's wireless broadband services as part of their own services, thereby reducing the Company's related marketing costs. The Company anticipates that operating revenues will increase in 1996; however, the Company also expects that net losses and negative operating cash flow will increase as the Company implements its growth strategy and that under its current business plan, net losses and negative operating cash flow will continue for at least the next several years. Accordingly, the Company will be dependent on various financing sources to fund its growth as well as continued losses from operations. See "Liquidity and Capital Resources."

ACQUISITIONS, BUSINESS DEVELOPMENT AND CAPITAL EXPENDITURES

    From inception through March 31, 1996, the Company has invested an aggregate of $4.2 million to obtain interests in FCC authorizations and licenses, including those acquired from EMI, and invested $285,000 in the ART West Joint Venture. From inception, expenditures for property and equipment have totalled $6.5 million. In addition, the Company has incurred significant other costs and expenses in the development of its business and has recorded cumulative losses from inception through March 31, 1996 of approximately $14.1 million, including $9.4 million of non-cash compensation and marketing expenses and used cash in operating activities of approximately $3.1 million. The Company has agreed to acquire, subject to FCC approval and other conditions, additional FCC authorizations and licenses for an aggregate purchase price of $9.6 million in cash and 16,500,000 shares of the Company's Common Stock. The Company may, when and if the opportunity arises, acquire other spectrum rights and, potentially, related businesses, incur expenses in the development of new technologies and expand its wireless broadband services into new market areas.

    The recoverability of property and equipment and intangible assets representing FCC authorizations is dependent upon the successful development of systems in each of the respective markets, or through sale of such assets. Management estimates that it will recover the carrying amounts of those assets from cash flow generated by the systems once they have been developed. However, it is possible that such estimate will change as a result of any failure by the Company to develop its FCC authorizations on a timely basis, or technological, regulatory or other changes. The Company anticipates that it will fund approximately an aggregate of $3.5 million for research and development activities and other investment upon the consummation of currently anticipated agreements with American Wireless, QuestTV and Helioss. Although the Company does not have any other material commitments to fund research and development or to make investments in other companies, the Company expects to incur additional research and development expenses or to make other such investments from time to time.

    The Company is exploring the possibilities of providing its wireless broadband services in other countries including Canada and in Europe. The Company has entered into agreements with certain consultants and potential partners to identify foreign opportunities and expects to file applications for licenses or to acquire 38 GHz licenses in several European countries. There can be no assurance that the Company can acquire such licenses or develop and operate such systems.

    The Company entered into a management consulting agreement in November 1995 with Landover Holdings Corporation ("LHC") to provide strategic planning, corporate development and general management services. Under the agreement, which terminates on the date of this Prospectus, the Company pays LHC $35,000 per month for an initial one year term. In 1995 the Company paid $140,000 to LHC for consulting services and $391,750 for expenses in connection with the $7.0 million investment made under the LHC Purchase Agreement. See "Certain Transactions."

RESULTS OF OPERATIONS

    The Company has generated nominal revenue from operations to date. From inception through March 31, 1996, the Company has incurred aggregate expenses of approximately $14.2 million, including $9.4 million of non-cash compensation and marketing expenses. The remaining expenses consist of compensation and benefits, sales and marketing expenses, consulting and legal fees, facilities expenses, systems development costs, management consulting expenses and net interest expenses related to building the Company's business infrastructure and marketing its wireless broadband services. The Company expects to generate increased revenues beginning in 1996; however, there can be no assurance that this objective will be achieved. The Company expects that it will not achieve profitable operations at least through fiscal 1998. See "Risk Factors -- Limited Operations; History of Net Losses."

    THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO MARCH 31, 1995

    Revenue for the three months ended March 31, 1996 was $9,620 compared to no revenue in 1995. The increase in revenues was due to operating revenues earned from wireless broadband telecommunications services provided by the Company.

    Operating expenses other than interest were $10.6 million for the three months ended March 31, 1996 compared to $40,878 in 1995. The increase was primarily due to $7.2 million of non-cash compensation expense, including $6.8 million arising from the termination of the Escrow Share Arrangement (as defined) and subsequent release of shares to certain employees in connection with the February 1996 Reorganization (as defined), as well as, higher general and administrative, increased market development, and research and development expenses. See "Certain Transactions." Excluding the non-cash compensation expense, general and administrative expenses increased primarily due to higher payroll and consulting costs relating to the ramp-up in operations of the Company. Market development expenses increased primarily due to a non-cash marketing expense of $1.1 million related to the Ameritech Strategic
Distribution Agreement. Research and development costs were incurred as the Company initiated its research and development of microwave radio technology. The Company expects cash expenses for general and administrative, marketing and research and development to increase substantially in future periods as the development and deployment of the Company's business continues.

    Interest expense was $174,416 for the three months ended March 31, 1996 compared to $875 in 1995. The increase in interest expense was primarily due to interest on the EMI Note and the Bridge Notes. Interest expense in the second quarter of 1996 will increase primarily due to a full quarter of interest expense on the Bridge Notes and also due to the Equipment Note executed in April 1996, and the issuance of the Notes will cause interest expense to increase substantially in future periods. The write-off of unamortized offering discount and deferred finance costs associated with the Bridge Notes is expected to result in a non-cash extraordinary loss of approximately $1.0 million upon repayment at the closing of the Offerings.

    FISCAL 1995 COMPARED TO FISCAL 1994

    ART was formed in 1993, and, accordingly, the Company's historical financial statements for 1994 reflect ART's activities in applying for 38 GHz licenses and building operating systems.

    The Company had $137,489 in consulting services income for engineering and management services related to filing of applications for 38 GHz licenses on behalf of others, including Extended, in 1994 and $5,793 in operating revenue in 1995 derived from customers for wireless broadband services attributable to the markets for which licenses were acquired from EMI in November 1995. See "Business -- Agreements Relating to Licenses and Authorizations -- EMI Acquisition."

    Total expenses other than interest increased from $261,734 in 1994 to $3.1 million in 1995 due to the expansion of the business and the recognition of non-cash compensation expenses associated with employee stock options of $287,603 and certain Escrow Shares (as defined) of $802,002 associated with the release to certain employees of the Company as a result of meeting certain performance objectives for an aggregate of $1.1 million of non-cash compensation expenses. See "Certain Transactions -- LHC Purchase Agreement -- February 1996 Reorganization." General and administrative expenses, including these non-cash compensation expenses, increased to $2.9 million for fiscal 1995, from $253,453 for 1994. Market development expenses increased to $191,693 in 1995 from $0 in 1994. Net interest expenses increased to $121,986 in 1995 from $4,375 in 1994. As a result, the net loss for 1995 was $3.2 million, as compared to a net loss of $128,620 in 1994.

    FISCAL 1994 COMPARED TO FISCAL 1993

    The Company had $137,489 in consulting services income in 1994 compared to no revenue in 1993. The increase in 1994 was primarily due to consulting services related to 38 GHz license applications.

    Total expenses other than interest expense increased to $261,734 in 1994 from $6,594 in 1993. The increases were due primarily to consulting and legal fees related to the initial operations of the Company.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's operations have required substantial capital investment for the acquisition of FCC authorizations and related assets, the purchase of telecommunications equipment, staffing, and the development and expansion of the Company's infrastructure to support anticipated growth. From inception through March 31, 1996, the Company used $3.1 million of cash in its operating activities and $7.3 million of cash in its investing activities. These cash outflows were financed primarily through private equity and debt placements, including the issuance of convertible notes payable to the Advent Partnerships which were converted into equity in February 1996. At December 31, 1995 the Company had a working capital deficit of $3.0 million and cash of $633,654, as compared to a working capital deficit of $76,556 and cash of $5,133 at December 31, 1994. The Company had a working capital deficit of $1.1 million and cash of $3.0 million at March 31, 1996. Subsequent to March 31, 1996, the Company raised $2.2 million in cash (net of expenses) from the Equipment Financing and $3.0 million in cash from the CommcoCCC Financing. See "Certain Transactions."

    The Company's total assets increased from $42,611 as of December 31, 1994 to $9.9 million at December 31, 1995 and $15.0 million at March 31, 1996. Property and equipment, net of accumulated depreciation, comprised $3.6 million of total assets at December 31, 1995 and $6.4 million at March 31, 1996. FCC licenses and the investment in the ART West Joint Venture increased to $4.5 million at December 31, 1995 and March 31, 1996, as compared to $0.0 at December 31, 1994.

    Cash used in operating activities increased by $1.4 million to $1.5 million in 1995 over 1994. The increase in cash used in operating activities resulted primarily from the increase in net loss to $3.2 million, partially offset by non-cash compensation expenses of $1.1 million and increased payables in 1995.

    Cash used in investing activities increased by $4.2 million in 1995 compared to minimal amounts in 1994. The increase was primarily due to $3.0 million paid for the EMI acquisition, and approximately $600,000 used for property and equipment additions in 1995.

    Cash provided by financing activities increased by $6.2 million in 1995 over 1994. The increase was primarily due to the issuances of the Advent/ART Securities of $5.0 million and of Telecom serial preferred stock, net of redemptions of $2.0 million issued in 1995, partially offset by the use of cash for stock and debt issuance costs.

    Capital expenditures, including deposits on equipment for fiscal 1995 and 1994, were $3.9 million and $5,175, respectively. The Company currently purchases the majority of its wireless transmission equipment from a single vendor, P-Com, Inc., under an equipment purchase agreement which expires at the end of 1998. The Company is committed to purchase a total of $13.3 million of equipment under this agreement. The Company has also entered into an equipment purchase agreement, expiring in 1997, with Harris, providing for the purchase of wireless transmission equipment.

    Cash used in operating activities increased to $1.5 million for the three months ended March 31, 1996 compared to $49,212 for the three months ended March 31, 1995. The increase was primarily due to higher operating costs. Cash used in investing activities was approximately $3.1 million for the three months ended March 31, 1996 compared to $0.0 for the three months ended March 31, 1995. The increase was due to additions to property and equipment. Cash provided by financing activities increased to $6.9 million in the three months ended March 31, 1996 compared to $44,334 for the three months ended March 31, 1995. The increase was primarily due to the private equity placement with Ameritech and the Bridge Notes.

    The Company does not currently manufacture, nor does it have or plan to develop the capability to manufacture, any of the wireless transmission equipment necessary to provide its services. Although there are a limited number of manufacturers who have, or are developing, equipment that would meet the Company's requirements, there can be no assurance that such equipment would be available to the Company on comparable terms or on terms more favorable than those included in its current arrangements in the event that such arrangements are terminated. Moreover, a change in vendors could cause a delay in the Company's ability to provide its services, which would affect future operating results adversely.


    The Company has entered into an agreement with American Wireless to fund $700,000 to $1.0 million of research and development costs related to wireless transmission equipment. Vernon L. Fotheringham, the Chairman of the Company, is a director and a 6% shareholder of American Wireless. The Company will receive a first right of refusal on production capacity and a license fee in exchange for its funding. The Company has also entered into a letter of intent with Helioss Communications Corporation ("Helioss") for the development of advanced 38 GHz radios. Under the letter of intent, which is subject to definitive documentation, the Company will fund up to $1.0 million of Helioss' research and development expenses. The Company will have a right of first refusal on production capacity of the radios and will receive a royalty on the sale of a certain number of radios to customers other than the Company. The Company has also entered into a letter of intent to invest $1.5 million in QuestTV (as defined), a provider of video and data transmission and storage services. See "Certain Transactions -- American Wireless Development Agreement" and "-- QuestTV Investment." Although the Company does not have any other material commitments to fund research and development or to make investments in other companies, it expects to incur additional expenses for research and development and to make other such investments from time to time.


    The Company currently expects that its capital expenditures (excluding the acquisition of certain spectrum rights) will aggregate approximately $100.0 million through December 31, 1997. The Company currently expects capital expenditures through December 31, 1997 to consist of approximately $65.0 million for wireless transmission equipment, approximately $20.0 million for network design and development and related equipment and approximately $15.0 million for computer equipment and other related capital. Included in these amounts are the costs of initial construction of all owned and managed authorizations, estimated to be less than $5.0 million, including wireless transmission equipment. Although the Company does not anticipate substantial difficulties in completing such initial construction on a timely basis, the failure to do so could have a material adverse effect on the number of licenses available to the Company to carry out its business. The Company expects that capital expenditures for wireless transmission equipment will be largely variable with market demand, increasing over the remainder of 1996 and the next several years as demand for the Company's 38 GHz services increases in the targeted geographic markets and industry segments. In addition, the Company has agreed to acquire authorizations and licenses for $9.6 million from DCT and ART West. The Company has entered into an agreement to acquire 129 38 GHz authorizations from CommcoCCC in exchange for 16,500,000 shares of Common Stock. CommcoCCC has entered into a management agreement with the Company under which the Company will construct, manage and operate the authorization to be acquired pending consummation of the CommcoCCC Acquisition. If the Company does not consummate the CommcoCCC Acquisition, the Company expects that approximately 25% of its expected capital expenditures through 1997 would be deferred until later years and incurred in the Company's other markets. See "Business -- Agreements Relating to Licenses and Authorization -- CommcoCCC Acquisition."

    The Company is obliged to pay all costs and expenses of construction, operation and management of the authorizations managed by the Company. The Company is also obligated under the terms of the service agreements covering such authorizations to pay fees to the current holders of those authorizations approximating 10% to 15% of the revenue generated from such assets. See "Business -- Agreements Relating to Licenses and Authorizations."

    The Company expects that it will continue to have substantial capital requirements in connection with (i) the acquisition of appropriate sites for its operations, (ii) deployment of its 38 GHz technology on a market-by-market basis, (iii) capturing and retaining an adequate revenue generating customer base and (iv) developing and deploying its operational and support systems. The Company believes it has an opportunity to expand its wireless broadband services business significantly and that access to capital will enable it to expand more quickly and effectively.

    The Company has incurred significant operating and net losses and negative operating cash flow attributable to the development of its wireless broadband services and anticipates that such losses and negative operating cash flow will increase as the Company implements its growth strategy. Accordingly, the Company will be dependent on additional capital to fund its growth, as well as to fund continued losses from operations.

    Management anticipates that, based on current plans of development, assuming that no new material acquisitions (other than those currently under contract) are consummated, the net proceeds of the Offerings after the use of $8.0 million to repay existing indebtedness and $9.6 million to complete pending acquisitions and the proceeds of the Credit Facility (as defined), if consummated, will be sufficient to fund the operations of the Company for at least the next two years. See "Description of Certain Indebtedness." Management believes that the Company's future capital needs will continue to be significant and that thereafter it will be necessary for the Company to seek additional sources of financing. In addition, if (i) the Company's plan of development or projections change or prove to be inaccurate, (ii) the proceeds of the Offerings, together with other existing financial resources, prove to be insufficient to fund the Company for at least the next two years, (iii) the Company fails to consummate the Credit Facility or (iv) the Company completes any material acquisitions, other than those now under contract or buys spectrum at auction, the Company may be required to seek additional financing sooner than currently anticipated. There can be no assurance that the Company will be able to obtain any additional financing, or, if such financing is available, that the Company will be able to obtain it on acceptable terms. In the event that the Company fails to obtain additional financing, such failure could result in the modification, delay or abandonment of some or all of the Company's development and expansion plans. Any such modification, delay or abandonment is likely to have a material adverse effect on the Company's business, which could adversely affect the value of the Common Stock, the Notes and the Warrants and may limit the Company's ability to make principal and interest payments on its indebtedness.

NEW ACCOUNTING PRONOUNCEMENT

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This Statement encourages, but does not require, accounting for stock compensation awards granted to employees based on their fair value at the date the awards are granted. Companies may elect to continue to apply current accounting requirements for employee stock compensation awards, which generally will result in no compensation cost for most fixed stock option plans, such as the Company's Equity Incentive Plan. The expense measurement provisions of the Statement apply to all equity instruments issued for goods and services provided by persons other than employees. All companies are required to comply with the disclosure requirements of the Statement. The Company expects to continue accounting for employee stock compensation awards using current accounting requirements.

INFLATION

    Management does not believe that its business is impacted by inflation to a significantly different extent than is the general economy.

                                    BUSINESS

    Advanced Radio Telecom Corp. ("ART" or the "Company") provides wireless broadband telecommunications services using point-to-point microwave transmissions in the 37.0 to 40.0 gigahertz portion of the radio spectrum ("38 GHz"). The Company is seeking to address the growing demand for high speed, high capacity digital telecommunications services on the part of business and government end users who require cost effective, high bandwidth local access to voice, video, data and Internet services. Upon completion of its pending acquisition of 129 38 GHz wireless broadband authorizations (the "CommcoCCC Assets") from CommcoCCC, Inc. ("CommcoCCC"), the Company will own or manage a total of 237 authorizations granted by the Federal Communications Commission ("FCC") covering an aggregate population of approximately 143 million in 169 U.S. markets.

TELECOMMUNICATIONS INDUSTRY OVERVIEW

    The current telecommunications landscape is being reshaped by the convergence of three major trends: (i) the accelerating growth in demand for high speed, high capacity digital telecommunications services, (ii) the deregulation of telecommunications markets and (iii) the rapid advances in wireless technologies. The growth in demand for high speed digital telecommunications services is being driven by the revolution in microprocessor power and advances in new multimedia and on-line applications such as the Internet. The ability to access and distribute information quickly has become critical to business and government users of telecommunications services. The proliferation of local area networks ("LANs"), rapid growth of Internet services, rising demand for video teleconferencing and other demand factors are significantly increasing the volume of broadband telecommunications traffic. The inability of the existing infrastructure to meet this demand is creating a "last mile" bottleneck in the copper wire networks of the incumbent local exchange carriers ("LECs"). This increasing demand, together with changes in the regulatory environment, are creating an opportunity to offer cost effective, high capacity last mile access using both wireline and wireless solutions.

    The present structure of the U.S. telecommunications industry was shaped principally by the 1984 court-directed divestiture of the Bell System (the "Divestiture"). As part of the Divestiture, seven Regional Bell Operating Companies ("RBOCs") were created and separated from the long distance service provider, AT&T, resulting in two distinct telecommunications industries: local exchange and inter-exchange (commonly known as long distance). Local exchange services typically involve the carriage of telecommunications within FCC-defined local access and transport areas ("LATAs"), and the provision of access, or connections, between LECs and inter-exchange carriers ("IXCs") for the completion of long distance calls.

    Since the Divestiture, the local exchange segment of the telecommunications market has remained the domain of LECs. Recently, however, regulatory policy has shifted away from monopoly protection of the LECs. U.S. court decisions, FCC actions and most recently the Telecommunications Act have dramatically changed the regulatory environment. These changes have permitted increased competition in the local exchange market and created opportunities for new companies, such as competitive access providers ("CAPs").

    Beginning in the late 1980s, CAPs emerged to compete with LECs by providing dedicated private line transmission and access services. CAP networks typically consist of fiber optic facilities connecting IXC points of presence ("POPs") with customer locations and LEC switches within a limited metropolitan area. Initially, demand for alternative local access was driven by access charges of approximately 40% to 45% of the cost of a long distance call levied by LECs on the IXCs. In addition to providing lower access charges, CAP fiber optic services, where available, have generally been considered to provide superior quality and higher capacity services than those available from LECs' legacy copper wire networks. A leading research company estimates that in 1994 CAPs captured approximately $1.3 billion of the revenues generated by the local exchange market. Such research company also projects that, as a result of increased competition and the growth of enhanced services, CAPs' revenues will grow in excess of 150% per year over the next two years. In addition to CAPs, a wide range of alternative access providers, including cable television operators, wireless local loop service providers and others, are expected to emerge.

    Continued growth in the quality and number of competitors in the local telecommunications market will be driven principally by (i) the growing interest among business customers for an alternative to the LEC networks in order to obtain higher capacity and better pricing, (ii) the increases in data applications and capacity requirements for local and wide area network connections, high speed Internet access and videoconferencing, (iii) the LECs' inability to upgrade their copper networks quickly, (iv) the preference of competing telecommunications providers to control the points of connection to their customers and prevent LECs from obtaining confidential marketing information and (v) new state and federal legislation mandating interconnection and competition in the local exchange market.

    Wireless broadband telecommunications services are developing rapidly to handle these growing needs for alternative access. In particular, the successful deployment of 38 GHz links by European cellular service providers and recent advances in 38 GHz technology, coupled with metropolitan-wide footprint licensing, has enabled the provision of greater capacity and reliability at a lower cost per customer than traditional copper wire networks. Furthermore, 38 GHz facilities can be installed, deinstalled and reinstalled elsewhere with minimal time and cost compared to both fiber optic and copper wire facilities.

38 GHZ TECHNOLOGY

    The FCC has allocated fourteen 100 MHz channels between 38.6 GHz and 40.0 GHz for wireless broadband transmissions and has allocated the 37.0-38.5 GHz band to wireless broadband transmissions (the 37.0-38.5 GHz band and the 38.6-40.0 GHz band are collectively referred to as "38 GHz"), which enable the licensee to provide point-to-point services within a specified geographic footprint usually of up to a 50-mile radius.

    38 GHz technology was first widely deployed in Europe by cellular telephone service providers for the interconnection of cell sites with switches. In the early 1990s, technological advances resulted in a substantial reduction in the cost and size of millimetric microwave components with a simultaneous increase in reliability and quality, allowing for the provision of wireless broadband telecommunication links at competitive prices. By 1993, advances in 38 GHz technology, combined with its growing use in Europe and Central America, led to increasing awareness of and interest in the potential uses of 38 GHz in the United States.

    The 38 GHz band provides for the following additional advantages as compared to other spectrum bands and wireline alternatives:

    - HIGH DATA TRANSFER RATES. The total amount of bandwidth for each 38 GHz channel is 100 MHz, which exceeds the bandwidth of any other present terrestrial wireless channel allotment and supports full broadband capability. For example, one 38 GHz DS-3 link at 45 megabits per second ("Mbps") today can transfer data at a rate which is over 1,500 times the rate of the fastest dial-up modem currently in use (28.8 Kbps) and over 350 times the rate of the fastest integrated services digital network ("ISDN") line currently in use (128 Kbps). In addition to accommodating standard voice and data requirements, 45 Mbps data transmission rates allow end users to receive real time, full motion video and 3-D graphics at their workstations and to utilize highly interactive applications on the Internet and other networks.

    - SIGNIFICANT CHANNEL CAPACITY. Because 38 GHz radio emissions have a narrow beam width, a relatively short range and in most instances the capability to intersect without creating interference, 38 GHz service providers can efficiently reuse their bandwidth within a licensed area, thereby increasing the number of customers to which such services can be provided. Management believes that by using technology currently employed by the Company it can serve virtually all of the immediately addressable market in its market areas.

    - RAPID DEPLOYMENT. 38 GHz technology can be deployed considerably more rapidly than wireline and other wireless technologies, generally within 72 hours after obtaining access to customer premises. In contrast to the relative ease of installing a 38 GHz transmission link, extending fiber or copper-based networks to reach new customers requires significant time and expense. In addition, unlike providers of point-to-point microwave service in other spectrum bands, a 38 GHz license holder can install and operate as many transmission links as it can engineer in the licensed area without obtaining additional approvals from the FCC. This is a substantial advantage over other portions of the microwave radio spectrum that must be licensed on a link-by-link basis following frequency coordination, which in total can take from three to five months.

    - EASE OF INSTALLATION. The equipment used for point-to-point applications in 38 GHz (I.E., antennae, transceivers and digital interface units) is smaller, less obtrusive and less expensive than that used for microwave equipment applications at lower frequencies, making it less susceptible to zoning restrictions. In addition, 38 GHz equipment can be easily redeployed to meet changing customer requirements.

    - ADDITIONAL ADVANTAGES OVER OTHER PORTIONS OF RADIO SPECTRUM. At frequencies above 38 GHz, point-to-point applications become less practical because attenuation increases and the maximum distance between transceivers accordingly decreases. Additionally, the FCC has specified the use of many portions of the spectrum for applications other than point-to-point, such as satellite and wireless cable services, and, accordingly, these portions of the radio spectrum often are not available for point-to-point applications. Finally, 38 GHz has characteristics which provide better signal quality and performance in inclement weather than those offered in other portions of the radio spectrum.

THE ART SOLUTION

    The Company is positioned to solve the need for broadband last mile access, linking end users to fiber optic based facilities of CAPs and other telecommunications service providers without the need to deploy fiber all the way to end users' premises. The Company provides point-to-point wireless digital circuits ranging in capacity from DS-1 (capable of carrying 24 simultaneous voice conversations at 1.544 Mbps) to DS-3 (capable of carrying 672 simultaneous voice conversations at 45 Mbps). The Company's wireless broadband services are engineered to provide 99.999% availability, with better than a 10-13 (unfaded) bit error rate. This level of availability exceeds the performance of copper based networks and is a viable alternative to fiber based networks. When measured as the total amount of time "out of service" over a year, 99.999% availability under conditions of no path fading equates to less than six minutes of down-time compared to a range of four hours to 44 hours of historical performance of similar copper-based LEC circuits. In addition, the Company believes that ART's last mile solution is competitively priced with most broadband wireline solutions.

    The Company's initial target customers include CAPs, IXCs, cellular and mobile radio service providers and ISPs. The Company's services may also be attractive to certain LECs which do not currently have broadband networks that reach the majority of their customers. The Company has entered into a strategic distribution agreement with Ameritech for delivery of the Company's wireless broadband services throughout Ameritech's midwest operating region and for certain large customers located outside its region. See "-- Strategic Alliances
- -- Ameritech Strategic Distribution Agreement."

    The Company believes that the following factors provide it with certain significant competitive advantages in offering broadband last mile access, including:

    - The characteristics of 38 GHz technology (high data transfer rates, significant channel capacity, rapid deployment, easy installation and efficient network design) are ideal for the provision of last mile access.

    - The Company minimizes its initial capital expenditures because of the installation-to-meet-demand and redeployable nature of the Company's wireless broadband equipment, as compared to the significant cost and expense of installation of fiber based networks.

    - As  one  of  the   first  38  GHz  service   providers,  the  Company   is
      well-positioned to capture a large percentage of early adopters, which are generally among the heaviest users.

    - The Company's industry relationships should enable it to forge strategic alliances with other carriers, equipment vendors and technology development companies, thus gaining access to important channels of distribution and early deployment of advanced technologies.

    - The scope of the Company's market area enables it to offer wireless broadband services targeting much of the United States's addressable business market.

    As regulatory and competitive conditions permit, the Company's market focus will evolve from a wholesale "carrier's carrier" orientation to the retail provision of services directly to government and commercial end-user customers of telecommunications services. The Company will focus on its initial wholesale "carrier's carrier" strategy at least through the first half of 1997. At that time, the Company anticipates it will have developed its customer base and market presence to a level that will enable the Company to expand its direct sales efforts. At the same time, the Company anticipates it will commence the development of switched services to expand the Company's service offerings both geographically and demographically, to business and residential customers, offering a wider array of voice, data, Internet and multimedia services, depending on further advances in wireless technology.

BUSINESS STRATEGY

    ART began providing 38 GHz wireless broadband services in the fourth quarter of 1995 and has generated only nominal revenues from such services to date. The Company is seeking to capitalize on its broad footprint of 38 GHz authorizations to become a leading provider of wireless broadband solutions to a diverse group of traditional and emerging telecommunications service providers and end users of telecommunications services. The Company plans to implement the following strategic initiatives to achieve this objective:

    - EXPLOIT SPECTRUM POSITION IN KEY MARKETS. Upon completion of its pending acquisition of the CommcoCCC Assets, the Company will own or manage a total of 237 authorizations that will allow it to provide 38 GHz wireless broadband services in 169 U.S. markets. The Company currently owns or manages 108 authorizations (exclusive of the CommcoCCC Assets) that allow it to provide 38 GHz wireless broadband services in 89 markets, 73 of which are owned by the Company and the remaining 35 of which are managed by the Company through the Company's interests in or arrangements with other companies. The Company has agreed to acquire all of the authorizations which it currently manages but does not own. These spectrum assets provide the Company with the foundation on which to create a large scale commercial system of 38 GHz wireless broadband operations. As of June 28, 1996, the Company was operating revenue-generating wireless broadband links in 15 cities. The Company plans to continue to build out its infrastructure and to intensify its marketing effort in its market areas in order to exploit the value inherent in its spectrum assets. See "-- Agreements Relating to Licenses and Authorizations." The Company may seek to acquire additional spectrum rights in new and existing markets in order to expand its geographic footprint or enhance its services.

    - MARKET INITIALLY AS A CARRIER'S CARRIER. The Company's initial target customers include CAPs, IXCs, cellular and mobile radio service providers and ISPs. The Company's wireless broadband services enable CAPs to extend their broadband services to locations where it is either not cost-efficient or too difficult to extend their fiber optic network due to physical limitations, franchise fees or other restrictions. The Company's services may also be attractive to certain LECs, which generally do not currently have broadband networks capable of reaching the majority of their customers. All telecommunications service providers can use the Company's services as alternate or redundant routes to increase network reliability. The Company has entered into a strategic distribution agreement (the "Ameritech Strategic Distribution Agreement") with Ameritech Corp. ("Ameritech") for delivery of the Company's wireless broadband services throughout Ameritech's midwest operating region and for certain large customers located outside its region. The Company currently provides services to Ameritech, Bell Atlantic NYNEX Mobile, UUNet, Electric Lightwave, NEXTLINK, American Personal Comunications, American Show Management, Capital Area Internet Service, Brooks Fiber Communications and Western Wireless, among others. See "-- Customers and Applications." As regulatory and competitive conditions permit and as the Company's customer base and market presence develop, the Company expects that its market focus will expand from a wholesale "carrier's carrier" to include provision of services directly to commercial end users.

    - PURSUE OPPORTUNITIES TO PROVIDE VALUE-ADDED SERVICES. The Company has identified and plans to pursue additional market niches with immediate needs for reliable, high bandwidth last mile access services. For example, the market for Internet services urgently requires broadband "pipes" to facilitate high speed access for corporate users. The amount of time it takes to download graphics and images from the Internet to personal computers over dial-up copper circuits hinders demand for the Internet. For example, a 38 GHz DS-1 circuit (1.544 Mbps), linking a corporate user to an ISP's POP, is approximately 53 times faster than a 28.8 kbps dial-up modem and 12 times faster than the fastest ISDN connection (128 Kbps). Alternatively, one 38 GHz DS-3 link at 45 Mbps can currently transfer data at a rate that is over 1,500 times the rate of the fastest dial-up modem currently in use (28.8 Kbps) and over 350 times the rate of the fastest ISDN line currently in use (128 Kbps). Each of the Company's DS-3 links can support 28 DS-1 circuits per channel. The Company is pursuing agreements to package its 38 GHz solutions with the services of leading ISPs. Other potential value-added uses include desktop videoconferencing, high resolution imaging for healthcare and law enforcement applications and video on demand. The Company may also decide to offer switched-based services to end users who desire a single source telecommunications solution.

    - MAINTAIN TECHNOLOGY LEADERSHIP IN SPECTRUM MANAGEMENT. The Company is currently developing proprietary site selection and network design software which it believes will provide for faster site development at a lower cost. In addition, through the Company's internal technology development efforts, as well as on-going participation in equipment manufacturers' research and development activities, the Company is seeking to achieve a competitive advantage through proprietary methods designed to increase the capacity and quality of its networks.

    - ESTABLISH AND EXPAND KEY STRATEGIC ALLIANCES. The Company has established and will seek to continue to establish key strategic alliances with major service providers, equipment manufacturers, systems integrators and enhanced service providers. Ameritech owns a 5.5% beneficial equity interest in the Company as of June 28, 1996 (4.3% after giving effect to the Common Stock Offering) and entered into the Ameritech Strategic Distribution Agreement in April 1996. The Company also has agreements with Harris Corporation, Farinon Division ("Harris") for marketing ART's 38 GHz services to PCS providers and with GTE Corporation for installation, field servicing and network monitoring. In addition, the Company is seeking to develop relationships with a number of equipment manufacturers focusing on 38 GHz technology development, wireless broadband standards and joint sales efforts. The Company plans to utilize strategic alliances to bundle its services with those of its partners, to provide for alternative distribution channels and to gain access to technological advancements. See "-- Strategic Alliances."

WIRELESS BROADBAND SERVICES

    The Company's wireless broadband links deliver high quality voice and data transmissions at a level of performance which exceeds the performance of copper based networks and is a viable alternative to fiber optic based networks. The Company provides point-to-point wireless digital circuits ranging in capacity from DS-1 (capable of carrying 24 simultaneous voice conversations at 1.544
Mbps) to DS-3

(capable of carrying 672 simultaneous voice conversations at 45 Mbps). The Company believes that it generally owns or manages sufficient 38 GHz bandwidth to satisfy the anticipated service requirements of its target customers in each of the Company's existing markets and the additional 78 markets to be acquired under the CommcoCCC Agreement.

    Significant  features of  the Company's wireless  broadband services include
(i) sufficient bandwidth and flexibility in each channel for most present day applications, (ii) minimal channel interference from other sources, resulting from dedicated spectrum, (iii) range of up to five miles between transmission links (depending upon moisture conditions), (iv) performance engineered to provide a minimum of 99.999% availability, (v) transmission accuracy engineered to provide bit error rates of better than 10-13 (unfaded), (vi) optional forward error correction for even higher data reliability, insuring the integrity of transmitted data over wireless broadband paths, (vii) rapid deployment (where roof rights have been previously obtained), (viii) 24-hour, seven-days-a-week network monitoring by the Company's network management control center, (ix) available nationwide four-hour emergency restoral time from GTE in most circumstances and (x) optional "hot" standby links that remain powered up and switch "on line" if the primary link fails.

    Each of ART's wireless broadband links consists of paired millimeter wave radio transceivers installed at a distance of up to five miles from one another within a direct line of sight. The transceivers currently used by the Company are supplied principally by P-Com, Inc. ("P-Com") and are installed primarily on rooftops and on other tall structures. In order to deploy its links quickly, the Company plans to obtain roof rights on buildings with fiber optic points of termination for transceiver sites. To accomplish this objective, the Company is developing proprietary site selection and network design software which will significantly reduce the amount of time necessary to select optimal network sites. In coordination with its marketing plans, the Company will dispatch site acquisition specialists to such locations to obtain renewable options. The Company intends to use a combination of its own employees and independent contractors for site acquisition.

CUSTOMERS AND APPLICATIONS

    The Company introduced its wireless broadband services in November 1995 and began marketing its services in January 1996. The Company has generated only nominal revenues from its operations to date. Currently, the Company is providing or has received orders to provide carrier's carrier wireless broadband services to CAPs, a LEC, ISPs, cellular and mobile carriers and, several IXCs, and is in the process of becoming a qualified vendor to all the major IXCs. The Company currently provides services to Ameritech, Bell Atlantic, NYNEX Mobile, UUNet, Electric Lightwave, NEXTLINK, American Personal Communications, American Show Management, Capital Area Internet Service, Brooks Fiber Communications and Western Wireless, among others. As of June 28, 1996, the Company was operating revenue-generating wireless broadband links in 15 cities.

    The Company currently provides, or anticipates providing, wireless broadband services to the following types of customers, among others:

    COMPETITIVE ACCESS PROVIDERS AND LOCAL EXCHANGE CARRIERS. Currently, CAPs compete with LECs by installing fiber optic cable rings in the highest density business locations to connect with long distance carriers and for intra-ring transmissions. Due to the high cost inherent in building fiber networks, CAPs generally target densely populated areas with high concentrations of large end-users. In order to reach "off-net" customers, CAPs must either lease or purchase facilities and services from LECs or alternative suppliers until such time as it becomes economical to extend the CAP fiber networks to these customers.

    CAPs face certain implementation obstacles that the Company's wireless broadband services can assist in solving. CAPs need to reach new customers that are off-net quickly and inexpensively, and are expected to prefer to obtain additional network facilities from (and share proprietary information with) someone other than a direct competitor, such as a LEC. CAPs can utilize the Company's wireless broadband services as an alternative to copper, fiber-based or other such network facilities provided to the CAPs by LECs (see diagram below), to extend their own networks to reach areas where such extension is neither cost-efficient nor feasible, because of rights-of-way or other restrictions, or to provide redundant and back-up capacity to their existing networks.

    The Company anticipates that LECs will encounter many of the same obstacles CAPs are encountering in seeking to enhance their networks to deliver broadband services. The Company also believes that LECs will seek to utilize 38 GHz technology to expand the range of their service offerings to match those offered by CAPs. Further, as LECs are permitted to provide inter-LATA long distance services, they may seek to use 38 GHz technology to bypass other LECs outside of their region. See "-- Strategic Alliances -- Ameritech Strategic Distribution Agreement."

                                   [GRAPHIC]

    INTERNET SERVICE PROVIDERS. The expanding demand for Internet access, the growing importance of audio, video and graphic Internet applications to both business and consumers and the lack of high capacity access through local telephone company facilities has created a growing market for ART's wireless broadband services. The Company offers Internet service providers timely, reliable and affordable access at the required high speed data rates -- both 45 Mbps and 1.544 Mbps -- allowing ISPs to keep pace with their customer growth. The Company provides wireless broadband links between customers and their ISP providers and between ISP POPs and the Internet backbone. A single 38 GHz DS-1 circuit linking a corporate user to an ISP's POP is approximately 53 times faster than a 28.8 Kbps dial-up modem and 12 times faster than the fastest ISDN connection. Each of the Company's 38 GHz DS-3 links can support 28 DS-1 circuits per channel or one DS-3 circuit per channel, which can transfer data at a rate which is over 1,500 times the rate of the fastest dial-up modems currently in use (28 Kbps) and over 350 times the rate of the fastest ISDN lines currently in use (128 Kbps).

                               [GRAPHIC]

    MOBILE COMMUNICATIONS SERVICE PROVIDERS. ART's wireless broadband services can help cellular, wireless dispatch and emerging PCS carriers compete in expanding domestic mobile communications markets by providing cost-effective backbone network connections between cell sites, base stations and wireline networks, regardless of location. Similar 38 GHz mobile communications connections have been proven effective in Europe, and ART's easily installed, economical wireless broadband links can give domestic mobile carriers a competitive edge in building or expanding their networks through reduced construction time and installation costs.

                               [GRAPHIC]

    INTER-EXCHANGE CARRIERS. To minimize costly LEC access charges and to gain more direct contact with the consumer, IXCs can utilize the Company's wireless broadband services to connect call origination or termination points either directly to the IXCs' POPs or by way of CAP intermediate fiber rings. These providers can also use 38 GHz services to connect two or more of their respective POPs in a single market area. By utilizing the Company's wireless broadband services, IXCs can avoid the capacity barriers inherent in copper wire connections, which have typically prevented them from providing their customers with the end-to-end, high bandwidth, full digital services available from a fiber optic or wireless-based system. Wireless broadband services also may be utilized to provide carriers with viable, cost-efficient physical diversity routes (I.E., back-up capacity) for traffic in situations when primary routes become incapacitated or network reliability concerns demand alternate telecommunications paths.

                                [GRAPHIC]

    PRIVATE USER NETWORKS. ART's wireless broadband services enable business, government and other heavy usage customers to create efficient, high speed, high capacity private voice, data and video communications networks within and among their local facilities and buildings. These customers include universities, hospitals, hotels, shopping centers and multi-location manufacturing, business and governmental institutions. Working directly with ART or through ART resellers, customers will be able to access cost-effective alternatives to LEC copper networks.

    Providing high speed data transmission and real time communications services by linking customer computers in local, metropolitan and wide area configurations will be an important part of ART's private networking business. The ability to send large amounts of data quickly and efficiently and to interconnect personal computers both within and among buildings in campus settings is a growing customer need. ART's wireless broadband services are designed to serve this rapidly expanding market.

                               [GRAPHIC]

    INTERACTIVE VIDEO SERVICES USERS. ART's wireless broadband services provide high speed, high capacity access to communications networks for customers who require reliable videoconferencing, video on demand, and Internet video services. The Company believes the increasing popularity and use of these services, particularly by large business and government customers, provide a promising market for ART's wireless links. Videoconferencing requires high speed communications both to and from the participants. The Company's services meet this requirement for high bandwidth, full duplex communications.

                                   [GRAPHIC]

MARKETING PLANS

    In January 1996, the Company commenced implementation of its marketing program. The Company is addressing its initial target markets as a carrier's carrier, while building the internal capability to expand its marketing efforts to include direct sales to end users of its services. The Company is augmenting its marketing and sales channels through resale agreements with strategic marketing partners and through alliances with selected CAPs, LECs, ISPs, IXCs, interconnect providers (PBX suppliers), LAN, MAN and WAN systems integrators and other telecommunications equipment manufacturers and service providers.

    The Company's internal salesforce is currently marketing the Company's wireless broadband services by (i) performing field demonstrations of 38 GHz service, (ii) making presentations at industry trade shows, (iii) providing an interactive Internet home page, (iv) running promotional advertisements in selected trade media and (v) conducting extensive one-on-one presentations and demonstrations through its direct sales force with major telecommunications service providers and end users of telecommunications services.

    The Company currently expects to price its services on a monthly flat-rate non-distance sensitive basis. As a non-dominant carrier, ART does not have to cost-justify its rates to regulatory bodies and usually has a wide latitude in changing customer-specific rates. As a result, ART expects to enter into customer and service specific arrangements, which include volume, capacity and term discounts and customized billing and payment options. The services offered by ART are expected to be competitively priced with those of the incumbent LECs. The Company also intends to charge for installation and network monitoring services where appropriate. The Company also anticipates offering metered services to various end users at an appropriate point in the future.

38 GHZ WIRELESS BROADBAND LICENSES AND AUTHORIZATIONS

    The Company was granted the first of its authorizations to construct and operate 38 GHz wireless broadband facilities in February 1995. Authorizations for facilities that are not constructed are referred to in this Prospectus as "construction permits"; authorizations for facilities that are constructed are referred to in this Prospectus as "licenses". Upon completion of the CommcoCCC Acquisition, the Company will own or manage a total of 237 authorizations that will allow it to provide 38 GHz wireless broadband services in 169 U.S. markets. The Company currently owns or manages 108 authorizations (exclusive of the CommcoCCC Assets) that allow it to provide 38 GHz wireless broadband services in 89 markets, 73 of which are owned by the Company and the remaining 35 of which are managed by the Company through the Company's interests in or arrangements with other companies.

    The table below lists, for the top 100 U.S. markets, the amount of bandwidth covered by authorizations which the Company owns, manages or has a definitive agreement to acquire, in the top 100 U.S. markets, in descending order of size based on the estimated population of the market:

                                                   BANDWIDTH COVERED BY AUTHORIZATIONS (MHZ)
                                            --------------------------------------------------------
                                                                              UNDER
                                                                           DEFINITIVE
                                                                            AGREEMENT
                  MARKET                       OWNED       MANAGED(1)      TO ACQUIRE       TOTAL
- ------------------------------------------  -----------  ---------------  -------------     -----
300 MHZ OR MORE MARKETS
New York, NY                                       300             --              --           300
Washington, D.C.                                   300             --              --           300
Boston, MA                                         200             --             100           300
Baltimore, MD                                      200            100              --           300
Cincinnati, OH                                     100             --             200           300
Portland, OR                                        --            100             200           300
Norfolk/Virginia Beach, VA                          --            100             300           400
Columbus, OH                                        --            100             200           300
Providence, RI/Fall River, MA                      200             --             200           400
Memphis, TN                                        100             --             200           300
Oklahoma City, OK                                   --            100             200           300
Birmingham, AL                                     100             --             200           300
Buffalo/Niagara Falls, NY                          300             --             100           400
Dayton/Springfield, OH                             100            100             100           300
Richmond/Petersburg, VA                            100             --             200           300
Rochester, NY                                      300             --             200           500
Hartford, CT                                       200            100             200           500
Albany/Schenectady, NY                             300             --             200           500
Knoxville, TN                                      100             --             200           300
New Haven/Waterbury, CT                            200             --             100           300
Syracuse, NY                                       200             --             100           300
Harrisburg, PA                                     200             --             100           300
Scranton/Wilkes-Barre, PA                          300             --             100           400
Springfield/Holyoke, MA                            200             --             200           400
Jackson, MS                                        100             --             200           300
Shreveport, LA                                     100             --             200           300

                                                   BANDWIDTH COVERED BY AUTHORIZATIONS (MHZ)
                                            --------------------------------------------------------
                                                                              UNDER
                                                                           DEFINITIVE
                                                                            AGREEMENT
                  MARKET                       OWNED       MANAGED(1)      TO ACQUIRE       TOTAL
- ------------------------------------------  -----------  ---------------  -------------     -----
200 MHZ MARKETS
Philadelphia, PA/Trenton, NJ                       200             --              --           200
Miami/Fort Lauderdale, FL                          100             --             100           200
Cleveland/Akron, OH                                100             --             100           200
Seattle/Tacoma, WA                                  --            100             100           200
St. Louis, MO                                      100             --             100           200
Pittsburgh, PA                                     200             --              --           200
Charlotte/Gastonia, NC                              --             --             200           200
Nashville, TN                                      100             --             100           200
Indianapolis, IN                                   100             --             100           200
Louisville, KY                                     100             --             100           200
Greensboro/Winston-Salem, NC                        --            100             100           200
Las Vegas, NV                                       --            100             100           200
Austin, TX                                          --            100             100           200
Grand Rapids, MI                                    --            100             100           200
Omaha, NE                                           --             --             200           200
Honolulu, HI                                        --            100             100           200
Albuquerque, NM                                     --            100             100           200
Des Moines, IA                                     100             --             100           200
Tuscon, AZ                                          --            100             100           200
El Paso, TX                                         --             --             200           200
Worcester, MA                                      200             --              --           200
Allentown/Bethlehem, PA                            200             --              --           200
Baton Rouge, LA                                    100             --             100           200
Charleston, SC                                     100            100              --           200
Mobile, AL                                         100            100              --           200

100 MHZ MARKETS
Chicago, IL                                        100             --              --           100
Detroit, MI                                         --             --             100           100
Dallas/Fort Worth, TX                              100             --              --           100
Houston, TX                                        100             --              --           100
Atlanta, GA                                        100             --              --           100
Minneapolis, MN                                    100             --              --           100
Phoenix, AZ                                         --            100              --           100
San Diego, CA                                       --            100              --           100
Tampa-St. Petersburg, FL                            --             --             100           100
Denver, CO                                          --            100              --           100
Kansas City, MO                                    100             --              --           100
Sacramento, CA                                      --            100              --           100
Milwaukee, WI                                       --             --             100           100
San Antonio, TX                                    100             --              --           100
Salt Lake City, UT                                  --            100              --           100
Orlando, FL                                         --             --             100           100
New Orleans, LA                                    100             --              --           100
Raleigh-Durham, NC                                  --             --             100           100
Little Rock, AR                                     --             --             100           100
Tulsa, OK                                           --             --             100           100
Greenville/Spartanburg, SC                          --             --             100           100

                                                   BANDWIDTH COVERED BY AUTHORIZATIONS (MHZ)
                                            --------------------------------------------------------
                                                                              UNDER
                                                                           DEFINITIVE
                                                                            AGREEMENT
                  MARKET                       OWNED       MANAGED(1)      TO ACQUIRE       TOTAL
- ------------------------------------------  -----------  ---------------  -------------     -----
Toledo, OH                                          --             --             100           100
Spokane, WA                                         --            100              --           100
Kingsport, TN/Bristol, VA                           --             --             100           100
Fort Wayne, IN                                      --             --             100           100
Madison, WI                                        100             --              --           100
Wichita, KS                                        100             --              --           100
Springfield, MO                                     --             --             100           100
Sarasota/Bradenton, FL                              --             --             100           100
Corpus Christi, TX                                  --             --             100           100
Chattanooga, TN                                     --             --             100           100

- ------------------------------
(1) Includes authorizations (i) held by ART West; (ii) managed by ART under the DCT services agreement; and (iii) managed under the Telecom One services agreement pursuant to a revenue-sharing arrangement. Does not include authorizations included in the CommcoCCC Assets which are managed by the Company on a short-term basis pending the CommcoCCC Acquisition. The Company recently has entered into definitive agreements to acquire all outstanding interests in the authorizations held by ART West, DCT and Telecom One. See "Business -- Agreements Relating to Licenses and Authorizations."

    In addition to the above authorizations, the Company has 71 applications pending before the FCC for additional authorizations. However, due to the "freeze" imposed by the NPRM and the conflicts with other applicants in same markets, there can be no assurance that it or any other company will receive additional authorizations with respect to any pending applications. See "Risk Factors -- Government Regulation" and "-- Government Regulation."

    Excluding the CommcoCCC Assets, the Company presently owns or manages between 100 and 300 MHz of transmission capacity within each of its markets. Because 38 GHz paths are very narrow and because certain microwave paths can intersect each other without creating interference, each market area can accommodate thousands of paths. The Company believes it generally owns or manages sufficient 38 GHz bandwidth to satisfy the anticipated service requirements of its target customers in each of the Company's existing markets and the additional 80 markets to be acquired under the CommcoCCC Agreement. Consistent with the Company's growth strategy, the Company may seek to obtain additional spectrum by either leasing excess capacity from other 38 GHz licensees, entering into management agreements or acquiring interests in other 38 GHz authorizations. See "Risk Factors -- Acquisition of Additional Bandwidth in Selected Areas."

    Under the terms of its 31 construction permits (exclusive of the CommcoCCC Assets), the Company must complete construction of facilities for the majority of such construction permits between mid-August and mid-September 1996. Under the terms of the CommcoCCC authorizations and the Company's management agreement with CommcoCCC, the Company must complete construction of facilities for eight construction permits by mid-September 1996, 39 construction permits by December 1996 and the remaining 82 construction permits between mid-April and mid-August 1997. The Company has begun installing the number of links required to complete construction and currently expects it will meet the FCC deadlines. However, the FCC may impose more stringent construction requirements, as it has proposed to do in the NPRM, which may jeopardize the status of the Company's authorizations. All of the 38 GHz licenses owned or to be acquired by the Company are due to expire in February 2001. The Company believes that, in keeping with common FCC practices, the licenses will be renewed for successive 10-year periods upon expiration.

AGREEMENTS RELATING TO LICENSES AND AUTHORIZATIONS


    COMMCOCCC ACQUISITION. On July 3, 1996, the Company entered into an agreement (the "CommcoCCC Agreement") to acquire 129 38 GHz wireless broadband authorizations (the "CommcoCCC Assets") from CommcoCCC, Inc. (the "CommcoCCC Acquisition") in exchange for 16,500,000 shares of Common Stock. CommcoCCC was formed in a transaction arranged by Columbia Capital Corporation to acquire, own and operate the 38 GHz authorizations owned by Columbia Capital Corporation and its affiliates and those owned by Commco, L.L.C. The CommcoCCC Acquisition is subject to various conditions including receipt of FCC and other approvals (including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if required), receipt by CommcoCCC of an opinion as to the tax-free nature of the transaction, consummation of the Offerings on terms reasonably satisfactory to CommcoCCC, minimum population coverage requirements for the authorizations of the Company and CommcoCCC, accuracy of representations and warranties except for breaches that do not have in the aggregate a material adverse effect, no pending or threatened material litigation and other customary closing conditions. There can be no assurance that all such conditions will be satisfied. In particular, to obtain FCC approval, the Company will need to demonstrate that the shareholders of CommcoCCC acquired the authorizations that are to be assigned to the Company with the intent of providing service to the public and not for the speculative purpose of reselling such authorizations and may need certain waivers or consents from the FCC. The FCC may be unwilling to grant its approval or may grant its approval subject to conditions that may be adverse to the Company. The CommcoCCC Agreement may be terminated by CommcoCCC if the Offerings are not completed within 90 days of the date of the CommcoCCC Agreement or by either party if the CommcoCCC Acquisition is not consummated within one year of the date of the CommcoCCC Agreement. See "Risk Factors -- Risk of Non-Consummation of CommcoCCC Acquisition."


    In the CommcoCCC Agreement, the Company and Telecom have each agreed that, prior to the consummation of the transaction, except in certain circumstances or with the consent of CommcoCCC, they will not issue equity, incur debt, acquire spectrum, make investments, consolidate, merge or sell all or substantially all of its assets. CommcoCCC has entered into a management agreement with the Company pursuant to which the Company bears the responsibility during the pendency of the CommcoCCC Acquisition to construct, manage and operate the CommcoCCC Assets, consistent with FCC rules. Under the management agreement, CommcoCCC is obligated to reimburse ART for up to $100,000 of operating expenses, which obligation will be cancelled if the CommcoCCC Acquisition is consummated. In the event the management agreement is terminated other than as a result of the consummation of the CommcoCCC Acquisition, CommcoCCC is obligated to purchase and ART is obligated to sell at the Company's original cost the equipment purchased by ART necessary to meet the FCC construction requirements for the CommcoCCC authorizations.

    The stockholders of CommcoCCC loaned the Company $3.0 million payable September 30, 1996 pursuant to a subordinated bridge financing facility (the "CommcoCCC Financing") and, in connection therewith, received three-year warrants to purchase 50,000 shares of Common Stock at a price of $15.00 per share (the "CommcoCCC Warrants"). The CommcoCCC Financing is secured by a security interest in all of the assets of the Company, including a pledge of the Company's stock in Telecom. If the CommcoCCC Financing is not paid in full when due, the unpaid principal and interest could be converted into Common Stock on a formula basis at the option of the holders. The CommcoCCC Financing will be repaid with the proceeds of the Offerings.

    The Company has given Commco, L.L.C., a stockholder of CommcoCCC, an option (the "Commco Option") to purchase one authorization in each of 12 specified market areas in which the Company will have more than one authorization, which authorizations cover in the aggregate approximately 19 million people. The Commco Option will be exercisable only if (i) the CommcoCCC Acquisition is consummated and (ii) Commco, L.L.C. obtains authorizations pursuant to certain pending applications frozen under the NPRM in market areas covering an aggregate population of at least 40 million people, and will terminate on the date nine months after the consummation of the Common Stock Offering. The purchase price for any authorizations acquired under the Commco Option is determined by a formula based upon the fair market value at the time the Commco Option is exercised of up to approximately 2,600,000 shares of Common Stock depending upon the number of authorizations purchased. The purchase price is payable in cash or if the Commco Option is exercised within the later of 120 days after the closing of the CommcoCCC Acquisition or the date of grant by the FCC of the authorizations necessary to exercise the Commco Option, with a two-year note secured by shares of Common Stock having a value on the date of exercise equal to two times the principal amount of the note.



    In arranging the CommcoCCC Acquisition, Columbia Capital Corporation and its affiliates agreed not to compete with the Company in the provision of wireless broadband telecommunication services in the 38 GHz band of the radio spectrum for a five-year period commencing upon the closing of the CommcoCCC Acquisition and have granted the Company a right of first offer to acquire any 38 GHz authorizations that Columbia Capital Corporation or its affiliates may acquire in the future with respect to their pending applications.


    Promptly upon closing of the CommcoCCC Acquisition, the Company has agreed to nominate one individual designated by CommcoCCC's stockholders and acceptable to the Company as a director of the Company.

    In late 1994 and 1995, Columbia Capital Corporation and certain of its affiliates ("Columbia") entered into several letter agreements (the "Letter Agreements") with Video/Phone Systems, Inc. ("Video/Phone"). In consideration for services to be rendered under the Letter Agreements, Columbia granted or agreed to grant to Video/Phone options to purchase minority equity interests in entities formed or to be formed to apply for 38 GHz licenses. Columbia agreed not to assign these licenses to any person controlling, controlled by or under common control with Columbia unless such transferee granted to Video/Phone an equivalent option. The CommcoCCC Assets include 67 authorizations transferred by Columbia to CommcoCCC, subject to FCC approval. Columbia and Video/Phone are in a dispute with respect to the performance and obligations of the parties under the Letter Agreements. Columbia has agreed to indemnify and hold harmless the Company with respect to any loss or damage resulting from the Letter Agreements.

    EMI ACQUISITION. On April 4, 1995, ART entered into an agreement with EMI Communications Corporation ("EMI") to acquire EMI's thirty two 38 GHz wireless broadband licenses and related assets in the northeastern United States (the "EMI Assets") in exchange for $3.0 million in cash and a $1.5 million three-year non-negotiable and non-transferable promissory note (the "EMI Note"). In November 1995, ART assigned all of its rights and obligations under the purchase agreement to Telecom. The FCC subsequently approved the transfer of the EMI Assets to Telecom, and the EMI Assets were acquired by Telecom in November 1995. ART has also agreed to provide wireless broadband services to EMI for a period of five years from the date of the agreement and to certain of EMI's customers on behalf of EMI for the terms provided in such EMI service agreements, and EMI agreed to provide certain services to Telecom for an initial period of one year from the date of the agreement. See "Description of Certain Indebtedness -- EMI Note."

    ART WEST JOINT VENTURE. On April 4, 1995, ART and Extended Communications, Inc. ("Extended") entered into a joint venture agreement (the "ART West Agreement"), resulting in the formation of ART West Joint Venture ("ART West"), a Delaware partnership equally owned by ART and Extended. Under the terms of the ART West Agreement, ART and Extended agreed to transfer to ART West all of their respective interests in all of their 38 GHz authorizations (currently, 12 authorizations) in Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington and Wyoming (the "ART West Markets"), subject to FCC approval. Under a separate management agreement between ART and ART West, ART is obligated to bear all costs and expenses relating to construction, operation and management of the ART West Markets and has agreed to utilize the ART West authorizations before other authorizations owned or managed by ART in the ART West Markets. As compensation, ART receives 90% of the recurring revenues of ART West, with ART West receiving the remaining 10%. To date, Extended has had no significant responsibilities with respect to ART West and is not expected to invest in or contribute any services to ART West pending the proposed acquisition of Extended's interest described below. See "Certain Transactions -- ART West Joint Venture."

    In June 1996, the Company entered into an agreement (the "Extended Agreement") to acquire Extended's interest in ART West for an aggregate of $6.0 million in cash, subject to adjustment and subject to closing conditions including final FCC approval. Of the $6.0 million purchase price, $3.0 million is payable upon consummation of the Offerings as a non-refundable deposit (the "ART West Deposit") and the balance is payable upon consummation of the transaction. Under this agreement, upon payment by ART of the ART West Deposit, Extended has agreed to surrender its rights under the ART West Agreement (i) to participate in the acquisition of additional licenses or authorizations in certain of the ART West Markets through ART West and (ii) to prohibit the acquisition by ART of additional licenses or authorizations in certain other ART West Markets.

    DCT SYSTEM PURCHASE AGREEMENTS. On July 1, 1996 the Company entered into a definitive agreement (the "DCT Agreement") with DCT to acquire DCT's interest in certain 38 GHz licenses (the "DCT Systems") in exchange for $3.6 million in cash, subject to FCC approval, consummation of the DCT Agreement by September 1, 1997 and other customary closing conditions including accuracy of representations and warranties, absence of litigation and receipt of opinion of counsel. ART has entered into a services agreement with DCT pursuant to which ART bears the responsibility for the construction, operation and management of the DCT Systems. The agreement expires on December 31, 1998 and may be terminated earlier by DCT if the DCT Agreement terminates. Under the terms of the services agreement, ART is obligated to bear all costs and expenses relating to construction, operation and management of the DCT Systems. As compensation, ART is entitled to receive all of the revenues generated by the DCT Systems until December 31, 1996. From January 1, 1997 until the later of January 1, 1998 and the termination of the DCT Agreement, a license fee equal to 15% of the gross revenue generated by the DCT Systems will be paid to DCT, and thereafter a license fee based on the number and types of circuits operated by ART over the DCT Systems will be paid to DCT. After December 31, 1997, DCT has the right to market to third parties utilizing the DCT Systems. The services agreement terminates with respect to each DCT 38 GHz license upon the acquisition by ART of such license. The Company is currently completing the initial construction requirements of the DCT Systems and expects such construction to be completed in the third quarter of 1996.

    TELECOM ONE SERVICES AGREEMENT. On April 24, 1996, the Company and Telecom One, Inc. ("Telecom One") entered into a services agreement (the "Telecom One Services Agreement") pursuant to which the Company agreed to construct, operate and manage all 38 GHz wireless broadband licenses and related telecommunications systems owned by Telecom One that are granted by the FCC. At present Telecom One has been granted two authorizations. Under the Telecom One Services Agreement, the Company is obligated to pay all costs and expenses related to construction, operation and management of the systems. As compensation, the Company receives 90% of the net revenues generated by the systems and Telecom One receives the remaining 10% for ten years.

    TELECOM ONE PURCHASE AGREEMENT. On June 27, 1996, the Company and Telecom One entered into an agreement pursuant to which the Company will acquire, subject to FCC approval, from Telecom One the two currently granted authorizations that are the subject of the Telecom One Services Agreement for approximately $111,000 in cash. In addition, the Company will have a right of first refusal on all future grants of 38 GHz authorizations to Telecom One or its current stockholders.

STRATEGIC ALLIANCES

    AMERITECH STRATEGIC DISTRIBUTION AGREEMENT. On April 29, 1996, the Company and Ameritech entered into a three-year strategic distribution agreement (the "Ameritech Strategic Distribution Agreement") pursuant to which the Company provides 38 GHz services to Ameritech, who will in turn market the Company's services under the Ameritech name. Ameritech has agreed to be the primary provider of the

Company's services in the midwest. Under the agreement, Ameritech is targeting certain sales objectives and will spend internally up to $7.0 million on its sales and marketing of the Company's services. The Company believes that
Ameritech's sales and marketing expertise and its access to extensive distribution channels within its region will accelerate the rollout of the Company's business plan. The Ameritech Strategic Distribution Agreement is subject to termination at any time by either party on 90 days' notice. See "Risk Factors -- Dependence on Third Parties for Marketing and Service."

    GTE SERVICES AGREEMENT. On April 25, 1996, the Company entered into a two-year agreement with GTE Government Systems Corporation, a subsidiary of GTE Corporation ("GTE"). GTE will provide equipment staging and outfitting, site preparation, equipment installation and maintenance for the Company's wireless broadband services. Under the agreement, it is anticipated that GTE will perform at least 75% of the Company's installations. The Company will pay a fee equal to $1,550 for the installation of each link and a maintenance fee equal to $85 per hour. The aggregate amount of the fee will depend on the Company's rate of growth. The Company believes that GTE's nationwide presence and experience will provide the Company with efficient, quality installation and maintenance for its nationwide services. See "Risk Factors -- Dependence on Third Parties for Marketing and Service."

    GTE SOFTWARE LICENSE AGREEMENT. On March 29, 1996, the Company entered into a software license agreement with GTE's Network Management Organization. Under this agreement, the Company will purchase software and centralize its network management functions to reduce costs and increase reliability. GTE's "Integrated Network Management Products" enable the Company to quickly identify service interruptions and to simultaneously alert the field service teams, who are able to restore services in a timely manner. The Company will pay a license fee of approximately $2.4 million and an annual maintenance support fee of approximately $300,000. The license fee will be paid in monthly installments commencing January 1, 1997 of $67,000 per month, including interest. After the first year, fees are subject to renegotiation based on market prices and conditions. See "Risk Factors -- Dependence on Third Parties for Marketing and Service."

    HARRIS AGREEMENTS. On April 26, 1996, the Company and Harris Corporation, Farinon Division ("Harris") entered into a one-year PCS marketing agreement (the "Harris Marketing Agreement") pursuant to which the Company granted to Harris the right to use its 38 GHz authorizations, including associated coordination services, installation and network monitoring and field services. Pursuant to the Harris Marketing Agreement, Harris agreed to market the Company's services in the emerging PCS market. The Harris Marketing Agreement is automatically renewable for successive one-year terms unless either party delivers notice of non-renewal at least 60 days prior to the end of the initial term or any successive term. The agreement is also subject to termination at any time by either party on 90 days' notice.

    Concurrently with the Harris Marketing Agreement, the parties entered into a one-year purchase agreement (the "Harris Purchase Agreement") pursuant to which the Company agreed to purchase certain microwave transmission equipment, software and services relating thereto (the "Harris Products"). The agreement sets minimum purchase goals for the purchase by the Company of Harris Products. If either the Harris Purchase Agreement or the Harris Marketing Agreement shall terminate, the other shall also terminate.

    TECHNOLOGY DEVELOPMENT AGREEMENTS. The Company has had discussions with several microwave equipment or technology development companies for development of technologies, owned by such companies, for advanced 38 GHz radios, highspeed converters, innovative telecommunications platforms and other technologies. The Company will continue to monitor new developments in technology and may elect to fund research and development activity in such new technology. The Company has also entered into a letter of intent with American Wireless Corporation ("American Wireless") providing for the funding by the Company of $700,000 to $1.0 million for research and development. In consideration of such funding, the Company will have a first right to purchase American Wireless' production capacity of the new radios for a period of 18 months from the date of the first order and will receive a per-unit fee on radios sold by American Wireless to third parties; however, the Company will have no other rights to any technology developed. See "Certain Transactions -- American Wireless Development Agreement." This arrangement is subject to definitive documentation. The Company has entered into a non-binding arrangement with QuestTV providing for an investment of $1.5 million in the development of a nationwide network of franchises offering retail access to sophisticated video data transmission and storage technology. See "Certain Transactions -- QuestTV Investment."



    The Company has also entered into a letter of intent with Helioss Communications Corporation ("Helioss") for the development of advanced 38 GHz radios. Under the letter of intent, which is subject to definitive documentation, the Company will fund up to $1.0 million of Helioss' research and development expenses. The Company will have a right of first refusal on production capacity of the radios for three years from delivery of the first radios produced, and will receive a royalty on the sale of a certain number of radios to customers other than the Company; however, the Company will have no other rights to any technology developed.


    Through June 15, 1996, the Company has incurred approximately $600,000 of research and development expenses under such arrangements. There can be no assurance that the Company can complete definitive agreements with any of such companies or that such companies can develop technologies with commercial value for the Company. Although the Company does not have any other material commitments to fund research and development or to make investments in other companies, the Company expects to incur additional research and development expenses or to make other such investments from time to time.

FOREIGN MARKETS


    The Company is exploring the possibilities of providing its wireless broadband services in other countries including Canada and in Europe. Pursuant to a consulting agreement, the Company has retained the services of Trond Johannessen for a period of two years to assist the Company in the exploration of foreign opportunities, including the acquisition of wireless broadband licenses and identification of local operating partners. In addition to payments of $6,500 per month to Mr. Johannessen, Mr. Johannessen will be entitled to purchase, on the same terms as the Company, up to 20% of the equity of any entity formed to exploit any such opportunities. The Company has also entered into a letter of intent with Advantage Telecom, Inc. ("ATI"). ATI has received an experimental license to provide 38 GHz services in Vancouver, British Columbia and intends to seek authority to provide 38 GHz services in other major markets in Canada whenever Canadian regulators adopt appropriate policies. The letter of intent anticipates that the Company would provide initial funds and services to ATI in amounts to be determined. There can be no assurance that the Company can acquire such licenses or develop and operate such systems.


COMPETITION

    The telecommunications services industry is highly competitive. The Company has only recently begun to market its wireless broadband services to potential customers and is currently providing services on a limited basis. In each market area in which the Company is authorized to provide services, the Company competes or will compete with several other service providers and technologies. The Company expects to compete primarily on the basis of wireless broadband service features, quality, price, reliability, customer service and response to customer needs. The Company faces significant competition from other 38 GHz providers and incumbent LECs, such as the RBOCs. The Company may also compete with CAPs, cable television operators, electric utilities, LECs operating outside their current local service areas and IXCs. There can be no assurance that the Company will be able to compete effectively in any of its market areas.

    COMPETITION FROM 38 GHZ SERVICE PROVIDERS. The Company faces competition from other 38 GHz service providers, such as WinStar and BizTel, within its market areas. In many cases, one or both of these service providers hold licenses to operate in other portions of the 38 GHz band in geographic areas which encompass or overlap the Company's market areas. In certain of the Company's market areas, other 38 GHz service providers may have a longer history of operations, a larger geographic footprint or substantially greater financial resources than the Company. WinStar commenced its 38 GHz operations approximately one year prior to the Company, has raised significant capital and has the competitive advantages inherent in being the first to market 38 GHz services. In addition to WinStar and BizTel, at least one other substantial entity, Milliwave, L.P. ("Milliwave"), and several dozen smaller ones have been granted 38 GHz authorizations in geographic regions in which the Company plans to operate. Winstar has recently entered into a definitive agreement with Milliwave to acquire Milliwave's 38 GHz licenses, subject to FCC approval, and has agreed to manage such licenses pending the consummation of such acquisition. Due to the relative ease and speed of deployment of 38 GHz technology, the Company could face intense price competition and competition for customers (including other telecommunications service providers) from other 38 GHz service providers.

    The Company also faces potential competition from new entrants to the 38 GHz market, including LECs and other leading telecommunications companies. The NPRM contemplates an auction of certain spectrum assets, including the lower fourteen proposed 100 MHz channels (which are similar to those used by the Company) and four proposed 50 MHz channels in the 38 GHz spectrum band, which have not been previously available for commercial use. See "Risk Factors -- Government Regulation." The grant of additional authorizations by the FCC in the 38 GHz band, or other portions of the spectrum with similar characteristics, could result in increased competition. The Company believes that, assuming that additional channels are made available as proposed by the NPRM, additional entities having greater resources than the Company could acquire authorizations to provide 38 GHz services.

    COMPETITION FROM INCUMBENT LECS. The Company also faces significant competition from incumbent LECs, irrespective of whether they provide 38 GHz services. Incumbent LECs have long-standing relationships with their customers, generally own significant PCS or cellular assets, have the potential to subsidize competitive services with revenues from a variety of businesses and benefit from favorable federal and state policies and regulations. Regulatory decisions and recent legislation, such as the Telecommunications Act, have partially deregulated the telecommunications industry and reduced barriers to entry into new segments of the industry. In particular, the Telecommunications Act, among other things, (i) enhances local exchange competition by preempting laws prohibiting competition in the local exchange market by requiring LECs to provide fair and equal standards for interconnection and by requiring incumbent LECs to provide unbundling of services and (ii) permits an RBOC to compete in the interLATA long distance service market once certain competitive characteristics emerge in such RBOC's service area. The Company believes that this trend towards greater competition will continue to provide opportunities for broader entrance into the local exchange markets. However, as LECs face increased competition, regulatory decisions are likely to provide them with increased pricing flexibility, which in turn may result in increased price competition. There can be no assurance that such increased price competition will not have a material adverse effect on the Company's results of operations.

    OTHER COMPETITORS. The Company may compete with CAPs for the provision of last mile access and additional services in most of its market areas. However, the Company believes that many CAPs may utilize 38 GHz transmission links to augment their own service offerings to IXCs and end users, and that the Company is well positioned to provide such 38 GHz services to CAPs. However, there can be no assurance that CAPs will utilize the Company's 38 GHz services or that CAPs will not seek to acquire their own 38 GHz licenses or use the 38 GHz licenses of other licensees. Furthermore, the ability of CAPs to compete in the local exchange market is limited by regulations relating to number portability, dialing parity and reasonable interconnection. The Telecommunications Act requires the FCC and the states to implement regulations that place CAPs on a more equal competitive footing with LECs. To the extent these changes are implemented, CAPs may be able to compete more effectively with LECs. However, there can be no assurance that CAPs or 38 GHz service providers, such as the Company, will be able to compete effectively for the provision of last mile access and other services.

    The Company may also face competition from cable television operators deploying cable modems, which provide high speed data capability over installed coaxial cable television networks. Although cable modems are not widely available currently, the Company believes that the cable industry may support the deployment of cable modems to residential cable customers through methods such as price subsidies. Notwithstanding the cable industry's interest in rapid deployment of cable modems, the Company believes that in order to provide broadband capacity to a significant number of business and government users cable operators will be required to spend significant time and capital in order to upgrade their existing networks to the next generation of hybrid fiber coaxial network architecture. However, there can be no assurance that cable television operators will not emerge as a source of competition to the Company.

    The Company may also face competition from electric utilities, LECs operating outside their current local service areas, IXCs and other providers. These entities provide transmission services using technologies which may enjoy a greater degree of market acceptance than 38 GHz wireless broadband technology in the provision of last mile broadband services. In addition, the Company may face competition from new market entrants using wireless, fiber optic and enhanced copper based networks to provide local service and from wireless cable providers and other service providers operating in frequencies other than 38 GHz.

    Many of the Company's competitors have long-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than the Company. As a result, these competitors may be able to more quickly develop and exploit new or emerging technologies, adapt to changes in customer requirements, or devote greater resources to the marketing of their services than the Company. The consolidation of telecommunications companies and the formation of strategic alliances and cooperative relationships in the telecommunications and related industry, as well as the development of new technologies, could give rise to significant new competitors to the Company. In such case, there can be no assurance as to the degree to which the Company will be able to compete effectively.

GOVERNMENT REGULATION

    The Company's wireless broadband services are subject to regulation by federal, state and local governmental agencies. The Company believes that it is in substantial compliance with all material laws, rules and regulations governing its operations and has obtained, or is in the process of obtaining, all authorizations, tariffs and approvals necessary and appropriate to conduct its operations. Nevertheless, changes in existing laws and regulations, including those relating to the provision of wireless local telecommunications services via 38 GHz and/or the future granting of 38 GHz authorizations, or any failure or significant delay in obtaining necessary regulatory approvals, could have a material adverse effect on the Company.

    FEDERAL REGULATION

    At the federal level, the FCC has jurisdiction over the use of the electromagnetic spectrum (I.E., wireless services) and has exclusive jurisdiction over all interstate telecommunications services, that is, those that originate in one state and terminate in another state. State regulatory commissions have jurisdiction over intrastate communications, that is, those that originate and terminate in the same state. Municipalities may regulate limited aspects of the Company's business by, for example, imposing zoning requirements and requiring installation permits. The Company also is subject to taxation at the federal and state levels and may be subject to varying taxes and fees from local jurisdictions.

    FCC LICENSING. The Communications Act of 1934 (the "Communications Act") imposes certain requirements relating to licensing, common carrier obligations, reporting and treatment of competition. Under current FCC rules, the recipient of an authorization for 38 GHz microwave facilities is required to complete construction of such facilities within 18 months of the date of grant of the authorization (authorizations for facilities that are not constructed are referred to in this Prospectus as "construction permits" and authorizations for facilities that are constructed are referred to in this

Prospectus as "licenses"). Upon completion of construction, the licensee is required to certify that the station is operational and ready to provide services to the public. Although, under current FCC regulations, the term "operational" is not defined, the industry custom is to establish at least one link between two transceivers in each market area for which it holds a construction permit. In the event that the recipient fails to comply with the construction deadline, the construction permit is subject to forfeiture, absent an extension of the deadline. Effective August 1, 1996, the Company will not be required to file a form with the FCC certifying that its station is operational (i.e. that construction is completed); however, the licensee will still be required to complete construction within 18 months of the date of grant of the authorization. In addition, effective August 1, 1996, a station will be operational when construction is complete and the station is capable of providing service. Upon completion of the CommcoCCC Acquisition, the Company will own or manage a total of 237 authorizations that will allow it to provide 38 GHz wireless broadband services in 169 U.S. markets. The Company currently owns or manages 108 authorizations (exclusive of the CommcoCCC Assets) that allow it to provide 38 GHz wireless broadband services in 89 markets to construct and operate 38 GHz wireless broadband facilities, 73 of which are owned by the Company and the remaining 35 of which are managed by the Company through the Company's interests in or arrangements with other companies. Of the 108 authorizations (exclusive of the CommcoCCC Assets) which the Company owns or manages, 77 are licenses. Under the terms of its remaining 31 construction permits, the Company must complete construction of facilities for the majority of such authorizations between mid-August and mid-September 1996, but it expects to complete construction of all such construction permits by the beginning of August 1996. Under the terms of the CommcoCCC authorizations and the Company's management agreement with CommcoCCC, the Company must complete construction of facilities for eight construction permits by mid-September 1996, 39 construction permits by December 1996 and the remaining 82 between mid-April and August 1997. The Company believes that, in light of current FCC practice, extensions of construction periods are highly unlikely. See "Risk Factors -- Risk of Forfeiture, Non-Renewal and Fluctuation in Value of FCC Licenses."

    COMMON CARRIER REGULATION. Under the terms of its licenses, the Company is classified as a common carrier, and as such is required to offer service on a non-discriminatory basis at just and reasonable rates to anyone reasonably requesting such service. Although the Communications Act prohibits the Company from discriminating among its customers, the Communications Act, as currently interpreted by the FCC, does permit the Company substantial discretion in classifying its customers and discriminating among such classifications. The Company generally is obligated to furnish service to its competitors and might be obligated to allow other 38 GHz providers to install links within one of the Company's market areas for a non-discriminatory fee. Under the FCC's streamlined regulation of non-dominant carriers, the Company, as a non-dominant carrier, must file tariffs with the FCC for certain interstate services on an ongoing basis. The Company is in the process of filing tariffs with the FCC, to the extent required, with respect to its provision of interstate service. The FCC has recently initiated a rulemaking proceeding to eliminate the tariff filing requirement pursuant to new forbearance authority contained in the Telecommunications Act. The Company, as a non-dominant carrier, is not currently subject to rate regulation, and it may install and operate non-radio facilities for the transmission of interstate communications without prior FCC or state authorization.

    The Company manages the systems of ART West, DCT, Telecom One and CommcoCCC (during the pendency of certain acquisitions) pursuant to management agreements. See "Business -- Agreements Relating to Licenses and Authorizations." The Company believes that the provisions of these management agreements comply with the FCC's policies concerning licensee control of FCC-licensed facilities. Because the 38 GHz service is a new service, however, there is no FCC precedent addressing the limits of such management arrangements for these services. No assurance can be given that the management arrangements or proposed acquisitions will, if challenged, be found to satisfy the FCC's policies or what modifications, if any, may need to be made to satisfy those policies. If the FCC were to void or require modifications of the management arrangements, the Company's operating results would be adversely affected.

    FCC REPORTING. The Company, as an operator of millimeter wave radio facilities, is subject to the FCC's semiannual reporting requirements with respect to the deployment of wireless local telecommunications services in its licensed areas. The Company believes that it has fully complied with its reporting obligation. Effective August 1, 1996, the FCC rules will not require semiannual reporting.

    COMPETITION. Over the last several years, the FCC has issued a series of decisions and Congress has recently enacted legislation making the interstate access services market more competitive by requiring reasonable and fair interconnection by LECs. Concomitant with its decision to require such interconnection, the FCC has provided LECs with a greater degree of increased pricing flexibility between services (such as the ability to reduce local access charges paid by long distance carriers utilizing LECs' local networks) and between geographic markets (such as cross-subsidizing price cuts across geographic markets). The Company anticipates that this pricing flexibility will result in LECs lowering their prices in high density zones. To the extent that LECs choose to take advantage of increased pricing flexibility to lower their rates, the ability of the Company and CAP customers of the Company to compete for certain markets and services and the Company's operating results may be adversely affected.

    THE  TELECOMMUNICATIONS  ACT.    The  Telecommunications  Act  substantially
departs from prior legislation in the telecommunications industry by establishing local exchange competition as a national policy through the removal of state regulatory barriers to competition and the preemption of laws restricting competition in the local exchange market. The Telecommunications Act, among other things, mandates that LECs (i) permit resale of their services and facilities on reasonable and nondiscriminatory terms and at wholesale rates,
(ii) allow customers to retain the same telephone number ("number portability") when they switch carriers, (iii) permit interconnection by competitors to a LEC's network at any technically feasible point on the same terms as LEC charges for its own services, (iv) unbundle their network services and facilities by permitting competitors and others to use some but not all of their facilities at cost-based and nondiscriminatory rates and (v) ensure that the end user does not have to dial any more digits to reach local competitors than to reach the LEC to the extent technically feasible ("dialing parity"). The Telecommunications Act also allows RBOCs to provide interLATA services once certain competitive characteristics emerge in their local exchange markets. The provisions of the Telecommunications Act are designed to ensure that RBOCs take affirmative steps to level the playing field for their competitors so that CAPs and others can compete effectively. The FCC, with advice from the United States Department of Justice, and the states are given jurisdiction to enforce these requirements. There can be no assurance, however, that the states and the FCC will implement the Telecommunications Act in a manner favorable to the Company and its customers.

    FCC RULEMAKING. On November 13, 1995, the FCC released an order barring the acceptance of new applications for 38 GHz authorizations. On December 15, 1995, the FCC announced the issuance of the NPRM, pursuant to which it proposed to amend its current rules to provide for, among other things, (i) the adoption of an auction procedure for the issuance of authorizations in the 38 GHz band, including a possible auction of the lower fourteen 100 MHz channels (which are similar to those used by the Company) and the lower four 50 MHz channels in the 38 GHz band that have not been previously available for commercial use, (ii) the continuation of the 100 MHz-based channeling plan and licensing rules for point-to-point microwave operations in the lower 14 channels, (iii) licensing frequencies using predefined geographic service areas ("Basic Trading Areas"),
(iv) the imposition of substantially stricter construction requirements for authorizations that are not received pursuant to auctions as a condition to the retention of such authorizations and (v) the implementation of certain technical rules designed to avoid radio frequency interference among licensees. In addition, the FCC ordered that those applications subject to mutual exclusivity with other applicants or placed on public notice by the FCC after September 13, 1995 would be held in abeyance pending the outcome of the NPRM and might then be dismissed. Final rules issued in connection with the NPRM may require that 38 GHz service providers share other yet-to-be licensed portions of the 38 GHz band with other telecommunications service providers. The implementation of such a measure could materially affect the Company's ability to provide services to its customers by imposing power or other limitations upon its existing operations.

The NPRM proposes substantial strengthening of the current rules concerning the steps that a grantee of a 38 GHz authorization must take to satisfy the FCC's construction requirements. At present, the holder of a construction permit is only required to certify that it is operational. Although under current FCC regulations the term "operational" is not defined, the industry custom is to install one link, which may be only temporary and may not be producing revenue for the operator. The NPRM expresses concern that this lenient standard might allow the warehousing of 38 GHz spectrum. As a consequence, the NPRM proposes much more stringent construction requirements for authorizations other than those received pursuant to an auction. There can be no assurance that the final rules (if any) issued in connection with the NPRM will resemble the rules proposed in the NPRM. There also can be no assurance that any proposed or final rules will not have a material adverse effect on the Company. Statutes and regulations which may become applicable to the Company as it expands could require the Company to alter methods of operations at costs which could be substantial or otherwise limit the types of services offered by the Company.

    The NPRM also proposes that 38 GHz authorizations be awarded by auction. The NPRM would specify the geographic areas that could be licensed instead of continuing to allow the applicants to design the geographic circumferences of the licenses. The Company has not determined whether to seek additional licenses in the event of an auction. The Company believes that the FCC is likely to award 38 GHz authorizations by auction, but there can be no assurance that this will occur.

    STATE REGULATION

    Many of the Company's services, either now or in the future, may be classified as intrastate and therefore may be subject to state regulation. The Company is in the process of obtaining state authorizations deemed to be sufficient to conduct most, if not all, of its proposed business in the near-term, but there can be no assurance that some portion of the Company's proposed transmissions might not be considered to be subject to state jurisdiction in a state in which the Company does not have appropriate authority. The Company expects that as its business and product lines expand and the requirements of the Telecommunications Act favoring competition in the provision of local communications services are implemented, it will offer an increased number and type of intrastate services. The Company is implementing a program to expand the scope of its intrastate certifications in various state jurisdictions as its product line expands and as the Telecommunications Act is implemented.

    Under current state regulatory schemes, entities can compete with LECs in the provision of (i) local access services, (ii) dedicated access services,
(iii) private network services, including WAN services, for businesses and other entities and (iv) long distance toll services. The remaining local telecommunications services, including switched local exchange services encompassing calls originating and terminating within a single LATA, are not currently subject to competition in most states. The Telecommunication Act requires each of these states to remove these barriers to competition. No assurance can be given as to how quickly and how effectively each state will act to implement the new legislation.

INTELLECTUAL PROPERTY RIGHTS

    The Company has filed for protection for four service marks: DigiWave (the Company's wireless broadband trademark), OZ Box (the Company's proprietary network management interface), ART and Advanced Radio Telecom. These first filings are block mark applications, which if allowed by the Patent and Trademark Office, would protect future variations. The Company will seek the maximum protection for its future service marks. There can be no assurance that the service marks applied for will be granted nor that the Company's future efforts will be successful. Although the Company is developing various proprietary processes, software products and databases and intends to protect its rights vigorously and to continue to develop such proprietary systems and databases, there can be no assurance that these measures will be successful in establishing its proprietary rights in such assets.

EMPLOYEES

    As of June 15, 1996, the Company had a total of 70 employees, including 20 in engineering and field services, 25 in sales and marketing, 13 in administration and finance, 8 in operations and 4 in corporate development and advanced services. None of the Company's employees is represented by a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are good.

PROPERTIES

    The Company leases approximately 22,000 square feet of office, technical operations and engineering field services depot space in Bellevue, Washington. The Company's corporate headquarters, network operations center and western regional sales office occupy approximately 15,000 square feet under a sublease expiring in January 2000. The Company's engineering department leases approximately 5,000 square feet and 2,000 square feet for technical operations and an engineering field services depot, respectively, pursuant to leases expiring in May 1997. In addition the Company leases 1,100 square feet of office space in Portland, Oregon for sales and marketing personnel pursuant to a lease expiring in March 1998. The Company also leases temporary office space in Washington, D.C. under a sub-lease from Pierson & Burnett, L.L.P. See "Certain Transactions -- Pierson & Burnett Transactions."

LITIGATION

    The Company is not a party to any litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers, directors and certain other key officers of the Company, their ages and their positions are as follows (after giving effect to the Merger):

NAME                                         AGE      POSITION
- ---------------------------------------      ---      -------------------------------------------------------
Vernon L. Fotheringham (1)(2)(3).......          48   Chairman of the Board of Directors and Chief Executive
                                                       Officer
Steven D. Comrie.......................          40   President, Chief Operating Officer and Director
Thomas A. Grina........................          38   Executive Vice President and Chief Financial Officer
W. Theodore Pierson, Jr................          59   Executive Vice President, Secretary and General Counsel
James D. Miller........................          53   Senior Vice President, Sales and Marketing
James C. Cook (6)(7)(8)................          36   Director Designate
J.C. Demetree, Jr. (3)(4)(5)...........          37   Director
Mark C. Demetree (1)(2)................          39   Director
Andrew I. Fillat (2)(3)(4).............          48   Director
Matthew C. Gove (2)(4)(5)..............          31   Director
T. Allan McArtor (6)(8)(9).............          53   Director Designate
Laurence S. Zimmerman (1)(3)(5)........          36   Director

- ------------------------------
(1)  Member of Option Committee.

(2)  Member of Compensation Committee.

(3)  Member of Finance Committee.

(4)  Member of Audit Committee.

(5) These directors will resign effective on the date of this Prospectus, and James C. Cook and T. Allan McArtor will be elected to the Board of Directors. See " -- Board Composition."

(6) These directors have been elected effective on the date of this Prospectus. See "-- Board Composition."

(7)  Member of Option Committee effective on the date of this Prospectus.

(8)  Member of Audit Committee effective on the date of this Prospectus.

(9)  Member of Compensation Committee effective on the date of this Prospectus.

    VERNON L. FOTHERINGHAM has served as Chairman of the Board of Directors, Chief Executive Officer of the Company and Telecom since inception. From 1993 to 1995, Mr. Fotheringham served as president and chief executive officer of Norcom Networks Corporation, a nationwide provider of mobile satellite services. In 1992, Mr. Fotheringham co-founded Digital Satellite Broadcasting Corporation ("DSBC"), a development stage company planning to provide satellite radio services nationwide, served as its chairman from 1992 to 1993 and currently serves as one of its directors. From 1988 to 1994, Mr. Fotheringham served as senior vice president of The Walter Group, Inc. ("TWG"), a wireless telecommunications consulting and project management firm. From 1983 to 1986, Mr. Fotheringham served as vice president of marketing of Omninet Corporation, which was the original developer of the current Qualcomm OmniTRACS network. Over the last ten years, Mr. Fotheringham has advised several businesses in the telecommunications industry, including American Mobile Satellite Corporation, ClairCom Communications ("ClairCom") and McCaw Cellular Communications, Inc.

    STEVEN D. COMRIE has served as President, Chief Operating Officer and a director of the Company since July 1995. From 1992 to 1995, Mr. Comrie served as vice president and general manager of Cypress Broadcasting Inc., a
California-based television subsidiary of Ackerley Communications Inc., a diversified media company based in Seattle, Washington. From 1990 to 1992, Mr. Comrie served as president of First Communication Media Inc. and as an investor, advisor and manager of satellite, broadcast and telecommunications businesses in the United States and Canada. In 1986, Mr. Comrie co-founded Netlink, the first commercial direct broadcast satellite service operating in the U.S. which was subsequently acquired by Tele-Communications Inc. ("TCI"). Previously, Mr. Comrie served in a variety of management positions with cable and media companies.

    THOMAS A. GRINA has served as Executive Vice President and Chief Financial Officer of the Company since April 1996. From June 1989 to April 1996, Mr. Grina was Executive Vice President, Finance and Chief Financial Officer of DialPage, Inc. and Executive Vice President of its wholly-owned subsidiary, Dial Call Communications, Inc., a wireless communications company operating in the southeastern U.S.

    W. THEODORE PIERSON, JR. has served as Executive Vice President and General Counsel of the Company and Telecom since inception. He has served as a director of the Company since its inception and will resign upon completion of the Merger. For more than five years, Mr. Pierson has been a partner of the firm of Pierson & Burnett, L.L.P. (and its predecessor firms) in Washington, D.C., which specializes in telecommunications law. As such, Mr. Pierson has advised a number of start-up telecommunications companies, including Home Box Office, Satellite Business Services, Omninet Corporation and DSBC. Mr. Pierson currently serves as a director of DSBC. Mr. Pierson has also been counsel to the Competitive
Telecommunications Association (the largest association of long distance carriers) and the Association for Local Telecommunications Services for several years.

    JAMES D. MILLER has served as Senior Vice President, Sales and Marketing of the Company since December 1995. From 1993 to 1995, Mr. Miller was vice president and general manager of U.S. Intelco Wireless. Mr. Miller served as executive vice president of Atlas Telecom from 1987 to 1993 and as national sales manager of Sidereal Corporation from 1977 to 1987.

    JAMES C. COOK will become a director of the Company upon the date of this Prospectus. Mr. Cook is currently senior vice president of First Union Capital Partners, Inc. ("FUCPI"), the private equity investment affiliate of First Union Corporation, where he has been employed since 1989. Prior to joining FUCPI, Mr. Cook served in various capacities at The Bank of New York from 1982 to 1987 and at Kidder, Peabody & Co. Inc. in 1988.

    J.C. DEMETREE, JR. has served as a director of the Company since May 1995. Since 1987, Mr. Demetree has served as president of Demetree Brothers, Inc., a real estate service company. Since 1980, he has been a partner and trustee of Pentagon Properties, a privately-held trust with investments in commercial real estate and other operating businesses including banking and chemical. Mr. Demetree has served since 1987 as a director of Community First Bank and since 1995 as a director and officer of CFB Bancorp.

    MARK C. DEMETREE has served as a director of the Company since May 1995. Since 1993, Mr. Demetree has been president of North American Salt Company, the second largest salt producer in North America. From 1991 through 1993, Mr. Demetree served as president of Trona Railway Company, a shortline railroad division of North American Chemical Company. Mr. Demetree currently is a director of J.C. Nichols Company, a real estate company, and serves on the Board of Governors of the Canadian Chamber of Maritime Commerce for the Great Lakes/St. Lawrence Seaway and is the current chairman of the CEO Council of the Salt Institute.

    ANDREW  I. FILLAT  has served  as a director  of the  Company since November
1995. Mr. Fillat has been employed since 1989 by Advent International Corporation ("Advent"), a global venture capital and private equity management firm and currently serves as senior vice president. Prior to 1989, Mr. Fillat was a partner at Fletcher and Company, a consulting firm specializing in assisting venture-backed enterprises, and was an operating executive with Fidelity Investments. Mr. Fillat is also a director of: Interlink Computer Sciences, a systems management and communications software company; Lightbridge, Inc., a company providing customer acquisition and marketing related services for cellular and PCS carriers; Voxware, Inc., a software company providing advanced voice compression and processing; and several private companies in the Advent portfolio.

    MATTHEW C. GOVE has served as a director of the Company since May 1995. Since 1994, Mr. Gove has been, through Hedgerow Corporation of Maine ("Hedgerow"), a consultant to LHC, specializing in domestic and international telecommunications transactions. From 1991 through 1993, he attended the Columbia University Graduate School of Business and worked as an independent consultant specializing in spreadsheet modeling and financial analysis. Prior to 1991, he was custodial manager of foreign currency derivative funds at The Boston Company.

    T. ALLAN MCARTOR will become a director of the Company upon the date of this Prospectus. Since 1995, Mr. McArtor has been chairman and chief executive officer of Quest Computer Television Company, LLC, an interactive publicly programmable information network. Since 1994, Mr McArtor has also served as chairman and chief executive officer of Contrails, LLC, an aviation consulting firm. From 1992 to 1994, Mr. McArtor served as president of FedEx Aeronautics Corporation, a wholly-owned subsidiary of Federal Express Corporation ("FedEx"). From 1982 to 1987, he served as senior vice president of the FedEx Telecommunications Division and from 1989 to 1992 as senior vice president of air operations at FedEx. From 1987 to 1989, Mr. McArtor was Administrator of the Federal Aviation Administration. Mr. McArtor currently serves on the board of directors of Pilkington Aerospace, Inc., a manufacturer of aviation transparencies for fighter aircraft canopies, aircraft windshields and windows.

    LAURENCE S. ZIMMERMAN has served as a director of the Company since May 1995. Since 1985, Mr. Zimmerman has been President of Landover Holdings Corporation ("LHC"), of which he is the founder and beneficial owner. LHC is a private investment firm with interests in wireless cable, wireless telephone, cellular and managed healthcare and specialty retail companies as well as other investments in the United States and abroad. From 1989 to 1990, Mr. Zimmerman was a managing director of Renaissance Capital Group Inc., a leveraged buyout firm which concentrated on emerging market and middle market telecommunications and healthcare opportunities. In 1993, Mr. Zimmerman was a founder of, and provided the seed capital for, National Wireless Holdings Inc., a wireless cable company serving markets in Southern Florida. On February 1, 1995, Mr. Zimmerman consented to the entry of an order of the Securities and Exchange Commission, without admitting or denying the matters referred to therein, barring him from association with any broker, dealer, municipal securities dealer, investment company or investment adviser during the period February 1, 1995 to February 1, 1996 and requiring him not to violate certain provisions of the Federal securities laws. The order relates to alleged violations arising out of alleged conduct by Mr. Zimmerman in 1986 as a broker for Breuer Capital, in connection with trading and selling shares of Balchem Corporation. See "Principal Stockholders -- Voting Trust Agreement."

BOARD COMPOSITION

    Under the terms of the Stockholders Agreement (as described in "Certain Transactions -- February 1996 Reorganization"), the Landover Stockholders (as defined in the Stockholders Agreement) have the right to designate four members of the Board of Directors of the Company and have designated Messrs. Mark C. Demetree, J.C. Demetree, Jr., Gove and Zimmerman as directors. In addition, pursuant to the terms of the Stockholders Agreement, the Advent Partnerships (as defined in the Stockholders Agreement) and Ameritech, as holders of Telecom's Series E and F preferred stock respectively, have the right to designate one member of the Board of Directors of the Company and have designated Mr. Fillat as a director. Pursuant to the Stockholders Agreement, the right of the Advent Partnerships to designate a director terminates at such time as the Advent
Partnerships cease to own at least 50% of the aggregate amount of equity securities of the Company currently owned by them. See "Certain Transactions -- LHC Purchase Agreement -- Advent Private Placement." The Stockholders Agreement will terminate upon consummation of the Offerings.

    All directors hold office until their successors have been elected and qualified. Effective as of the date of this Prospectus, Messrs. J.C. Demetree, Jr., Gove and Zimmerman will resign as directors, and James C. Cook and T. Allan McArtor, each of whom is unaffiliated with the Company's present management, will be elected to the Board. After consummation of the Offerings, Mr. Zimmerman may attend meetings of the Board of Directors as an observer, at the invitation of the Board of Directors. In addition, upon consummation of the Offerings, the Company's Board of Directors will be divided into three classes, with each class of directors to serve three-year staggered terms (after their initial terms). Messrs. Comrie and McArtor will be elected as Class I directors for an initial one-year term expiring in 1997. Messrs. Cook and Fotheringham will be elected as Class II directors for an initial two-year term expiring in 1998. Messrs. Mark C. Demetree and Fillat will be elected as Class III directors for an initial three-year term expiring in 1999.

    Promptly after closing of the CommcoCCC Acquisition, the Company has agreed to nominate one individual designated by the CommcoCCC stockholders and acceptable to the Company as a director of the Company.

DIRECTOR COMPENSATION

    Upon consummation of the Offerings, directors who are not employees of the Company will receive $4,000 per year for services rendered as a director and $500 for attending each meeting of the Board of Directors or one of its Committees. In addition, directors may be reimbursed for certain expenses incurred in connection with attendance at any meeting of the Board of Directors or Committees. Other than reimbursement of expenses, directors who are employees of the Company receive no additional compensation for service as a director.

    In April 1996, the Company adopted the Directors Plan (as defined) which provides for automatic grants of options to purchase an aggregate of 200,000 shares of Common Stock to non-employee directors of the Company. See "-- Stock Option Plans." Upon consummation of the Offerings, options to purchase an aggregate of 28,000 shares at an exercise price equal to the initial offering price of the Common Stock are anticipated to be granted to non-employee directors under the Directors Plan.

BOARD COMMITTEES

    The Company's bylaws, as amended (the "Bylaws"), provide that the Board of Directors may establish committees to exercise certain powers delegated by the Board of Directors. Pursuant to that authority, the Board of Directors has established an Option Committee, Compensation Committee, Finance Committee and Audit Committee.

    The Option Committee reviews, interprets and administers the Equity Incentive Plan (as defined), prescribes rules and regulations relating thereto and determines the stock options to be granted by the Company to its employees. Messrs. Mark C. Demetree, Fotheringham and Zimmerman currently serve on the Option Committee. Upon consummation of the Offerings, Messrs. Cook, Mark C. Demetree and Fillat will serve on the Option Committee.

    The Compensation Committee has responsibility for reviewing and administering the Company's program with respect to the compensation of its officers, employees and consultants and reviewing transactions with its officers, directors and affiliates. As a policy, the Compensation Committee pays officers, directors and affiliates of the Company for services rendered outside the scope of their respective obligations to the Company, in accordance with industry standards for such services, which may include introducing major transactions or providing legal services to the Company. Messrs. Mark C. Demetree, Fillat, Fotheringham and Gove currently serve on the Compensation Committee. Upon consummation of the Offerings, Messrs. Mark C. Demetree, Fillat, Fotheringham and McArtor will serve on the Compensation Committee.

    The Finance Committee has responsibility for reviewing and negotiating financing proposals for the Company and submitting such proposals to the Board of Directors for approval. Messrs. J.C. Demetree, Jr., Fillat, Fotheringham and Zimmerman currently serve on the Finance Committee. Upon consummation of the Offerings, the Finance Committee will be disbanded.

    The Audit Committee recommends the engagement of independent accountants to audit the Company's financial statements and perform services related to the audit, reviews the scope and results of the audit with the accountants, reviews with management and the independent accountants the

Company's year-end operating results, and considers the adequacy of internal accounting procedures. Messrs. J.C. Demetree, Jr., Fillat and Gove currently serve on the Audit Committee. Upon consummation of the Offerings, Messrs. Cook, Fillat and McArtor will serve on the Audit Committee.

RELATED PARTY TRANSACTIONS

    On February 2, 1996, the Company adopted a policy that all transactions, including compensation, between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and shall be approved by a majority of the disinterested members of the Compensation Committee or by a majority of the disinterested members of the Board of Directors.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation received by (i) the Company's Chief Executive Officer and (ii) each person serving as an executive officer of the Company whose salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered to the Company in all capacities during the fiscal year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                  --------------
                                                         ANNUAL COMPENSATION        SECURITIES
                                                     ---------------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                              SALARY         BONUS      OPTIONS (#)     COMPENSATION
- ---------------------------------------------------  --------------  -----------  --------------  --------------
Vernon L. Fotheringham, Chief Executive Officer      $    97,167             --              --   $      9,600(1)
Steven D. Comrie, President and Chief Operating
 Officer(2)                                               77,000             --         756,691         33,200(1)(3)
W. Theodore Pierson, Jr., Executive Vice President        77,500             --              --        219,600(1)(4)
James D. Miller, Senior Vice President, Sales and
 Marketing (2)                                                --             --          50,000             --

- ------------------------------
(1) Automobile reimbursement benefits equal to $9,600 in the case of Messrs. Fotheringham and Pierson, $3,200 in the case of Mr. Comrie and $1,200 in the case of Mr. Menatti.

(2) Reflects compensation for a partial year. See "-- Employment and Consulting Agreements."

(3) Represents the forgiveness of a loan on January 1, 1996 that has been accounted for as compensation expense on the 1995 statement of operations of the Company.

(4) The Company paid Pierson & Burnett, L.L.P., of which Mr. Pierson is a partner, $210,000 for services rendered to the Company through December 31, 1995.

     OPTION  GRANTS.    The  following  table  sets  forth  certain  information
regarding stock option grants made to the Named Executive Officers in fiscal year 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS (2)
                                ----------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                 NUMBER OF      PERCENT OF                            AT ASSUMED ANNUAL RATES OF
                                 SECURITIES    TOTAL OPTIONS                           STOCK PRICE APPRECIATION
                                 UNDERLYING     GRANTED TO     EXERCISE                  FOR OPTION TERM (1)
                                  OPTIONS      EMPLOYEES IN    PRICE PER  EXPIRATION  --------------------------
NAME                              GRANTED       FISCAL YEAR      SHARE       DATE         5%            10%
- ------------------------------  ------------  ---------------  ---------  ----------  -----------  -------------
Steven D. Comrie                    756,691          71.9%     $  0.5907   6/17/05    $   179,428  $     427,102
James D. Miller                      50,000           4.8%         1.652   12/29/00            --         14,031

- ------------------------------

(1) The potential realizable value is calculated based on the term of the option at its time of grant (five years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option. The actual realizable value of the options based on the price to public in the Common Stock Offering will substantially exceed the potential realizable value shown in the table. The exercise prices were determined by the Option Committee, which considered the fair market value of the Company's securities at the time of grant based upon analysis of recent private placements of securities. Subsequently, the Company engaged an independent appraisal firm who conducted a more thorough analysis of the value of the Company's securities considering such placements as well as comparable market transactions and other relevant factors specific to the placements (such as underlying security interest and liquidity). In all cases, the exercise price was equal to, or in excess of, the estimated fair value of the Company's Common Stock at the date of grant as determined by the independent appraisal firm.


(2)  See "-- Stock Option Plans -- Equity Incentive Plan -- Grants."

     AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth the number and value as of December 31, 1995 of shares underlying unexercised options held by each of the Named Executive Officers. As of December 31, 1995, no stock options had been exercised by any Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SHARES
                                                           UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                 OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                                               FISCAL YEAR END            FISCAL YEAR END (1)
                                                         ---------------------------  ---------------------------
NAME                                                     EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
- -------------------------------------------------------  -----------  --------------  -----------  --------------
Steven D. Comrie                                            302,676        454,015     $ 184,420    $    276,631
James D. Miller                                              10,000         40,000            --              --

- ------------------------------
(1) Based on the estimated fair market value of the Company's Common Stock as of December 31, 1995 of $1.20 per share, less the exercise price payable upon exercise of such options. Such estimated fair market value as of December 31, 1995 is substantially lower than the price to the public in the Common Stock Offering.

STOCK OPTION PLANS

    EQUITY INCENTIVE PLAN.

    The Equity Incentive Plan was adopted by the Company on May 30, 1996 and approved by the stockholders on June 25, 1996.

    The Equity Incentive Plan is designed to advance the Company's interests by enhancing its ability to attract and retain employees and others in a position to make significant contributions to the success of the Company through ownership of shares of Common Stock. The Equity Incentive Plan provides for the grant of incentive stock options ("ISOs"), non-statutory stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock, unrestricted stock, deferred stock grants, and performance awards, loans to participants in connection with awards, supplemental grants and combinations of the above. A total of 2,500,000 shares of common stock are reserved for issuance under the Equity Incentive Plan. The maximum number of shares as to which options or SARs may be granted to any participant in any one calendar year is 800,000. The shares of common stock issuable under the Equity Incentive Plan are subject to adjustment for stock dividends and similar events. Awards under the Equity Incentive Plan may also include provision for payment of divident equivalents with respect to the shares subject to the award.

    The Equity Incentive Plan is administered by the Option Committee of the Board of Directors (the "Option Committee"). The Option Committee shall consist of at least two directors. If the Common Stock is registered under the Securities Exchange Act of 1934, all members of the Option Committee shall be "outside directors" as defiined. All employees of the Company and any of its subsidiaries and other persons or entities (including non-employee directors of the Company and its subsidiaries) who, in the opinion of the Option Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries are eligible to participate in the Equity Incentive Plan.

    STOCK OPTIONS. The exercise price of an ISO granted under the Equity Incentive Plan may not be less than 100% (110% in the case of 10% shareholders) of the fair market value of the Common Stock at the time of grant. The exercise price of a nonstatutory option granted under the Equity Incentive Plan is determined by the Option Committee. The term of each option may be set by the Option Committee but cannot exceed ten years from grant (five years from grant in the case of an incentive stock option granted to a 10% shareholder), and each option will be exercisable at such time or times as the Option Committee specifies. The option price may be paid in cash or check acceptable to the Company or, if permitted by the Option Committee and subject to certain additional limitations, by tendering shares of Common Stock, by using a promissory note, by delivering to the Company an unconditional and irrevocable undertaking by a broker promptly to deliver sufficient funds to pay the exercise price, or a combination of the foregoing.

    STOCK APPRECIATION RIGHTS. SARs may be granted either alone or in tandem with stock option grants. Each SAR entitles the participant, in general, to receive upon exercise the excess of a share's fair market value in cash or common stock at the date of exercise over the share's fair market value on the date the SAR was granted. The Option Committee may also grant SARs which provide that following a change in control of the Company as determined by the Option Committee, the holder of such right will be entitled to receive an amount measured by specified values or averages of values prior to the change in control. If an SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa. An SAR granted in tandem with an ISO may be exercised only when the market price of common stock subject to the option exceeds the exercise price of such option. SARs not granted in tandem shall be exercisable at such time, and on such conditions, as the Option Committee may specify.

    STOCK AWARDS. The Equity Incentive Plan provides for awards of nontransferable shares of restricted Common Stock subject to forfeiture as well as of unrestricted shares of Common Stock. Awards may provide for acquisition of restricted and unrestricted Common Stock for a purchase price specified by the Option Committee, but in no event less than par value. Restricted Common Stock is subject to repurchase by the Company at the original purchase price or to forfeiture if no cash was paid by the participant if the participant ceases to be an employee before the restrictions lapse. Other awards under the Equity Incentive Plan may also be settled with restricted Common Stock. Restricted securities shall become freely transferable upon the completion of the Restricted Period including the passage of any applicable period of time and satisfaction of any conditions to vesting. The Option Committee, in its sole discretion, may waive all or part of the restrictions and conditions at any time.

    The Equity Incentive Plan also provides for deferred grants entitling the recipient to receive shares of Common Stock in the future at such times and on such conditions as the Option Committee may specify, and performance awards entitling the recipient to receive cash or Common Stock following the attainment of performance goals determined by the Option Committee. Performance conditions and provisions for deferred stock may also be attached to other awards under the Equity Incentive Plan.

    A loan may be made under the Equity Incentive Plan either in connection with the purchase of Common Stock under an award or with the payment of any federal, state and local tax with respect to income recognized as a result of an award. The Option Committee will determine the terms of any loan, including the interest rate (which may be zero). No loan may have a term exceeding ten years in duration. In connection with any award, the Option Committee may also provide for and grant a cash award to offset federal, state and local income taxes or to make a participant whole for certain taxes.

    Except as otherwise provided by the Option Committee, if a participant dies, options and SARs held by such participant immediately prior to death, to the extent then exercisable, may be exercised by the participant's executor, administrator or transferee during a period of one year following such death (or for the remainder of their original term, if less). Except as otherwise determined by the Option Committee, options and SARs not exercisable at a participant's death terminate. Outstanding awards of restricted Common Stock must be transferred to the Company upon a participant's death and, similarly, deferred Common Stock grants, performance awards and supplemental awards to which a participant was not irrevocably entitled prior to death will be forfeited, except as otherwise determined by the Option Committee.

    In the case of termination of a participant's association with the Company for reasons other than death, options and SARs remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less), shares of restricted Common Stock must be resold to the Company, and other awards to which the participant was not irrevocably entitled prior to termination will be forfeited, unless otherwise determined by the Option Committee. If any such association is terminated due to the participant's discharge for cause which, in the opinion of the Option Committee, casts such discredit on the participant as to justify immediate termination of any award under the Equity Incentive Plan, such participant's options and SARs may be terminated immediately.

    In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert or in the event of the sale or transfer of substantially all of the Company's assets, the Option Committee may determine that (i) each outstanding option and SAR will become immediately exercisable unless otherwise provided at the time of grant, (ii) each outstanding share of restricted Common Stock will immediately become free of all restrictions and conditions, (iii) all conditions on deferred grants, performance awards and supplemental grants which relate only to the passage of time and continued employment will be removed and (iv) all loans under the Equity Incentive Plan will be forgiven. The Committee may also arrange to have the surviving or acquiring corporation or affiliate assume any award held by a participant or grant a replacement award. If the optionee is terminated after a change in control by the Company without cause, or in the case of certain officers designated from time to time by the Option Committee resigns under certain circumstances, within two years following the change in control, all unvested options will vest and all options will be exercisable for the shorter of four years or their original duration and all other awards will vest. If the option committee makes no such determination, outstanding awards to the extent not fully vested will be forfeited.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion, which is based on the law as in effect on June 1, 1996, summarizes certain federal income tax consequences of participation in the Equity Incentive Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the plans, nor does it cover state, local or non-U.S. taxes.

    In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a corresponding deduction is available to the company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

    In general, in the case of a nonstatutory option the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price, a corresponding deduction is available to the Company, and upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction. In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a nonstatutory option. ISOs granted after 1986 are also treated as nonstatutory options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

    Under the so-called "golden parachute" provisions of the Internal Revenue Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Equity Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

    GRANTS. Mr. Comrie has been granted NQSOs expiring on various dates through June 17, 2005 to purchase 756,691 shares of Common Stock at a price of $0.5907 per share. Of the NQSOs, 417,693 are currently exercisable, and 111,990 will become exercisable on July 17, 1997 and up to an additional 227,008 shares (the "Additional Shares") will become exercisable on June 17, 2000. The vesting of NQSOs to purchase 56,752 Additional Shares will be accelerated in each year based upon the attainment of certain performance goals as determined by the Board of Directors. Each of Mr. Comrie's options are exercisable for a period of five years from the date of vesting.

    Mr. Grina has been granted NQSOs expiring on various dates through April 26, 2003 to purchase 300,000 shares of Common Stock at a price of $6.25 per share. The NQSOs are subject to vesting over a three-year period, of which 100,000 are fully vested and currently exercisable. NQSOs to purchase 200,000 shares will become exercisable on April 26, 1999; however, the vesting of 100,000 of such shares will be accelerated on each of the first and second anniversary of the date of grant based upon attainment of certain performance goals as determined by the Board of Directors. Each of Mr. Grina's options are exercisable for a period of five years from the date of vesting. Mr. Grina's options will be fully vested, notwithstanding the attainment of performance goals, on April 26, 1999. In addition, all of his options become immediately exercisable, without regard to the vesting period, upon a Change of Control (as defined in the Equity Incentive Plan) and upon other corporate changes described in the agreement evidencing his options.

    Mr. Miller has been granted NQSOs expiring December 29, 2000 to purchase 50,000 shares of Common Stock at a price of $1.652 per share. The NQSOs vest at a rate of 20% on each anniversary of the date of grant.

    THE DIRECTORS PLAN.

    On May 30, 1996, the Company adopted the 1996 Non-Employee Directors Automatic Stock Option Plan (the "Directors Plan"), which provides for the automatic grant of stock options to non-employee directors to purchase up to an aggregate of 200,000 shares. Under the Directors Plan, options to acquire 6,000 shares of Common Stock are automatically granted to each non-employee director who is a director on January 1 of each year. In addition, each non-employee director serving on the Board of Directors effective on the date of the Common Stock Offering will receive, and in the future each newly elected non-employee director on the date of his or her first appointment or election to the Board of Directors will receive, an automatic grant of options to acquire 7,000 shares of Common Stock.

    Although grants of the options under the Directors Plan are automatic, and the Directors Plan is intended to be largely self-administering, the Directors Plan will be administered by either the Board of Directors or a committee designated by the Board of Directors, which will, to the extent necessary, administer and interpret the Directors Plan (the "Plan Administrator"). Stock options awarded under the Directors Plan are priced automatically at an exercise price equal to the market price of the Common Stock on the date of grant. If at any time no public market for the Common Stock exists, the Plan Administrator is empowered to determine the fair market value. Under the Directors Plan, initial option grants vest over a three-year period and are exercisable for a period of 10 years from the date of grant. On the date of this Prospectus, options to purchase an aggregate of 28,000 shares at an exercise price equal to the initial offering price of the Common Stock will be granted to non-employee directors under the Directors Plan.

EMPLOYMENT AND CONSULTING AGREEMENTS

    The Company has entered into a three-year employment agreement with Mr. Fotheringham providing for full-time employment at an annualized base salary of $250,000 for 1996, $275,000 for 1997 and $300,000 for 1998. In addition, Mr.
Fotheringham is entitled to receive an annual bonus of up to $100,000 depending on the achievement of specified annual link installation goals. The goal for each year will be established based on the operating budget approved by the Board of Directors. The agreement precludes Mr. Fotheringham from competing with the Company for one year after the cessation of his employment, regardless of the reason for such cessation.

    The Company has entered into a three-year employment agreement with Mr. Comrie providing for full time employment at an annualized base salary of $160,000 through December 31, 1995, $200,000 from January 1, 1996 to July 16,
1997 and $240,000 from July 17, 1997 to July 16, 1998. Mr. Comrie is entitled to receive an annual bonus of up to $100,000 depending on the achievement of specified annual link installation goals. The goal for each year will be established based on the operating budget approved by the Board of Directors. As part of the employment agreement, the Company provided Mr. Comrie an interest-free loan in the amount of $30,000 and forgave payment of such loan on January 1, 1996. The forgiveness of such loan has been accounted for as compensation expense on the 1995 statement of operations of the Company. The agreement also precludes Mr. Comrie from competing with the Company for one year after the cessation of employment, regardless of the reason for such cessation. The agreement may be terminated at any time by either party and provides that, if the Company terminates Mr. Comrie without cause or Mr. Comrie's employment is terminated due to his disability or death, Mr. Comrie will be entitled to continue to receive the full amount of his base salary and any other benefits to which he would have otherwise been entitled for a period of one year from the date of such termination. See "-- Stock Option Plans" regarding stock options granted to Mr. Comrie pursuant to his employment agreement.

    The Company has entered into an employment agreement with Mr. Grina, providing for full time employment on an at will basis at an annualized base salary of $190,000 through April 30, 1997. In addition, Mr. Grina is entitled to receive an annual bonus of up to $100,000 depending upon the achievement of specified annual link installation goals. The goal for each year will be established based on the operating budget approved by the Board of Directors. The agreement precludes Mr. Grina from competing with the Company for one year after the cessation of his employment, regardless of the reason for such cessation. The agreement may be terminated at any time by either party and provides that, if the Company terminates Mr. Grina without cause or Mr. Grina's employment is terminated due to his disability or death, Mr. Grina will be entitled to continue to receive the full amount of his base salary and any other benefits to which he would have otherwise been entitled for a period of six months from the date of such termination. See "-- Stock Option Plans" regarding stock options granted to Mr. Grina pursuant to his employment agreement.

    The Company has also entered into an employment agreement with Mr. Miller, providing for full time employment at an annual base salary equal to $150,000. His employment agreement provides for the payment by the Company of an annual bonus in designated amounts based upon the achievement of specified performance goals. The agreement has a term of three years and precludes him from competing with the Company for one year after the cessation of employment, regardless of the reason for such cessation. See "-- Stock Option Plans" regarding stock options granted to Mr. Miller pursuant to his employment agreement. The employment agreement may be terminated at any time by the Company or Mr. Miller and provides that, if the Company terminates Mr. Miller's employment without cause or his employment is terminated due to his disability or death, Mr. Miller may continue to receive the full amount of his base salary and any other benefits to which he would have otherwise been entitled for a period of six months from the date of such termination.

    The Company has entered into a three-year consulting agreement with Mr. Pierson on May 8, 1995, under which Mr. Pierson agreed to provide strategic, business and other advisory services to the Company for base fees of $80,000 for 1995, $140,000 for 1996 and $80,000 for 1997, subject to extension at the option of the Company. The agreement also precludes Mr. Pierson from competing with the Company for one year after termination of the agreement, regardless of the reason for such termination. The agreement may be terminated at any time by either party and provides that, if the Company terminates Mr. Pierson without cause or Mr. Pierson terminates his consulting agreement for "good reason" (as specified in the agreement), Mr. Pierson will be entitled to continue to receive the full amount of his base fees and any other benefits to which he would have otherwise been entitled for a period of one year from the date of such termination. See "Certain Transactions -- Pierson & Burnett Transactions."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information, as of June 19, 1996, regarding the beneficial ownership of the Company's Common Stock by (i) the directors and executive officers of the Company, (ii) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company's Common Stock and (iii) all executive officers and directors as a group assuming, in each case, that the Merger has been completed and the Landover Partnerships have been dissolved.

                                                             BENEFICIAL OWNERSHIP         BENEFICIAL OWNERSHIP AFTER
                                                              PRIOR TO OFFERINGS                  OFFERINGS
                                                           -------------------------  ----------------------------------
NAME                                                          NUMBER       PERCENT           NUMBER           PERCENT
- ---------------------------------------------------------  -------------  ----------  --------------------  ------------
Vernon L. Fotheringham (1)...............................      3,545,063       11.8%      3,545,063                9.4%
W. Theodore Pierson, Jr. (2).............................      2,455,407        8.2       2,455,407                6.5
High Sky Inc. (3)........................................      1,748,604        5.8       1,748,604                4.7
Landover Holdings Corporation (4)........................      8,068,582       26.8       8,068,582               21.4
Advent International Corporation (5).....................      3,186,238       10.5       3,186,238                8.4
Ameritech Development Corp. (6)..........................      1,677,745        5.5       1,677,745                4.3
Steven D. Comrie (7).....................................        302,676        1.0         302,676                  *
James C. Cook (8)........................................        133,830          *         140,830(14)              *
J.C. Demetree, Jr. (9)...................................      1,055,288        3.5       1,055,288                2.8
Mark C. Demetree (10)....................................      1,055,288        3.5       1,062,288(14)            2.8
Andrew I. Fillat (5).....................................      3,186,238       10.5       3,193,238(14)            8.4
Matthew C. Gove (11).....................................        441,753        1.5         441,753                1.2
T. Allan McArtor.........................................              0          *           7,000(14)              *
Laurence S. Zimmerman (4)................................      8,068,582       26.8       8,068,582               21.4
Thomas A. Grina (12).....................................        100,000          *         100,000                  *
James D. Miller (13).....................................         10,000          *          10,000                  *
All executive officers and directors as a group               20,276,045       65.6%     10,816,502(8)(15)        28.2%
 (1)(2)(4)(5)(7)(8)(9)(10)(11)(12)(13)(14)...............

- ------------------------
Unless otherwise indicated, the business address of each director and executive officer named above is c/o Advanced Radio Telecom Corp., 500 108th Avenue N.E., Suite 2600, Bellevue, Washington 98004.

 *  Less than 1.0%.

 (1) Includes 104,273 shares of Common Stock subject to an option owned by SERP. See "Certain Transactions -- SERP Agreement."

 (2) Includes 2,455,407 shares of Common Stock issuable upon completion of the Merger. Also includes 44,694 shares subject to an option owned by SERP. See "Certain Transactions -- SERP Agreement." Mr. Pierson's address is c/o Pierson & Burnett L.L.P., 1667 K. Street, N.W., Washington, D.C. 20006.

 (3) High Sky Inc. is the general partner of High Sky and High Sky II and may be deemed the beneficial owner of all shares held by such partnerships. Includes 1,398,883 and 349,721 shares of Common Stock issuable upon completion of the Merger to High Sky and High Sky II, respectively. Also includes 119,171 and 29,796 shares held by High Sky and High Sky II, respectively, subject to an option owned by SERP. See "Certain Transactions -- SERP Agreement." High Sky Inc.'s address is c/o Frank S. Phillips Company, 6106 MacArthur Blvd., Bethesda, Maryland 20816.


 (4) Includes 37,500 shares issuable upon exercise of Indemnity Warrants. Does not include 100,000 shares owned by the wife and 100,000 shares owned by a family trust of Laurence S. Zimmerman, of which shares LHC and Mr. Zimmerman disclaim beneficial ownership. Does not include 294,489 shares, 1,375,699 shares, 5,276,440 shares and 95,719 shares issuable upon the Merger held by E1, E2, E2-2 and E2-3, respectively, each a limited partnership whose general partner is controlled by LHC. Upon the effectiveness of the Merger, these partnerships will dissolve. Including the shares owned by such partnerships, LHC beneficially owns 15,310,929 shares of Common Stock constituting 50.9% of the Company's outstanding securities prior to the Offerings. LHC is controlled by Laurence S. Zimmerman. LHC's address is 667 Madison Avenue, New York, New York 10021. See "-- Voting Trust Agreement."



 (5) Includes 2,882,659 shares, 3,029 shares and 141,050 shares issuable upon the Merger and 151,908 shares, 160 shares and 7,432 shares issuable upon exercise of Bridge Warrants, respectively owned by Global Private Equity II, L.P., Advent International II, L.P. and Advent Partners, L.P. (collectively, the "Advent Partnerships"), each a limited partnership whose general partner is controlled by Advent International Corporation ("Advent"). Mr. Fillat is an officer of Advent. The address of Advent and each of the Advent Partnerships is 101 Federal Street, Boston, Massachusetts 02110. Mr. Fillat disclaims beneficial ownership of the shares held by the Advent Partnerships, except for 6,061 shares.

 (6) Includes 635,609 shares issuable upon the Merger and 877,136 shares and 165,000 shares issuable upon exercise of the Ameritech Warrant and Bridge Warrants, respectively. The address of Ameritech is 30 South Wacker Drive, Chicago, Illinois 60601. See "Certain Transactions -- Ameritech Financing; Ameritech Strategic Distribution Agreement."

 (7) Includes 302,676 shares currently issuable upon exercise of options. Does not include 454,015 issuable upon exercise of the non-vested portion of options. See "Management -- Stock Option Plans."

 (8) Includes 140,830 shares beneficially owned by James C. Cook including 22,000 shares issuable upon exercise of Bridge Warrants and 73,542 shares and 38,288 shares issuable upon the Merger as a limited partner in E-2 and E2-3, respectively. Mr. Cook will become a director of the Company upon the date of this Prospectus.

 (9) Does not include 154,000 shares issuable upon exercise of Bridge Warrants, 162,500 shares issuable upon exercise of Indemnity Warrants or 4,221,152 shares issuable upon the Merger held in each case by members of Mr. Demetree's family (or a trust for their benefit), of which he disclaims beneficial ownership. J.C. Demetree, Jr.'s address is c/o Demetree Brothers, 3740 Beach Boulevard, Suite 300, Jacksonville, Florida 32207.

(10) Does not include 154,000 shares issuable upon exercise of Bridge Warrants, 48,750 shares issuable upon exercise of Indemnity Warrants, 113,750 shares issuable upon exercise of Indemnity Warrants or 4,221,152 shares issuable upon the Merger held in each case by members of Mr. Demetree's family (or a trust for their benefit), of which he disclaims beneficial ownership. Mark
    C. Demetree's address is 505 Lancaster Street, #8AB, Jacksonville, FL 32204.

(11) Includes 441,753 shares issuable upon the Merger owned by Hedgerow Corporation of Maine ("Hedgerow"), which is controlled by Mr. Gove. Does not include shares owned beneficially by LHC, of which Mr. Gove disclaims beneficial ownership. Hedgerow from time to time acts as a consultant to LHC. Mr. Gove's address is 215 West 84th Street, New York, New York 10024.

(12) Includes 100,000 shares currently issuable upon exercise of an option.

(13) Includes 10,000 shares currently issuable upon exercise of an option.

(14) Includes 7,000 shares issuable upon exercise of options anticipated to be granted under the Directors Plan upon the consummation of the Offerings.

(15) Reflects the resignations of Messrs. J.C. Demetree, Jr., Gove and Zimmerman and the elections as directors of Messrs. Cook and McArtor upon the date of this Prospectus. Does not include 8,268,582 shares beneficially owned by LHC and held in trust by trustees, all of whom are directors of the Company, pursuant to a Voting Trust Agreement, of which such trustees disclaim beneficial ownership. See "-- Voting Trust Agreement." Includes 7,000 shares beneficially owned by each of Messrs. Mark C. Demetree, Fillat, Cook and McArtor issuable upon exercise of options to be granted under the Directors Plan upon the consummation of the Offerings.

    Upon completion of the CommcoCCC Acquisition, Columbia Capital Corporation, as general partner of two of the stockholders of CommcoCCC, and Commco, L.L.C., the remaining stockholder of CommcoCCC, will beneficially own 8,842,154 and 7,707,846 shares, respectively, of Common Stock, including 26,715 and 23,285 shares, respectively, issuable upon exercise of the CommcoCCC Warrants, constituting 16.3% and 14.2%, respectively, of the Company's Common Stock after the Offerings (assuming the underwriters' overallotment option in the Common Stock Offering is not exercised). Assuming the consummation of the Offerings and the CommcoCCC Acquisition as of the date of this Prospectus, the Company would have 54,086,498 shares of Common Stock outstanding.

VOTING TRUST AGREEMENT


    Pursuant to a proposed Voting Trust and Irrevocable Proxy Agreement, effective on the date of this Prospectus, LHC and the wife and a trust for the benefit of the family of Laurence S. Zimmerman will deposit all of their shares of ART Common Stock in trust with Messrs. Mark C. Demetree, Andrew I. Fillat and Vernon L. Fotheringham with irrevocable instructions to vote such shares on all matters submitted to a vote of the stockholders of the Company in proportion to the vote of other stockholders of the Company. The voting trust will expire on the tenth anniversary of the date of this Prospectus, but is subject to early termination in the event of (i) a business combination in which the Notes are repaid in full in cash and ART stockholders own less than 50%, and ART directors constitute less than 50% of the board of directors, of the combined entity and LHC owns less than 5% of the voting power of such entity, (ii) the death of Laurence S. Zimmerman or (iii) the sale by LHC of such shares to unaffiliated parties. The trustees of the trust will be indemnified by the Company.

                              CERTAIN TRANSACTIONS

FORMATION OF ART

    The Company was organized in August 1993 by Vernon L. Fotheringham and W. Theodore Pierson, Jr., for the purpose of obtaining 38 GHz licenses from the FCC. The initial stockholders, including Messrs. Fotheringham and Pierson, purchased for $.01 per share ART Common Stock in a private placement which, net of certain subsequent transfers, currently constitute an aggregate of 6,000,470 shares of Common Stock.

HIGH SKY PRIVATE PLACEMENTS

    In November 1993 and March 1994, ART raised $60,000 and $30,000 through the sale of its common stock (which, net of sales and acquisitions of additional shares, now constitute an aggregate of 1,398,883 shares and 349,721 shares of Common Stock, respectively) to High Sky Limited Partnership and High Sky II Limited Partnership ("High Sky II" and, collectively, the "High Sky Partnerships"). In March 1994, ART borrowed $70,000 from High Sky II. The loan was evidenced by a promissory note executed by ART and payable to High Sky II (the "High Sky Note"). Pursuant to an Agreement dated March 1, 1995, High Sky II sold the High Sky Note to Vernon L. Fotheringham and W. Theodore Pierson, Jr. in exchange for two new promissory notes, bearing interest at 7.5% per annum, executed by Messrs. Fotheringham and Pierson in the principal amounts of $52,675 and $22,575, respectively (the "Fotheringham/Pierson Notes"), with payment secured by pledges of shares of Common Stock owned by them. The terms of the notes were as favorable as could be negotiated with unrelated third parties. After the assignment and exchange, Messrs. Fotheringham and Pierson transferred the High Sky Note to the Company as a capital contribution. The
Fotheringham/Pierson Notes, which are due in August 1997 and which are now unsecured, are currently held by LHC (as defined below).

ART WEST JOINT VENTURE

    The Company is party to the ART West Management Agreement, pursuant to which it manages the business and assets of ART West, a joint venture between ART and Extended. Mark T. Marinkovich, Vice President and General Manager, Western Region of the Company is also the President and a stockholder of Extended. See "Business -- Agreements Relating to Licenses and Authorizations -- ART West Joint Venture" and "Principal Stockholders." In connection with the ART West Joint Venture, ART issued to Extended 368,127 shares of Common Stock. Of these 368,127 shares, 15,678 shares are subject to an option owned by Southeast Research Partners. See "-- SERP Agreement." In June 1996, the Company agreed to acquire Extended's interest in ART West for $6,000,000 in cash, subject to FCC approval.

ORGANIZATION OF TELECOM

    ART and Landover Holdings Corporation ("LHC") organized Advanced Radio Telecom Corp. ("Telecom") on March 28, 1995, and purchased for $.001 per share 340,000 shares of Class A common stock and 640,000 shares of Class B common stock of Telecom, respectively, which, after giving effect to anti-dilution adjustments resulting from issuances of preferred stock as described in "-- LHC Purchase Agreement," certain transfers and the transactions described in "-- February 1996 Reorganization" and "-- Merger," currently are equivalent to 10,013,055 shares and 7,512,076, shares respectively, after giving effect to the November 1995 redemption of shares of Common Stock. In addition, Hedgerow Corporation of Maine ("Hedgerow") and Toro Financial Corp. ("Toro") purchased for $.001 per share 15,000 shares and 5,000 shares, respectively, of Telecom Class A common stock which, after such anti-dilution adjustments and the Merger, currently are equivalent to 441,753 shares and 147,251 shares of Common Stock, respectively. LHC is controlled by Laurence S. Zimmerman. Hedgerow is controlled by Matthew C. Gove, a director of the Company. Hedgerow and Toro provide managment and strategic consulting services to LHC, including services relating to analysis and negotiation of acquisitions.

LHC PURCHASE AGREEMENT

    GENERAL. Pursuant to a Purchase Agreement, dated April 21, 1995 (the "LHC Purchase Agreement") among ART, LHC and Telecom, LHC, on behalf of itself and its designees, agreed to purchase additional securities of Telecom (the "LHC Stock") for an aggregate purchase price of $7,000,000 (the "Purchase Price"), which additional securities would dilute only LHC's interest in the Company. In addition, ART and Telecom entered into the ART Services Agreement. Moreover, ART and its stockholders agreed with Telecom and its stockholders to enter into a revised stockholders agreement (the "May 1995 Stockholders Agreement"), a registration rights agreement and a merger agreement. Messrs. Fotheringham and Pierson deposited 2,017,704 and 1,816,559 shares of Common Stock, respectively (the "Escrow Shares"), under such agreement to be released upon achievement by the Company of certain performance goals (the "Escrow Arrangement"). The Escrow Shares were released to Messrs. Fotheringham and Pierson in part on November 13, 1995 as a result of the EMI Asset Acquisition, and the balance was released on February 2, 1996 in connection with the February 1996 Reorganization (as defined).

    Upon the first closing under the LHC Purchase Agreement, on May 8, 1995, Telecom received $700,000 from E2-2 Holdings, L.P. ("E2-2") and E2 Holdings, L.P. ("E2"). In addition, E2-2 committed to subscribe for up to 50.0% of the Purchase Price, matching other investors under the LHC Purchase Agreement with protection from dilution to the extent such matching funds were not required. The general partner of E2-2 and E2 is controlled by LHC. E2-2's limited partners include J.C. Demetree, Jr. and Mark C. Demetree, directors of the Company, and their affiliates. In addition, E2-2 granted to LHC an option to purchase from E2-2 35,873 shares of Series A preferred stock (which convert into 466,349 shares of Common Stock prior the Offerings). This option was exercised in November 1995. See "Principal Stockholders."

    The additional payments on the Purchase Price were made by the Landover Partnerships (as defined below) as follows: $700,000 on August 22, 1995 and $600,000 on October 19, 1995. On November 13, 1995, the Advent Partnerships (as described below) paid the $5.0 million balance of the Purchase Price and the Company paid LHC an aggregate of $391,750 for expenses. Also, on November 13, 1995, Telecom, ART and LHC agreed that the LHC Purchase Agreement was substantially completed.

    ART SERVICES AGREEMENT. Pursuant to the LHC Purchase Agreement, ART and Telecom entered into a Services Agreement, dated May 8, 1995 (the "ART Services Agreement") pursuant to which, for a 20-year term, Telecom provides management services for, and receives 75.0% of the cash flow from operations after deducting certain related direct expenses under wireless licenses held by ART.

    LANDOVER PARTNERSHIPS. Between May 8, 1995 and November 13, 1995, the LHC Stock was diluted by purchases of series of Telecom preferred stock by E2-2, E2, E1 Holdings L.P. ("E1") and E2-3 Holdings, L.P. ("E2-3" and collectively with E1, E2 and E2-2, the "Landover Partnerships"), each a limited partnership whose general partner is controlled by LHC, in separate private placements. E2-2, which committed to purchase up to $3.5 million of Telecom preferred stock matching other investors under the LHC Purchase Agreement, purchased 405,880 shares of Telecom Series A preferred stock (which will convert into 5,276,440 shares of Common Stock prior to the Offerings) for an aggregate of $946,600, and LHC purchased 35,873 shares of such Series A preferred stock from E2-2 for $1.1 million pursuant to an option. E2 purchased an aggregate of 105,823 shares of Telecom Series B preferred stock (which converts into 1,375,699 shares of Common Stock prior to the Offerings) for an aggregate of $842,400. E1 purchased 13,797 shares of Telecom Series A preferred stock (which converts into 179,361 shares of Common Stock prior to the Offerings) for an aggregate of $60,000 and 8,856 shares of Telecom Series B preferred stock (which converts into 115,128 shares of Common Stock prior to the Offerings) for an aggregate of $38,300. E2-3 purchased an aggregate of 7,363 shares of Telecom Series C preferred stock (which converts into 95,719 shares of Common Stock prior to the Offerings) for an aggregate of $112,700. All of the Landover Partnerships will liquidate upon effectiveness of the Merger. See "Principal Stockholders."

    ADVENT PRIVATE PLACEMENT. On November 13, 1995, ART sold, for an aggregate of $5.0 million, $4.95 million principal amount of 10% notes due May 13, 1997 (the "Advent Notes") and $50,000 stated amount of ART Series A Preferred Stock (collectively, with the Advent Notes, the "Advent/ART Securities") to Global Private Equity II, L.P., Advent International Investors II, L.P. and Advent Limited Partnership (collectively the "Advent Partnerships"), each a limited partnership whose general partner is controlled by Advent International Corp. ("Advent") pursuant to a Securities Purchase Agreement, dated November 13, 1995, among the Advent Partnerships, ART, Telecom, Vernon L. Fotheringham and W. Theodore Pierson, Jr. (the "Advent Agreement"). The Advent Agreement provided among other things that the Advent/ART Securities were convertible into, and in the February 1996 Reorganization described below, were converted into, 232,826 shares of Telecom Series E preferred stock (which convert into 3,026,738 shares of Common Stock prior to the Offerings). The Telecom Series E preferred stock provides, among other things, that the holders thereof have a right to designate a director of Telecom (and after the Merger, the Company), which director's term was extended to an initial term of three years pursuant to the Stockholders Agreement, as described below.

LHC AGREEMENTS

    Pursuant to the LHC Purchase Agreement, LHC and Telecom entered into a strategic and financial consulting agreement, dated May 8, 1995, under which LHC agreed to provide financial and strategic planning and other advisory and management services to the Company for a fee of $10,000 per month. The strategic and financial consulting agreement was terminated on November 13, 1995, and Telecom entered into a management consulting agreement with LHC, dated November 13, 1995, for an initial term of one year under which the Company will pay LHC $420,000 per year and may pay a fee in the event LHC provides other services, such as merger and acquisition advisory services to the Company. Upon the date of this Prospectus, this agreement will be terminated and LHC will receive amounts otherwise due under this agreement through November 13, 1996.

SERP AGREEMENT

    Pursuant to a letter agreement, dated July 12, 1995, among Southeast Research Partners ("SERP") ART, Vernon L. Fotheringham, W. Theodore Pierson, Jr., High Sky Limited Partnership, High Sky II Limited Partnership and Extended (the "SERP Agreement"), SERP agreed to procure additional capitalization or financial assistance on behalf of ART. Under the SERP Agreement, SERP received options from the other parties to such agreement to purchase, for an aggregate consideration of $210,000, 313,612 shares of Common Stock after giving effect to the Merger and $245,000 in cash as a fee for introducing LHC to ART.

SERIES D PREFERRED STOCK ISSUANCE

    On November 9, 1995, Telecom sold 61,640 shares of Telecom Series D preferred stock (which convert into 801,320 shares of Common Stock prior to the Offerings) for $2.0 million in a private placement. Telecom simultaneously redeemed 807,924 shares of Telecom common stock from LHC for $2.0 million. In connection with the February 1996 Reorganization described below, LHC granted to the holders of such Series D preferred stock a contingent option to purchase 400,634 shares of Telecom common stock owned by LHC at a nominal price. This option will expire unexercised upon consummation of the Offerings.

FEBRUARY 1996 REORGANIZATION

    On February 2, 1996, Telecom, ART and their respective stockholders agreed (the "February 1996 Reorganization") to an amendment and restatement of the May 1995 Stockholders Agreement (as amended, the "Stockholders Agreement") providing for (i) termination effective on consummation of the Offerings, (ii) reorganization of the capital structure of Telecom, including providing for the conversion of Telecom Class A and Class B common stock into Telecom common stock, the revision of the terms and conversion into Telecom common stock (upon consummation of the Offerings) of the Telecom Series A, B, C, D, E and F preferred stock and a 13 for 1 stock split, (iii) the exchange of the Advent/ART Securities for Telecom Series E preferred stock, (iv) revision of provisions for election of directors, (v) amendment and restatement of the Company's registration rights agreement, including waiver of registration rights relating to this offering, (vi) release of the remaining Escrow Shares to the original owners thereof, (vii) the change of name of Telecom to Advanced Radio Telecom Corp. and (viii) approval of a revised merger agreement (the "Old Merger Agreement") providing for the merger of ART into Telecom (the "Old Merger").

AMERITECH FINANCING; AMERITECH STRATEGIC DISTRIBUTION AGREEMENT

    On February 2, 1996, Ameritech Development Corp. ("Ameritech") purchased for an aggregate of $2.5 million 48,893 shares of Telecom Series F preferred stock, par value $0.001 per share, (the "Ameritech Financing") convertible into 635,609 shares of Common Stock prior to the Offerings. In addition, Telecom entered into a letter of intent with Ameritech Corp., the parent of Ameritech, to enter into the Ameritech Strategic Distribution Agreement and in connection therewith granted to Ameritech a ten-year warrant to purchase 877,136 shares of Common Stock of the Company exercisable at a price of $.01 per share (the "Ameritech Warrant"). On April 29, 1996, Telecom entered into the Ameritech Strategic Distribution Agreement. See "Business -- Strategic Alliances -- Ameritech Strategic Distribution Agreement."

BRIDGE FINANCING

    On March 8, 1996, Telecom entered into a financing (the "Bridge Financing") pursuant to which it issued $5.0 million of 10% unsecured notes due in 1998 (the "Bridge Notes") and five-year warrants to purchase up to an aggregate of 1,100,000 shares of Telecom common stock at a price of $6.25 per share (the "Bridge Warrants") to private investors including (i) affiliates of J.C. Demetree, Jr. and Mark C. Demetree, directors of the Company, (ii) the Advent Partnerships and (iii) Ameritech, who invested $700,000, $725,000 and $750,000, respectively, in the Bridge Notes and Bridge Warrants. See "Principal Stockholders."

EQUIPMENT FINANCING

    On April 1, 1996 CRA, Inc. ("CRA") provided the Company with $2,445,000 in equipment financing (the "Equipment Financing") for the purchase from P-Com of 38 GHz radio equipment secured by the equipment, the Company's $1.0 million letter of credit and a $500,000 letter of credit provided by J.C. Demetree, Jr. and Mark C. Demetree, directors of the Company, and LHC, a principal stockholder of the Company (the "Indemnitors"). To evidence its obligations under the Equipment Financing the Company executed in favor of CRA its $2,445,000 Promissory Note (the "Equipment Note") which note is payable in 24 monthly installments of $92,694 with a final payment of $642,305 due April 1, 1998. The Indemnitors also agreed to provide the Company with funds and support for up to $2.0 million of its obligations in the event of default on the Equipment Note or draw against the Company's letter of credit. Pursuant to an arrangement approved by the Company's disinterested directors on February 16, 1996, the Company paid to the Indemnitors, or their designees an aggregate of $225,000 in cash and five-year warrants to purchase an aggregate of 325,000 shares of Common Stock (the "Indemnity Warrants") on terms substantially similar to the Bridge Warrants as compensation for such indemnity. LHC has assigned Indemnity Warrants to purchase 125,000 shares of Common Stock to a consultant to LHC.

PIERSON & BURNETT TRANSACTIONS

    W. Theodore Pierson, Jr., Executive Vice President, General Counsel and Secretary of the Company is a principal in the law firm of Pierson & Burnett, L.L.P., which regularly provides legal services to the Company. During the year ended December 31, 1995, the Company paid Pierson & Burnett, L.L.P. $210,000 for such services. The Company believes that the terms of its relationship with Pierson & Burnett, L.L.P. are at least as favorable to the Company as could be obtained from an unaffiliated party. See "Management -- Executive Compensation" and "Principal Stockholders" for a description of Mr. Pierson's consulting agreement with the Company and for information regarding his share ownership. The Company subleases office space for its regional office in Washington, D.C. from Pierson & Burnett, L.L.P. The Company believes that the terms of its sublease are at least as favorable to the Company as could be obtained from an unaffiliated party. See "Business -- Properties."

AMERICAN WIRELESS DEVELOPMENT AGREEMENT

    The Company is party to a letter of intent with American Wireless pursuant to which the Company will fund, subject to definitive documentation, $700,000 to $1.0 million for research and development in exchange for a first right to purchase American Wireless' production capacity of the new radios and will receive a per unit fee on radios sold by American Wireless to third parties. Vernon L. Fotheringham, the Chairman of the Company, is a director and a 6.0% stockholder of American Wireless. Mr. Fotheringham has recused himself in all negotiations regarding agreements between the Company and American Wireless.

QUESTTV INVESTMENT

    The Company has a non-binding arrangement with Quest Computer Television Company, L.L.C. ("QuestTV") pursuant to which the Company would purchase, subject to, among other things, definitive documentation and consummation of the Offerings, equity interests of QuestTV for $1.5 million. QuestTV is seeking to develop a nationwide network of franchises offering retail access to sophisticated video and data transmission and storage technology. T. Allan McArtor, who will become a director of the Company upon the date of this Prospectus, is the president and chief executive officer of QuestTV.

COMMCOCCC ACQUISITION

    On July 3, 1996, the Company entered into the CommcoCCC Agreement with CommcoCCC which provides for the acquisition, subject to FCC approval, of 129 38 GHz wireless broadband authorizations in exchange for 16,500,000 shares of Common Stock, or 30.5% of the Company on a fully diluted basis after giving effect to the Offerings. The stockholders of CommcoCCC simultaneously loaned $3.0 million to the Company, bearing interest at the prime rate and payable on September 30, 1996, and received three-year warrants to purchase up to an aggregate of 50,000 shares of Common Stock at a price of $15.00 per share. The CommcoCCC Financing is secured by a security interest in all of the assets of the Company, including a pledge of the Company's stock in Telecom. After closing of the CommcoCCC Acquisition, the Company has agreed to nominate one individual designated by CommcoCCC's stockholders and acceptable to the Company as a director of the Company.

MERGER

    On June 26, 1996, Telecom, ART and a wholly owned subsidiary of ART ("Merger Sub") entered into a revised merger agreement, superseding the Old Merger Agreement (the "Merger Agreement"), which provides for the Merger of Merger Sub into Telecom. Upon completion of the Merger, the stockholders of Telecom will receive 20,073,443 shares of Common Stock, and Telecom will become a wholly-owned subsidiary of ART and change its name to "ART Licensing Corp." The consummation of the Merger is contingent on receipt of FCC approval therefor, approval of the holders of Telecom capital stock and all ART stockholders and receipt of a tax opinion. The FCC has indicated that it will approve the Merger, and the Company expects to complete it shortly prior to the date of this Prospectus. The Merger Agreement further provides that if the Merger is not effective for any reason by May 13, 1997, the shares of Telecom common stock owned by ART will be surrendered to Telecom for nominal consideration, and the ART Services Agreement will be amended to provide that (i) the term thereof will be extended to 40 years, (ii) ART will receive, in the event of any dividends paid by Telecom to its stockholders, an amount equal to the percentage share that the ART stockholders would have owned of the combined corporation after giving effect to the Merger of such aggregate dividends, (iii) ART would have a right of co-sale, subject to FCC approval, in accordance with such percentage share of the aggregate consideration payable to Telecom and ART in such transaction in the event of any merger or sale of substantial assets by Telecom and (iv) in the event ART agrees to merge into another entity or to sell substantially all its assets to another entity, Telecom shall, upon the request of the Company, use its best efforts, subject to FCC approval, to merge into such entity or sell substantially all its assets to such entity for aggregate consideration equal to the percentage share of the aggregate consideration to be paid for ART and Telecom in such transaction.

                              DESCRIPTION OF UNITS


    Each Unit offered hereby consists of $1,000 principal amount at maturity of Notes and one Warrant, each Warrant initially representing the right to purchase shares of Common Stock.  The Notes and the  Warrants will not be  separable
until the earliest to occur of (i)             , 1997 and (ii) such earlier date
as may be determined by the Underwriters (the "Separation Date").


                              DESCRIPTION OF NOTES

    The Notes will be issued under an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."


    As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries other than foreign Subsidiaries that the Company may establish prior to such date. However, under certain circumstances, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.


GENERAL

    The Notes will be unsecured senior obligations of the Company, will be limited to $ million aggregate principal amount at maturity and will mature
on                 , 2006. The Notes  are being issued at  a discount from their principal amount to generate aggregate gross proceeds of approximately $175.0 million. The Notes will accrete at a rate of %, compounded semiannually, to
an aggregate principal amount of  $      million by                , 2001.  Cash
interest  will not accrue on the Notes prior  to              , 2001. Commencing
            , 2002, cash interest  on the Notes  will be payable,  at a rate  of
   %  per annum, semi-annually in arrears on each              and
(each, an "Interest Payment  Date"), to the  holders of record  of Notes at  the
close  of business on the             and             immediately preceding such
Interest Payment Date. Cash interest on the Notes will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided
for, or, if no interest has been paid or duly provided for,             ,  2001.
Cash  interest will be computed on the basis  of a 360-day year of twelve 30-day
months. If, prior to             , 2001, the Company defaults in any payment  of
principal (including any accreted original issue discount), whether at maturity, upon redemption or otherwise, if the payment of cash interest on the Notes is then permitted by law, cash interest will accrue on the amount in default at the
rate of interest borne by the Notes on or after              , 2001 and, if  the
payment  of such cash interest is not  permitted by law, original issue discount
will continue to accrete at the rate then in effect. On or after               ,
2001, interest on overdue principal and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the office of the Trustee); PROVIDED, HOWEVER, the payment of interest may be made by check mailed to the address of the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

REDEMPTION

    OPTIONAL REDEMPTION

    The Notes will be redeemable  at the option of the  Company, in whole or  in
part, at any time on or after             , 2001, upon not less than 30 nor more
than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12- month period beginning on of the years indicated below:

                                                             REDEMPTION
                           YEAR                                PRICE
                --------------------------                  ------------
2001......................................................            %
2002......................................................            %
2003......................................................            %
2004 and thereafter.......................................     100.000%


    Notwithstanding the foregoing, in the event of a sale by the Company of its Common Stock in one or more Equity Offerings or Investments by one or more
Strategic  Equity Investors on or prior to              , 1999, the Company may,
at its option, use all or a portion of the net proceeds thereof to redeem up to a maximum of 33 1/3% of the initially outstanding aggregate principal amount at maturity of the Notes at a redemption price equal to % of the Accreted Value of the Notes (determined as of the redemption date); PROVIDED that not less than 66 2/3% of the initially outstanding aggregate principal amount at maturity of the Notes remain outstanding following such redemption. Any such redemption must be effected upon not less than 30 nor more than 60 days' notice given within 30 days after any such Equity Offering or sale to a Strategic Equity Investor resulting in such gross proceeds, as the case may be.


    MANDATORY REDEMPTION

    The Company is not required to make any mandatory sinking fund payments in respect of the Notes. However, (i) upon the occurrence of a Change in Control, the Company is obligated to make an offer to purchase all outstanding Notes at a price of (A) 101% of the Accreted Value thereof (determined at the date of
purchase),  if such purchase is prior to              , 2001, or (B) 101% of the
principal amount at maturity thereof, plus accrued interest thereon, if any,  to
the  date of purchase, if such purchase  is on or after               , 2001 and
(ii) the Company may be obligated to make an offer to purchase Notes with the Net Cash Proceeds of certain Asset Sales at a price of (A) 101% of the Accreted Value thereof (determined at the date of purchase), if such purchase is prior to
            , 2001, or  (B) 101% of  the principal amount  at maturity  thereof, plus  accrued and  unpaid interest,  if any,  to the  date of  purchase, if such
purchase is on or after             , 2001. See "-- Certain Covenants --  Change
in Control" and "-- Disposition of Proceeds of Asset Sales."

    SELECTION; EFFECT OF REDEMPTION NOTICE

    In the case of a partial redemption, selection of the Notes for redemption will be made PRO RATA, by lot or by such other method as the Trustee in its sole discretion deems fair and appropriate or in such manner as complies with the requirements of the principal national securities exchange, if any, on which the Notes being redeemed are listed. Upon giving of a redemption notice, interest on the Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Company defaults in providing the funds for such redemption) and, upon redemption on such redemption date, such Notes will cease to be outstanding.

RANKING


    The Notes will represent unsecured, senior obligations of the Company, will rank PARI PASSU in right of payment with all existing and future unsecured, senior Indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. At March 31, 1996, on a pro forma basis after giving effect to indebtedness incurred after March 31, 1996, the Offerings and the application of the net proceeds therefrom, the aggregate principal amount of indebtedness of the Company (excluding trade payables, other accrued liabilities, deferred taxes and the Notes) was approximately $3.4 million, which consisted of the EMI Note and the Equipment Note and all of which ranked PARI PASSU with the Notes. $1.9 million of such indebtedness constituted secured indebtedness which would effectively rank senior to the Notes with respect to the assets securing such indebtedness. Although the Indenture will limit the ability of the Company and its subsidiaries to incur additional indebtedness, including senior indebtedness, the Indenture will permit the Company to incur a substantial amount of secured indebtedness, including vendor indebtedness and indebtedness under the Credit Facility, which, if incurred, will effectively rank senior to the Notes with respect to the assets securing such indebtedness. In addition, the Indenture will permit the subsidiaries of the Company (including any subsidiary holding all or any part of the Company's FCC licenses and authorizations) to guarantee the indebtedness of the Company under the Credit Facility on a secured basis (consistent with applicable FCC rules), which guarantees and security interests would effectively rank senior in right of payment to the Notes. See "-- Certain Covenants," "Risk Factors -- Possible Incurrence of Substantial Secured Indebtedness" and "Description of Certain Indebtedness."


CERTAIN COVENANTS

    LIMITATION ON INDEBTEDNESS

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness (including Acquired Debt); PROVIDED that the Company may Incur Indebtedness (including Acquired Debt) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5 to 1.

    The foregoing provisions will not apply to:

      (i)
       Indebtedness of the Company outstanding at any time in an aggregate principal amount not to exceed $100.0 million, less any amount of
Indebtedness permanently repaid as provided under the "Disposition of Proceeds of Asset Sales" covenant described below;

     (ii)
       Indebtedness of any of the Company's Restricted Subsidiaries owing to the Company; PROVIDED, HOWEVER, that (A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company;

    (iii)
       Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than
Indebtedness Incurred under clause (i), (ii), (v), (vi) or (viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the Notes, such new Indebtedness (by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding) is PARI PASSU with, or is expressly made subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not have a Stated Maturity prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary of the Company pursuant to this clause (iii);

     (iv)
       Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business; and (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of the Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;


      (v)
       without duplication of clause (viii) hereof, Indebtedness of the Company not to exceed, at any one time outstanding, two TIMES an amount equal to
(A) the aggregate proceeds (less appropriate fees and expenses) (which proceeds may consist of cash, Capital Stock of an entity that as a result of such transaction becomes a Restricted Subsidiary of the Company, or Telecommunications Assets which in connection with such transaction become held by the Company or a Restricted Subsidiary of the Company, and the value of which proceeds shall be the fair market value thereof as determined in good faith by the Board, which in all events shall make any appropriate adjustments on account of any Indebtedness associated with such Capital Stock or Telecommunications Assets in making such determination) received by the Company from the issuance and sale of its Capital Stock (other than Redeemable Stock and Preferred Stock that provides for the payment of dividends in cash) after the Issue Date MINUS
(B) the fair market value of any Directed Investments made with the proceeds of such issuances or sales; PROVIDED that such Indebtedness (x) does not have a Stated Maturity prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes and (y) is unsecured and is expressly subordinated in right of payment to the Notes;


     (vi)
       Indebtedness to the extent such Indebtedness is secured by Liens permitted under clause (xxiv) of the definition of "Permitted Liens;"

    (vii)
       Indebtedness of the Company, to the extent the proceeds thereof are immediately used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control;


   (viii)
       without duplication of clause (v) hereof, Indebtedness of the Company Incurred in connection with the acquisition of (A) 38 GHz licenses or authorizations through auctions conducted by the FCC or (B) other licenses or authorizations through other spectrum auctions conducted by the FCC with respect to other frequencies approved for microwave point-to-point transmissions, in an amount not to exceed, at any one time outstanding, the greater of (1) $10.0 million and (2) an amount equal to the aggregate proceeds (less appropriate fees and expenses) (which proceeds may consist of cash, Capital Stock of an entity that as a result of such transaction becomes a Restricted Subsidiary of the Company, or Telecommunications Assets which in connection with such transaction become held by the Company or a Restricted Subsidiary of the Company, and the value of which proceeds shall be the fair market value thereof as determined in good faith by the Board, which in all events shall make any appropriate adjustments on account of any Indebtedness associated with such Capital Stock or Telecommunications Assets in making such determination) received by the Company from the issuance and sale of its Capital Stock (other than Redeemable Stock and Preferred Stock that provides for the payment of dividends in cash) after the Issue Date MINUS the fair market value of any Directed Investments made with the proceeds of such issuances or sales; PROVIDED that such Indebtedness (x) does not have a Stated Maturity prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes and (y) is unsecured and is PARI PASSU or subordinated in right of payment with the Notes;


     (ix)
       revolving credit Indebtedness of any Restricted Subsidiary Incurred pursuant to a credit facility in an aggregate amount not to exceed, at any one time outstanding, the greater of 62.5% and such greater percentage permitted pursuant to such credit facility of the accounts receivable net of reserves and allowances for doubtful accounts, determined in accordance with GAAP, of such Restricted Subsidiary and its Restricted Subsidiaries (without duplication); PROVIDED that such Indebtedness is not Guaranteed by the Company or any of its other Restricted Subsidiaries;

      (x)
       the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness of the Company or any Restricted Subsidiary, as the case may be, that is permitted by the terms of the Indenture to be outstanding;

     (xi)
       the Incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be
Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

    (xii)
       the Incurrence by Unrestricted Subsidiaries of Indebtedness to the Company or any Restricted Subsidiary of the Company to the extent permitted by the "Limitation on Restricted Payments" covenant;

   (xiii)
       Indebtedness of the Company in an aggregate amount not to exceed $100.0 million Incurred pursuant to the Credit Facility;

    (xiv)
       Guarantees by the Company's Restricted Subsidiaries of the Indebtedness referred to in clause (xiii) above;

     (xv)
       Indebtedness of the Company existing on the Issue Date; and

    (xvi)
       Indebtedness of the Company represented by the Notes and the Indenture.

    For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    The Company will not, and will not permit any Restricted Subsidiary to, Incur any Guarantee of Indebtedness of any Unrestricted Subsidiary.

    The Indenture will provide that, notwithstanding the foregoing, ART Licensing shall not Incur any Indebtedness or issue any Preferred Stock; PROVIDED that ART Licensing may Incur Indebtedness of the type and in the amount set forth in clause (xiv) of the second paragraph of this "Limitation on Indebtedness" covenant.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its or such Restricted Subsidiary's Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) other than such Capital Stock held by the Company or any of its Restricted Subsidiaries (and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries), (ii) repurchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Company (other than any such Capital Stock held by the Company or any

Wholly Owned Restricted Subsidiary of the Company), (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

       (A) a Default or Event of Default shall have occurred and be continuing;

       (B) except with respect to any Investment (other than an Investment consisting of the designation of a Restricted Subsidiary as an
    Unrestricted Subsidiary), the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and


       (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board, whose determination shall be conclusive and evidenced by a resolution of the Board) after the Issue Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, MINUS 100% of such amount) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Issue Date and ending on the last day of the last fiscal quarter preceding the date for which reports have been filed pursuant to the "Reports" covenant, PLUS (2) the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any convertible Indebtedness, Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), MINUS the actual amount of Net Cash Proceeds used to make Directed Investments, PLUS (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.


    The foregoing provision shall not be violated by reason of:

      (i)
       the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

     (ii)
       the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the
Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant;

    (iii)
       the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital
Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case, other than Redeemable Stock) of the Company;

     (iv)
       the making of any principal payment or repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock);

      (v)
       payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

     (vi)
       any purchase or acquisition from, or withholding on issuances to, any employee of the Company's Capital Stock in order to satisfy any applicable federal, state or local tax payments in respect of the receipt of shares of the Company's Capital Stock;

    (vii)
       any purchase or acquisition from, or withholding on issuances to, any employee of the Company's Capital Stock in order to pay the purchase price of such Capital Stock or similar instrument pursuant to a stock option, equity incentive or other employee benefit plan or agreement of the Company or any of its Restricted Subsidiaries;

   (viii)
       the repurchase of shares of, or options to purchase shares of, the Company's Capital Stock from employees of the Company in connection with the termination of their employment; PROVIDED that (A) the aggregate price paid for all such repurchased shares of Capital Stock made in any twelve-month period shall not exceed $250,000 PLUS the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of such Capital Stock by the Company to employees of the Company and its Restricted Subsidiaries and (B) no Default shall have occurred and be continuing immediately after such transaction;

     (ix)
       payments and distributions pursuant to any tax sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group, in each case, for federal income tax purposes;

      (x)
       cash payments in lieu of the issuance of fractional shares of Common Stock of the Company upon conversion of any class of Preferred Stock of the Company; and

     (xi)
       the issuance of shares of Common Stock upon exercise of warrants to purchase shares of common stock of ART Licensing existing on the Issue
Date, including any contribution of such shares of Common Stock to ART Licensing, any payment by ART Licensing to the Company in consideration thereof and any contribution by the Company to ART Licensing in respect thereof;

PROVIDED that, except in the case of clauses (i) and (ii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein. Any Investments made other than in cash shall be valued, in good faith, by the Board.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (iii) or (iv) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes or Indebtedness that is PARI PASSU with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

    The Board may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount valued in accordance with the definition of "Investment." Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    LIMITATION ON LIENS SECURING CERTAIN INDEBTEDNESS


    The Indenture will provide that the Company will not, and will not permit any Subsidiary to, create, Incur, assume or suffer to exist any Lien, other than Permitted Liens, on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.


    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,
(ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary.

    The   foregoing   provisions  shall   not   prohibit  any   encumbrances  or
restrictions:

      (i)
       existing on the Issue Date in the Indenture or any other agreement in effect on the Issue Date, and any extension, refinancing, renewal or replacement of any such agreement; PROVIDED that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

     (ii)
       existing under or by reason of applicable law;

    (iii)
       existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, at the time of such acquisition and not Incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

     (iv)
       in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted
Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary, not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

      (v)
       imposed pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock of, or property or assets of, the Company or a Restricted Subsidiary; PROVIDED that such encumbrance or restriction shall only remain in force during the pendency of such acquisition or disposition; or

     (vi)
       imposed pursuant to agreements governing Indebtedness permitted to be Incurred under clauses (xiii) and (xiv) of the second paragraph of the
"Limitation of Indebtedness" covenant.

    Nothing  contained  in  this  "Limitation  on  Dividend  and  Other  Payment
Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (a) creating, Incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens Securing Certain Indebtedness" covenant or (b) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, loan, advance or Guarantee with, or any contract, agreement, loan, advance or Guarantee for the specific benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (A) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (B) with respect to any Affiliate Transaction involving aggregate consideration in  excess  of  $5.0  million, a  written  opinion,  appraisal  or certification from a nationally recognized professional experienced in evaluating similar types of transactions stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; PROVIDED that the following shall not be deemed to constitute Affiliate Transactions:

    (i) the payment of reasonable fees to directors of the Company who are not employees of the Company;

    (ii) agreements and arrangements existing on the date hereof;

    (iii) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

    (iv) the adoption of employee benefit plans in the ordinary course of business and payments and other transactions thereunder; PROVIDED that any such adoption, payment or other transaction shall have been approved by a majority of the disinterested members of the Board;

    (v) transactions between or among the Company and/or its Wholly Owned Restricted Subsidiaries;

    (vi) any contract, agreement, loan, advance or Guarantee for the general benefit of the Company and its stockholders, including stockholders that are Affiliates of the Company; and

    (vii) any Affiliate Transactions permitted by the provisions of the Indenture described above under the caption "-- Limitation on Restricted Payments."


    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES



    The Indenture will provide that the Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock), except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or (iv) issuances or sales of Common Stock of Restricted Subsidiaries, if within six months of each such issuance or sale, the Company or such Restricted Subsidiary applies an amount not less than the Net Cash Proceeds thereof (if any) in accordance with clause (A) or (B) of the first paragraph of the "Disposition of Proceeds of Asset Sales" covenant.


    BUSINESS ACTIVITIES OF THE COMPANY AND RESTRICTED SUBSIDIARIES


    The Company will not, and will not permit any Restricted Subsidiary to, engage in (i) any business other than the Telecommunications Business and such business activities as are incidental or related thereto and (ii) any business, activities or services in which the Company and its Restricted Subsidiaries were engaged on the Issue Date. In addition, the Company will (i) at such time and to the extent permitted by the FCC, transfer, or cause to be transferred, all FCC licenses and authorizations of the Company and its Restricted Subsidiaries to ART Licensing and (ii) cause ART Licensing to remain a Wholly Owned Restricted Subsidiary of the Company.


    Notwithstanding the foregoing, to the extent permitted by the FCC, the Company will not permit ART Licensing to engage in any business or activity, other than the application for, acquisition of or ownership of FCC licenses and authorizations; PROVIDED, HOWEVER, that ART Licensing shall be permitted to own and operate any equipment or assets that were owned by ART Licensing on or prior to the Issue Date.


    CHANGE IN CONTROL

    In the  event  of  a  Change  in Control,  the  Company  must  commence  and consummate an Offer to Purchase for all the Notes then outstanding, at a purchase price equal to (i) 101% of the Accreted Value thereof, in the case of
any  such purchase prior to               , 2001,  or (ii) 101% of the principal
amount at maturity thereof, together with accrued and unpaid interest, if any, to the date of purchase, in the case of any such purchase on or after
            , 2001. Not later than 20 days following any Change in Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change in Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice.

    The Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a highly leveraged transaction, including a takeover, recapitalization or similar restructuring, that may adversely effect the holders of the Notes if such transaction does not otherwise constitute a Change in Control. See "-- Certain Definitions." In addition, with the consent of at least 66 2/3% in principal amount at maturity of the Notes then outstanding, the Company may amend, and the holders of Notes may waive any Default in the performance of, the provisions described in this "Change in Control" covenant. See "-- Amendments and Waivers." There can be no assurance that the Company will have sufficient funds available at the time of any Change in Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time).

    DISPOSITION OF PROCEEDS OF ASSET SALES

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (a) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (b) at least 85% of the consideration received consists of cash or Temporary Cash Investments, PROVIDED that any notes or other obligations received by the Company or any such Restricted Subsidiary as consideration that are converted by the Company or such Restricted Subsidiary into cash within 30 days of their receipt (to the extent of the cash received), shall be deemed to be cash for purposes of this provision. In the event and to the extent that the Net Cash Proceeds received by the Company or its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Restricted Subsidiaries has been prepared), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any of its Restricted Subsidiaries owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such Investment (as determined in good faith by the Board, whose determination shall be conclusive and evidenced by a resolution of the Board and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Disposition of Proceeds of Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5.0 million, the Company must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to (i) 101% of the Accreted Value thereof (determined
at  the date of purchase), if such purchase is  prior to              , 2001, or
(ii) 101% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of purchase, if such purchase is on or after
            , 2001.


    NO AMENDMENT TO VOTING TRUST AGREEMENTS



    The Indenture will provide that the Company will not amend, modify or alter any Voting Trust Agreement without having obtained the consent of the holders of not less than a majority in principal amount at maturity of the Notes then outstanding; PROVIDED, HOWEVER, that the Company may amend, modify or alter any Voting Trust Agreement, if, in the opinion of Delaware counsel, such amendment, modification or alteration is necessary to cause such Voting Trust Agreement to comply with Delaware law or any change thereto.


    REPORTS

    The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

    The Indenture will provide that the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; PROVIDED that, in connection with any such merger or consolidation, no consideration (other than Capital Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company) or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Indebtedness to Total Market Capitalization Ratio (determined as of a date no earlier than 10 days prior to such transaction) of the Company, or any person becoming the successor obligor of the Notes, would be no greater than 130% of the Indebtedness to Total Market Capitalization Ratio of the Company immediately prior to giving effect to such transaction; PROVIDED that this clause (iii) shall not apply to any transaction or series of transactions effected solely for the purpose of creating a parent corporation of which the Company shall be a Wholly Owned Subsidiary and whose stockholders shall be identical (without regard to the exercise of options or warrants, or securities convertible or exchangeable into shares of Common Stock) to those of the Company immediately prior thereto; and (iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and an Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; PROVIDED, HOWEVER, that clause (iii) above does not apply if, in the good faith determination of the Board, whose determination shall be evidenced by a resolution of the Board, the principal purpose of such transaction is to change the state of incorporation of the Company; and PROVIDED FURTHER that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.


EVENTS OF DEFAULT AND REMEDIES

    The following events are "Events of Default" under the Indenture:

      (i)
       default in the payment of interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days or more;
or

     (ii)
       default in the payment of principal of, or premium, if any, on the Notes when due; or

    (iii)
       default in the performance, or breach, of any covenant described under "Certain Covenants -- Limitation on Restricted Payments," "-- Limitation
on Indebtedness," "-- Change in Control," "-- Disposition of Proceeds of Asset Sales" and "Consolidation, Merger, Sale of Assets, Etc."; or

     (iv)
       default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i), (ii) or (iii) above), and the continuance of such default or breach for a period of 30 days or more after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes (in each case, when such notice is deemed received in accordance with the Indenture); or

      (v)
       default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, or the maturity of which has been so accelerated, aggregates $5.0 million or more; or

     (vi)
       any final judgment or order (not covered by insurance) for the payment of money in excess of $5.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

    (vii)
       a  court having jurisdiction in the premises enters a decree or order for
       (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

   (viii)
       the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

    If  any Event of Default (other than an Event of Default specified in clause
(vii) or (viii) above with respect to the Company) occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount at maturity of outstanding Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount at maturity of the outstanding Notes shall, declare the Default Amount of, and any accrued and unpaid interest on, all outstanding Notes to be immediately due and payable and upon any such declaration such amounts shall become immediately due and payable. If an Event of Default specified in clause (vii) or (viii) above with respect to the Company occurs and is continuing, then the Default Amount of, and any accrued and unpaid interest on, all outstanding Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    After a declaration of acceleration, the holders of a majority in aggregate principal amount at maturity of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the Default Amount of, and any accrued and unpaid interest on, the Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount at maturity of the outstanding Notes also have the right to waive past defaults under the Indenture, except a default in the payment of the Default Amount of, or any interest on, any outstanding Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of Notes.

    No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount at maturity of the outstanding Notes have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount at maturity of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the Default Amount of, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

    During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount at maturity of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    The Indenture provides that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the Notes notice of such Default known to it, unless such Default shall have been cured or waived; PROVIDED that the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

    The Company is required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants under the Indenture.

DEFEASANCE

    The Company may at any time terminate all of its obligations with respect to the Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes as required by the Indenture and to maintain agencies in respect of the Notes. The Company may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default with respect to the Notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, the Company must irrevocably deposit in trust with the Trustee, for the benefit of the holders of the Notes, money (in United States dollars) or U.S. government obligations (denominated in United States dollars), or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax matters.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable by their terms or shall have been called for redemption and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation or redemption, for the principal amount, premium, if any, and accrued interest to the date of such deposit; (ii) the Company has paid all other sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENTS AND WAIVERS

    From time to time the Company, when authorized by resolutions of its Board, and the Trustee, without the consent of the holders of the Notes, may amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture and the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount at maturity of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes); PROVIDED that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount at maturity of, extend the fixed maturity of, or alter the redemption provisions of, the Notes or amend or modify the calculation of the Accreted Value or the Default Amount so as to reduce the amount of the Accreted Value or the Default Amount, (ii) change the currency in which any Notes or any premium or the accrued interest thereon is payable, (iii) reduce the percentage in principal amount at maturity outstanding of Notes who must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or extend the time for payment of interest on the Notes or (vii) adversely affect the ranking of the Notes in a manner adverse to the holder of the Notes.

    In addition, without the consent of at least 66 2/3% in principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), no amendment to the Indenture may make any change in, and no waiver may be made with respect to any Default in the performance of, the provisions described above under the captions "Change in Control" and "Disposition of Proceeds of Asset Sales."

CONCERNING THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

    The Indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

GOVERNING LAW

    The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for any other capitalized terms used herein for which no definition is provided.

    "ACCRETED VALUE" as of any Specified Date, means with respect to each $1,000 principal amount at maturity of Notes:

       (i) if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the amount set forth below opposite such date:


SEMI-ANNUAL ACCRUAL DATE                                         ACCRETED VALUE
- ---------------------------------------------------------------  --------------
                , 1997.........................................   $
                , 1997.........................................
                , 1998.........................................
                , 1998.........................................
                , 1999.........................................
                , 1999.........................................
                , 2000.........................................
                , 2000.........................................
                , 2001.........................................
                , 2001.........................................   $   1,000.00


       (ii)if the Specified Date occurs before the first Semi-Annual Accrual Date, the sum of (A) the original issue price and (B) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less the original issue price and (2) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Notes to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

       (iii)
           if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (A) the Accreted Value for the Semi-Annual Accrual Date
    immediately preceding the Specified Date and (B) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

       (iv)if the Specified Date occurs after the last Semi-Annual Accrual Date, $1,000.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any
Unrestricted  Subsidiary, except  to the  extent of  the amount  of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person (including, without limitation, an
Unrestricted Subsidiary) during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above, any amount paid as, or accrued for, cash dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and
(vi) all extraordinary or nonrecurring gains and losses.

    "ADJUSTED CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than licenses issued by the FCC), all as set forth on the quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and most recently filed with the Commission pursuant to the "Reports" covenant; PROVIDED that the value of any licenses issued by the FCC shall, in the event of an auction for similar licenses, be equal to the fair market value ascribed thereto in good faith by the Board and evidenced by a resolution of the Board. As used in the Indenture, references to financial statements of the Company and its Restricted Subsidiaries shall be adjusted to exclude Unrestricted Subsidiaries if the context requires.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. For purposes of the Indenture, the term "Affiliate" shall at all times include Laurence S. Zimmerman, Landover Holdings Corporation and their respective Affiliates.

    "ART LICENSING" means ART Licensing Corp., a Delaware corporation and a wholly owned subsidiary of the Company, or any successor thereto, or such other Subsidiary or Subsidiaries of the Company formed for the purpose of the application for, acquisition of or ownership of FCC licenses and authorizations.

    "ART WEST" means ART West Joint Venture, a Delaware partnership owned by the Company and Extended Communications, Inc.

    "ASSET ACQUISITION" means (i) an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.


    "ASSET SALE" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted
Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property or assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary; PROVIDED that the following shall not be included within the meaning of "Asset Sale": (A) sales or other dispositions of inventory, receivables and other current assets; (B) sales or other dispositions of equipment that has become worn out, obsolete, damaged or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries; (C) Permitted Asset Swaps; (D) sales, transfers or other dispositions otherwise constituting Asset Sales in an aggregate amount not to exceed $500,000 during the relevant twelve-month period referred to in the "Disposition of Proceeds of Asset Sales" covenant; (E) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenant; (F) any Lien permitted to be Incurred by the "Limitation on Liens Securing Certain Indebtedness" covenant; (G) any transaction that is governed by the provisions of the "Consolidation, Merger, Sale of Assets, Etc." covenant; (H) any sale, transfer or other disposition of the Capital Stock of an Unrestricted Subsidiary; and (I) any disposition pursuant to the Option Agreement, dated as of July 3, 1996, between the Company and Commco, L.L.C.

    "AVERAGE LIFE" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (B) the amount such principal payment by (ii) the sum of all such principal payments.

    "BOARD" means the Board of Directors of the Company.

    "CAPITAL  STOCK" means  (i) in the  case of a  corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CAPITALIZED LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

    "CHANGE IN CONTROL" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis, (ii) individuals who on the Issue Date constitute the Board (together with any new directors whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board then in office who either were members of the Board on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office and (iii) the merger or consolidation of the Company with or into another corporation, or the merger or consolidation of another corporation with and into the Company, with the effect that, immediately after such transaction, the stockholders of the Company immediately prior to such transaction hold less than 50% of the Voting Stock of the Person surviving such merger or consolidation.


    "COMMON STOCK" of any Person means Capital Stock of such Person that does not rank prior to, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up to such Person, to shares of Capital stock of any other class of such Person.


    "CONSOLIDATED EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted
Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income,
(vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income and (vii) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary MULTIPLIED BY (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries DIVIDED BY (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Adjusted Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating the Adjusted Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net payments (if any) pursuant to Hedging Obligations; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Note Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "CREDIT FACILITY" means a bank credit facility, to be entered into among the Company, Canadian Imperial Bank of Commerce, Inc., as agent (the "Agent"), and certain lenders to be party thereto, on substantially the terms set forth in the Summary of Terms and Conditions of the Agent, dated as of June 23, 1996, and any amendment, extension, restatement, refinancing or refunding thereof; PROVIDED that the Company and the Agent shall have (A) executed a commitment letter with respect to such facility not later than January 1, 1997 and (B) entered into such facility not later than June 30, 1997; PROVIDED FURTHER that, in the event that the Company and the Agent shall have failed to execute a commitment letter or enter into such facility within the time periods specified in the second provision of this definition, clauses (xiii) and (xiv) of the second paragraph of the "Limitation on Indebtedness" covenant shall be of no further force and effect.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DEFAULT AMOUNT" means (i) as of any date prior to              , 2001,  the
Accreted  Value of the  Notes (plus any  applicable premium thereon)  as of such
date and (ii) as  of any date  on or after                 ,  2001, 100% of  the
principal amount at maturity of the Notes (plus any applicable premium thereon).

    "DIRECTED INVESTMENT" means any Investment in a Telecommunications Business that is made by investing the net proceeds of the issuance of Capital Stock (other than Redeemable Stock) by the Company (or options, warrants or other rights to purchase such Capital Stock) after the Issue Date; PROVIDED that such Investment shall be made with such net proceeds in the form received by the Company and shall be limited to an amount equal to (A) 50% of such net proceeds to the extent that such net proceeds consist of cash, and (B) 100% of such net proceeds to the extent such net proceeds consist of Capital Stock or Telecommunications Assets; PROVIDED FURTHER that such Investment is made within 180 days of such issuance of Capital Stock.

    "EQUITY OFFERING" means an underwritten public offering or flotation of Common Stock of the Company which has been registered under the Securities Act and/or admitted to listing on a national securities exchange.

    "FAIR MARKET VALUE" means the price that would be paid in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board (whose determination shall be conclusive) and evidenced by a resolution of the Board.

    "FCC" means the United States Federal Communications Commission and any state or local telecommunications authority, department, commission or agency (and any successors thereto).

    "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INCUR" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including, with respect to the Company and its Restricted Subsidiaries, an "incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary of the Company; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.


    "INDEBTEDNESS" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (whether negotiable or non-negotiable), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables and escrows, holdbacks and comparable arrangements to secure indemnification obligations under acquisition agreements, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person, PROVIDED that the amount of such indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, (vii) the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable and (viii) all indebtedness of other Persons Guaranteed by such Person to the extent such indebtedness is Guaranteed by such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations that are included in any of clauses (i) through (viii) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness, less the remaining unamortized portion of the original issue discount of such Indebtedness on such date, and (B) that Indebtedness shall not include any liability for federal, state, local or other taxes.


    "INDEBTEDNESS TO EBITDA RATIO" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis ("Consolidated Indebtedness") as at the date of determination (the "Transaction Date") to (ii) the Consolidated EBITDA of the Company for the then most recent four full fiscal quarters for which reports have been filed pursuant to the "Reports" covenant described above (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); PROVIDED that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the "Reference Period"), the Company or any of the Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period the Company or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of the Company shall be calculated on a pro forma basis as if such Asset Acquisition and any Incurrence of Indebtedness to finance such Asset Acquisition had taken place on the first day of such Reference Period.

    "INDEBTEDNESS TO TOTAL MARKET CAPITALIZATION RATIO" means, at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and Restricted Subsidiaries on a consolidated basis outstanding to (ii) the Total Market Capitalization of the Company.

    "INVESTMENT" in any Person means any direct or indirect advance, loan or extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include
(i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and
(ii) the fair market value of the Capital Stock held by the Company and the Restricted Subsidiaries of any Person that has ceased to be a Restricted Subsidiary by reason of any transaction permitted by clause (iii) of the
"Limitation   on  the  Issuance   and  Sale  of   Capital  Stock  of  Restricted
Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board in good faith.

    "ISSUE DATE" means the date of original issuance of the Notes.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "NET CASH PROCEEDS" means (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "NON-RECOURSE DEBT" means Indebtedness (a) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable (as a guarantor or otherwise); (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lender of any indebtedness for borrowed money in an aggregate amount in excess of $5.0 million has been notified in writing that such lender will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "OFFER TO PURCHASE" means an offer to purchase Notes by the Company from the holders that is required by the "Disposition of Proceeds of Asset Sales" or "Change in Control" covenants of the Indenture and which is commenced by mailing a notice to the Trustee and each holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side thereof completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date; (vi) that holders will be entitled to withdraw their election if the Payment Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion thereof; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof so accepted for payment by the Company. The Paying Agent shall promptly mail to the holders of Notes so accepted for payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

    "PERMITTED ASSET SWAP" means any disposition by the Company or any of its Restricted Subsidiaries of Telecommunications Assets or a majority of the Voting Stock of a Restricted Subsidiary in exchange for comparable Telecommunications Assets or a majority of the Voting Stock of a comparable Restricted Subsidiary; PROVIDED that the Board shall have approved such disposition and exchange and determined the fair market value of the assets subject to such transaction as evidenced by a resolution of the Board or such fair market value has been determined by a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction contemplated thereby.

    "PERMITTED INVESTMENTS" MEANS:

         (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary;

        (ii) Temporary Cash Investments;

        (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

        (iv) loans or advances to employees (other than executive officers of the Company) in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

        (v) stock, obligations or securities received in satisfaction of judgments;

        (vi) Investments, to the extent that the consideration provided by the Company or any of its Restricted Subsidiaries consists solely of Capital Stock (other than Redeemable Stock) of the Company;

       (vii) notes payable to the Company that are received by the Company as payment of the purchase price for Capital Stock (other than Redeemable Stock) of the Company;

       (viii) Investments in an aggregate amount not to exceed $20.0 million at any one time outstanding;

        (ix)  Investments in an  aggregate amount not to  exceed $1.0 million at
    any  time   outstanding  in   Unrestricted  Subsidiaries   engaged  in   the
    Telecommunications Business outside of the United States;

        (x) Investments in entities (other than ART West) that own licenses granted by the FCC; PROVIDED that (A) such Investments are made pursuant to a senior promissory note, in an amount equal to such Investment, that by its terms is payable in full at or before any required repayment of principal on the Notes, (B) such promissory note is secured equally and ratably with (or prior to) any other secured Indebtedness of such entity, (C) such Investment is made and used for the purpose of effecting, and does not exceed the amount reasonably required to effect, the minimum build-out with respect to such licenses that is required by the FCC as a prerequisite to the transfer of a majority equity interest in such entity to the Company or one of its Restricted Subsidiaries, as determined in good faith by the Board and (D) the Company, at the time such Investment is made, had a contractual right to, and intends (subject in all cases to compliance with applicable FCC rules and regulations) to, acquire such majority equity interest;

        (xi) Investments existing on the Issue Date;


       (xii) the acquisition of all equity interests of ART West not otherwise owned by the Company;



      (xiii) Directed Investments; and



       (xiv) promissory notes from Commco, L.L.C. in payment of the exercise price of the option granted by the Company to Commco, L.L.C. in accordance with the terms of the Option Agreement, dated as of July 3, 1996, between the Company and Commco, L.L.C.


        "PERMITTED LIENS" MEANS:

         (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings timely instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

        (ii) statutory or common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings timely instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

        (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

        (iv)  Liens  incurred  or deposits  made  to secure  the  performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return- of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and a bank's unexercised right of set-off with respect to deposits made in the ordinary course;

        (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Subsidiaries;

        (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Issue Date; PROVIDED that (A) such Lien is created solely for the purpose of securing Indebtedness Incurred in accordance with the "Limitation on Indebtedness" covenant, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (C) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

       (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

       (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

        (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

        (x)  Liens  arising  from  filing  Uniform  Commercial  Code   financing
    statements regarding leases;

        (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

       (xii) Liens in favor of the Company or any Restricted Subsidiary;

      (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default;

       (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and the property relating to such letters of credit and the products and proceeds thereof;

       (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

       (xvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Issue Date;

      (xvii) Liens on or sales of receivables;

     (xviii) Liens securing other Indebtedness in an aggregate amount not to exceed $250,000 at any one time;

      (xix)   Liens  on   assets  of   Unrestricted  Subsidiaries   that  secure
    Non-Recourse Debt of Unrestricted Subsidiaries;

       (xx) Liens existing on the Issue Date;

      (xxi) Liens granted after the Issue Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the holders of the Notes;

      (xxii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Wholly Owned Restricted Subsidiary;

     (xxiii) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

     (xxiv) purchase money Liens upon equipment, software or systems acquired or held by the Company or any of its Restricted Subsidiaries taken or retained by the seller (or a financing institution acting on behalf of the seller) of such equipment, software or systems to secure all or a part of the purchase price therefor; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the equipment so acquired; and

      (xxv) Liens securing Indebtedness which is permitted to be Incurred under clause (xiii) or (xiv) of the second paragraph of the "Limitation on Indebtedness" covenant.

    "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PREFERRED STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

    "REDEEMABLE STOCK" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes (unless the redemption price is, at the Company's option, without conditions precedent, payable solely is Common Stock (other than Redeemable Stock) of the Company) or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the

"asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Disposition of Proceeds of Asset Sales" and "Change in Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Disposition of Proceeds of Asset Sales" and "Change in Control" covenants described above.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SIGNIFICANT SUBSIDIARY" means, at any date of determination, any Restricted Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, had assets accounting for more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "SPECIFIED DATE" means any redemption date, any date of purchase of Notes pursuant to the "Disposition of Proceeds of Asset Sales" or "Change in Control" covenants described above, or any date on which the Notes are due and payable after an Event of Default.

    "STATED MATURITY" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "STRATEGIC EQUITY INVESTOR" means any company which is (or a controlled Affiliate of any company which is or a controlled Affiliate of which is) engaged principally in a cable or telecommunications business which has a total market capitalization of at least $1.0 billion.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "TELECOMMUNICATIONS ASSETS" means all assets (including, without limitation, assets consisting of subscribers), rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

    "TELECOMMUNICATIONS BUSINESS" means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) providing voice, video or data communications services, (ii) creating, developing, marketing or selling communications related equipment, software and other devices or (iii) evaluating, participating in or pursuing any other activity or opportunity that is related or incidental to those identified in clauses (i) or (ii) above.


    "TEMPORARY CASH INVESTMENT" means any of the following: (i) direct obligations of the United States or any agency thereof or obligations fully and unconditionally guaranteed by the United States or any agency thereof; (ii) time deposit accounts, certificates of deposit and money market deposits maturing within six months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation other than an Affiliate of the Company) organized and in existence under the laws of the United States, any state thereof or any foreign country recognized by the United States with rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; PROVIDED that, notwithstanding the foregoing, the maturity of any of the foregoing that is applied to provide security in favor of the Indebtedness referred to in clause (xxiv) of the definition of "Permitted Liens" may occur as late as the earliest date that such Indebtedness may be redeemed at the option of the obligor with respect to such Indebtedness and provided further that the Company shall cause such Liens referred to in such clause (xxiv) to be incurred no later than the first anniversary of the Issue Date.

    "TOTAL MARKET CAPITALIZATION" of any Person means, as of any day of determination, the sum of (a) the consolidated Indebtedness of such Person and its Restricted Subsidiaries on such day, PLUS (b) the product of (i) the aggregate number of outstanding shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and
(ii) the average Closing Price of such Common Stock over the 10 consecutive Trading Days ending not earlier than 10 Trading Days immediately prior to such date of determination, PLUS (c) the liquidation value of any outstanding shares of Preferred Stock of such Person on such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (b) of the preceding sentence shall be determined by the Board in good faith and evidenced by a resolution of the Board filed with the Trustee. Notwithstanding the foregoing, unless the Company's Common Stock is listed on any national securities exchange or on the Nasdaq National Market, the "Total Market Capitalization" of the Company shall mean, as of any day of determination, the enterprise value (without duplication) of the Company and its Restricted Subsidiaries (including the fair market value of their debt and equity, but excluding the enterprise value of the Company's Unrestricted Subsidiaries), as determined by an independent banking firm of national standing with experience in such valuations and evidenced by a written opinion in customary form filed with the Trustee; PROVIDED that for purposes of any such determination, the enterprise value of the Company shall be calculated as if the Company were a publicly held corporation without a controlling stockholder. For purposes of any such determination, such banking firm's written opinion may state that such fair market value is no less than a specified amount and such opinion may be as of a date no earlier than 90 days prior to the date of such determination.

    "TRADING DAY" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board as an Unrestricted Subsidiary pursuant to a resolution of the Board; but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional equity interests, except to the extent that such obligation complies with the "Limitation on Restricted Payments" covenant, or
(B) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (iv) is not a guarantor of or otherwise directly or indirectly provides credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (v) has, immediately prior to the commencement of material business operations, at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under the caption "Limitation on Indebtedness," the Company shall be in default of such covenant). The Board may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Limitation on Indebtedness" and (ii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.


    "VOTING TRUST AGREEMENTS" means (i) that certain Voting Trust and Irrevocable Proxy Agreement, (ii) that certain Voting Agreement and (iii)
Section 7 of that certain Confidentiality Agreement, each to be entered into on or prior to the Issue Date.


    "WHOLLY OWNED" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

                            DESCRIPTION OF WARRANTS

    The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") by and between the Company and Continental Stock Transfer and Trust Company, as warrant agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, including the definitions therein of certain terms. The Warrant Agreement will be substantially in the form of the Warrant Agreement filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL


    Each Warrant, when  exercised, will  entitle the holder  thereof to  receive shares of Common Stock (such shares, the "Warrant Shares") at an exercise price of $ per share (the "Exercise Price"). The Exercise Price and the number of Warrant Shares issuable on exercise of a Warrant are both subject to adjustment in certain cases referred to below. The Warrants are exercisable at any time on or after the Separation Date. Unless exercised, the Warrants will
automatically  expire on                  ,  2006 (the  "Expiration Date"). Upon
exercise, the holders of Warrants would be entitled, in the aggregate, to purchase approximately 3.7 million shares of Common Stock, representing approximately 6.0% of the outstanding Common Stock on a fully diluted basis on the date hereof, after giving effect to the Offerings and the CommcoCCC Acquisition. THE AGGREGATE NUMBER OF WARRANTS AND SHARES OF COMMON STOCK UNDERLYING THE WARRANTS SET FORTH HEREIN IS AN ESTIMATE ONLY AND IS SUBJECT TO CHANGE PRIOR TO ISSUANCE.


    The Warrants may be exercised at any time on or after the Separation Date by surrendering to the Company at the office of the Warrant Agent the Warrant certificates evidencing such Warrants with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or a certified or official bank check payable to the order of the Company. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, a stock certificate representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Warrant Agreement and the Warrants, including, without limitation, any cash payment to adjust for fractional interests in Warrant Shares issuable upon such exercise. If less than all of the Warrants evidenced by a Warrant certificate are to be exercised, a new Warrant certificate will be issued for the remaining number of Warrants. The Warrant Shares to be issued upon the exercise of the Warrants will be registered under the Securities Act.

    No fractional Warrant Share will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable on the exercise of any Warrants (or a specified portion thereof), the Company shall pay an amount in cash equal to the current market price per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent.

    Certificates for Warrants will be issued in registered form only, and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration, transfer or exchange of Warrant certificates.

    The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends. The holders of the Warrants are not be entitled to share in the assets of the Company in the event of liquidation, dissolution or winding up of the Company's affairs.

    In the event of taxable distribution to holders of Common Stock which results in an adjustment to the number of Warrant Shares or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations".

REGISTRATION OF WARRANT SHARES

    Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is then in effect, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants or other persons to whom it is proposed that the Warrant Shares be issued on exercise of the Warrants reside. The Company is required under the terms of the Warrant Agreement to file and use its best efforts to make effective, by the earlier of the Separation Date or 45 days after the occurrence of a Change in Control, and (subject to certain "black-out" periods not to exceed 45 days in any calendar year) maintain effective until the expiration or exercise of all Warrants a shelf registration statement on an appropriate form under the Securities Act covering the issuance of the Warrant Shares upon the exercise of the Warrants. There can be no assurance that the Company will be able to file, cause to be declared effective or keep a registration statement continuously effective until all of the Warrants have been exercised or have expired.

ADJUSTMENTS

    The number of shares of Common Stock purchasable upon the exercise of the Warrants and the Exercise Price both will be subject to adjustment in certain events (subject to certain exceptions) including (i) the payment by the Company of dividends (and other distributions) on Common Stock payable in Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock or of securities convertible into or exchangeable for Common Stock, for a consideration per share of Common Stock which is less than the current market price per share of Common Stock and (iv) the distribution to all holders of Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends less than a specified amount). In addition, the Exercise Price may be reduced in the event of purchases of Common Stock pursuant to a tender or exchange offer made by the Company of any subsidiary thereof at a price greater than the sale price of the Common Stock at the time such tender or exchange offer expires.

    No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; PROVIDED, HOWEVER, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

    In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AUTHORIZED SHARES

    The Company has authorized for issuance such number of shares of Common Stock as shall be issuable upon the due exercise of all outstanding Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof (other than any such tax, lien, charge or security interest imposed upon or granted by the holder of the Common Stock).

AMENDMENT

    From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its Affiliates). The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

GOVERNING LAW

    The Warrant Agreement and the Warrants will be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof.

REPORTS

    Whether or not the Company is subject to the reporting requirements of the Exchange Act, the Company shall cause copies of the reports described under "Description of Notes -- Certain Covenants -- Reports" to be filed with the Commission (to the extent permitted) and the Warrant Agent and mailed to the holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent to the same extent as such reports are furnished to the holders of Notes in accordance with the Indenture.

                          DESCRIPTION OF CAPITAL STOCK

    The   authorized  capital  stock  of   the  Company  currently  consists  of
100,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of Serial Preferred Stock, $0.001 par value (the "Preferred Stock").

COMMON STOCK

    As of June 28, 1996, there were 10,013,055 shares of Common Stock outstanding held of record by 11 stockholders (without giving effect to the Merger or any exercise of outstanding warrants or options). The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to the outstanding share of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock then outstanding. The Common Stock has no preemptive conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon consummation of the Common Stock Offering will be fully paid and non-assessable.

PREFERRED STOCK

    As of June 28, 1996, there was one share of ART Series A Preferred Stock outstanding held of record by Telecom. Upon the completion of the Merger, such Preferred Stock will automatically be surrendered. See "Certain Transactions -- Merger." The Board of Directors will have the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock and to fix the number of shares constituting any series in the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company does not presently intend to issue Preferred Stock. In addition, the terms of the Indenture will restrict the ability of the Company to issue Preferred Stock. See "Description of Notes -- Certain Covenants."

CHANGE IN CONTROL PROVISIONS

    Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company any may maintain the incumbency of the Board of Directors and management. The authorization of Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of the Company. In addition, on the effectiveness of the Offerings, certain provisions of the Certificate of Incorporation will create three classes of directors serving for staggered three-year terms and prevent any amendment to such provisions without the consent of holders of at least two-thirds of the then outstanding shares of Common Stock. These provisions could also impede the success of any attempt to effect a change in control of the Company.


    The Company is subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "Delaware GCL"). Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (excluding certain shares held by persons who are both directors and officers of the corporation and certain employee stock plans), or
(iii) on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years, owned) 15% or more of the corporation's voting stock.


INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF DIRECTOR LIABILITY



    The Company's Certificate of Incorporation contains provisions that eliminate the personal liability of its directors to the fullest extent permitted by the Delaware GCL for monetary damages resulting from breaches of their fiduciary duty. The Certificate of Incorporation also contains provisions requiring the indemnification of the Company's directors and officers to the fullest extent permitted by the Delaware GCL against all losses or liabilities which he or she may sustain or incur on or about the execution of the duties of his or her office or otherwise in relation thereto. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.


TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company.

LISTING

    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "ARTT."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

EMI NOTE

    In connection with the acquisition by Telecom of the EMI Assets, Telecom issued to EMI a $1.5 million principal amount non-negotiable and non-transferable, unsecured promissory note (the "EMI Note"). Interest on the EMI Note accrues at a rate equal to the prime rate plus 2%. The Company is obligated to make quarterly principal repayments of $187,500, commencing January 1, 1997. The EMI Note matures on November 14, 1998. See "Business -- Agreements Relating to Licenses and Acquisitions -- EMI Acquisition."

EQUIPMENT FINANCING

    On April 1, 1996, CRA, Inc. ("CRA") entered into secured Equipment Financing with the Company for the purchase from P-Com of 38 GHz radio equipment. To evidence its obligations under the Equipment Financing, the Company issued in favor of CRA a $2,445,000 Equipment Note, payable in twenty four monthly installments of $92,694 with a final payment equal to $642,305 due April 1, 1998.

BRIDGE FINANCING

    On March 8, 1996, the Company issued $5.0 million principal amount of Bridge Notes in connection with the Bridge Financing. See "Certain Transactions -- Bridge Financing." The Bridge Notes are subordinated in right of payment to the EMI Note and will be repaid with proceeds from the Offerings. See "Use of Proceeds."

COMMCOCCC FINANCING

    On June 27 and July 3, 1996, the Company issued to stockholders of CommcoCCC, in connection with the CommcoCCC Agreement $3.0 million principal amount of subordinated bridge notes (the "CommcoCCC Notes") bearing interest at the prime rate, and payable 90 days after the date of the CommcoCCC Agreement. The CommcoCCC Notes are secured by a security interest in all of the assets of the Company, including a pledge of the Company's stock in Telecom. See "Certain Transactions -- CommcoCCC Acquisition." The CommcoCCC Notes are subordinated in right of payment to the EMI Note and the Bridge Notes and will be repaid with proceeds from the Offerings. See "Use of Proceeds."

CREDIT FACILITY


    Canadian Imperial Bank of Commerce ("CIBC") has provided the Company a Summary of Terms and Conditions on which it and other banks might extend credit pursuant to a Senior Secured Revolving Credit Facility converting to an Amortizing Term Loan (the "Credit Facility"). Under the Credit Facility, up to $100,000,000 in revolving loans would be available based on incurrence provisions which will be determined but would include measures of total debt to operating cash flow, numbers of links, numbers of links per pop or market and amount of revenue per link. The proceeds could be used to finance the construction of the Company's systems, capital expenditures, permitted acquisitions, operating losses and working capital. The Credit Facility would be secured by all of the assets of the Company and its subsidiaries (consistent with applicable FCC rules) including a pledge of stock of subsidiaries, and would be guaranteed by all subsidiaries, excluding unrestricted subsidiaries to be determined. The interest rate would initially be at 2.50% over the bank's base rate or 3.50% over LIBOR subject to reduction. Mandatory prepayment would be required with respect to a percentage of excess cash flow and proceeds of equity offerings. The revolving credit facility would convert to a term loan after a period, for a term and with an amortization to be determined.



    In addition, the Credit Facility would include financial covenants to be determined relating to ratios of total debt to annualized operating cash flow, operating cash flow to cash interest expense, cash flow available for debt service to pro forma fixed charges and total debt per total links as well as to minimum revenues, operating cash flow (or maximum loss), minimum revenue per link and minimum number of links. The Credit Facility would prohibit the Company from making restricted payments and acquisitions other than permitted acquisitions, from incurring indebtedness except with certain limitations or liens, or merging, and would limit investments and asset sales. The Credit Facility would contain a provision relating to change of control of the Company. The Credit Facility would also contain customary events of default, including but not limited to nonpayment of principal or interest when due, violations of covenants, falsity of representations and warranties in any material respect, actual or asserted invalidity of security documents and security interests and the occurrence of certain events with respect to the Company or any subsidiary including cross-default and cross-acceleration, bankruptcy, material judgments, ERISA violations, change in control and loss or material impairment of FCC licenses.



    The Company would be required to pay a structuring fee which has not yet been determined, a facility fee of 3.5% payable at closing and a commitment fee of 0.5% per annum on the unused portion of the facility. Execution of the Credit Facility will be dependant upon, among other things, satisfactory due diligence review by the banks, consummation of the Offerings on terms satisfactory to the banks and negotiation and execution of mutually satisfactory documentation. There is no assurance that the Credit Facility will be executed, what the terms of the Credit Facility will be, or if executed, that the Company will be able to borrow under the Credit Facility.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of the material United States federal income tax considerations relevant to the purchase, ownership and disposition of the Units, Notes and Warrants by holders acquiring Units on original issue for cash, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the Units, Notes or Warrants. The discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, foreign corporations, nonresident alien individuals and persons holding the Units, Notes or Warrants as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Units, Notes and Warrants held as "capital assets" within the meaning of section 1221 of the Code.

    The Company has not sought and will not seek any rulings from the IRS with respect to the position of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Units, Notes or Warrants or that any such position would not be sustained.

    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

THE UNITS

    Because the original purchasers of the Notes also will acquire Warrants, each Note will be treated for federal income tax purposes as having been issued as part of an "investment unit" consisting of the Note and associated Warrants. The issue price of an investment unit consisting of the Note and associated Warrants will be the first price at which a substantial amount of Units are sold to the public for money (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The "issue price" of an investment unit is allocated between its component parts based on their relative fair market values. The Company will allocate the issue price of a Unit between the Note and the associated Warrants in accordance with the Company's determination of their relative fair market values on the issue date. The Company will use that allocation to determine the issue price of the Notes and the holder's tax basis in the Warrants. Although the Company's allocation is not binding on the IRS, a holder of a Unit must use the Company's allocation unless the holder discloses on its federal income tax return that it plans to use an allocation that is inconsistent with the Company's allocation.

THE NOTES

    The Notes will be issued with "original issue discount" for federal income tax purposes. A holder generally is required to include original issue discount in gross income as it accrues, regardless of the holder's method of accounting for federal income tax purposes. Accordingly, each holder will be required to include amounts in gross income in advance of the receipt of the cash to which such income is attributable.

    The amount of original issue discount with respect to each Note is an amount equal to the excess of the "stated redemption price at maturity" of such Note over its issue price. The stated redemption price at maturity of each Note will include all cash payments, including principal and interest, required to be made thereunder until maturity. The issue price of a Note will be equal to that portion of the issue price of the Unit allocable to the Note as described above. It is expected that each Note will be issued with a substantial amount of original issue discount.

    TAXATION OF ORIGINAL ISSUE DISCOUNT. Each holder of a Note will be required to include in gross income an amount equal to the sum of the "daily portions" of the original issue discount of the Note for all days during each taxable year in which the holder holds the Note. The daily portions of original issue discount will be determined on a constant interest rate basis by allocating to each day during the taxable year in which the holder holds the Note a pro rata portion of the original issue discount thereon that is attributable to the accrual period in which such day is included. The amount of the original issue discount attributable to each full accrual period will be the product of the "adjusted issue price" of the Note at the beginning of such accrual period and the "yield to maturity" of the Note (adjusted to reflect the length of the accrual period). The adjusted issue price of a Note at the beginning of an accrual period is the original issue price of the Note plus the aggregate amount of original issue discount that has accrued in all prior accrual periods, less any cash payments on the Note on or before the first day of such accrual period. The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Note, produces an amount equal to the issue price. Under these rules, holders will have to include increasingly greater amounts of original issue discount in each successive accrual period.

    The accrual period generally is the six-month period ending on the day in each calendar year corresponding to the day before the maturity date of the Note or the date six months before such date. The initial accrual period of a note is the short period beginning on the issue date and ending on the day before the first day of the first full accrual period. The amount of original issue discount attributable to an initial short accrual period may be computed under any reasonable method.

    The Company is required to furnish certain information to the IRS, and will furnish annually to record holders of a Note, information with respect to original issue discount accruing during the calendar year. That information will be based upon the adjusted issue price of the Note as if the holder were the original holder of the Note.

    SALE OR RETIREMENT OF A NOTE. In general, a holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Note in an amount equal to the difference between (a) the amount of cash and the fair market value of property received in exchange therefor and (b) the holder's adjusted tax basis in such Note.

    A holder's tax basis in a Note generally will be equal to the price paid for such Note, increased by the amount of original issue discount, if any, includable in gross income prior to the date of disposition, and decreased by the amount of any payment on such Note prior to disposition.

    Any gain or loss recognized on the sale, retirement, or other taxable disposition of a Note generally will be capital gain or loss. Such capital gain or loss generally will be long-term capital gain or loss if the Note has been held for more than one year.

THE WARRANTS

    Upon the sale or exchange of a Warrant (including the receipt of cash in lieu of a fractional interest in a Warrant Share upon exercise of a Warrant), a holder will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of property received therefor and the holder's tax basis in the Warrant. A holder's initial tax basis in a Warrant acquired in the Unit Offering will be that portion of the issue price of the Units allocable to the Warrant, as described above, subject to adjustment in the events described below. Such gain or loss will be capital gain or loss if the Warrant Shares to which the Warrants relate would be a capital asset in the hands of the Warrant holder. Any such capital gain or loss will be long-term capital gain or loss if the Warrant was held for more than one year.

    The exercise of a Warrant for cash will not result in a taxable event to the holder of the Warrant (except to the extent of cash, if any, received in lieu of fractional interest in a Warrant Share). Upon such exercise, the holder's tax basis in the Warrant Shares obtained will be equal to the sum of such holder's tax basis in the Warrant (described above) and the exercise price of the Warrant; the holder's holding period with respect to such Warrant Shares will commence on the day after the date of exercise. The holder will realize capital gain or loss on the sale or exchange of a Warrant Share if the Warrant Share is a capital asset in the hands of the holder, and such capital gain or loss will be long-term if the Warrant Share was held for more than one year. If a Warrant expires without being exercised, the holder will recognize a loss in an amount equal to its tax basis in the Warrant. Such loss will be a capital loss if the Warrant Shares to which the Warrants relate would have been a capital asset in the hands of the Warrant holder, and such capital loss will be a long-term capital loss is the Warrant was held for more than one year.

    Adjustments to the conversion ratio of the Warrants, or the failure to make adjustments, may in certain circumstances result in the receipt of taxable constructive dividends by the holder, in which event the holder's tax basis in the Warrants would be increased by an amount equal to the constructive dividend.

BACKUP WITHHOLDING

    A holder of a Note may be subject to backup withholding at a rate of 31% with respect to interest and original issue discount on, and gross proceeds upon sale or retirement of, a Note unless such holder (i) is a corporation or other exempt recipient and, when required, demonstrates that fact, or (ii) provides a correct taxpayer identification number, certifies, when required, that such holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld are creditable against the holder's federal income tax, provided the required information is provided to the IRS.

DEDUCTIBILITY OF ORIGINAL ISSUE DISCOUNT AND INTEREST PAYMENTS

    The deduction by the Company in respect of interest (including original issue discount) accrued with respect to the Notes will be limited in part and deferred in part if the Notes are "applicable high yield discount obligations." The Company anticipates that the Notes may be applicable high yield discount obligations because, among other things, it is expected that the yield to maturity of the Notes may exceed the sum of the applicable federal long-term rate (a rate published by the IRS each month for application during the following calendar month) in effect at the time of issuance of the Notes (the "AFR") plus five percentage points. If the Notes are applicable high yield discount obligations, then (i) if the yield to maturity of the Notes exceeds the sum of the AFR plus six percentage points (such excess referred to below as the "Disqualified Yield"), the deduction for interest (including original issue discount) accrued on the Notes will be permanently disallowed to the extent such interest or original issue discount is attributable to the Disqualified Yield, and such interest (including original issue discount) would be treated as dividends to corporate holders of the Notes for purposes of the dividends-received deduction (to the extent that such amounts would have been treated as dividends had they been distributions made by the Company with respect to its stock) and (ii) the remainder of the original issue discount on the Notes would not be deductible by the Company until paid.

                                  UNDERWRITING


    Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Montgomery Securities and Smith Barney Inc. (together the "Underwriters"), the Company has agreed to sell to the Underwriters, and each Underwriter has agreed to purchase from the Company, severally but not jointly, the number of Units set forth opposite its name below. The Purchase Agreement provides that, subject to the terms and conditions set forth therein, the Underwriters will be obligated to purchase all of the Units if any such Units are purchased.


                                                                    NUMBER
              UNDERWRITERS                                         OF UNITS
                                                                   ---------

Merrill Lynch, Pierce, Fenner & Smith
           Incorporated..........................................
Montgomery Securities............................................
Smith Barney Inc.................................................
                                                                   ---------
           Total.................................................
                                                                   ---------
                                                                   ---------

    The Underwriters propose to offer the Units directly to the public at the offering price set forth on the cover page of this Prospectus, and in part to certain selected dealers at such price less a concession not in excess of % per Unit. The several Underwriters may allow, and such dealers may reallow, a
discount  not in excess of       % per Unit to  certain other dealers. After the
initial public offering, the public offering price, concession and discount may be changed. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    There is currently no public market for the Units, the Notes or the Warrants, and the Company does not intend to apply for listing of the Units, the Notes or the Warrants on any securities exchange or on any inter-dealer quotation system. The Common Stock (including the Warrant Shares) has been approved for quotation on the Nasdaq National Market. The Company has been advised by the Underwriters that, following the completion of the initial public offering of the Notes, the Underwriters presently intend to make a market in the Units, the Notes and the Warrants as permitted by applicable laws and regulations; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice at the sole discretion of each Underwriter. Accordingly, there can be no assurance as to whether an active public market for the Units, the Notes or the Warrants will develop or, if a public market does develop, as to the liquidity of the trading market for the Units, the Notes or the Warrants. If an active public market does not develop, the market price and liquidity for the Units, the Notes or the Warrants may be adversely affected. See "Risk Factors -- Absence of Public Market; Possible Volatility of Stock Price."

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and, under certain circumstances, to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company has agreed that it will not, for a period of 180 days from the date of this Prospectus, without the prior written consent of the Underwriters, directly or indirectly, offer, sell, grant any option to purchase or otherwise dispose of, any debt security of the Company which is publicly offered or sold pursuant to Rule 144A under the Securities Act.

    Montgomery Securities and Merrill Lynch are acting as underwriters in connection with the Common Stock Offering and will receive customary compensation in connection therewith. In connection with the CommcoCCC Acquisition, Montgomery Securities has been retained by the Company as its financial advisor for which it will receive fees of up to approximately $2.7 million and the reimbursement of reasonable out-of-pocket expenses incurred in connection therewith.

                                 LEGAL MATTERS

    The validity of the Units, the Notes and the Warrants offered hereby will be passed upon for the Company by Hahn & Hessen LLP, New York, New York. Certain legal matters in connection with the Unit Offering will be passed upon for the Underwriters by Latham & Watkins, Washington, D.C. As of the date of this Prospectus, a member of Hahn & Hessen LLP owns $25,000 of the Bridge Notes and 5,500 Bridge Warrants and beneficially owns 13,627 shares of Common Stock. Latham & Watkins, Washington, D.C., currently represents the Company with respect to certain FCC matters.

                                    EXPERTS

    The historical financial statements of Advanced Radio Technologies Corporation as of December 31, 1995 and 1994, for the years then ended, and for the period from August 23, 1993 (date of inception) to December 31, 1993 and of Advanced Radio Telecom Corp. as of December 31, 1995 and for the period from March 28, 1995 (date of inception) to December 31, 1995 included in this Prospectus, have been included herein in reliance on the reports, each of which includes an explanatory paragraph regarding the substantial doubt which exists about the respective entity's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a registration statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement, including the exhibits and schedules thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10007; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.


    Immediately following the Offerings, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), and in accordance therewith will be required to file reports and other information with the Commission. Such reports may be inspected and copied at the public reference facilities at the addresses set forth above and at the Public Reference Section of the Commission at the address set forth above. In addition, the Indenture and the Warrant Agreement provide that the Company, to the extent that it is not required to file such information pursuant to the Exchange Act, shall provide the Trustee and holders of the Notes and Warrants with audited year-end financial statements of the Company prepared in accordance with GAAP and unaudited quarterly financial statements of the Company prepared in accordance with GAAP.

                                    GLOSSARY

    ACCESS CHARGES -- The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.

    BANDWIDTH -- At any given level of compression, the amount of information transportable over a link per unit of time. A DS-1, or Digital Service 1, circuit will carry up to 1,544,000 bits (or 1.544 megabits) per second.

    BPS -- Bits per second. A bit is the basic unit of information, yes-or-no, on-or-off, 1-or-0 in the binary (base 2) system which is the basis of digital computing. In contrast, a voice telephone signal over a copper wire is analog, reflecting a continuous range of vocal tone (frequency) and volume (amplitude).

    BROADBAND -- Data streams of at least 1.544 megabits per second. Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal that transmits high resolution audio and video signals into the home. Broadband connectivity is an essential element for interactive multimedia applications.

    BTA (BASIC TRADING AREA) -- An area erected by Rand McNally based upon various business demographics to establish a contiguous urban area, without reference to political or similar boundaries. The FCC has proposed to use BTAs to auction 38 GHz authorizations.

    CAP (COMPETITIVE ACCESS PROVIDER) -- A company that provides its customers with an alternative to the local telephone company for local and interstate transport of private line, special access and switched access telecommunications services. CAPs are also referred to in the industry as competitive local exchange carriers (CLECs), alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors (AAVs).

    CELLULAR -- Characterized by "cells," the area accessible by transceiver(s) typically located at one site. A cellular phone connects to the transceiver in its current cell, then the connection is handed-off as and when the user moves to any other cell.

    COMPRESSION -- Any process that transforms a signal to a more compact form (fewer bits) for easier transfer, and then restores the signal after transfer.

    CMRS -- Commercial mobile radio services.

    COPPER WIRE -- A shorthand reference to traditional telephone lines using electric current to carry signals over copper wire.

    DIGITAL -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent infomation as opposed to the continously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video, and data.

    DIALING PARITY -- Dialing parity is one of the changes intended to level the competitive playing field, that are required by the Telecommunications Act. Dialing parity when implemented will enable customers to have dial only 1+ or 0+ service no matter which local or long distance carrier they choose.

    DS-0, DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

    ESMR (ENHANCED SPECIALIZED MOBILE RADIO) -- A recent mobile radio services category involving technical and service enhancements to traditional "push to talk" dispatch services.

    FCC -- Federal Communications Commission.

    FIBER OPTICS -- Fiber optic cable largely immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information.

    GHZ (GIGAHERTZ) -- Billions of cycles or hertz per second. A hertz is one full cycle (an s-shaped sine curve with one peak and one valley).

    INTER-LATA LONG DISTANCE -- Inter-LATA long distance calls are calls that pass from one LATA to another. Typically, these calls are simply referred to as "long distance" calls although IntraLATA calls also can be long distance calls.

    INTERNET -- An array of interconnected networks using a common set of protocols defining the information coding and processing requirements that can communicate across hardware platforms and over many links now operated by a consortium of telecommunications service providers and others.

    ISP -- Internet service provider.

    ITC (INDEPENDENT TELEPHONE COMPANY) -- A telephone company not associated or formerly associated with the Bell Telephone system.

    IXC (INTER-EXCHANGE CARRIERS) -- Usually referred to as long distance providers. There are many facilities-based IXCs, including AT&T, MCI, WorldCom, Sprint and Frontier.

    KILOBIT -- One thousand bits of information. The information-carrying capacity (i.e., bandwidth of a circuit may be measured in "kilobits per second").

    KBPS -- Kilobits per second.

    LANS (LOCAL AREA NETWORKS) -- The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs. Most office computer networks use a LAN to share files, printers, modems and other items. Where computers are separated by greater distances, a Metropolitan Area Net (MAN) or other Wide Area Net (WAN) may be used.

    LAST  MILE   --  A   shorthand  reference   to  the   last  section   of   a
telecommunications path to the ultimate end user which may be less than or greater than a mile.

    LATAS (LOCAL ACCESS AND TRANSPORT AREAS) -- The geographically defined areas in which RBOCs were authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (California has 11 LATAs while Wyoming has only one). There are 164 LATAs in the United States. LATAs have one or more area codes and may cross state lines.

    LEC (LOCAL EXCHANGE CARRIER) -- A company providing local exchange services. The traditional local telephone companies (also known as incumbent local exchange carriers), such as the RBOCs, which until recently were monopolies.

    LINE OF SIGHT -- An unobstructed view between two transceivers comprising a link.

    LINK -- A transmission link between two transceivers.

    MAN -- Metropolitan Area Network.

    MARKET -- The potential and actual customers within the boundaries of a wireless license. For simplicity, the definition of the market in this Prospectus has been based on Basic Trading Areas, though each application as granted defines its own actual boundaries.

    MEGABIT -- One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

    MFJ (MODIFIED FINAL JUDGMENT) -- The MFJ was an agreement made in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System. This judgment, also known as the Divestiture of AT&T, established seven separate RBOCs and enhanced the establishment of two distinct segments of telecommunications service: local and long distance. This laid the groundwork for intense competition in the long distance industry. The MFJ has been superseded by the Telecommunications Act of 1996.

    MICROWAVE -- A portion of the radio spectrum having radio waves that are physically very short, ranging in length between about 30 cm and 0.3 cm and generally used to refer to frequencies above 2 GHz.

    MILLIMETRIC MICROWAVE OR MILLIMETER WAVE -- Those portions of the microwave radio spectrum having wave lengths measured in millimeter lengths and generally used to refer to frequencies above 20 GHz. A shorter wave length means a higher frequency and vice versa.

    MHZ (MEGAHERTZ) -- Millions of cycles or hertz per second.

    MBPS -- Megabits per second.

    NARROWBAND -- Data streams less than 64 kilobits per second.

    NPRM (NOTICE OF PROPOSED RULEMAKING) -- A term used in governmental, principally FCC, rulemaking proceedings to refer to initiation of the process.

    NUMBER PORTABILITY -- The ability of an end user to change local exchange carriers while retaining the same telephone number. If number portability does not exist, customers will have to change phone numbers when they change local exchange carriers.

    OFF-NET CUSTOMERS -- A customer that is not physically connected to a CAP's network but who is accessed through interconnection with a LEC network or an alternative provider such as a 38 GHz licensee.

    ON-NET CUSTOMERS -- A customer that is physically connected to a CAP's network.

    PCS (PERSONAL COMMUNICATIONS SERVICE) -- Cellular-like services provided at the 2 GHz band of the radio spectrum rather than 800 MHz. A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

    PIPE -- A generic term for telecommunications transmission media, whether wired or wireless, used to carry signals between the signal generating unit and the user.

    POPS (POINTS OF PRESENCE) -- Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that carrier.

    PSTN (PUBLIC SWITCHED TELECOMMUNICATIONS NETWORK) -- The traditional LEC networks that switch calls between different customers.

    RBOCS (REGIONAL BELL OPERATING COMPANIES) -- The holding companies owning LEC affiliates of the old AT&T or Bell system.

    REPEATER -- An intermediate transceiver between two transceivers connected to end users and established to circumvent obstacles in the line of sight between communications ports, such as buildings in urban areas and hills in rural areas.

    RESELLERS -- Companies which purchase telecommunications services wholesale from underlying carriers and resell them to end users at retail rates.

    ROOF RIGHTS -- The legal right to locate, maintain and operate equipment (most commonly transceivers) on the roofs of buildings, on special towers or even on utility poles or pylons.

    WIDEBAND -- Data streams between 64 kilobits and 1.544 megabits per second.

    10-13 BIT ERROR RATE -- The measurement of a transmission path's ability to pass data in an uncorrupted format. Bit error rate ("BER") is defined as the number of erroneous bits ("errors"), divided by the number of bits over a stipulated period of time. In the example of a BER of 10-13 , a BER tester (a test and measurement instrument), placed in line to measure the transmission path (in real time) would have to measure, and analyze, ten trillion bits of data before it detected one bit of erroneous data.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
Advanced Radio Technologies Corporation
  Unaudited Pro Forma:
    Unaudited Pro Forma Condensed Balance Sheets as of December 31, 1995 and March 31, 1996...............     F-3
    Unaudited Pro Forma Condensed Balance Sheets -- Supplementary Combining Balance Sheet Data as of
     December 31, 1995 and March 31, 1996.................................................................     F-4
    Unaudited Pro Forma Condensed Statement of Operations for the three months ended March 31, 1996 and
     for the year ended December 31, 1995.................................................................     F-5
    Notes to Unaudited Pro Forma Condensed Financial Statements...........................................     F-6
  Historical:
    Report of Independent Accountants.....................................................................     F-8
    Balance Sheets as of December 31, 1995 and 1994.......................................................     F-9
    Statements of Operations for the years ended December 31, 1995 and 1994, for the period from August
     23, 1993 (date of inception) to December 31, 1993 and cumulative for the period from August 23, 1993
     (date of inception) to December 31, 1995.............................................................    F-10
    Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995 and 1994, for the period from August 23, 1993 (date of inception) to December 31, 1993 and cumulative for the period
     from August 23, 1993 (date of inception) to December 31, 1995........................................    F-11
    Statements of Cash Flows for the years ended December 31, 1995 and 1994, for the period from August
     23, 1993 (date of inception) to December 31, 1993 and cumulative for the period from August 23, 1993
     (date of inception) to December 31, 1995.............................................................    F-12
    Notes to Financial Statements.........................................................................    F-13
    Unaudited Interim Condensed Balance Sheets as of March 31, 1996 and 1995..............................    F-24
    Unaudited Interim Condensed Statements of Operations for the three months ended March 31, 1996 and
     1995.................................................................................................    F-25
    Unaudited Interim Condensed Statements of Cash Flows for the three months ended March 31, 1996 and
     1995.................................................................................................    F-26
    Notes to Unaudited Interim Condensed Financial Statements.............................................    F-27

Advanced Radio Telecom Corp.

  Historical:
    Report of Independent Accountants.....................................................................    F-30
    Balance Sheet as of December 31, 1995.................................................................    F-31
    Statement of Operations for the period from March 28, 1995 (date of inception) to December 31, 1995...    F-32
    Statement of Stockholders' Deficit for the period from March 28, 1995 (date of inception) to December
     31, 1995.............................................................................................    F-33
    Statement of Cash Flows for the period from March 28, 1995 (date of inception) to December 31, 1995...    F-34
    Notes to Financial Statements.........................................................................    F-35
    Unaudited Interim Condensed Balance Sheet as of March 31, 1996........................................    F-47
    Unaudited Interim Condensed Statement of Operations for the three months ended March 31, 1996.........    F-48
    Unaudited Interim Condensed Statement of Stockholders' Equity (Deficit) for the three months ended
     March 31, 1996.......................................................................................    F-49
    Unaudited Interim Condensed Statement of Cash Flows for the three months ended March 31, 1996.........    F-50
    Notes to Unaudited Interim Condensed Financial Statements.............................................    F-51

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed financial statements are presented as if all of the following transactions had occurred: (i) the March 8, 1996 issuance of the Bridge Notes in connection with the Bridge Financing; (ii) the receipt of $2,220,000 in cash proceeds from the issuance of the Equipment Note and Indemnity Warrants in connection with the Equipment Financing, after deducting related expenses of $225,000; (iii) the receipt of $3,000,000 in cash proceeds from the issuance of the CommcoCCC Notes and the CommcoCCC Warrants in connection with the CommcoCCC Financing; (iv) the Conversion; and (v) the Merger, including the issuance of ART Common Stock to Telecom stockholders and the cancellation of all outstanding Telecom common stock.

    The following unaudited pro forma as adjusted condensed financial statements reflect further adjustments assuming (i) the sale by the Company of 7,500,000 shares of Common Stock offered in the Common Stock Offering based on an assumed initial public offering price of $9.00 per share and the Units offered in the Unit Offering assuming $175,000,000 in gross proceeds, in each case, after deducting the estimated underwriting discount and offering expenses; (ii) the receipt and application of the net proceeds therefrom to repay the Bridge Notes and the CommcoCCC Notes and to acquire the 50% ownership interest of ART West held by Extended for $6.0 million in cash and the DCT Assets for $3.6 million in cash; and (iii) the consummation of the acquisition by the Company of the CommcoCCC Assets in exchange for 16,500,000 shares of Common Stock at an assumed value of $9.00 per share.

    All such transactions are reflected as if they had occurred as of the beginning of the respective periods for the unaudited pro forma condensed statements of operations and at the respective balance sheet date for the unaudited pro forma condensed balance sheet.

    These unaudited pro forma condensed financial statements were derived from and should be read in conjunction with the audited and unaudited interim condensed financial statements of ART and Telecom and the related notes thereto, included elsewhere herein. In management's opinion, all adjustments necessary to reflect the foregoing and related transactions have been made.

    The unaudited pro forma condensed financial statements are not necessarily indicative of what the actual financial position or results of operations would have been assuming that the transactions described in the preceding paragraphs had occurred on the dates indicated, nor does it purport to represent the future financial position or results of operations of the Company.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS

                                     ASSETS

                         AS OF
                      DECEMBER 31,  AS OF MARCH
                          1995        31, 1996
                      ------------  ------------
                       HISTORICAL    HISTORICAL
                      COMBINED (A)  COMBINED (A)
                      ------------  ------------
Current assets:
  Cash and cash
   equivalents......  $ 633,654     $ 3,024,161
  Other current
   assets...........     52,325          61,226
                      ------------  ------------
    Total current
     assets.........    685,979       3,085,387
Property and
 equipment, net.....  3,581,561       6,380,895
Equity
 investments........    285,000         285,000
FCC licenses........  4,235,734       4,235,734
Deferred financing
 costs..............    778,897         681,692
Equipment and other
 deposits...........    284,012         344,417
Other assets........     25,376          23,212
                      ------------  ------------
                      $9,876,559    $15,036,337
                      ------------  ------------
                      ------------  ------------

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable
   and accrued
   liabilities......  $3,694,489    $ 4,213,517
  CommcoCCC Notes...                    --
                      ------------  ------------
    Total current
     liabilities....  3,694,489       4,213,517
Convertible notes
 payable............  4,950,000
Note payable to
 EMI................  1,500,000       1,500,000
Bridge notes
 payable............     --           3,983,082
Equipment financing
 note payable.......     --             --
Senior discount
 notes..............     --             --
Deferred tax
 liability..........     --             --
                      ------------  ------------
    Total
     liabilities....  10,144,489      9,696,599
                      ------------  ------------
Redeemable Preferred
 Stock..............     44,930         --
                      ------------  ------------
Stockholders'
 equity:
  Preferred stock,
   par..............        488             921
  Common stock,
   par..............     25,304          28,127
  Additional paid-in
   capital..........  3,031,405      19,375,335
  Accumulated
   deficit..........  (3,370,057  ) (14,064,645)
                      ------------  ------------
    Total
     stockholders'
     equity.........   (312,860   )   5,339,738
                      ------------  ------------
                      $9,876,559    $15,036,337
                      ------------  ------------
                      ------------  ------------


                         PRO FORMA                      OFFERING       PRO FORMA
                      ADJUSTMENTS (B)    PRO FORMA    ADJUSTMENTS (C) AS ADJUSTED
                      ---------------   ------------  -------------   -----------
Current assets:
  Cash and cash
   equivalents......    $3,000,000(2)
                        $2,220,000(3)   $  8,244,161  62,35$7,474(1)
                                                      168,667,526(2)
                                                      (8,000,000)(3)
                                                      (6,000,000)(5)
                                                      (3,600,000)(6)
                                                      (3,000,000)(4)  218$,669,161
  Other current
   assets...........                          61,226                       61,226
                      ---------------   ------------  -------------   -----------
    Total current
     assets.........     5,220,000         8,305,387  210,425,000     218,730,387
Property and
 equipment, net.....                       6,380,895                    6,380,895
Equity
 investments........                         285,000    (285,000)(5)      --
FCC licenses........                       4,235,734  201,990,000(4)
                                                       6,285,000(5)
                                                       3,600,000(6)   216,110,734
Deferred financing
 costs..............       175,899(3)        857,591    (189,749)(1)
                                                       6,332,474(2)     7,000,316
Equipment and other
 deposits...........                         344,417                      344,417
Other assets........                          23,212                       23,212
                      ---------------   ------------  -------------   -----------
                        $5,395,899      $ 20,432,236  428,1$57,725    448$,589,961
                      ---------------   ------------  -------------   -----------
                      ---------------   ------------  -------------   -----------
      LIABILITIES AN
Current liabilities:
  Accounts payable
   and accrued
   liabilities......    $               $  4,213,517       $            4$,213,517
  CommcoCCC Notes...     2,975,000(2)      2,975,000  (2,975,000)(3)      --
                      ---------------   ------------  -------------   -----------
    Total current
     liabilities....     2,975,000         7,188,517  (2,975,000)       4,213,517
Convertible notes
 payable............       --                --                           --
Note payable to
 EMI................                       1,500,000                    1,500,000
Bridge notes
 payable............                       3,983,082  (3,983,082)(3)
Equipment financing
 note payable.......     1,911,439(3)      1,911,439                    1,911,439
Senior discount
 notes..............                         --       159,800,000(2)  159,800,000
Deferred tax
 liability..........                                  50,490,000(4)    50,490,000
                      ---------------   ------------  -------------   -----------
    Total
     liabilities....     4,886,439        14,583,038  203,331,918     217,914,956
                      ---------------   ------------  -------------   -----------
Redeemable Preferred
 Stock..............                         --           --              --
                      ---------------   ------------  -------------   -----------
Stockholders'
 equity:
  Preferred stock,
   par..............          (921)(1)       --
  Common stock,
   par..............         1,959(1)         30,086       7,500(1)       --
                                                          16,500(4)        54,086
  Additional paid-in
   capital..........        (1,038)(1)
                            25,000(2)
                           484,460(3)     19,883,757  62,160,225(1)
                                                      15,200,000(2)
                                                      148,483,500(4)  245,727,482
  Accumulated
   deficit..........                     (14,064,645) (1,041,918)(3)  (15,106,563)
                      ---------------   ------------  -------------   -----------
    Total
     stockholders'
     equity.........       509,460         5,849,198  224,825,807     230,675,005
                      ---------------   ------------  -------------   -----------
                        $5,395,899      $ 20,432,236  428,1$57,725    448$,589,961
                      ---------------   ------------  -------------   -----------
                      ---------------   ------------  -------------   -----------

 See accompanying notes to unaudited pro forma condensed financial statements.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS
                  SUPPLEMENTARY COMBINING BALANCE SHEET DATA:

                                           AS OF DECEMBER 31, 1995
                      -----------------------------------------------------------------
                                                 HISTORICAL
                      -----------------------------------------------------------------
                      ADVANCED RADIO   ADVANCED RADIO
                       TECHNOLOGIES       TELECOM                           HISTORICAL
                      CORPORATION (D)    CORP. (E)      ELIMINATIONS (F)     COMBINED
                      --------------   --------------   ----------------   ------------
Current assets:
  Cash and cash
   equivalents......   $     6,069      $    627,585                       $    633,654
  Due from ART......       --                738,680      $  (738,680)          --
  Other current
   assets...........       --                 52,325                             52,325
                      --------------   --------------   ----------------   ------------
    Total current
     assets.........         6,069         1,418,590         (738,680)          685,979
Note receivable from
 Telecom............     5,000,000          --             (5,000,000)          --
Property and
 equipment, net.....         1,723         3,579,838                          3,581,561
Equity investments..       285,000          --                                  285,000
FCC licenses........         8,913         4,226,821                          4,235,734
Deferred financing
 costs, net.........       457,543           321,354                            778,897
Equipment and other
 deposits...........       --                284,012                            284,012
Investment in ART...       --               --                                  --
Other assets........        25,376          --                                   25,376
                      --------------   --------------   ----------------   ------------
                       $ 5,784,624      $  9,830,615      $(5,738,680)     $  9,876,559
                      --------------   --------------   ----------------   ------------
                      --------------   --------------   ----------------   ------------
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable
   and accrued
   liabilities......   $   243,952      $  3,450,537                       $  3,694,489
  Due to Telecom....       738,680          --            $  (738,680)          --
  Commco Notes......       --               --                                  --
                      --------------   --------------   ----------------   ------------
    Total current
     liabilities....       982,632         3,450,537         (738,680)        3,694,489
Convertible notes
 payable............     4,950,000          --                                4,950,000
Losses in excess of
 equity investment..       211,543          --               (211,543)          --
Note payable to
 ART................       --              5,000,000       (5,000,000)          --
Note payable to
 EMI................       --              1,500,000                          1,500,000
Bridge notes
 payable............       --               --                                  --
Equipment financing
 note payable.......       --               --                                  --
Senior discount
 notes..............       --               --                                  --
                      --------------   --------------   ----------------   ------------
    Total
     liabilities....     6,144,175         9,950,537       (5,950,223)       10,144,489
                      --------------   --------------   ----------------   ------------
Redeemable Preferred
 Stock..............        44,930          --                                   44,930
                      --------------   --------------   ----------------   ------------
Stockholders'
 equity:
  Preferred stock,
   par..............       --                    488                                488
  Common stock,
   par..............        10,013            15,291                             25,304
  Additional paid-in
   capital..........       988,375         2,845,372         (802,002)
                                                                 (340)        3,031,405
  Accumulated
   deficit..........    (1,402,869)       (2,981,073)       1,013,885        (3,370,057)
                      --------------   --------------   ----------------   ------------
    Total
     stockholders'
     equity
     (deficit)......      (404,481)         (119,922)         211,543          (312,860)
                      --------------   --------------   ----------------   ------------
                       $ 5,784,624      $  9,830,615      $(5,738,680)     $  9,876,559
                      --------------   --------------   ----------------   ------------
                      --------------   --------------   ----------------   ------------

                                          AS OF MARCH 31, 1996
                      -------------------------------------------------------------

                                               HISTORICAL
                      -------------------------------------------------------------
                                          ADVANCED
                      ADVANCED RADIO       RADIO
                       TECHNOLOGIES       TELECOM                       HISTORICAL
                      CORPORATION (D)    CORP. (E)    ELIMINATIONS (F)   COMBINED
                      ---------------   ------------  ---------------   -----------
Current assets:
  Cash and cash
   equivalents......    $    5,970      $3,018,191                        3$,024,161
  Due from ART......       --              498,100      (49$8,100)          --
  Other current
   assets...........       --               61,226                           61,226
                      ---------------   ------------  ---------------   -----------
    Total current
     assets.........         5,970       3,577,517      (498,100)         3,085,387
Note receivable from
 Telecom............       --               --                              --
Property and
 equipment, net.....         1,292       6,379,603                        6,380,895
Equity investments..     3,242,401          --        (2,957,401)           285,000
FCC licenses........         8,913       4,226,821                        4,235,734
Deferred financing
 costs, net.........       --              681,692                          681,692
Equipment and other
 deposits...........       --              344,417                          344,417
Investment in ART...       --               44,930       (44,930)           --
Other assets........        23,212          --                               23,212
                      ---------------   ------------  ---------------   -----------
                        $3,281,788      $15,254,980   (3,50$0,431)       15$,036,337
                      ---------------   ------------  ---------------   -----------
                      ---------------   ------------  ---------------   -----------

Current liabilities:
  Accounts payable
   and accrued
   liabilities......         2,500      $4,211,017                        4$,213,517
  Due to Telecom....       498,100          --          (49$8,100)          --
  Commco Notes......       --               --                              --
                      ---------------   ------------  ---------------   -----------
    Total current
     liabilities....       500,600       4,211,017      (498,100)         4,213,517
Convertible notes
 payable............       --               --                              --
Losses in excess of
 equity investment..                        --                              --
Note payable to
 ART................                        --                              --
Note payable to
 EMI................       --            1,500,000                        1,500,000
Bridge notes
 payable............       --            3,983,082                        3,983,082
Equipment financing
 note payable.......       --               --                              --
Senior discount
 notes..............       --               --                              --
                      ---------------   ------------  ---------------   -----------
    Total
     liabilities....       500,600       9,694,099      (498,100)         9,696,599
                      ---------------   ------------  ---------------   -----------
Redeemable Preferred
 Stock..............        44,930          --           (44,930)           --
                      ---------------   ------------  ---------------   -----------
Stockholders'
 equity:
  Preferred stock,
   par..............       --                  921                              921
  Common stock,
   par..............        10,013          18,114                           28,127
  Additional paid-in
   capital..........     7,783,889      19,189,302    (7,597,856)        19,375,335

  Accumulated
   deficit..........    (5,057,644)     (13,647,456 )  4,640,455        (14,064,645)
                      ---------------   ------------  ---------------   -----------
    Total
     stockholders'
     equity
     (deficit)......     2,736,258       5,560,881    (2,957,401)         5,339,738
                      ---------------   ------------  ---------------   -----------
                        $3,281,788      $15,254,980   (3,50$0,431)       15$,036,337
                      ---------------   ------------  ---------------   -----------
                      ---------------   ------------  ---------------   -----------

 See accompanying notes to unaudited pro forma condensed financial statements.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                                      THREE MONTHS ENDED MARCH 31, 1996
                         --------------------------------------------------------------------------------------------
                                                   HISTORICAL
                         --------------------------------------------------------------
                          ADVANCED RADIO   ADVANCED RADIO
                           TECHNOLOGIES       TELECOM                                       PRO FORMA
                         CORPORATION (D)     CORP. (E)     ELIMINATIONS (F)  COMBINED    ADJUSTMENTS (B)   PRO FORMA
                         ----------------  --------------  ---------------  -----------  ---------------  -----------
Operating revenue......    $                $      9,620                    $     9,620                   $     9,620
                         ----------------  --------------                   -----------                   -----------
Expenses:
  General and
   administrative
   (H).................          24,939        8,889,364                      8,914,303                     8,914,303
  Market development
   (I).................         --             1,150,063                      1,150,063                     1,150,063
  Research &
   development.........         --               419,418                        419,418                       419,418
Depreciation and
 amortization..........           2,595           86,684                         89,279                        89,279
  Interest, net........             671          130,474                        131,145     $ 198,425(4)
                                                                                              157,316(5)
                                                                                               86,360(6)
                                                                                              (44,507)(7)     528,739
                         ----------------  --------------                   -----------  ---------------  -----------
    Total expenses.....          28,205       10,676,003                     10,704,208       397,594      11,101,802
Equity loss in
 Telecom...............       3,626,570          --          $(3,626,570)       --                            --
                         ----------------  --------------  ---------------  -----------  ---------------  -----------
Pretax loss............       3,654,775       10,666,383      (3,626,570)    10,694,588       397,594      11,092,182
Deferred tax benefit...         --               --                             --                            --
                         ----------------  --------------  ---------------  -----------  ---------------  -----------
      Net loss.........    $  3,654,775     $ 10,666,383     ($3,626,570)   $10,694,588     $ 397,594     $11,092,182
                         ----------------  --------------  ---------------  -----------  ---------------  -----------
                         ----------------  --------------  ---------------  -----------  ---------------  -----------
Pro forma net loss per
 share of common stock
 (G)...................    $       0.12                                                                   $      0.35
                         ----------------                                                                 -----------
                         ----------------                                                                 -----------
Pro forma weighted
 average number of
 shares of Common Stock
 outstanding (G).......      31,651,605                                                                    31,651,605
                         ----------------                                                                 -----------
                         ----------------                                                                 -----------


                             OFFERING       PRO FORMA
                         ADJUSTMENTS (C)   AS ADJUSTED
                         ----------------  ------------
Operating revenue......                     $    9,620
                                           ------------
Expenses:
  General and
   administrative
   (H).................                      8,914,303
  Market development
   (I).................                      1,150,063
  Research &
   development.........                        419,418
Depreciation and
 amortization..........    $  1,350,692(8)   1,439,971
  Interest, net........

                               (264,658)(3)
                                (86,360)(3)
                              5,811,579(7)   5,989,300
                         ----------------  ------------
    Total expenses.....       6,811,253     17,913,055
Equity loss in
 Telecom...............                         --
                         ----------------  ------------
Pretax loss............       6,811,253     17,903,435
Deferred tax benefit...        (459,236)(8)    (459,236)
                         ----------------  ------------
      Net loss.........    $  6,352,017     $17,444,199
                         ----------------  ------------
                         ----------------  ------------
Pro forma net loss per
 share of common stock
 (G)...................                     $     0.31
                                           ------------
                                           ------------
Pro forma weighted
 average number of
 shares of Common Stock
 outstanding (G).......                     55,651,605
                                           ------------
                                           ------------

                                       YEAR ENDED DECEMBER 31, 1995
                      --------------------------------------------------------------
                                                HISTORICAL
                      --------------------------------------------------------------
                      ADVANCED RADIO     ADVANCED
                       TECHNOLOGIES    RADIO TELECOM
                      CORPORATION (D)    CORP. (E)     ELIMINATIONS (F)    COMBINED
                      --------------   -------------   ----------------   ----------
Operating revenue...    $  --           $     5,793                       $   5,793
                      --------------   -------------                      ----------
Expenses:
  General and
   administrative
   (G)..............       204,937        2,706,336                       2,911,273
  Market
   development......       --               191,693                         191,693
  Depreciation and
   amortization.....        10,378            5,306                          15,684
  Interest, net.....        38,455           83,531                         121,986
                      --------------   -------------                      ----------
    Total
     expenses.......       253,770        2,986,866                       3,240,636
Equity loss in
 Telecom............     1,013,885                       $(1,013,885)        --
                      --------------   -------------   ----------------   ----------
Pretax Loss.........     1,267,655        2,981,073       (1,013,885)     3,234,843
Deferred tax
 benefit............       --               --                               --
                      --------------   -------------   ----------------   ----------
      Net loss......    $1,267,655      $ 2,981,073      $(1,013,885)     $3,234,843
                      --------------   -------------   ----------------   ----------
                      --------------   -------------   ----------------   ----------
Pro forma net loss
 per share of Common
 Stock (G)..........    $     0.04
                      --------------
                      --------------
Pro forma weighted
 average number of
 shares of Common
 Stock outstanding
 (G)................    31,651,605
                      --------------
                      --------------


                         PRO FORMA                     OFFERING        PRO FORMA
                      ADJUSTMENTS (B)   PRO FORMA   ADJUSTMENTS (C)   AS ADJUSTED
                      ---------------   ----------  ---------------   -----------
Operating revenue...                    $   5,793       $               $5,793
                                        ----------  ---------------   -----------
Expenses:
  General and
   administrative
   (G)..............                    2,911,273                     2,911,273
  Market
   development......                      191,693                      191,693
  Depreciation and
   amortization.....                       15,684    5,402,768(8)     5,418,452
  Interest, net.....  $1,019,145(4)
                         673,534(5)
                         270,438(6)
                        (110,828)(7)    1,974,275   (1,019,145)(3)
                                                      (270,438)(3)
                                                    23,246,316(7)     23,931,008
                      ---------------   ----------  ---------------   -----------
    Total
     expenses.......   1,852,289        5,092,925   27,359,501        32,452,426
Equity loss in
 Telecom............                       --                            --
                      ---------------   ----------  ---------------   -----------
Pretax Loss.........   1,852,289        5,087,132   27,359,501        32,446,633
Deferred tax
 benefit............      --                        (1,836,941)(8)    (1,836,941)
                      ---------------   ----------  ---------------   -----------
      Net loss......  $1,852,289        $5,087,132  25,5$22,560       30$,609,692
                      ---------------   ----------  ---------------   -----------
                      ---------------   ----------  ---------------   -----------
Pro forma net loss
 per share of Common
 Stock (G)..........                    $    0.16                       $ 0.55
                                        ----------                    -----------
                                        ----------                    -----------
Pro forma weighted
 average number of
 shares of Common
 Stock outstanding
 (G)................                    31,651,605                    55,651,605
                                        ----------                    -----------
                                        ----------                    -----------

 See accompanying notes to unaudited pro forma condensed financial statements.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(A) Represents the historical combined balance sheets of ART and Telecom. See supplementary combining balance sheet data on page F-4.

(B) Pro forma adjustments:

    (1) Conversion of Telecom serial preferred stock into Telecom common stock, issuance of ART Common Stock to Telecom stockholders, and cancellation of the outstanding Telecom common stock and the ART Redeemable Preferred Stock in connection with the Merger.

    (2) Proceeds of $3,000,000 in cash from the CommcoCCC Financing in exchange for the CommcoCCC Notes and CommcoCCC Warrants. The value ascribed to the CommcoCCC Warrants totaled $25,000.

    (3) Proceeds of $2,220,000 in cash from the Equipment Financing and issuance of the Indemnity Warrants, net of the related financing costs of $225,000. The value ascribed to the Indemnity Warrants totaled $484,460.

    (4) Interest expense from the Bridge Financing provided by stockholders of Telecom at the effective interest rate after giving effect to the value ascribed to the Bridge Warrants, as if the Bridge Notes were issued as of the beginning of the respective periods.

    (5) Interest expense from the Equipment Financing at the effective interest rate after giving effect to the value ascribed to the Indemnity Warrants, as if the Equipment Notes were issued as of the beginning of the respective periods.

    (6) Interest expense from the CommcoCCC Financing, at the effective interest rate after giving effect to the value ascribed to the CommcoCCC Warrants, as if the CommcoCCC Notes were issued as of the beginning of the respective periods.

    (7) Elimination of interest expense from the Advent Notes that were converted into shares of Telecom stock on February 2, 1996.

(C) Offering adjustments:

    (1) Issuance of 7,500,000 shares of Common Stock offered in the Common Stock Offering based on an assumed initial public offering price of $9.00 per share, after deducting the estimated offering discount and related expenses of $5,332,275.


    (2) Assumed gross proceeds of $175,000,000 from the issuance of the Notes and Warrants in the Unit Offering, and related estimated offering discount and related expenses of $6,824,417. The value ascribed to the Unit Warrants totaled $15,200,000 based on an assumed issuance of Warrants to purchase an aggregate of 5% of Common Stock of the Company on a fully diluted basis after giving effect to the Offerings and the CommcoCCC Acquisition.


    (3) Repayment of the Bridge Financing and CommcoCCC Financing out of the net proceeds from the Offerings and the reversal of the related interest expense. The unamortized offering discount and deferred finance costs associated with the Bridge Financing and CommcoCCC Financing will result in an extraordinary loss of approximately $1,000,000 which has been excluded from the pro forma as adjusted presentation.

    (4) The acquisition of the CommcoCCC Assets in exchange for 16,500,000 shares of Common Stock of the Company based on an assumed value of $9.00 per share, the related deferred tax liabilities and the estimated related expenses of $3,000,000.

    (5) The acquisition of the 50% ownership interest of ART West held by Extended for $6 million in cash, to be paid out of the net proceeds from the Offerings..

    (6) The acquisition of the DCT assets for $3.6 million in cash, to be paid out of the net proceeds from the Offerings.

    (7) Interest expense on the Notes, at an assumed coupon rate of 13.5% (resulting in an effective interest rate of 15.2% on the Notes, including the amortization of debt issuance costs and original issue discount), as if the Notes were issued as of the beginning of the respective periods. If the interest rate on the Notes changed by 0.5%, interest expense would change by approximately $765,000 and $191,250 for the year ended December 31, 1995 and three months ended March 31, 1996, respectively.

    (8) Depreciation and amortization expense related to the acquisition of the CommcoCCC Assets, the 50% ownership interest in ART West, the DCT Assets and the related deferred taxes.

(D) Represents the historical amounts of ART as of and for the three months ended March 31, 1996 and as of and for the year ended December 31, 1995.

(E) Represents the historical amounts of Telecom as of and for the three months ended March 31, 1996, as of December 31, 1995 and for the period from March 28, 1995 (date of inception) to December 31, 1995.

(F) Represents the elimination of inter-entity transactions and balances consisting of (i) receivables and payables, (ii) ART's investment in
    Telecom, Telecom's corresponding stockholder equity amounts and the recognition by ART of its equity in losses of Telecom and (iii) Telecom's investment in ART Redeemable Preferred Stock.

(G) Pro forma net loss per share and the weighted average number of shares of Common Stock reflect (i) the conversion of all shares of Telecom serial preferred stock to Telecom common stock; (ii) issuance of ART Common Stock to Telecom stockholders, (iii) the cancellation of the outstanding Telecom common stock and the ART Series A Redeemable Preferred Stock; and (iv) the issuance of potentially dilutive instruments issued within one year prior to a proposed initial public offering at exercise prices below the assumed initial public offering price of $9.00 per share as if they were outstanding as of the beginning of the respective periods.

Pro Forma:
  Weighted average number of shares of Common Stock outstanding for
   primary computation..............................................      10,013,055(1)
  Issuances of shares of Telecom serial preferred stock as converted
   into shares of ART Common Stock..................................      10,916,807
  Issuances of shares of Telecom common stock as converted into
   shares of ART Common Stock.......................................       8,100,807(2)
  Options and warrants issued and outstanding.......................       2,620,936
                                                                      --------------
  Pro forma weighted average number of shares of Common Stock.......      31,651,605(3)
                                                                      --------------
                                                                      --------------
Pro Forma As Adjusted:
  Pro forma weighted average number of shares of Common Stock.......      31,651,605
  Common Stock issued in connection with the Common Stock Offering
   and the acquisition of the CommcoCCC Assets......................      24,000,000
                                                                      --------------
  Pro forma as adjusted weighted average number of shares of Common
   Stock............................................................      55,651,605(3)
                                                                      --------------
                                                                      --------------

    (1) The  weighted average  number  of shares  of  Common Stock  for  primary
       computation   exclude   all   common   stock   equivalents,   which   are
       anti-dilutive.

    (2) Excludes shares of Telecom common stock owned by ART.

    (3) The Securities and Exchange Commission requires that potentially dilutive instruments issued within one year prior to a proposed initial public offering at exercise prices below the expected initial public offering price be treated as outstanding for the entire period presented. The weighted average number of shares of Common Stock on a pro forma and a pro forma as adjusted basis reflects those potentially dilutive instruments assuming the sale of shares of Common Stock offered in the Common Stock Offering based on an assumed initial public offering price of $9.00 per share. In measuring the dilutive effect, the treasury stock method was used.

(H) General and administrative expense includes a non-recurring, non-cash compensation expense of $802,002 and $6,795,514 for the year ended December 31, 1995 and for the three months ended March 31, 1996, respectively, associated with the release of Escrow Shares in 1995 and the termination of the Escrow Shares arrangement in 1996.

(I) Market development expense for the three months ended March 31, 1996 includes $1,053,000, representing the value ascribed to the Strategic Distribution Agreement in connection with the February 1996 investment in Telecom by Ameritech.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Advanced Radio Technologies Corporation:

    We have audited the accompanying balance sheets of Advanced Radio Technologies Corporation (a development stage company) as of December 31, 1995 and 1994, and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1995 and 1994, for the period from August 23, 1993 (date of inception) to December 31, 1993 and for the cumulative period from August 23, 1993 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Radio Technologies Corporation as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994, and for the period from August 23, 1993 (date of inception) to December 31, 1993, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared on the going concern basis of accounting, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. As described in
Note 1, the Company has a substantial working capital deficit at December 31, 1995, has incurred operating losses since inception and does not expect to generate significant operating revenues until fiscal 1996. The Company estimates that revenues in 1996 will not be sufficient to fund its initial capital requirements, operating expenses and other working capital needs. In addition, as set forth in Notes 5, 7, 8, and 11, the Company has significant financial commitments. The Company's continued funding of its initial capital requirements, operating expenses, working capital needs and contractual commitments is dependent upon its ability to raise additional financing. Management's plans in this regard are discussed in Note 1. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
April 26, 1996, except for Note 2C, Note 5B and the second paragraph of Note 9 as to which the date is June 26, 1996

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                                           1995           1994
                                                                                      --------------  ------------
                                                      ASSETS
Current assets:
  Cash..............................................................................  $        6,069  $      5,133
                                                                                      --------------  ------------
      Total current assets..........................................................           6,069         5,133
Note receivable from Telecom (Note 4)...............................................       5,000,000
Equity investments (Note 5).........................................................         285,000
Deferred financing costs, net.......................................................         457,543
FCC licenses........................................................................           8,913
Property and equipment, net.........................................................           1,723         3,448
Other assets........................................................................          25,376        34,030
                                                                                      --------------  ------------
      Total assets..................................................................  $    5,784,624  $     42,611
                                                                                      --------------  ------------
                                                                                      --------------  ------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..........................................  $      243,952  $     11,689
  Due to Telecom (Note 11)..........................................................         738,680
  Note payable to related party (Note 11)...........................................                        70,000
                                                                                      --------------  ------------
      Total current liabilities.....................................................         982,632        81,689
Equity loss in excess of investment (Note 5)........................................         211,543
Convertible note payable (Note 4)...................................................       4,950,000
                                                                                      --------------  ------------
      Total liabilities.............................................................       6,144,175        81,689
                                                                                      --------------  ------------
Redeemable Preferred Stock, $.01 par value; 1,000 shares authorized; 1 share issued and outstanding at December 31,
 1995 (Note 4)......................................................................          44,930
                                                                                      --------------  ------------
Commitments and contingencies (Notes 1, 5, 7, 8, 11 and 12).........................

Stockholders' deficit (Note 9):
  Common Stock, $.001 par value; 58,900,320 shares authorized; 10,013,055 and
   5,890,032 shares issued and outstanding..........................................          10,013         5,890
  Additional paid-in capital........................................................         988,375        90,246
  Deficit accumulated during the development stage..................................      (1,402,869)     (135,214)
                                                                                      --------------  ------------
      Total stockholders' deficit...................................................        (404,481)      (39,078)
                                                                                      --------------  ------------
        Total liabilities and stockholders' deficit.................................  $    5,784,624  $     42,611
                                                                                      --------------  ------------
                                                                                      --------------  ------------

    The accompanying notes are an integral part of the financial statements.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994,
            FOR THE PERIOD FROM AUGUST 23, 1993 (DATE OF INCEPTION)
               TO DECEMBER 31, 1993 AND CUMULATIVE FOR THE PERIOD
         FROM AUGUST 23, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1995

                                                                                                        CUMULATIVE
                                                                                         PERIOD FROM    FROM AUGUST
                                                                                         AUGUST 23,      23, 1993
                                                                   YEARS ENDED          1993 (DATE OF    (DATE OF
                                                                   DECEMBER 31,         INCEPTION) TO  INCEPTION) TO
                                                            --------------------------  DECEMBER 31,   DECEMBER 31,
                                                                1995          1994          1993           1995
                                                            -------------  -----------  -------------  -------------
Consulting income.........................................  $    --        $   137,489    $  --         $   137,489
                                                            -------------  -----------  -------------  -------------
Expenses:
  General and administrative expenses.....................        204,937      253,453        5,906         464,296
  Depreciation and amortization...........................         10,378        8,281          688          19,347
  Interest expense, net (Note 11).........................         38,455        4,375                       42,830
                                                            -------------  -----------  -------------  -------------
      Total expenses......................................        253,770      266,109        6,594         526,473
Equity loss on investment in Telecom (Note 5).............      1,013,885                                 1,013,885
                                                            -------------  -----------  -------------  -------------
      Net loss............................................  $   1,267,655  $   128,620    $   6,594     $ 1,402,869
                                                            -------------  -----------  -------------  -------------
                                                            -------------  -----------  -------------  -------------
Pro forma net loss per share (unaudited)..................  $        0.04
                                                            -------------
                                                            -------------
Pro forma weighted average number of shares of Common
 Stock outstanding (unaudited)............................     31,651,605
                                                            -------------
                                                            -------------

    The accompanying notes are an integral part of the financial statements.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994,
            FOR THE PERIOD FROM AUGUST 23, 1993 (DATE OF INCEPTION)
               TO DECEMBER 31, 1993 AND CUMULATIVE FOR THE PERIOD
         FROM AUGUST 23, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1995

                                                                                         DEFICIT
                                                                                       ACCUMULATED
                                                                         ADDITIONAL       DURING
                                                               COMMON      PAID-IN     DEVELOPMENT
                                                                STOCK      CAPITAL        STAGE           TOTAL
                                                              ---------  -----------  --------------  --------------
Net issuance of 2,945,016 shares of Common Stock for cash...  $   2,945  $    58,191                  $       61,136
Net loss....................................................                          $       (6,594)         (6,594)
                                                              ---------  -----------  --------------  --------------
Balance, December 31, 1993..................................      2,945       58,191          (6,594)         54,542
Issuance of 2,945,016 shares of Common Stock for cash.......      2,945       32,055                          35,000
Net loss....................................................                                (128,620)       (128,620)
                                                              ---------  -----------  --------------  --------------
Balance, December 31, 1994..................................      5,890       90,246        (135,214)        (39,078)
Issuance of 73,625 shares of Common Stock to ART West.......         74       24,926                          25,000
Issuance of 4,049,398 shares of Common Stock to existing
 shareholders...............................................      4,049       (4,049)
Conversion of note payable and interest to paid-in
 capital....................................................                  75,250                          75,250
Investment in Telecom as a result of the release of escrow
 shares.....................................................                 802,002                         802,002
Net loss....................................................                              (1,267,655)     (1,267,655)
                                                              ---------  -----------  --------------  --------------
Balance, December 31, 1995..................................  $  10,013  $   988,375  $   (1,402,869) $     (404,481)
                                                              ---------  -----------  --------------  --------------
                                                              ---------  -----------  --------------  --------------

    The accompanying notes are an integral part of the financial statements.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994,
            FOR THE PERIOD FROM AUGUST 23, 1993 (DATE OF INCEPTION)
               TO DECEMBER 31, 1993 AND CUMULATIVE FOR THE PERIOD
         FROM AUGUST 23, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1995

                                                                                            PERIOD FROM     CUMULATIVE
                                                                                            AUGUST 23,     FROM AUGUST
                                                                     YEARS ENDED           1993 (DATE OF  23, 1993 (DATE
                                                                    DECEMBER 31,           INCEPTION) TO  OF INCEPTION)
                                                            -----------------------------  DECEMBER 31,    TO DECEMBER
                                                                 1995           1994           1993          31, 1995
                                                            --------------  -------------  -------------  --------------
Cash flows from operating activities:
  Net loss................................................  $   (1,267,655) $    (128,620)  $    (6,594)  $   (1,402,869)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Non-cash interest expense.............................         110,828                                       110,828
    Depreciation and amortization.........................          10,378          8,281           688           19,347
    Equity loss on investment in Telecom..................       1,013,885                                     1,013,885
  Changes in operating assets and liabilities:
    Accounts payable and accrued liabilities..............          (3,939)        (8,282)       19,971            7,750
                                                            --------------  -------------  -------------  --------------
      Net cash (used in) provided by operating
       activities.........................................        (136,503)      (128,621)       14,065         (251,059)
                                                            --------------  -------------  -------------  --------------
Cash flows from investing activities:
  Additions to property and equipment.....................                         (5,175)                        (5,175)
  Investment in ART West and Telecom......................        (255,340)                                     (255,340)
  Note receivable from Telecom............................      (5,000,000)                                   (5,000,000)
  Acquisition of FCC Licenses.............................         (13,912)                                      (13,912)
  Increase in other assets................................                                      (41,272)         (41,272)
                                                            --------------  -------------  -------------  --------------
      Net cash used in investing activities...............      (5,269,252)        (5,175)      (41,272)      (5,315,699)
                                                            --------------  -------------  -------------  --------------
Cash flows from financing activities:
  Proceeds from issuance of Common Stock..................                         35,000        61,136           96,136
  Proceeds from loan and note payable.....................           8,500         70,000                         78,500
  Proceeds from issuance of Preferred Stock...............          50,000                                        50,000
  Preferred Stock issuance costs..........................          (5,070)                                       (5,070)
  Repayment of loan.......................................          (8,500)                                       (8,500)
  Proceeds from convertible note payable..................       4,950,000                                     4,950,000
  Deferred financing costs................................        (326,919)                                     (326,919)
  Due to Telecom..........................................         738,680                                       738,680
                                                            --------------  -------------  -------------  --------------
      Net cash provided by financing activities...........       5,406,691        105,000        61,136        5,572,827
                                                            --------------  -------------  -------------  --------------
      Net increase (decrease) in cash.....................             936        (28,796)       33,929            6,069
Cash, beginning of period.................................           5,133         33,929
                                                            --------------  -------------  -------------  --------------
Cash, end of period.......................................  $        6,069  $       5,133   $    33,929   $        6,069
                                                            --------------  -------------  -------------  --------------
                                                            --------------  -------------  -------------  --------------
Supplemental cash flow information:
Non-cash investing and financing activities:
  Release of escrow shares and increase in the investment
   in Telecom.............................................  $      802,002                                $      802,002
  Issuance of stock and contribution of licenses to ART
   West...................................................  $       30,000                                $       30,000
  Conversion of note payable and interest to Common
   Stock..................................................  $       75,250                                $       75,250
  Accrued deferred financing costs........................  $      175,000                                $      175,000

    The accompanying notes are an integral part of the financial statements.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS

1.  FORMATION OF THE COMPANY AND BASIS OF PRESENTATION:

THE COMPANY

    Advanced Radio Technologies Corporation ("ART" or the "Company") was organized as a Delaware corporation on August 23, 1993, to provide broadband wireless digital telecommunications services to the domestic telecommunications market. The Company's operations to date include the application for and acquisition of certain 38 GHz licenses granted by the Federal Communications Commission ("FCC") and costs incurred for the deployment of such services.

    During 1995, The Company established a strategic alliance with Extended Communications, Inc. ("Extended") to form the ART West joint venture. ART West was formed on April 4, 1995 to develop and expand the Company's wireless digital telecommunications services in various markets throughout the western United States (see Note 5).

    During 1995, Advanced Radio Telecom Corp. ("Telecom") was organized by the Company and Landover Holdings Corporation ("Landover") with one of its initial objectives to acquire certain 38 GHz licenses in the northeastern United States from EMI Communications, Corp. ("EMI"). Under the terms of a purchase agreement between the Company, Landover, and Telecom dated April 21, 1995, (the "Purchase Agreement") Landover was obligated to purchase $7,000,000 of securities of Telecom. Pursuant to the Purchase Agreement and a stockholders' agreement between the Company, Telecom and their respective shareholders dated May 8, 1995 (the "Stockholders' Agreement"), the Company and Telecom were to merge once approval from the FCC had been granted. (See Note 2).

INITIAL CAPITALIZATION

    The Company was formed on August 23, 1993 by two of its executives (the "Founding Stockholders") by issuing 2,945,016 shares of Common Stock in exchange for $1,136. During November 1993, ART redeemed 1,178,006 shares of Common Stock from the Founding Stockholders and through a private placement issued 1,178,006 shares of Common Stock to High Sky Limited Partnership ("High Sky") in exchange for $60,000. During March 1994, High Sky II Limited Partnership ("High Sky II"), an affiliate of High Sky (collectively referred to as the "High Sky Partnerships") contributed $100,000 to the Company in exchange for 589,003 shares of Common Stock and a $70,000 Promissory Note. In connection with the High Sky II financing, ART issued an additional aggregate of 2,356,013 shares to the Founding Stockholders and High Sky whereby the Founding Stockholders and the High Sky Partnerships would each own a 50% interest in ART. Additionally, during 1994, one of the Founding Stockholders contributed an additional $5,000 for which contribution there were no shares issued.

    Pursuant to an agreement dated March 1, 1995, High Sky II agreed to assign the $70,000 Promissory Note, plus accrued interest, to the Founding Stockholders in exchange for two new promissory notes executed by the Founding Stockholders. Concurrent with the exchange of the promissory notes, the Founding Stockholders contributed the $70,000 Promissory Note plus accrued interest of $5,250 to the Company, for which contribution there were no additional shares issued.

BASIS OF PRESENTATION

    The financial statements have been prepared on the going concern basis of accounting, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has a substantial working capital deficit, has incurred operating losses since inception and does not expect to recognize significant operating revenues until the commencement of its commercial services, which is anticipated to occur in fiscal 1996. The Company estimates that revenues in 1996 will not be sufficient to fund its initial operating expenses and other working capital needs, including

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

1.  FORMATION OF THE COMPANY AND BASIS OF PRESENTATION, CONTINUED:
consulting, service and purchase commitments set forth in Notes 5, 7, 8 and 11. The Company's continued funding of its initial operating expenses, working capital needs and contractual commitments is dependent upon its ability to raise additional financing. The Company and Telecom have engaged various investment bankers to assist them in raising financing through a public equity and debt offering. There can be no assurance that the Company and Telecom will be successful in their effort to raise additional financing through these offerings or, if available, that the Company and Telecom will be able to obtain it on acceptable terms. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.  PURCHASE AGREEMENT:

A -- INITIAL CAPITALIZATION OF TELECOM

    Pursuant to the Purchase Agreement, as its initial capitalization, an aggregate of 8,580,000 shares of Class B and Class A common stock were issued by Telecom to Landover and consultants to Landover, respectively, for an aggregate cash consideration of $1,020. Such shares of Class B and Class A common stock represented 64% and 2%, respectively, of the total number shares of capital stock of Telecom then outstanding. Concurrently, the Company received 4,420,000 shares of Class A common stock, representing 34% of the total number of shares of capital stock of Telecom then outstanding in exchange for $340. All of the above references to shares of common stock of Telecom have been adjusted to reflect a 13 for 1 stock split which occurred in February 1996, but are prior to the issuance of anti-dilutive shares described below.

    Under the Purchase Agreement, Landover agreed to invest or cause to be invested $7,000,000 in ART, Telecom and their affiliates (the "Landover Funding Commitment"). In consideration for this $7,000,000 investment, Telecom agreed to issue preferred stock, the number of shares of which would be designated by Landover. Under the anti-dilution provisions of the Class A common stock, in respect of each such preferred stock issuance, Telecom agreed to issue, for no consideration, additional shares of Class A common stock in number necessary to maintain the 36% ownership interest in Telecom of the holders of Class A common stock.

    Under the Purchase Agreement, the individual shareholders of the Company were required to place 5,153,778 shares of Common Stock in the Company in escrow (the "Escrow Shares") to be released upon the completion of the then pending EMI Asset acquisition (see Note 8), Telecom's attainment of specific operating income levels for the years 1997 through 1999 and the acquisition of interests in a specified number of FCC license authorizations by April 30, 2000. As a result of the consummation of the EMI Asset acquisition, in November 1995, 1,873,030 of the Escrow Shares of ART were released. The fair value of the Escrow Shares released in 1995, amounting to $802,002, has been accounted for as an equity investment in Telecom, the effect of which has been recognized as additional paid-in capital in the Company. Pursuant to the February 2, 1996 Reorganization, the Escrow Shares arrangement was terminated and all of the remaining Escrow Shares were released to the stockholders of the Company. The fair value of the remaining Escrow Shares released, in the amount of approximately $6.8 million, will be accounted for in the same manner during 1996.

B -- MERGER

    Under the terms of the Purchase Agreement, the Company and Telecom intend to operate both companies as a single enterprise and are committed to merge if and when permitted by the FCC.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

2.  PURCHASE AGREEMENT, CONTINUED:
Concurrent with the Purchase Agreement, the Company and Telecom entered into an exclusive 20-year services agreement (the "Services Agreement") for the construction, development and operation of systems in the Company's markets (see
Note 6).

    On February 2, 1996, the Company, Telecom and their respective shareholders agreed to an amendment and restatement of the Stockholders' Agreement providing for (i) termination effective on the closing of a public share offering, (ii) amendment and restatement of the Certificate of Incorporation and reorganization of the capital structure of Telecom; (iii) the exchange of the Advent Notes and one share of ART Series A Redeemable Preferred Stock for shares of Series E preferred stock of Telecom (see Note 4); (iv) revision of provisions for election of directors; (v) amendment and restatement of ART's registration rights agreements; (vi) release of shares escrowed in connection with the original Stockholders' Agreement; and (vii) approval of a definitive agreement to merge the Company and Telecom (the "Reorganization").

C -- AMENDED MERGER

    The definitive merger agreement, as entered into on February 2, 1996 and subsequently restated and amended on June 26, 1996, (the "Merger Agreement") provides for the merger of a newly-formed wholly owned subsidiary of the Company ("Merger Sub") into Telecom (the "Merger") subject to certain conditions, including the receipt of FCC approval. Prior to the Merger, each outstanding share of Telecom's serial preferred stock will be converted into 13 shares of Telecom's common stock. In the Merger, each outstanding share of common stock of Telecom will be exchanged for the right to receive an equal number of shares of Common Stock of the Company. As a result, Telecom will become a wholly owned subsidiary of the Company. The Merger Agreement provides that if the Merger is not consummated by May 13, 1997, the shares of Telecom's common stock owned by the Company will be surrendered to Telecom, and the Services Agreements is to be revised to, among other revisions, extend the term to 40 years and provide for a proportionate participation by the Company's stockholders in any dividends paid by Telecom or the proceeds from any sale of Telecom. The Merger Agreement also provides for the assignment of Telecom's interests in all of its agreements, including the various services agreements, employment agreements, equipment purchase agreements and purchase option agreements, to the Company. Further, upon the Merger, the holders of warrants to purchase an aggregate of 2,302,136 shares of Telecom common stock will be entitled to purchase an equivalent number of shares of Common Stock on the same terms. Employee stock options to purchase 1,664,732 shares of Telecom's common stock will be converted into similar stock options of the Company.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DEVELOPMENT STAGE ENTERPRISE

    The Company is a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." The financial statements have been prepared on the going concern basis of accounting.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of three years.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
INVESTMENTS

    The Company accounts for its 50% interest in the ART West joint venture and its 34% interest in Telecom under the equity method.

FCC LICENSES

    The Company has obtained radio spectrum rights under FCC issued authorizations and licenses throughout the United States by petitioning the FCC directly and through the purchase of such rights held by others. Such licenses are issued for an initial term of six years and are renewable subject to review by the FCC. The costs associated with the acquisition of such licenses are capitalized and amortized on a straight-line basis over a 40-year period beginning upon commencement of operations in the related market. The 40-year period is based upon management's license renewal expectations.

RECOVERABILITY OF LONG-LIVED ASSETS

    The recoverability of property and equipment and capitalized FCC authorizations and licenses is dependent upon the successful development of systems in each of the respective markets, or through sale of such assets. Management estimates that it will recover the carrying amount of those costs from cash flow generated by the systems once they have been developed. However, it is reasonably possible that such estimate will change as a result of the failure to develop the FCC authorizations on a timely basis, or technological, regulatory or other changes.

    The Company's policy is to assess annually any impairment in value based upon a comparison of projected operating cash flows from each market over its expected period of operation, on an undiscounted basis, to the carrying amount of the property and equipment, licenses and other capitalized costs related to the market.

FINANCING COSTS

    Direct costs associated with obtaining debt financing are deferred and charged to interest expense using the effective interest rate method over the term of the debt. Direct costs associated with obtaining equity financing are deferred and charged to additional paid-in capital as the related funds are raised. Deferred costs associated with unsuccessful financings are charged to expense.

    Accumulated amortization of deferred financing costs totaled $44,376 at December 31, 1995.

REVENUE RECOGNITION

    Revenue from telecommunications services are recognized ratably over the period such services are provided.

    During 1994, the Company recognized income from consulting fees associated with the application of FCC licenses on behalf of third parties, including consulting fees of approximately $80,000 from Extended.

INCOME TAXES

    The Company accounts for income taxes under the liability method of accounting. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities at enacted tax rates in effect in the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
NET LOSS PER SHARE

    Historical net loss per share is computed based on the loss for the period divided by the weighted average number of shares of Common Stock outstanding during the period. Historical net loss per share and the weighted average number of shares of Common Stock outstanding are as follows:

                                                                                       FOR THE PERIOD
                                                           FOR THE YEARS ENDED        FROM AUGUST 23,
                                                              DECEMBER 31,             1993 (DATE OF
                                                      -----------------------------    INCEPTION) TO
                                                           1995           1994       DECEMBER 31, 1993
                                                      --------------  -------------  ------------------
Net loss per share..................................  $         0.13  $        0.01    $     --
                                                      --------------  -------------  ------------------
                                                      --------------  -------------  ------------------
Weighted average number shares of Common Stock
 outstanding........................................      10,013,055      9,178,633         5,006,527
                                                      --------------  -------------  ------------------
                                                      --------------  -------------  ------------------

    The Securities and Exchange Commission requires that potentially dilutive instruments issued within one year prior to a proposed initial public offering at exercise prices below the expected initial public offering price be treated as outstanding for all periods presented. Accordingly, an additional 21,638,550 shares are reflected in the weighted average number of shares of Common Stock outstanding in computing the unaudited pro forma net loss per share for the year ended December 31, 1995.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.  NOTE RECEIVABLE FROM TELECOM AND CONVERTIBLE NOTES PAYABLE TO ADVENT:
    The Company, Telecom and several entities affiliated with Advent International Corp. (collectively, "Advent"), entered into a securities purchase agreement (the "Advent Purchase Agreement") dated November 13, 1995 under which Advent agreed to acquire a 10% interest in the combined entities of the Company, Telecom and certain specified affiliates. Pending the merger of these entities (see Note 2), the Company issued promissory notes (the "Advent Notes") with an aggregate principal amount of $4,950,000 and one share of the Company's Series A Redeemable Preferred Stock in exchange for $5,000,000 in cash.

    The Advent Notes carried interest at a rate of 10% per annum and were payable on demand at any time on or after May 13, 1997. The Advent Notes were collateralized by certain assets of the Company and Telecom. The Advent Notes were convertible into that number of shares of preferred stock which represented in the aggregate at least 10% of the fully diluted capital stock of the combined entities described above, as defined in the Advent Purchase Agreement. The Advent Notes were convertible either (i) immediately prior to an initial public offering with aggregate gross proceeds of at least $10,000,000 or (ii) at Advent's election.

    At December 31, 1995, the Company accrued interest expense of $66,542 on the
Advent   Notes,  which  has  been  included  in  accounts  payable  and  accrued liabilities.

    On November 13, 1995, the gross proceeds of $5,000,000 received by the Company from Advent were transferred to Telecom in exchange for a note with terms equivalent to the terms of the Advent Notes. On February 2, 1996, the Company, Telecom and Advent entered into an exchange agreement

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

4.  NOTE RECEIVABLE FROM TELECOM AND CONVERTIBLE NOTES PAYABLE TO
ADVENT, CONTINUED:
under which the Advent Notes, including accrued interest, and the one share of ART Series A Redeemable Preferred Stock held by Advent were exchanged for 232,826 shares of Series E preferred stock of Telecom, and the note was canceled. As a result, the Advent Notes were canceled and Telecom became the owner of the one share of the ART Series A Redeemable Preferred Stock.

5.  EQUITY INVESTMENTS:

A -- INVESTMENT IN ART WEST JOINT VENTURE

    On April 4, 1995, the Company entered into an agreement with Extended to form ART West, a jointly controlled general partnership established to acquire, develop, and operate radio systems using 38 GHz licenses in certain western states of the U.S. The ART West joint venture will continue until December 31, 2055, unless terminated earlier. The Company's initial capital contribution consisted of $255,000 in cash, FCC licenses and related assets with a carrying value of approximately $5,000, and 73,625 shares of Common Stock of ART. Extended's initial capital contribution consisted of $5,000 in cash and FCC licenses. The combined systems are collectively referred to as the ART West Systems. Additionally, Extended received distributions of $250,000 in cash and the 73,625 shares of Common Stock contributed by the Company to ART West. As a result of these contributions and distributions, the Company and Extended share equally in the partnership interests of ART West. The Company recorded its investment in ART West in the amount of $285,000. The excess of the Company's share of the underlying net assets of ART West over the Company's recorded investment will be amortized over the life of the ART West Systems.

    On October 1, 1994, ART entered into an exclusive services agreement with Extended, whereby ART is responsible for the construction, operation and management of Extended's telecommunications systems. The term of the Agreement is for five years. In connection with the formation of ART West, Extended assigned its interest in the services agreement to ART West. Under the terms of the services agreement, ART will incur all costs and expenses related to construction, operation and management of the systems. As compensation, ART will receive all revenues generated by the systems after deducting certain related direct expenses, less 45% which is to be paid to ART West. ART's interest in this service agreement was subsequently assigned to Telecom (Note 6). An officer of ART is also the President and a shareholder of Extended.

B -- ART WEST JOINT VENTURE ACQUISITION AND MANAGEMENT AGREEMENTS

    In June 1996, the Company agreed to acquire Extended's 50% ownership interest in ART West for $6,000,000 in cash upon consummation of public equity and debt offerings with aggregate net proceeds of $125.0 million to the Company and receipt of FCC approval. In addition, the Company entered into a ten-year management agreement which, effective June 1, 1996, replaces the services agreement referred to above with an arrangement whereby the Company agrees to construct, operate and manage the ART West Systems in exchange for a license fee equal to 10% of recurring operating revenues.

C -- INVESTMENT IN TELECOM

    The Company acquired 4,420,000 shares of Class A common stock of Telecom, or 34% of the outstanding and issued shares, for cash of $340 (see Note 2). The Company also recorded $802,002 as an investment in Telecom based upon the fair value of Escrow Shares released in 1995 (see Note 2). The excess of the Company's share of the underlying net assets of Telecom over the Company's recorded investment will be amortized over the estimated useful life of Telecom's FCC licenses.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

5.  EQUITY INVESTMENTS, CONTINUED:
    The Company recognizes its proportionate share of the losses of Telecom in excess of its investment to the extent of its funding and financial commitments. During 1995, the Company recognized its proportionate share of Telecom's loss in the amount of $1,013,885. Summarized financial information for Telecom as of December 31, 1995 and for the period from March 28, 1995 (date of inception) to December 31, 1995 is as follows:

                                                                                          DECEMBER 31,
                                                                                              1995
                                                                                         ---------------
Total current assets...................................................................   $   1,418,590
Property and equipment, net............................................................       3,579,838
FCC licenses...........................................................................       4,226,821
Other assets...........................................................................         605,366
                                                                                         ---------------
  Total assets.........................................................................   $   9,830,615
                                                                                         ---------------
                                                                                         ---------------
Total current liabilities..............................................................   $   3,450,537
Note payable to EMI....................................................................       1,500,000
Note payable to ART....................................................................       5,000,000
Total stockholders' deficit............................................................        (119,922)
                                                                                         ---------------
  Total liabilities and stockholders' deficit..........................................   $   9,830,615
                                                                                         ---------------
                                                                                         ---------------


                                                                                         MARCH 28, 1995
                                                                                            (DATE OF
                                                                                          INCEPTION) TO
                                                                                          DECEMBER 31,
                                                                                              1995
                                                                                         ---------------
Operating revenue......................................................................   $       5,793
Expenses...............................................................................       2,986,866
                                                                                         ---------------
Net loss...............................................................................   $   2,981,073
                                                                                         ---------------
                                                                                         ---------------

6.  TELECOM SERVICES AGREEMENT:
    The Company entered into an exclusive Services Agreement with Telecom, for the construction, operation and management of the FCC licenses and related telecommunications systems that are owned by ART or for which ART has existing services agreements. Under the Services Agreement, Telecom will incur all costs and expenses related to construction, operation and management of the systems. As compensation, Telecom will receive all revenues generated by the systems after deducting certain related direct expenses, less 25% which is to be paid to the Company. The Services Agreement is for a period of 20 years.

    Through this Services Agreement, the Company has assigned its interests in other similar services agreements with ART West (see Note 5) and DCT (see Note
7). There have been no services provided through December 31, 1995 on any of the services agreements.

7.  DCT AGREEMENTS:

SYSTEM PURCHASE AGREEMENT

    On September 1, 1994, the Company entered into an agreement with DCT Communications, Inc. ("DCT"), in which the Company obtained the option to purchase certain FCC licenses (the "Systems") from DCT for $500,000 and shares of ART Common Stock that represent 5% of its fully diluted equity as of the date of transfer. The option is exercisable at any time after December 31, 1995 and up to the date

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

7.  DCT AGREEMENTS, CONTINUED:
that is three years after the FCC issues DCT's first license. At any time after December 31, 1995, DCT may require that the Company purchase the Systems for $50,000, plus reimbursement of certain costs defined in the agreement.

SERVICES AGREEMENT

    On September 1, 1994, the Company entered into an exclusive services agreement with DCT whereby the Company is responsible for the construction, operation and management of DCT's Systems. The term of the Agreement is for five years. Under the terms of the services agreement, the Company will incur all costs and expenses related to construction, operation and management of the systems. As compensation, the Company will receive all revenues generated by the systems after deducting certain related direct expenses, less 45% which is to be paid to DCT.

CONSULTING AND LOAN AGREEMENT

    On March 13, 1995, the Company entered into a consulting and loan agreement (the "Consulting and Loan Agreement"). Under the terms of the Consulting and Loan Agreement, DCT agreed to loan the Company $8,500, bearing interest at 9% per annum. The loan, including interest of $431, was due and paid on August 31, 1995.

DCT PRELIMINARY AGREEMENT

    On April 25, 1996, the Company and Telecom entered into a preliminary agreement with DCT to acquire DCT's interest in certain FCC authorizations and licenses in exchange for $3.6 million in cash, subject to the completion of a definitive purchase agreement and services agreement. The definitive purchase agreement will supersede and replace all other existing agreements between DCT and the Company. The definitive purchase agreement must be signed by June 28, 1996 and the closing of the transaction is subject to FCC approval.

8.  COMMITMENTS:

ACQUISITION OF ASSETS OF EMI

    On April 4, 1995, the Company entered into a purchase option agreement with EMI to acquire EMI's interest in certain 38 GHz radio spectrum licenses and related assets in the northeastern United States (the "EMI Assets") in exchange for $3,000,000 in cash and a three year non-negotiable promissory note in the amount of $1,500,000. Pursuant to the Purchase Agreement (see Note 1), in November, 1995, the Company assigned its rights and obligations under the purchase option agreement to Telecom. The FCC subsequently approved the transfer of the EMI licenses and Telecom directly acquired the EMI Assets in November 1995. The Company has also issued a guarantee to EMI of the obligations of Telecom under the promissory note.

TELECOM ONE OPTION

    On May 25, 1995, the Company entered into an agreement with TeleCom One Incorporated ("TeleCom One") whereby the Company agreed to assist TeleCom One in its applications for certain FCC licenses (the "TeleCom One Agreement"). Under the terms of the TeleCom One Agreement, in exchange for its services, the Company acquired options to purchase a 49% interest in each of the FCC licenses obtained by TeleCom One at a purchase price of $.0133 per person covered by the geographic license area. The term of the TeleCom One Agreement is five years. The Company has not exercised any of its options.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

8.  COMMITMENTS, CONTINUED:
EMPLOYMENT AND CONSULTING AGREEMENTS

    On May 8, 1995, the Company and Telecom jointly entered into consulting agreements with two executive officers of the Company and Telecom, effective as of January 1, 1995 and continuing for a term of three years, with minimum payments aggregating approximately $170,000 annually. The costs associated with these contracts have been recorded by Telecom and no amounts have been charged to the Company.

    On December 16, 1995, one of the executive officers of the Company and Telecom, previously a party to one of the consulting agreements described above, entered into a full-time employment agreement. The employment agreement is for a three-year term with an annual salary of $250,000 in the first year, $275,000 in the second year and $300,000 in the third year. In addition, the agreement provides for a cash bonus of up to $100,000 for each year based upon achievement of specific performance objectives. The costs associated with this contract have been recorded by Telecom and no amounts have been charged to the Company.

    On July 11, 1995, the Company and Telecom entered into an employment agreement, as amended January 8, 1996, with an officer of the Company and Telecom. The term of the agreement is three years at an annual salary of $160,000 in the first year, $200,000 in the second year and $240,000 in the third year. Options to purchase shares of Telecom common stock were awarded to this officer equivalent to 2.5% of the outstanding capital stock of Telecom. The agreement also provides for an engagement bonus of $17,000 upon execution of the agreement and a cash bonus of up to $100,000 for each year based upon achievement of specific performance objectives. The costs associated with this contract have been recorded by Telecom and no amounts have been charged to the Company.

    The Company and Telecom have also entered into employment agreements with other executives that provide for annual base salaries and cash bonuses based on achievement of specific performance goals. These contracts may be terminated at any time by management.

FINANCING AGREEMENT

    During 1994, the Company entered into an agreement with Southeast Research Partners ("SERP"), a subsidiary of Josephthal, Lyons & Ross, a Florida broker dealer, to procure additional financing for the Company in exchange for cash and options to purchase capital stock of the Company. Pursuant to a letter agreement dated July 12, 1995, the Company and Telecom paid SERP $245,000 and the shareholders of the Company granted SERP options to purchase 313,612 shares of the Company's Common Stock directly from the Founding Stockholders for an aggregate consideration of $210,000.

    As of December 31, 1995, the Company and Telecom have accounted for the fee of $245,000 as part of the financing provided by Landover and, accordingly, $175,000 has been recorded as deferred financing costs related to the issuance of the Advent Notes (See Note 4) and the balance of $70,000 has been recognized as an offset against the proceeds from the issuance of the serial preferred stock of Telecom.

9.  COMMON STOCK:
    On April 5, 1994, the Board of Directors authorized a 5 for 1 stock split. Subsequently, on April 5, 1995, the Board of Directors authorized a 1 for 5 reverse stock split and simultaneously issued an additional 4,049,398 shares of Common Stock.

    On May 30, 1996, the Board of Directors authorized a 29,450.16 for 1 stock split, increased the number of authorized shares of Preferred Stock and Common Stock to 10,000,000 and 100,000,000,

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

9.  COMMON STOCK, CONTINUED:
respectively, and changed the par value per share from $.01 to $.001. All references to the number of shares and per share amounts of the Company's Common Stock in the accompanying financial statements have been restated to reflect the five for one stock split, the one for five reverse stock split and the 29,450.16 for 1 stock split, unless otherwise indicated. All par value amounts have been restated to reflect the change in par value to $.001 per share.

10. INCOME TAXES:
    As of December 31, 1995 and 1994, the Company has net operating loss carry-forwards for income tax purposes of approximately $390,000 and $134,000, respectively, which will expire between 2008 and 2010. Deferred tax assets of approximately $130,000 and $46,000 at December 31, 1995 and 1994, respectively, principally comprised of such net operating tax loss carry-forwards, have been offset in full by a valuation allowance.

11. RELATED PARTY TRANSACTIONS:
    On May 8, 1995, the Company and Telecom entered into a consulting agreement with Landover as a strategic and financial consultant. Telecom paid Landover $70,000 for services under this agreement during 1995. The consulting agreement was terminated on November 13, 1995.

    On November 13, 1995, the Company and Telecom entered into a management consulting agreement with Landover to provide strategic planning, corporate development and general management. Under the agreement, the Company and Telecom will pay Landover $35,000 per month for an initial one year term, renewable by the Company and Telecom for two additional one year terms. The aggregate expense recognized by Telecom under this agreement during 1995 amounted to $70,000. These expenses have been recorded by Telecom and no portion of such costs have been charged to the Company. The agreement also provides that in the event Landover arranges financing, acquisitions or certain other transactions for the Company and Telecom, Landover will be paid a fee in accordance with industry standards.

    Pursuant to the Purchase Agreement, the Company and Telecom paid Landover $391,750 for expenses in connection with the Landover Funding Commitment, of which $250,000 has been capitalized as deferred financing costs by the Company and the balance of $141,750 has been charged to paid-in capital of Telecom.

    Telecom has funded certain expenses and investments of the Company, including the Company's investment in ART West and payments of financing and other operating costs. The amounts funded by Telecom to date totaling $805,803, offset by accrued interest income of $67,123 related to the note receivable from Telecom (see Note 4) have been included in the amount due to Telecom.

    In 1994, the Company shared office space with a law firm in which a principal of the law firm was also one of the Founding Stockholders. The Company paid rent in the amount of $6,353 to the law firm for the use of their office space. The law firm also regularly provides legal services to the Company. During 1995 and 1994, the Company incurred fees of $34,770 and $74,550, respectively, for such services.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

12. FAIR VALUES OF FINANCIAL INSTRUMENTS
    The carrying amounts and fair values of the Company's financial instruments at December 31 were as follows:

                                                                          1995                      1994
                                                              ----------------------------  --------------------
                                                                CARRYING                    CARRYING     FAIR
                                                                 AMOUNT       FAIR VALUE     AMOUNT      VALUE
                                                              -------------  -------------  ---------  ---------
Note receivable from Telecom................................  $   5,000,000  $   5,000,000     --         --
Notes payable...............................................      4,950,000      4,950,000  $  70,000  $  70,000

    Note receivable from Telecom: The carrying amounts reported in the balance sheet are a reasonable estimate of fair values.

    Notes   payable:  The  carrying  amounts   reported  in  the  balance  sheet
approximate fair values based upon interest rates that are currently available to the Company for issuance of similar debt with similar terms and maturities.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                   UNAUDITED INTERIM CONDENSED BALANCE SHEETS
                         AS OF MARCH 31, 1996 AND 1995

                                                                                           1996           1995
                                                                                      --------------  ------------
                                                      ASSETS
Current assets:
  Cash..............................................................................  $        5,970  $        255
                                                                                      --------------  ------------
      Total current assets..........................................................           5,970           255
Equity investments..................................................................       3,242,401
FCC licenses........................................................................           8,913
Property and equipment, net.........................................................           1,292         3,448
Other assets........................................................................          23,212        34,030
                                                                                      --------------  ------------
      Total assets..................................................................  $    3,281,788  $     37,733
                                                                                      --------------  ------------
                                                                                      --------------  ------------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities..........................................  $        2,500  $      4,230
  Due to Telecom....................................................................         498,100
  Notes payable.....................................................................                       114,334
                                                                                      --------------  ------------
      Total current liabilities.....................................................         500,600       118,564
Redeemable Preferred Stock, $.01 par value; 1,000 shares authorized; 1 share issued
 and outstanding at March 31, 1996..................................................          44,930
                                                                                      --------------  ------------
Commitments and contingencies

Stockholders' equity (deficit):
  Common Stock, $.001 par value; 58,900,320 shares authorized; 10,013,055 and
   5,890,032 shares issued and outstanding..........................................          10,013         5,890
  Additional paid-in capital........................................................       7,783,889        90,246
  Deficit accumulated during the development stage..................................      (5,057,644)     (176,967)
                                                                                      --------------  ------------
      Total stockholders' equity (deficit)..........................................       2,736,258       (80,831)
                                                                                      --------------  ------------
        Total liabilities and stockholders' equity (deficit)........................  $    3,281,788  $     37,733
                                                                                      --------------  ------------
                                                                                      --------------  ------------

    The accompanying notes are an integral part of the financial statements.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
              UNAUDITED INTERIM CONDENSED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                                                               1996         1995
                                                                                           -------------  ---------
Expenses:
  General and administrative.............................................................  $      24,939  $  40,878
  Depreciation and amortization..........................................................          2,595
  Interest expense, net..................................................................            671        875
                                                                                           -------------  ---------
      Total expenses.....................................................................         28,205     41,753
Equity loss on investment in Telecom.....................................................      3,626,570
                                                                                           -------------  ---------
      Net loss...........................................................................  $   3,654,775  $  41,753
                                                                                           -------------  ---------
                                                                                           -------------  ---------
Pro forma net loss per share.............................................................  $        0.12
                                                                                           -------------
                                                                                           -------------
Pro forma weighted average number of shares of Common Stock outstanding (unaudited)......     31,651,605
                                                                                           -------------
                                                                                           -------------

    The accompanying notes are an integral part of the financial statements.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
              UNAUDITED INTERIM CONDENSED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                                                                1996          1995
                                                                                           --------------  ----------
Cash flows from operating activities:
  Net loss...............................................................................  $   (3,654,775) $  (41,753)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Non-cash interest expense............................................................          69,347
    Depreciation and amortization........................................................           2,595
    Equity loss on investment in Telecom.................................................       3,626,570
  Changes in operating assets and liabilities:
    Accounts payable and accrued liabilities.............................................         (43,836)     (7,459)
                                                                                           --------------  ----------
      Net cash used in operating activities..............................................             (99)    (49,212)
                                                                                           --------------  ----------
Cash flows from financing activities:
  Proceeds from loan and note payable....................................................                      44,334
                                                                                           --------------  ----------
      Net cash provided by financing activities..........................................        --            44,334
                                                                                           --------------  ----------
      Net decrease in cash...............................................................             (99)     (4,878)
Cash, beginning of period................................................................           6,069       5,133
                                                                                           --------------  ----------
Cash, end of period......................................................................  $        5,970  $      255
                                                                                           --------------  ----------
                                                                                           --------------  ----------

    The accompanying notes are an integral part of the financial statements.

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

1.  FORMATION OF THE COMPANY AND BASIS OF PRESENTATION:

THE COMPANY

    Advanced Radio Technologies Corporation ("ART" or the "Company") was organized as a Delaware corporation on August 23, 1993, to provide broadband wireless digital telecommunications services to the domestic telecommunications market.

BASIS OF PRESENTATION

    The unaudited interim condensed financial statements included herein have been prepared by the Company. The foregoing statements contain all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of the Company's management, necessary to present fairly the financial position of the Company as of March 31, 1996 and 1995, and the results of its operations and its cash flows for the three months ended March 31, 1996 and 1995.

    Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These condensed financial statements should be read in conjunction with the Company's December 31, 1995 audited financial statements and notes thereto.

    The financial statements have  been prepared on the  going concern basis  of accounting, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has limited financial resources, incurred operating losses since inception and does not expect to recognize material operating revenues until the commencement of its commercial services, which is anticipated to occur in fiscal 1996. The Company estimates that revenues in 1996 will not be sufficient to fund its initial operating expenses and other working capital needs, including consulting, service and purchase commitments. The Company's continued funding of its initial operating expenses, working capital needs and contractual commitments is dependent upon its ability to raise additional financing. The Company and Advanced Radio Telecom Corp. ("Telecom") (see Note 2) have engaged various investment bankers to assist them in raising financing through a public equity and debt offering. There can be no assurance that the Company and Telecom will be successful in their effort to raise additional financing through this public offering or, if available, that the Company and Telecom will be able to obtain it on acceptable terms. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.  STOCKHOLDERS' AGREEMENT:
    On February 2, 1996, the Company, Telecom and their respective shareholders agreed to an amendment and restatement of the Stockholders' Agreement providing for (i) termination effective on the closing of a public share offering, (ii) amendment and restatement of the Certificate of Incorporation and reorganization of the capital structure of Telecom; (iii) the exchange of the Advent Notes and one share of ART Series A Redeemable Preferred Stock for shares of Series E preferred stock of Telecom; (iv) revision of provisions for election of directors; (v) amendment and restatement of ART's registration rights agreements; (vi) release of shares escrowed in connection with the original Stockholders' Agreement; and (vii) approval of the definitive merger agreement.

    The definitive merger agreement, as entered into on February 2, 1996 and subsequently restated and amended on June 26, 1996 (the "Merger Agreement"), provides for the merger of a newly-formed wholly owned subsidiary of the Company ("Merger Sub") into Telecom (the "Merger") subject to certain conditions, including the receipt of FCC approval. Prior to the Merger, each outstanding share of

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
      NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS, CONTINUED

2.  STOCKHOLDERS' AGREEMENT: (CONTINUED)
Telecom's serial preferred stock will be converted into 13 shares of Telecom's common stock. In the Merger each outstanding share of common stock of Telecom will be exchanged for the right to receive an equal number of shares of Common Stock of the Company. As a result, Telecom will become a wholly owned subsidiary of the Company. The Merger Agreement provides that if the Merger is not consummated by May 13, 1997, the shares of Telecom's common stock owned by the Company will be surrendered to Telecom and the Services Agreement is to be revised to, among other revisions, extend the term to 40 years and provide for a proportionate participation by the Company's stockholders in any dividends paid by Telecom or the proceeds from any sale of Telecom. The Merger Agreement also provides for the assignment of Telecom's interests in all of its agreements, including the various services agreements, employment agreements, equipment purchase agreements and purchase option agreements, to the Company. Further, upon the Merger, the holders of warrants to purchase an aggregate of 2,302,136 shares of Telecom common stock will be entitled to purchase an equivalent number of shares of Common Stock on the same terms. Employee stock options to purchase 1,664,732 shares of Telecom's common stock will be converted into similar stock options of the Company.

3.  NET LOSS PER SHARE
    Historical net loss per share is computed based on the loss for the period divided by the weighted average number of shares of Common Stock outstanding during the period. Historical net loss per share and the weighted average number of shares of Common Stock outstanding are as follows:

                                                                   FOR THE THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                  ----------------------------
                                                                      1996           1995
                                                                  -------------  -------------
Net loss per share..............................................  $         .37  $    --
                                                                  -------------  -------------
                                                                  -------------  -------------
Weighted average number shares of Common Stock outstanding......     10,013,055     10,013,055
                                                                  -------------  -------------
                                                                  -------------  -------------

    The Securities and Exchange Commission requires that potentially dilutive instruments issued within one year prior to a proposed initial public offering at exercise prices below the expected initial public offering price be treated as outstanding for all periods presented. Accordingly, an additional 21,638,550 shares are reflected in the weighted average number of shares of Common Stock outstanding in computing the unaudited pro forma net loss per share for the three months ended March 31, 1996.

4.  NOTES RECEIVABLE FROM TELECOM AND CONVERTIBLE NOTE PAYABLE TO ADVENT:
    On February 2, 1996, the Company, Telecom and Advent entered into an exchange agreement under which the Advent Notes, including accrued interest, and the one share of ART's Series A Redeemable Preferred Stock held by Advent were exchanged for 232,826 shares of Series E preferred stock of Telecom, and the notes payable by the Company to Advent and by Telecom to the Company were canceled, the related interest forgiven, and Telecom became the owner of the one share of ART Series A Redeemable Preferred Stock.

5.  INVESTMENTS:
    The Company accounts for its 50% interest in the ART West joint venture and its 34% interest in Telecom under the equity method.

    In June 1996, the Company agreed to acquire Extended's 50% ownership interest in ART West for $6 million in cash upon consummation of public equity and debt offerings with aggregate net proceeds of $125 million to the Company and receipt of FCC approval. In addition, the Company entered into a

                    ADVANCED RADIO TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
      NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS, CONTINUED

5.  INVESTMENTS: (CONTINUED)
ten-year management agreement which, effective June 1, 1996, replaced the services agreement with ART West with an arrangement whereby the Company agrees to construct, operate, and manage the ART West systems in exchange for a license fee equal to 10% of recurring operating revenues.

    During 1995, the Company recorded $802,002 as an investment in Telecom based upon the fair value of Escrow Shares released in 1995, the effect of which was recognized as additional paid-in capital in the Company. On February 2, 1996, the Company recorded an additional $6,795,514 based on the fair value of the remaining Escrow Shares released, which was accounted for in the same manner.

    The Company recognizes its proportionate share of the losses of Telecom to the extent of its investment, funding and financial commitments. During 1996, the Company has recognized its proportionate share of the losses of Telecom in the amount of $3,626,570.

6.  COMMCOCCC ASSET ACQUISITION
    During July 1996, the Company entered into an agreement with CommcoCCC, Inc. ("CommcoCCC") to acquire CommcoCCC's interests in certain 38 GHz FCC authorizations (the "CommcoCCC Assets") in exchange for 16.5 million shares of Common Stock. The acquisition of the CommcoCCC Assets is subject to various conditions including (i) minimum population coverage of the authorizations of the Company and CommcoCCC, (ii) receipt of final FCC and other approvals, (iii) receipt by CommcoCCC of an opinion as to the tax-free nature of the transaction
(iv) the accuracy of representations and warranties except for breaches that do not have in the aggregate a material adverse effect, (v) no pending or threatened material litigation, (vi) consummation of public equity and debt offerings on terms reasonably satisfactory to CommcoCCC and (vii) other customary closing conditions. Pending the completion of the acquisition, the Company has agreed to construct, manage and operate the CommcoCCC Assets.

    The Company has given a stockholder ("Commco LLC") of CommcoCCC an option (the "Option") to purchase FCC authorizations in specified market areas in which the Company will have more than one authorization. The Option is exercisable only in the event that the CommcoCCC Acquisition is consummated and Commco LLC receives authorizations pursuant to pending applications covering a minimum specified population and expires nine months after the consummation of the Common Stock Offering. The price of authorizations to be purchased under the Option is based upon a formula that considers the market price of Common Stock on the date of exercise.

    In connection with the agreement to acquire the CommcoCCC Assets, certain stockholders of CommcoCCC loaned the Company $3 million in cash in exchange for notes due September 30, 1996 (the "CommcoCCC Notes") with interest at the prime rate and received three year warrants to purchase 50,000 shares of Common Stock at a price of $15 per share. The CommcoCCC Notes are collateralized by all of the assets of the Company and, if not paid in full when due, the unpaid balance is convertible into Common Stock, at the option of each holder, at stipulated per share prices based upon the timing of exercise.

7.  RELATED PARTY TRANSACTIONS
    Telecom has funded the payment of certain expenses of the Company, including financing costs. The amounts funded by Telecom during the quarter ended March 31, 1996 totaled $175,000. The balance resulting from the funding activities, offset by the net effect of the conversion of the Advent Notes and the cancellation of the note receivable from Telecom (Note 3), is shown as due to Telecom in the accompanying balance sheet.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Advanced Radio Telecom Corp.:

    We  have audited  the accompanying balance  sheet of  Advanced Radio Telecom
Corp. (a development stage company) as of December 31, 1995, and the related statements of operations, stockholders' deficit and cash flows for the period from March 28, 1995 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Radio Telecom Corp. as of December 31, 1995, and the results of its operations and its cash flows for the period from March 28, 1995 (date of inception) to December 31, 1995, in conformity with generally accepted accounting principles.

    The accompanying  financial  statements  have been  prepared  on  the  going concern basis of accounting, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. As described in
Note 1, the Company has a substantial working capital deficit at December 31, 1995, has incurred operating losses since inception and does not expect to generate significant operating revenues until fiscal 1996. The Company estimates that revenues in 1996 will not be sufficient to fund its initial capital requirements, operating expenses and other working capital needs. In addition, as  set  forth  in  Notes  8  and  2,  the  Company  has  significant  financial commitments. The Company's continued funding of its initial capital requirements, operating expenses, working capital needs and contractual commitments is dependent upon its ability to raise additional financing. Management's plans in this regard are discussed in Note 1. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
April 26, 1996, except for Note 2B
as to which the date is June 26, 1996

                          ADVANCED RADIO TELECOM CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                           ASSETS
Current assets:
  Cash and cash equivalents....................................................  $   627,585
  Due from ART (Note 12).......................................................      738,680
  Other current assets.........................................................       52,325
                                                                                 -----------
    Total current assets.......................................................    1,418,590
Property and equipment, net (Note 5)...........................................    3,579,838
FCC licenses (Note 4)..........................................................    4,226,821
Equipment and other deposits (Note 8)..........................................      284,012
Deferred financing costs.......................................................      321,354
                                                                                 -----------
      Total assets.............................................................  $ 9,830,615
                                                                                 -----------
                                                                                 -----------

                           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities (Note 6)............................  $ 3,450,537
                                                                                 -----------
      Total current liabilities................................................    3,450,537
Note payable to ART (Note 7)...................................................    5,000,000
Note payable to EMI (Note 4)...................................................    1,500,000
                                                                                 -----------
      Total liabilities........................................................    9,950,537
                                                                                 -----------
Commitments and contingencies (Notes 1, 8, 12 and 14)
Stockholders' deficit (Note 9):
  Serial preferred stock, $.001 par value, 488,492 shares issued and
   outstanding.................................................................          488
  Class A common stock, $.001 par value, 7,779,135 shares issued and
   outstanding.................................................................        7,779
  Class B common stock, $.001 par value, 7,512,076 shares issued and
   outstanding.................................................................        7,512
  Additional paid-in capital...................................................    2,845,372
  Deficit accumulated during the development stage.............................   (2,981,073)
                                                                                 -----------
      Total stockholders' deficit..............................................     (119,922)
                                                                                 -----------
        Total liabilities and stockholders' deficit............................  $ 9,830,615
                                                                                 -----------
                                                                                 -----------

    The accompanying notes are an integral part of the financial statements.

                          ADVANCED RADIO TELECOM CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF OPERATIONS
             FOR THE PERIOD FROM MARCH 28, 1995 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1995

Operating revenue..............................................................  $    5,793
                                                                                 ----------
Expenses:
  General and administrative expenses (Notes 8, 9 and 10)......................   2,706,336
  Market development expenses..................................................     191,693
  Depreciation and amortization................................................       5,306
  Interest expense, net (Notes 4 and 7)........................................      83,531
                                                                                 ----------
    Total expenses.............................................................   2,986,866
                                                                                 ----------
      Net loss.................................................................  $2,981,073
                                                                                 ----------
                                                                                 ----------

    The accompanying notes are an integral part of the financial statements.

                          ADVANCED RADIO TELECOM CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                       STATEMENT OF STOCKHOLDERS' DEFICIT
             FOR THE PERIOD FROM MARCH 28, 1995 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1995

                                        COMMON STOCK                             PREFERRED STOCK
                                    --------------------  -------------------------------------------------------------
SHARES                               CLASS A    CLASS B    SERIES A     SERIES B     SERIES C     SERIES D      TOTAL
- ----------------------------------  ---------  ---------  -----------  -----------  -----------  -----------  ---------
Issuance of common stock to ART
 for cash.........................  4,420,000
Issuance of common stock to
 Landover and affiliates for
 cash.............................    260,000  8,320,000
Issuance of preferred stock to
 limited partnerships affiliated
 with Landover for cash:
  Series A........................                           332,091                                            332,091
  Series B........................                                         82,318                                82,318
  Series C........................                                                       5,402                    5,402
Issuance of Series D preferred
 stock for cash...................                                                                   61,640      61,640
Shares issued to reflect
 anti-dilution adjustments........  3,099,135                  2,852        4,189                                 7,041
Redemption of common stock from
 Landover.........................              (807,924)
                                    ---------  ---------  -----------  -----------       -----   -----------  ---------
Balance at December 31, 1995......  7,779,135  7,512,076     334,943       86,507        5,402       61,640     488,492
                                    ---------  ---------  -----------  -----------       -----   -----------  ---------
                                    ---------  ---------  -----------  -----------       -----   -----------  ---------

SHARES
- ----------------------------------
Issuance of common stock to ART
 for cash.........................
Issuance of common stock to
 Landover and affiliates for
 cash.............................
Issuance of preferred stock to
 limited partnerships affiliated
 with Landover for cash:
  Series A........................
  Series B........................
  Series C........................
Issuance of Series D preferred
 stock for cash...................
Shares issued to reflect
 anti-dilution adjustments........
Redemption of common stock from
 Landover.........................
Balance at December 31, 1995......

                                                                               PAR VALUE
                                    -----------------------------------------------------------------------------------------------
                                          COMMON STOCK                                   PREFERRED STOCK
                                    ------------------------  ---------------------------------------------------------------------
AMOUNTS                               CLASS A      CLASS B     SERIES A      SERIES B       SERIES C       SERIES D        TOTAL
- ----------------------------------  -----------  -----------  -----------  -------------  -------------  -------------  -----------
Issuance of common stock to ART
 for cash.........................   $   4,420
Issuance of common stock to
 Landover and affiliates for
 cash.............................         260    $   8,320
Issuance of preferred stock to
 limited partnerships affiliated
 with Landover for cash:
  Series A........................                             $     332                                                 $     332
  Series B........................                                           $      82                                          82
  Series C........................                                                          $       5                            5
Issuance of Series D preferred
 stock for cash...................                                                                         $      62            62
Shares issued to reflect
 anti-dilution adjustments........       3,099                         3             4                                           7
Serial preferred stock issuance
 costs............................
Redemption of common stock from
 Landover.........................                     (808)
Investment by ART as a result of
 the release of escrow shares.....
Accrued stock option
 compensation.....................
Net loss..........................
                                                                                                   --
                                    -----------  -----------       -----           ---                           ---         -----
Balance at December 31, 1995......   $   7,779    $   7,512    $     335     $      86      $       5      $      62     $     488
                                                                                                   --
                                                                                                   --
                                    -----------  -----------       -----           ---                           ---         -----
                                    -----------  -----------       -----           ---                           ---         -----


                                    ADDITIONAL
                                      PAID-IN     ACCUMULATED
AMOUNTS                               CAPITAL       DEFICIT        TOTAL
- ----------------------------------  -----------  -------------  -----------
Issuance of common stock to ART
 for cash.........................  $    (4,080)                $       340
Issuance of common stock to
 Landover and affiliates for
 cash.............................       (7,560)                      1,020
Issuance of preferred stock to
 limited partnerships affiliated
 with Landover for cash:
  Series A........................    1,006,268                   1,006,600
  Series B........................      880,618                     880,700
  Series C........................      112,695                     112,700
Issuance of Series D preferred
 stock for cash...................    1,999,938                   2,000,000
Shares issued to reflect
 anti-dilution adjustments........       (3,106)
Serial preferred stock issuance
 costs............................     (229,814)                   (229,814)
Redemption of common stock from
 Landover.........................   (1,999,192)                 (2,000,000)
Investment by ART as a result of
 the release of escrow shares.....      802,002                     802,002
Accrued stock option
 compensation.....................      287,603                     287,603
Net loss..........................                $(2,981,073)   (2,981,073)

                                    -----------  -------------  -----------
Balance at December 31, 1995......  $ 2,845,372   $(2,981,073)  $  (119,922)

                                    -----------  -------------  -----------
                                    -----------  -------------  -----------

    The accompanying notes are an integral part of the financial statements.

                          ADVANCED RADIO TELECOM CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS
             FOR THE PERIOD FROM MARCH 28, 1995 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1995

Cash flows from operating activities:
  Net loss.....................................................................  $(2,981,073)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization..............................................        5,306
    Non-cash compensation expense..............................................    1,089,605
    Changes in operating assets and liabilities:
      Deposits.................................................................       (4,012)
      Accounts payable and accrued liabilities.................................      567,290
      Other current assets.....................................................      (52,325)
                                                                                 -----------
        Net cash used in operating activities..................................   (1,375,209)
                                                                                 -----------
Cash flows from investing activities:
  Acquisition of EMI licenses and property and equipment.......................   (3,023,971)
  Additions to property and equipment..........................................     (621,364)
  Advances to ART..............................................................     (738,680)
  Deposits on equipment........................................................     (280,000)
                                                                                 -----------
        Net cash used in investing activities..................................   (4,664,015)
                                                                                 -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock.......................................        1,360
  Proceeds from issuance of serial preferred stock.............................    4,000,000
  Stock issuance costs.........................................................     (208,814)
  Proceeds from issuance of note payable to ART................................    5,000,000
  Advances from Landover and affiliates........................................      175,000
  Payments on advances from Landover and affiliates............................     (175,000)
  Redemption of common stock...................................................   (2,000,000)
  Additions to deferred financing costs........................................     (125,737)
                                                                                 -----------
        Net cash provided by financing activities..............................    6,666,809
                                                                                 -----------
          Net increase in cash and cash equivalents and balance at end of
           period..............................................................  $   627,585
                                                                                 -----------
                                                                                 -----------
Supplemental cash flow information:
  Non-cash financing and investing activities:
    Additions to property and equipment........................................  $ 2,666,630
    Issuance of promissory note payable to EMI.................................    1,500,000
    Accrued stock issuance costs...............................................       21,000
    Accrued deferred financing costs...........................................      195,617

    The accompanying notes are an integral part of the financial statements.

                              [INSIDE BACK COVER]

                     [MAP OF U.S. DISPLAYING ADVANCED RADIO
                     TELECOM CORP.'S 38 GHz SERVICE AREAS.]

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Prospectus Summary...............................................    3
Risk Factors.....................................................   11
The Company......................................................   24
Use of Proceeds..................................................   25
Dividend Policy..................................................   25
Capitalization...................................................   26
Selected Historical Combined and Pro Forma Financial Data........   27
Management's Discussion and Analysis of Financial Condition and
 Results of Operations...........................................   31
Business.........................................................   37
Management.......................................................   63
Principal Stockholders...........................................   74
Certain Transactions.............................................   76
Description of Units.............................................   81
Description of Notes.............................................   81
Description of Warrants..........................................  110
Description of Capital Stock.....................................  113
Description of Certain Indebtedness..............................  115
Certain Federal Income Tax Considerations........................  117
Underwriting.....................................................  120
Legal Matters....................................................  121
Experts..........................................................  121
Available Information............................................  121
Glossary.........................................................  122
Index to Financial Statements....................................  F-1

                            ------------------------

    UNTIL        , 1996 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE UNITS, NOTES OR WARRANTS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $175,000,000
                                 GROSS PROCEEDS

                                     [LOGO]

                          ADVANCED RADIO TELECOM CORP.

                                 UNITS CONSISTING OF
                             SENIOR DISCOUNT NOTES
                                  DUE 2006 AND
                              WARRANTS TO PURCHASE
                             SHARES OF COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.

                             MONTGOMERY SECURITIES

                               SMITH BARNEY INC.

                                        , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, not including the Representative's non-accountable expense allowance. Except for the SEC registration fee and the NASD filing fee, all of the amounts in the table below are estimated.


Securities and Exchange Commission registration fee................  $   60,345
NASD filing fee....................................................      18,500
Accounting fees and expenses.......................................     590,000
Printing...........................................................     462,500
Blue Sky fees and expenses (including counsel fees)................      20,000
Legal fees and expenses............................................     800,000
Warrant Agent fees and expenses....................................       2,500
Trustee fees and expenses (included counsel fees)..................      20,000
Miscellaneous expenses.............................................     100,000
                                                                     ----------
TOTAL (estimated)..................................................  $2,073,845
                                                                     ----------
                                                                     ----------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party be reason of such position. If such person shall have acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Reference is made to Article Ninth of the Certificate of Incorporation of the Registrant, Section 6.4 of the By-laws and each of the Indemnification Agreements filed as Exhibits 10-5, 10-6, 10-7 and 10-8, respectively, to this Registration Statement for information regarding indemnification of directors and officers under certain circumstances.

    The Registrant has agreed to indemnify the Underwriters and their controlling persons, and the Underwriters have agreed to indemnify the Registrant and its controlling persons, against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the Purchase Agreement filed as part of Exhibit 1-1 hereto.

    For  information  regarding  the  Registrant's  undertaking  to  submit   to
adjudication the issue of indemnification for violation of the Act, see Item 17 hereof.

    The Registrant's Certificate of Incorporation provides that every director, officer or agent of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he or she may sustain or incur in or about the execution of the duties of his or her office or otherwise in relation thereto, including any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted, and no director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his or her office or in relation thereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    TELECOM CLASS A AND B COMMON STOCK PRIVATE PLACEMENT

    In April 1995, the Company and Landover Holdings Corporation ("LHC") subscribed 340,000 shares of Telecom Class A common stock and 640,000 shares of Telecom Class B common stock, respectively, for $0.001 per share, which, after giving effect to anti-dilution adjustments and the February 1996 Reorganization, currently are equivalent upon conversion prior to the Offerings to 10,013,055 shares and 7,512,076 shares, respectively, of Common Stock. In addition, Hedgerow Corporation of Maine ("Hedgerow") and Toro Financial Corp. ("Toro") subscribed 15,000 shares and 5,000 shares, respectively, of Telecom Class A common stock at the price of $0.001 per share, which, after giving effect to anti-dilution adjustments and the February 1996 Reorganization currently are equivalent upon conversion prior to the Offerings to 441,753 shares and 147,251 shares of the Common Stock, respectively. The securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Act. The recipients made certain representations as to the nature of their investments and had adequacy of access to information about the Registrant.

    PREFERRED STOCK PRIVATE PLACEMENTS

    Between May 8, 1995 and November 13, 1995, the LHC Stock was diluted by purchases of series of Telecom preferred stock by E2-2, E2, E1 Holdings L.P. ("E1") and E2-3 Holdings, L.P. ("E2-3" and collectively with E1, E2 and E2-2, the "Landover Partnerships"), each a limited partnership whose general partner is controlled by LHC, in separate private placements. E2-2, which committed to purchase up to $3,500,000 of Telecom preferred stock matching other investors under the LHC Purchase Agreement, purchased 405,880 shares of Telecom Series A preferred stock (which converts into 5,276,440 shares of Common Stock upon completion of this offering) for an aggregate of $946,600, and LHC purchased 35,873 shares of such Telecom Series A preferred stock from E2-2 for $1,050,000 pursuant to an option. E2 purchased an aggregate of 105,823 shares of Telecom Series B preferred stock (which converts into 1,375,699 shares of Common Stock upon completion of this offering) for an aggregate of $842,400. E1 purchased 13,797 shares of Telecom Series A preferred stock (which converts into 179,361 shares of Common Stock upon completion of this offering) for an aggregate of $60,000 and 8,856 shares of Telecom Series B preferred stock (which converts into 115,128 shares of Common Stock upon completion of this offering) for an aggregate of $38,300. E2-3 purchased an aggregate of 7,363 shares of Telecom Series C preferred stock (which converts into 95,719 shares of Common Stock upon completion of this offering) for an aggregate of $112,700. All of the Landover Partnerships will liquidate upon completion of this offering. The securities issued in each of the foregoing transactions were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

    On November 9, 1995, Telecom sold 61,640 shares of Telecom Series D preferred stock (which convert into 801,320 shares of Common Stock upon completion of this offering) for $2,000,000 in a private placement. Telecom simultaneously redeemed 807,924 shares of Telecom common stock from LHC for $2,000,000. In connection with the February 1996 Reorganization described below, LHC granted to the holders of Telecom Series D preferred stock a contingent option to purchase 400,634 shares of Telecom common stock at a nominal price
(the "Series D/LHC Option"), which option expires upon completion of this offering.

    On November 13, 1995, Global Private Equity II, L.P., Advent Partners Limited Partnership and Advent International Investors II L.P. each a limited partnership controlled by Advent International Corporation, (collectively, "Advent") purchased for an aggregate of $5,000,000, (i) one share of ART's Series A Redeemable Preferred Stock for a purchase price of $50,000 and (ii) the Company's 10% Secured Convertible Demand Promissory Notes in the aggregate principal amount of $4,950,000. In connection with the February 1996 Reorganization, Advent exchanged such Preferred Stock and Note for 232,826 shares of Telecom Series E preferred stock (which converts into 3,026,738 shares of Common Stock upon completion of this offering), $0.001 par value per share. The securities issued in each of the foregoing transactions were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act. Advent made certain representations as to the nature of its investment and had adequate access to information about the Registrant.

    On February 2, 1996, Ameritech Development Corp. ("Ameritech") purchased for an aggregate of $2,500,000 48,893 shares of Telecom Series F preferred stock, par value $0.001 per share, (the "Ameritech Financing") convertible into 635,609 shares of Common Stock upon completion of this offering. In addition, Telecom entered into the Ameritech Strategic Distribution Agreement and in connection therewith granted to Ameritech a ten-year warrant to purchase 877,136 shares of Telecom common stock exercisable at a price of $.01 per share (the "Ameritech Warrant"). The securities issued in each of the foregoing transactions were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act. Ameritech made certain representations as to the nature of its investment and had adequate access to information about the Registrant.

    BRIDGE NOTES

    On March 8, 1996, Telecom issued in a private placement $5,000,000 principal amount of two year, 10% unsecured notes (the "Bridge Notes") and five-year warrants to purchase up to an aggregate of 1,100,000 shares of Telecom common stock at a price of $6.25 per share (the "Bridge Warrants") to investors including: (i) affiliates of J.C. Demetree, Jr. and Mark Demetree, directors of the Company; (ii) the Advent Partnerships; and (iii) Ameritech, who invested $700,000, $725,000 and $750,000 in the Bridge Notes and Bridge Warrants, respectively.

    EQUIPMENT FINANCING

    On April 1, 1996, CRA, Inc. ("CRA") entered into a secured equipment financing with Telecom (the "Equipment Financing") for the purchase from P-Com of 38 GHz radio equipment. To evidence its obligations and the Equipment Financing, Telecom issued in favor of CRA a $2,445,000 promissory note, payable in 24 monthly installments of $92,694 with a final payment equal to $642,305 due April 1, 1998. The securities issued in the foregoing transaction were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

    COMMCOCCC ACQUISITION

    On July 3, 1996, the Company entered into the CommcoCCC Agreement to acquire 129 38 GHz wireless broadband authorizations from CommcoCCC, Inc. in exchange for 16,500,000 shares of Common Stock. The stockholders of CommcoCCC simultaneously loaned $3.0 million on a secured, subordinated basis bearing interest at the prime rate and payable on September 30, 1996 and issued three-year warrants to acquire 50,000 shares of Common Stock at $15 per share. The securities to be issued in the foregoing transaction will be offered and sold in reliance on a exemption from registration under Regulation D promulgated under the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

    The following exhibits were delivered with this Registration Statement, or will be delivered by amendment, for filing:


      1-1  Purchase Agreement.**
      2-1  (a)Amended   and  Restated   Certificate  of   Incorporation  and   By-laws  of
              Registrant.(2)
           (b)Amendment to Amended and Restated Certificate of Incorporation.(2)
           (c)Amended and Restated Certificate of Incorporation (to be effective prior to the consummation of the Offerings) and Restated and Amended Bylaws (effective on the date of the Prospectus) of Registrant.(2)
      4-1  Specimen of Common Stock Certificate.(3)
      4-2  (a) Indenture.
           (b) Specimen of Senior Discount Note (See Exhibit 4-2(a)).**
      4-3  Form of Lock-Up Agreement.(2)
      4-4  (a) Form of Warrant Agreement.**
           (b) Specimen of Warrant Certificate (See Exhibit 4-3(a)).**
      5-1  Opinion and Consent of Hahn & Hessen LLP, counsel for the Registrant, with respect to the Registrant's Units, Notes and Warrants.
      9-1  (a) Voting Trust Agreement.(3)
           (b) Form of Trustee Indemnification Agreement.(3)
           (c) Voting Agreement.(3)
           (d) Confidentiality Agreement.(3)
     10-1  Employment and Consulting Agreements.
           (a) Vernon L. Fotheringham, dated December 16, 1995.(1)
           (b) Steven D. Comrie, dated February 2, 1996.(1)
           (c) W. Theodore Pierson, Jr., dated May 8, 1995 and effective January 1,
            1995.(1)
           (d) I. Don Brown, dated February 16, 1996.(1)
           (e) Charles Menatti, dated March 8, 1996.(1)
           (f) James D. Miller, dated February 1, 1996.(1)
           (g) Thomas A. Grina, dated April 26, 1996.**
     10-2  (a) Second Amended and Restated Certificate of Incorporation and By-laws of
               Telecom (filed as Exhibit 2-1 to the Registration on Form S-1 of the
               Company dated May 2, 1996).(1)
           (b) Certificate of Incorporation of ART Merger Corporation (to become the
               Certificate of Incorporation of Telecom upon the completion of the
               Merger).(2)
     10-3  Form of Director Indemnification Agreement.(1)
     10-4  (a) Registrant's Equity Incentive Plan, as amended.(2)

           (b) Form of Stock Option Agreement.(3)
     10-5  (a) Registrant's 1996 Non-Employee Directors Automatic Stock Option Plan.(1)
           (b) Form of Non-Employee Directors Stock Option Agreement.(2)
     10-6  Stock Option Agreements.
           (a) Comrie Non-Qualified Stock Option Agreement.(1)
           (b) Comrie Incentive Stock Option Agreement.(1)
     10-7  Management Consulting Agreement with Landover Holdings Corporation, dated
            November 13, 1995.(1)
     10-8  (a) ART West Joint Venture Agreement dated April 4, 1995, with Extended
               Communications, Inc.(1)
           (b) Put/Call Agreement dated October 1, 1994, with Extended Communications,
               Inc.(1)
           (c) Services Agreement dated October 1, 1994, with Extended Communications,
               Inc.(1)
           (d) Amendment dated April 4, 1995 to the Put/Call Agreement dated October 1,
               1994, with Extended Communications, Inc.(1)
           (e)Asset Purchase Agreement dated June 24, 1996 with Extended Communications,
              Inc.(2)
           (f) Management Agreement dated June 1, 1996 with ART West Partnership.(2)
     10-9  (a) Put/Call Agreement dated September 1, 1994 with DCT Communications, Inc.(1)
           (b) Services Agreement dated September 1, 1994 with DCT Communications, Inc.(1)
           (c) Terms Sheet dated April 26, 1996 with DCT.(1)
           (d) Purchase Agreement with DCT dated July 1, 1996.(2)
           (e) Amendment to Services Agreement dated June 1996 with DCT.(2)
    10-10  (a) Asset Purchase Agreement dated April 4, 1995 with EMI Communications
               Corporation.(1)
           (b) $1,500,000 Nonnegotiable and Nontransferable Promissory Note.(1)
           (c) Maintenance Agreement dated November 14, 1995 with EMI Communications
               Corporation.(1)
           (d) Agreement dated November 14, 1995 with EMI Communications Corporations.(1)
    10-11  38 GHz Radio Links Purchase Agreement dated August 11, 1995 with P-Com,
            Inc.(1)+
    10-12  (a) Agreement dated May 25, 1995 with Telecom One.(1)+
           (b) Services Agreement dated April 24, 1996 with Telecom One.(1)
           (c) Asset Purchase Agreement and Management Agreement with Telecom One dated
               June 27, 1996.(2)
    10-13  Agreement dated April 25, 1996 with GTE.(1)
    10-14  Software License Agreement dated March 29, 1996 with GTE.(1)
    10-15  Agreement dated July 12, 1995 with Southeast Research Partners, Inc.(1)
    10-16  Agreement dated March 1, 1995 with High Sky Limited Partnership, High Sky II
            Limited Partnership, Vernon L. Fotheringham, W. Theodore Pierson, Jr., and F.
            Thomas Tuttle.(1)
    10-17  Stock Purchase Agreement dated May 8, 1995 with Vernon L. Fotheringham, W.
            Theodore Pierson, Jr., High Sky Limited Partnership, High Sky II Limited
            Partnership, and Extended Communications, Inc.(1)
    10-18  (a) Purchase Agreement dated April 21, 1995 with Landover Holdings
               Corporation.(1)
           (b) Letter Agreement dated May 8, 1995 with the Demetrees, Telecom, and
            Landover Holdings Corporation.(1)
           (c) Letter Agreement dated November 13, 1995 with Telecom, E2-2 Holdings, L.P.
               and the Demetrees.(1)
    10-19  Restated and Amended Stockholders' Agreement dated February 2, 1996 with
            Telecom and the stockholders of each of Telecom and the Company.(1)
    10-20  Second Restated and Amended Registration Rights Agreement dated July 3, 1996 with Telecom and the stockholders of each of Telecom and the Company.(2)

    10-21  Services Agreement dated May 8, 1995 with Telecom.(1)
    10-22  Option Agreement dated February 2, 1996 with Telecom.(1)
    10-23  (a) Securities Purchase Agreement dated November 13, 1995 with Telecom, Vernon
               Fotheringham, W. Theodore Pierson, Jr., the stockholders of the Telecom named therein and the Advent Partnerships.(1)
           (b) Exchange Agreement dated February 2, 1996 with Telecom and the Advent
               Partnerships.(1)
    10-24  (a) Securities Purchase Agreement dated February 2, 1996 with Telecom and
               Ameritech Development Corporation ("Ameritech"), including letter of intent.(1)
           (b) Warrant issued on February 2, 1996 to Ameritech.(1)
           (c) Put/Call Agreement dated February 2, 1996 with Ameritech.(1)
    10-25  Strategic Distribution Agreement dated April 29, 1996 with Ameritech.(1)
    10-26  Restated and Amended Merger Agreement and Plan of Reorganization dated June 26,
            1996 between the Company and Telecom.(2)
    10-27  (a) $2,445,000 Promissory Note in favor of CRA, Inc. ("CRA")(1)
           (b) Security Agreement with CRA(1)
           (c) Indemnity Agreement(1)
           (d) Form of Indemnity Warrant.(1)
    10-28  Memorandum of Terms of Development and Procurement Agreement with American
            Wireless with Extension Agreement dated April 25, 1996.(3)
    10-29  (a) Purchase Agreement dated April 26, 1996 with Harris Corporation Farinon
            Division ("Harris") (confidential treatment requested for certain terms).**
           (b) PCS Marketing Agreement dated April 26, 1996 with Harris (confidential treatment requested for certain terms).**
    10-30  Form of Subscription Agreement dated March 8, 1996, including forms of Bridge
            Note and Bridge Warrant.(2)
    10-31  (a) Asset Acquisition Agreement and Plan of Reorganization dated July 3, 1996 with CommcoCCC, Inc.(2)
           (b) Form of Note issued to Commco, L.L.C.(2)
           (c) Form of Note issued to Columbia Capital Corporation.(2)
           (d) Form of Warrant issued to Commco, L.L.C.(2)
           (e) Form of Warrant issued to Columbia Capital Corporation.(2)
           (f) Option Agreement dated July 3, 1996 with Commco, L.L.C.(2)
           (g) Security Agreement dated June 27, 1996 with Columbia Capital
            Corporation.(2)
           (h) Form of Noncompetition Agreement with CommcoCCC.(2)
           (i) CommcoCCC Management Agreement dated July 3, 1996.(2)
           (j) Right of First Offer Agreement dated July 3, 1996.**
           (k) Engagement Letter with Montgomery Securities dated May 23, 1996.(2)
    10-32  Letter of Intent dated April 29, 1996 with Helioss Communications Inc.(2)
    10-33  Letter of Intent dated March 26, 1996 with Advantage Telecom, Inc.(3)
    10-34  Consulting Agreement dated March 1, 1996 with Trond Johannesen.(3)
       11  Computation of Pro Forma Net Loss Per Share of Common Stock.**
       12  Computation of Ratio of Earnings to Fixed Charges.**
       21  Subsidiaries of the Registrant.(1)
    23(a)  Consent of the Registrant's Independent Accountants.
    23(b)  Consent of the Registrant's Counsel (Included in Exhibit 5-1).
       25  Form T-1 Statement of Eligibility of The Bank of New York under the Trust
            Indenture Act of 1939.


- ------------------------
 * To be filed by amendment.

** Previously filed.

 + Confidential treatment requested for the deleted portions of this document.
(1) Filed with the Registration Statement on Form S-1 of the Company dated May 2, 1996 (SEC Reg. No. 333-04388) ("Equity Registration Statement").

(2) Filed with Amendment No. 1 to Equity Registration Statement dated July 3, 1996.
(3) Filed with Amendment No. 2 to Equity Registration Statement.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities under the Act may be permitted to directors, officers and controlling person of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denomination and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 23, 1996.


                                          Advanced Radio Technologies
                                          Corporation


                                          By:     /s/ VERNON L. FOTHERINGHAM


                                             -----------------------------------

                                                   Vernon L. Fotheringham


                                                CHAIRMAN AND CHIEF EXECUTIVE
                                                           OFFICER



                      SIGNATURES                                     TITLE                                   DATE
- ------------------------------------------------------  --------------------------------  -----------------------

                 /s/ VERNON L. FOTHERINGHAM
     -------------------------------------------        Chairman, Chief Executive                   July 23, 1996
                Vernon L. Fotheringham                   Officer and Director

                      /s/ STEVEN D. COMRIE
     -------------------------------------------        President, Chief Operating                  July 23, 1996
                   Steven D. Comrie                      Officer and Director

                       /s/ THOMAS A. GRINA
     -------------------------------------------        Executive Vice President and                July 23, 1996
                   Thomas A. Grina                       Chief Financial Officer

                         /s/ J.C. DEMETREE
     -------------------------------------------        Director                                    July 23, 1996
                    J.C. Demetree

                      /s/ MARK C. DEMETREE
     -------------------------------------------        Director                                    July 23, 1996
                   Mark C. Demetree

                       /s/ MATTHEW C. GOVE
     -------------------------------------------        Director                                    July 23, 1996
                   Matthew C. Gove

                      /s/ ANDREW I. FILLAT
     -------------------------------------------        Director                                    July 23, 1996
                   Andrew I. Fillat

                  /s/ LAURENCE S. ZIMMERMAN
     -------------------------------------------        Director                                    July 23, 1996
                Laurence S. Zimmerman

                               POWER OF ATTORNEY



    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Vernon L. Fotheringham and Thomas A. Grina, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, including one or more registration statements that may be filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done in virtue hereof.



    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURES                        TITLE                                                DATE
- ------------------------------------------------------  --------------------------------  -----------------------

                 /s/ VERNON L. FOTHERINGHAM
     -------------------------------------------        Chairman, Chief Executive                   July 23, 1996
                Vernon L. Fotheringham                   Officer and Director

                      /s/ STEVEN D. COMRIE
     -------------------------------------------        President, Chief Operating                  July 23, 1996
                   Steven D. Comrie                      Officer and Director

                  /s/ LAURENCE S. ZIMMERMAN
     -------------------------------------------        Director                                    July 23, 1996
                Laurence S. Zimmerman

                     /s/ J. C. DEMETREE, JR.
     -------------------------------------------        Director                                    July 23, 1996
                 J. C. Demetree, Jr.

                      /s/ MARK C. DEMETREE
     -------------------------------------------        Director                                    July 23, 1996
                   Mark C. Demetree

                       /s/ MATTHEW C. GOVE
     -------------------------------------------        Director                                    July 23, 1996
                   Matthew C. Gove

                      /s/ ANDREW I. FILLAT
     -------------------------------------------        Director                                    July 23, 1996
                   Andrew I. Fillat

                                 EXHIBIT INDEX


 EXHIBIT NO.                                          DESCRIPTION                                             PAGE
- -------------  -----------------------------------------------------------------------------------------  -------------
        1-1    Purchase Agreement.**
        2-1    (a)Amended and Restated Certificate of Incorporation and By-laws of Registrant.(2)
               (b)Amendment to Amended and Restated Certificate of Incorporation.(2)
               (c)Amended and Restated Certificate of Incorporation (to be effective prior to the consummation of the Offerings) and Restated and Amended Bylaws (effective on the date of the Prospectus) of Registrant.(2)
        4-1    Specimen of Common Stock Certificate.(3)
        4-2    (a) Indenture.
               (b) Specimen of Senior Discount Note (See Exhibit 4-2(a)).**
        4-3    Form of Lock-Up Agreement.(2)
        4-4    (a) Form of Warrant Agreement.**
               (b) Specimen of Warrant Certificate (See Exhibit 4-3(a))**
        5-1    Opinion and Consent of Hahn & Hessen LLP, counsel for the Registrant, with respect to the
                Registrant's Units, Notes and Warrants.
        9-1    (a) Voting Trust Agreement.(3)
               (b) Form of Trustee Indemnification Agreement.(3)
               (c) Voting Agreement.(3)
               (d) Confidentiality Agreement.(3)
       10-1    Employment and Consulting Agreements.
               (a) Vernon L. Fotheringham, dated December 16, 1995.(1)
               (b) Steven D. Comrie, dated February 2, 1996.(1)
               (c) W. Theodore Pierson, Jr., dated May 8, 1995 and effective January 1, 1995.(1)
               (d) I. Don Brown, dated February 16, 1996.(1)
               (e) Charles Menatti, dated March 8, 1996.(1)
               (f) James D. Miller, dated February 1, 1996.(1)
               (g) Thomas A. Grina, dated April 26, 1996.**
       10-2    (a) Second Amended and Restated Certificate of Incorporation and By-laws of Telecom
                   (filed as Exhibit 2-1 to the Registration on Form S-1 of the Company dated May 2,
                   1996).(1)
               (b) Certificate of Incorporation of ART Merger Corporation (to become the Certificate of
                   Incorporation of Telecom upon the completion of the Merger).(2)
       10-3    Form of Director Indemnification Agreement.(1)
       10-4    (a) Registrant's Equity Incentive Plan, as amended.(2)
               (b) Form of Stock Option Agreement.(3)
       10-5    (a) Registrant's 1996 Non-Employee Directors Automatic Stock Option Plan.(1)
               (b) Form of Non-Employee Directors Stock Option Agreement.(2)
       10-6    Stock Option Agreements.
               (a) Comrie Non-Qualified Stock Option Agreement.(1)
               (b) Comrie Incentive Stock Option Agreement.(1)
       10-7    Management Consulting Agreement with Landover Holdings Corporation, dated November 13,
                1995.(1)
       10-8    (a) ART West Joint Venture Agreement dated April 4, 1995, with Extended Communications,
                   Inc.(1)
               (b) Put/Call Agreement dated October 1, 1994, with Extended Communications, Inc.(1)
               (c) Services Agreement dated October 1, 1994, with Extended Communications, Inc.(1)

 EXHIBIT NO.                                          DESCRIPTION                                             PAGE
- -------------  -----------------------------------------------------------------------------------------  -------------
               (d) Amendment dated April 4, 1995 to the Put/Call Agreement dated October 1, 1994, with
                   Extended Communications, Inc.(1)
               (e)Asset Purchase Agreement dated June 24, 1996 with Extended Communications, Inc.(2)
               (f) Management Agreement dated June 1, 1996 with ART West Partnership.(2)
       10-9    (a) Put/Call Agreement dated September 1, 1994 with DCT Communications, Inc.(1)
               (b) Services Agreement dated September 1, 1994 with DCT Communications, Inc.(1)
               (c) Terms Sheet dated April 26, 1996 with DCT.(1)
               (d) Purchase Agreement with DCT dated July 1, 1996.(2)
               (e) Amendment to Services Agreement dated June 1996 with DCT.(2)
      10-10    (a) Asset Purchase Agreement dated April 4, 1995 with EMI Communications Corporation.(1)
               (b) $1,500,000 Nonnegotiable and Nontransferable Promissory Note.(1)
               (c) Maintenance Agreement dated November 14, 1995 with EMI Communications Corporation.(1)
               (d) Agreement dated November 14, 1995 with EMI Communications Corporations.(1)
      10-11    38 GHz Radio Links Purchase Agreement dated August 11, 1995 with P-Com, Inc.(1)+
      10-12    (a) Agreement dated May 25, 1995 with Telecom One.(1)+
               (b) Services Agreement dated April 24, 1996 with Telecom One.(1)
               (c) Asset Purchase Agreement and Management Agreement with Telecom One dated June 27,
                   1996.(2)
      10-13    Agreement dated April 25, 1996 with GTE.(1)
      10-14    Software License Agreement dated March 29, 1996 with GTE.(1)
      10-15    Agreement dated July 12, 1995 with Southeast Research Partners, Inc.(1)
      10-16    Agreement dated March 1, 1995 with High Sky Limited Partnership, High Sky II Limited
                Partnership, Vernon L. Fotheringham, W. Theodore Pierson, Jr., and F. Thomas Tuttle.(1)
      10-17    Stock Purchase Agreement dated May 8, 1995 with Vernon L. Fotheringham, W. Theodore
                Pierson, Jr., High Sky Limited Partnership, High Sky II Limited Partnership, and
                Extended Communications, Inc.(1)
      10-18    (a) Purchase Agreement dated April 21, 1995 with Landover Holdings Corporation.(1)
               (b) Letter Agreement dated May 8, 1995 with the Demetrees, Telecom, and Landover Holdings
                   Corporation.(1)
               (c) Letter Agreement dated November 13, 1995 with Telecom, E2-2 Holdings, L.P. and the
                   Demetrees.(1)
      10-19    Restated and Amended Stockholders' Agreement dated February 2, 1996 with Telecom and the stockholders of each of Telecom and the Company.(1)
      10-20    Second Restated and Amended Registration Rights Agreement dated July 3, 1996 with Telecom and the stockholders of each of Telecom and the Company.(2)
      10-21    Services Agreement dated May 8, 1995 with Telecom.(1)
      10-22    Option Agreement dated February 2, 1996 with Telecom.(1)
      10-23    (a) Securities Purchase Agreement dated November 13, 1995 with Telecom, Vernon
                   Fotheringham, W. Theodore Pierson, Jr., the stockholders of the Telecom named therein and the Advent Partnerships.(1)
               (b) Exchange Agreement dated February 2, 1996 with Telecom and the Advent
                   Partnerships.(1)

 EXHIBIT NO.                                          DESCRIPTION                                             PAGE
- -------------  -----------------------------------------------------------------------------------------  -------------
      10-24    (a) Securities Purchase Agreement dated February 2, 1996 with Telecom and Ameritech
                   Development Corporation ("Ameritech"), including letter of intent.(1)
               (b) Warrant issued on February 2, 1996 to Ameritech.(1)
               (c) Put/Call Agreement dated February 2, 1996 with Ameritech.(1)
      10-25    Strategic Distribution Agreement dated April 29, 1996 with Ameritech.(1)
      10-26    Restated and Amended Merger Agreement and Plan of Reorganization dated June 26, 1996 between the Company and Telecom.(2)
      10-27    (a) $2,445,000 Promissory Note in favor of CRA, Inc. ("CRA")(1)
               (b) Security Agreement with CRA(1)
               (c) Indemnity Agreement(1)
               (d) Form of Indemnity Warrant.(1)
      10-28    Memorandum of Terms of Development and Procurement Agreement with American Wireless with
                Extension Agreement dated April 25, 1996.(1)
      10-29    (a) Purchase Agreement dated April 26, 1996 with Harris Corporation Farinon Division
                ("Harris") (confidential treatment requested for certain terms).**
               (b) PCS Marketing Agreement dated April 26, 1996 with Harris (confidential treatment requested for certain terms).**
      10-30    Form of Subscription Agreement dated March 8, 1996, including forms of Bridge Note and
                Bridge Warrant.(2)
      10-31    (a) Asset Acquisition Agreement and Plan of Reorganization dated July 3, 1996 with
                CommcoCCC, Inc.(2)
               (b) Form of Note issued to Commco, L.L.C.(2)
               (c) Form of Note issued to Columbia Capital Corporation.(2)
               (d) Form of Warrant issued to Commco, L.L.C.(2)
               (e) Form of Warrant issued to Columbia Capital Corporation.(2)
               (f) Option Agreement dated July 3, 1996 with Commco, L.L.C.(2)
               (g) Security Agreement dated June 27, 1996 with Columbia Capital Corporation.(2)
               (h) Form of Noncompetition Agreement with CommcoCCC.(2)
               (i) CommcoCCC Management Agreement dated July 3, 1996.(2)
               (j) Right of First Offer Agreement dated July 3, 1996.(2)
               (k) Engagement Letter with Montgomery Securities dated May 23, 1996.(2)
      10-32    Letter of Intent dated April 29, 1996 with Helioss Communications Inc.(2)
      10-33    Letter of Intent dated March 26, 1996 with Advantage Telecom, Inc.(3)
      10-34    Consulting Agreement dated March 1, 1996 with Trond Johannesen(3)
         11    Computation of Pro Forma Net Loss Per Share of Common Stock.**
         12    Computation of Ratio of Earnings to Fixed Charges.**
         21    Subsidiaries of the Registrant.(1)
       23(a)   Consent of the Registrant's Independent Accountants.
       23(b)   Consent of the Registrant's Counsel (Included in Exhibit S-1).
         25    Form T-1 Statement of Eligibility of The Bank of New York under the Trust Indenture Act of 1939.


- ------------------------
 * To be filed by amendment.

** Previously filed.

 + Confidential treatment requested for the deleted portions of this document.
(1) Filed with the Registration Statement on Form S-1 of the Company dated May 2, 1996 (SEC Reg. No. 333-04388) ("Equity Registration Statement").

(2) Filed with Amendment No. 1 to Equity Registration Statement.

(3) Filed with Amendment No. 2 to Equity Registration Statement.